As filed with the Securities and Exchange Commission on July 18, 2023

Registration Statement No. 333-270848

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OXBRIDGE ACQUISITION CORP.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1615951
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 201, 42 Edward Street

Georgetown, Grand Cayman
P.O. Box 469, KY1-9006

Cayman Islands
(345) 749-7570

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay Madhu

Chairman & Chief Executive Officer

Suite 201, 42 Edward Street

Georgetown, Grand Cayman

P.O. Box 469, KY1-9006

Cayman Islands

(345) 749-7570

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kate L. Bechen Peter Waltz Hallie D. Heath Dykema Gossett PLLC 111 E. Kilbourn Ave. Suite 1050 Milwaukee, WI 53202 (414) 488-7300	Stephen M. Cohen Loren D. Danzis Lauren W. Taylor Fox Rothschild LLP 2000 Market Street 20th Floor Philadelphia, PA 19103 (215) 299-2150

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

* Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Section 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by Oxbridge (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Jet.AI Inc.” upon the effective time of the Domestication.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 18, 2023

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF OXBRIDGE ACQUISITION CORP. (A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

19,996,564 SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE

7,595,045 MERGER CONSIDERATION WARRANTS, EACH EXERCISABLE FOR ONE SHARE OF COMMON STOCK AND

11,500,000 WARRANTS, EACH EXERCISABLE FOR ONE SHARE OF COMMON STOCK

(AFTER ITS DOMESTICATION AS A

CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL

BE RENAMED “JET.AI INC.” IN CONNECTION WITH THE BUSINESS

COMBINATION DESCRIBED HEREIN)

The board of directors of Oxbridge Acquisition Corp., a Cayman Islands exempted company (“Oxbridge” and, after the Domestication and Business Combination as described below, “Jet.AI Inc.”), has unanimously approved (a) the domestication of Oxbridge as a Delaware corporation (the “Domestication”) in accordance with the Delaware General Corporation Law, the Cayman Islands Companies Act (As Revised) and the Amended and Restated Memorandum and Articles of Association, and (b) the Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023 (as amended, the “Business Combination Agreement”), by and among Oxbridge, OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token Inc., a Delaware corporation (“Jet Token”), a copy of each of which is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-I, respectively.

In connection with the Domestication, prior to the closing of the Business Combination (as defined below): (a) each then issued and outstanding Class A ordinary share, par value $0.0001, of Oxbridge (the “Class A Ordinary Shares”) will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, of Jet.AI (the “Jet.AI Common Stock”), (b) each then issued and outstanding Class B ordinary share, par value $0.0001, of Oxbridge (the “Class B Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding warrant of Oxbridge (the “Oxbridge Warrants”) will convert automatically into a warrant to purchase one share of Jet.AI Common Stock (the “Jet.AI Warrants”), pursuant to that certain warrant agreement by and between Oxbridge and Continental Stock Transfer & Trust Company; (d) each then issued and outstanding unit of Oxbridge (the “Oxbridge Units”) will convert automatically into a unit of Jet.AI (the “Jet.AI Units”), each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant; and (e) in connection with its Domestication, Oxbridge will immediately be renamed “Jet.AI Inc.”

Promptly following the consummation of the Domestication, pursuant to the Business Combination Agreement, (a) First Merger Sub will merge with and into Jet Token (the “First Merger”), with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI (the time at which the First Merger becomes effective, the “Effective Time”), and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of Jet.AI.

At the Effective Time, (a) each outstanding share of Jet Token’s common stock, par value $0.0000001 per share (the “Jet Token Common Stock”), including each share of Jet Token’s Series Seed Preferred Stock and Series CF Non-Voting Preferred Stock (collectively, the “Jet Token Preferred Stock”) that will be converted into shares of Jet Token Common Stock immediately prior to the Effective Time, will be cancelled and automatically converted into the right to receive (x) a number of shares of Jet.AI Common Stock and (y) a warrant (each, a “Merger Consideration Warrant”) to acquire a number of shares of Jet.AI Common Stock (the “Per Share Warrant Merger Consideration”), in each case equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); (b) each option to purchase shares of Jet Token Common Stock (the “Jet Token Options”), whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into an option to purchase a number of shares of Jet.AI Common Stock (each a “Jet.AI Option”) based on the applicable exchange ratio and at a specified price (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); (c) each warrant to purchase shares of Jet Token Common Stock (the “Jet Token Warrants”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock and (y) a Merger Consideration Warrant to acquire a number of shares of Jet.AI Common Stock, in each case based on the applicable exchange ratio and at a specified price (each determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); and (d) each restricted stock unit award of Jet Token (the “Jet Token RSU Awards”) that is outstanding immediately prior to the Effective Time will be converted into an award (the “Jet.AI RSU Awards”) with respect to a number of RSUs based on the applicable exchange ratio and at a specified price (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus). See the section entitled “The Business Combination” of this proxy statement/prospectus for further information on the consideration being paid to the stockholders of Jet Token.

This prospectus covers 19,996,564 shares of Jet.AI Common Stock (comprised of (i) shares of Jet.AI Common Stock issued in connection with the Business Combination into which the Class A Ordinary Shares, Class B Ordinary Shares, Jet Token Common Stock, and Jet Token Preferred Stock will convert, (ii) shares of Jet.AI Common Stock issuable upon exercise or vesting of the Merger Consideration Warrants, the Jet.AI RSU Awards, and the Jet.AI Options and (iii) the Net Indebtedness Shares), 11,500,000 public Jet.AI Warrants, and 7,595,045 Merger Consideration Warrants into which the Jet Token Common Stock and Jet Token Preferred Stock will convert in connection with the Business Combination and upon exercise of the Jet.AI RSU Awards.

The Oxbridge Units, Class A Ordinary Shares and Oxbridge Warrants are currently listed on Nasdaq under the symbols “OXACU,” “OXAC” and “OXACW,” respectively. Oxbridge intends to apply to list the shares of Jet.AI Common Stock, the Jet.AI Warrants and the Merger Consideration Warrants on Nasdaq under the symbols “JTAI,” “JTAIW” and “JTAIZ,” respectively, upon the closing of the Business Combination.

This proxy statement/prospectus provides shareholders of Oxbridge with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Oxbridge. We encourage you to read this entire document, including the annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 41 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated July 18, 2023, and
is first being mailed to Oxbridge’s shareholders on or about July 21, 2023

OXBRIDGE ACQUISITION CORP.

Suite 201, 42 Edward Street

George Town, Grand Cayman

KY1-9006, Cayman Islands

Dear Shareholders of Oxbridge:

You are cordially invited to attend the extraordinary general meeting of Oxbridge Acquisition Corp., a Cayman Islands exempted company (“Oxbridge” and, after the Domestication and Business Combination, as described below, “Jet.AI”), which will be held in person on August 4, 2023, at 3:00 p.m., local time, at Suite 201, 42 Edward Street, George Town, Cayman Islands, or such other date, time and place to which such meeting may be adjourned.

At the extraordinary general meeting, Oxbridge will ask its shareholders to consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023 (as amended, the “Business Combination Agreement” and, such proposal, the “Business Combination Proposal”), by and among Oxbridge, OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token Inc., a Delaware corporation (“Jet Token”), a copy of each of which is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-I, respectively. The Business Combination Agreement provides for, among other things, following the domestication of Oxbridge as described below, (a) the merger of First Merger Sub with and into Jet Token (the “First Merger”), with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI (the time at which the First Merger becomes effective, the “Effective Time”), and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, the merger of Jet Token (as the surviving entity of the First Merger) with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of Jet.AI.

As a condition to the consummation of the Business Combination, the board of directors of Oxbridge has unanimously approved, and Oxbridge will ask its shareholders to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, a change of Oxbridge’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

In connection with the Domestication, prior to the closing of the Business Combination: (a) each then issued and outstanding Class A ordinary share, par value $0.0001 of Oxbridge (the “Class A Ordinary Shares”) will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, of Jet.AI (the “Jet.AI Common Stock”), (b) each then issued and outstanding Class B ordinary share, par value $0.0001 of Oxbridge (the “Class B Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding warrant of Oxbridge (the “Oxbridge Warrants”) will convert automatically into a warrant to purchase one share of Jet.AI Common Stock (the “Jet.AI Warrants”), pursuant to that certain Warrant Agreement by and between Oxbridge and Continental Stock Transfer & Trust Company dated August 11, 2021; (d) each then issued and outstanding unit of Oxbridge (the “Oxbridge Units”) will convert automatically into a unit of Jet.AI (the “Jet.AI Units”), each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant; and (e) in connection with its Domestication, Oxbridge will immediately be renamed “Jet.AI Inc.” For additional information about the Domestication, please see the section entitled “Proposal No. 2 — The Domestication Proposal” in the accompanying proxy statement/prospectus.

At the Effective Time, (a) each outstanding share of Jet Token’s Common Stock, par value $0.0000001 per share (the “Jet Token Common Stock”), including each share of Jet Token’s Series Seed Preferred Stock and Series CF Non-Voting Preferred Stock (collectively, the “Jet Token Preferred Stock”) that will be converted into shares of Jet Token Common Stock immediately prior to the Effective Time, will be cancelled and automatically converted into the right to receive (x) a number of shares of Jet.AI Common Stock and (y) a warrant (each, a “Merger Consideration Warrant”) to acquire a number of shares of Jet.AI Common Stock (the “Per Share Warrant Merger Consideration”), in each case equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); (b) each option to purchase shares of Jet Token Common Stock (the “Jet Token Options”), whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into an option to purchase a number of shares of Jet.AI Common Stock (each a “Jet.AI Option”) based on the applicable exchange ratio and at a specified price (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); (c) each warrant to purchase shares of Jet Token Common Stock (the “Jet Token Warrants”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock and (y) a Merger Consideration Warrant to acquire a number of shares of Jet.AI Common Stock, in each case based on the applicable exchange ratio and at a specified price (each determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); and (d) each restricted stock unit award of Jet Token (the “Jet Token RSU Awards”) that is outstanding immediately prior to the Effective Time will be converted into an award (the “Jet.AI RSU Awards”) with respect to a number of RSUs based on the applicable exchange ratio and at a specified price (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus). See the section entitled “The Business Combination” in the accompanying proxy statement/prospectus for further information on the consideration being paid to the stockholders of Jet Token.

In addition to the Business Combination Proposal, Oxbridge’s shareholders will also be asked to consider and vote upon (a) a proposal to approve by special resolution the change of Oxbridge’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”); (b) a proposal to approve by special resolution the replacement of the Existing Organizational Documents and adoption of the proposed certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws”) of Jet.AI (the “Organizational Documents Proposal”); (c) ten separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Existing Organizational Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws of Jet.AI (collectively, the “Advisory Organizational Documents Proposals”); (d) a proposal to approve by ordinary resolution and adopt the Jet.AI Inc. 2023 Omnibus Incentive Plan and material terms thereunder, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Omnibus Incentive Plan Proposal”); (e) a proposal for the holders of Class B Ordinary Shares to elect, effective immediately after the Effective Time, two directors to serve until the 2024 annual meeting of stockholders, two directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, as applicable, or until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”); (f) a proposal to approve the issuance of shares of Jet.AI Common Stock in connection with the Business Combination and the additional shares of Jet.AI Common Stock that will, upon Closing, be reserved for issuance pursuant to the Omnibus Incentive Plan and Merger Consideration Warrants, to the extent such issuances would require stockholder approval under Nasdaq Rule 5635 (the “Nasdaq Proposal”); and (g) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal, the “Proposals”).

We may not consummate the Business Combination unless and until the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting, will have no effect on the outcome of the vote on any of the Proposals.

In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the closing of the Business Combination, including certain lock-up agreements.

Pursuant to the Existing Organizational Documents, holders of Class A Ordinary Shares issued as part of the Oxbridge Units in the initial public offering of Oxbridge (the “public shares” and, holders of such public shares, the “public shareholders”), other than public shareholders that held Class B Ordinary Shares prior to such initial public offering (the “initial shareholders”), may request that Oxbridge redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of Oxbridge Units must elect to separate the Oxbridge Units into the underlying Class A Ordinary Shares and Oxbridge Warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Oxbridge Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the Oxbridge Units into the underlying public shares and warrants, or if a holder holds Oxbridge Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Oxbridge in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Jet.AI will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Oxbridge’s initial public offering relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to $10.93 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of Jet.AI Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of such 15% limit would not be redeemed for cash.

OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”), and Oxbridge’s officers and directors have agreed to vote all of their Class A Ordinary Shares and Class B Ordinary Shares in favor of the Business Combination Agreement and the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price applicable to public shares that are redeemed. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 68.83% of the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares in the aggregate.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement if the closing conditions are not met. In addition, our Amended and Restated Memorandum and Articles of Association provide that in no event will Oxbridge redeem public shares in an amount that would cause Jet.AI’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

Oxbridge is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Oxbridge’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Oxbridge’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus.

After careful consideration, the boards of directors of Oxbridge and Jet Token have each unanimously approved the Business Combination Agreement and related transactions and the board of directors of Oxbridge has approved the other proposals described in this proxy statement/prospectus and determined that it is advisable to consummate the Business Combination. The board of directors of Oxbridge recommends that its shareholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the Domestication, “FOR” the issuance of Jet.AI Common Stock to be issued in connection with the Domestication and the Business Combination and “FOR” the other Proposals described in the accompanying proxy statement/prospectus.

The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on any of the Proposals.

Your vote is very important, regardless of the number of Class A Ordinary Shares and/or Class B Ordinary Shares you own. To ensure your representation at the extraordinary general meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. You can also attend the extraordinary general meeting and vote in person or online. Even if you have previously voted by submitting a proxy pursuant to any of the methods noted above, you may withdraw your proxy and vote in person or online.

More information about Oxbridge, Jet Token and the proposed transactions is included in the accompanying proxy statement/prospectus. Oxbridge urges you to read the accompanying proxy statement/prospectus, including the financial statements, annexes and other documents referred to herein, carefully and in their entirety.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OXBRIDGE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Jay Madhu
Chairman, Chief Executive Officer and President

The accompanying proxy statement/prospectus is dated July 18, 2023 and is first being mailed to the shareholders of Oxbridge on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

OXBRIDGE ACQUISITION CORP.

Suite 201, 42 Edward Street

George Town, Grand Cayman

KY1-9006, Cayman Islands

NOTICE OF EXTRAORDINARY GENERAL MEETING

OF OXBRIDGE ACQUISITION CORP.

To Be Held On August 4, 2023

To the Shareholders of Oxbridge Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Oxbridge Acquisition Corp., a Cayman Islands exempted company (“Oxbridge,” “we,” “our,” “us” or the “Company” and, after the Domestication and Business Combination, as described below, “Jet.AI”), will be held in person on August 4, 2023, at 3:00 p.m., local time, at Suite 201, 42 Edward Street, George Town, Cayman Islands, or at such other date, time and place to which such meeting may be adjourned. At the extraordinary general meeting, Oxbridge shareholders will be asked to consider and vote upon the following proposals:

●	Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to (a) approve by ordinary resolution and adopt the Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023 (as amended, the “Business Combination Agreement”), by and among Oxbridge, OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token Inc., a Delaware corporation (“Jet Token”), pursuant to which (i) First Merger Sub will merge with and into Jet Token (the “First Merger”), with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI (the time at which the First Merger becomes effective, the “Effective Time”), and (ii) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of Jet.AI, and (b) approve by ordinary resolution the Business Combination, including the issuance and reservation for issuance of shares in connection therewith (such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of each of the Business Combination Agreement and Amendment No. 1 to the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-I, respectively.

●	Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Oxbridge’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands pursuant to Article 47 of its Amended and Restated Memorandum and Articles of Association and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) pursuant to Part XII of the Cayman Islands Companies Act (As Revised) and Section 388 of the Delaware General Corporation Law (“DGCL”), and, immediately upon being de-registered in the Cayman Islands, that Oxbridge be continued and domesticated as a corporation and, conditional upon, and with effect from, the registration of Oxbridge as a corporation in the State of Delaware, the name of Oxbridge be changed from “Oxbridge Acquisition Corp.” to “Jet.AI Inc.” (such proposal, the “Domestication Proposal”) (Proposal No. 2).

●	Proposal No. 3 — The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution the replacement of the Amended and Restated Memorandum and Articles of Association of Oxbridge Acquisition Corp. (the “Existing Organizational Documents”) with the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Jet.AI, which, if approved, would take effect at the time of the Domestication (such proposal, the “Organizational Documents Proposal”) (Proposal No. 3). A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

●	Proposal No. 4 — The Advisory Organizational Documents Proposals — To consider and vote upon ten separate proposals to approve, on a non-binding advisory basis by ordinary resolution, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with U.S. Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Organizational Documents Proposals”) (Proposal No. 4).

●	Proposal No. 5 — The Omnibus Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Jet.AI Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and material terms thereunder (the “Omnibus Incentive Plan Proposal”) (Proposal No. 5). A copy of the Omnibus Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex D.

●	Proposal No. 6 — The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution to elect, effective immediately after the effective time of the Second Merger, two directors to serve until the 2024 annual meeting of stockholders, two directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, as applicable, or until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 6).

●	Proposal No. 7 — The Nasdaq Proposal — To consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of Jet.AI Common Stock in connection with the Business Combination and the additional shares of Jet.AI Common Stock that will, upon Closing, be reserved for issuance pursuant to the Omnibus Incentive Plan and Merger Consideration Warrants, to the extent such issuances would require stockholder approval under Nasdaq Rule 5635 (the “Nasdaq Proposal”) (Proposal No. 7).

●	Proposal No. 8 — The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal or the Nasdaq Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal, the “Proposals”) (Proposal No. 8).

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Only holders of record of Class A ordinary shares, par value $0.0001 of Oxbridge (the “Class A Ordinary Shares”) and Class B ordinary shares, par value $0.0001 of Oxbridge (the “Class B Ordinary Shares”) at the close of business on June 23, 2023 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments thereof.

Oxbridge is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Oxbridge’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Oxbridge’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Oxbridge has unanimously approved the Business Combination Agreement and related transactions and the other Proposals described in the accompanying proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination. The board of directors of Oxbridge recommends that its shareholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the Domestication, “FOR” the issuance of Jet.AI common stock, par value $0.0001 per share (“Jet.AI Common Stock”) to be issued in connection with the Domestication and the Business Combination and “FOR” the other Proposals described in the accompanying proxy statement/prospectus.

Pursuant to the Existing Organizational Documents, a holder of Class A Ordinary Shares issued as part of the units sold in Oxbridge’s initial public offering (the “public shares” and, holders of such public shares the “public shareholders”), other than public shareholders that held Class B Ordinary Shares prior to Oxbridge’s initial public offering (the “initial shareholders”) may request that Oxbridge redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)	hold public shares, or if you hold public shares through Oxbridge units sold in the initial public offering of Oxbridge (the “Oxbridge Units”), you elect to separate your Oxbridge Units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(b)	submit a written request to Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, in which you (i) request that Jet.AI redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(c)	deliver your public shares to Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on August 2, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Oxbridge Units must elect to separate the units into the underlying Class A Ordinary Shares and warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Oxbridge Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds Oxbridge Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Oxbridge in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Jet.AI will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Oxbridge’s initial public offering relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to $10.93 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of Jet.AI Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on any of the Proposals.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF ORDINARY SHARES OF OXBRIDGE YOU OWN. To ensure your representation at the extraordinary general meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions maintained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The board of directors of Oxbridge has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the Omnibus Incentive Plan Proposal, “FOR ALL NOMINEES” in the Director Election Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy, at (877) 870-8565 or (206) 870-8565.

July 18, 2023

By Order of the Board of Directors

Jay Madhu
Chairman, Chief Executive Officer and President

i

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to our proxy solicitor at:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

To obtain timely delivery of requested materials, you must request the documents no later than five business days prior to the date of the extraordinary general meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

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CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

●	“2023 Extension Amendment Proposal” are to the proposal presented at the 2023 Extension Meeting to amend Oxbridge’s Existing Organizational Documents to give Oxbridge the right to elect to extend the period to consummate an initial business combination up to six times, each by an additional one-month period, for a total of up to six months, from August 16, 2023 to February 16, 2024 (or such earlier date as determined by the Oxbridge Board);

●	“2023 Extension Meeting” are to the extraordinary general meeting of Oxbridge shareholders to be held on or around August 11, 2023 to consider and approve, among other things, the 2023 Extension Amendment Proposal;

●	“Adjusted Base Stock Merger Consideration” are to the quotient equal to (a) (i) $45,000,000 less (ii) Net Indebtedness as of the Closing Date multiplied by 0.428571; and (b) $10.00;

●	“Business Combination” are to the First Merger, the Second Merger and all other transactions contemplated by the Business Combination Agreement;

●	“Business Combination Agreement” are to that certain Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023, by and among Oxbridge, First Merger Sub, Second Merger Sub and Jet Token;

●	“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time;

●	“Class A Ordinary Shares” are to our Class A ordinary shares, par value $0.0001 per share;

●	“Class B Ordinary Shares” are to our Class B ordinary shares, par value $0.0001 per share;

●	“Closing” are to the closing of the Business Combination;

●	“Closing Date” are to the date on which the Closing occurs;

●	“Code” are to the Internal Revenue Code of 1986, as amended;

●	“Conversion” are to the conversion of each share of Jet Token Preferred Stock into a number of shares of Jet Token Voting Common Stock immediately prior to the Effective Time at the then-effective conversion rate as calculated pursuant to the Jet Token Charter;

●	“Effective Time” are to the date and time at which the First Merger becomes effective;

●	“Existing Organizational Documents” are to Oxbridge’s Amended and Restated Memorandum and Articles of Association of Oxbridge Acquisition Corp. dated July 29, 2021 and effective as of August 11, 2021;

●	“extraordinary general meeting” are to the extraordinary general meeting of Oxbridge that is the subject of this proxy statement/prospectus and any adjournments thereof;

●	“First Merger” are to the merger of First Merger Sub with and into Jet Token, with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI;

●	“First Merger Sub” are to OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge;

●	“Founder Shares” are to the outstanding Class B Ordinary Shares;

●	“Historical Rollover Shareholders” are to the holders of shares of Jet.AI Common Stock and Jet.AI Warrants that will be issued in exchange for all outstanding shares of Jet Token Common Stock in the Business Combination;

●	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

●	“Initial Business Combination” are to Oxbridge’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses after the Initial Public Offering. If consummated, the Business Combination will constitute Oxbridge’s Initial Business Combination;

●	“Initial Public Offering” or “IPO” are to Oxbridge’s initial public offering of units, which closed on August 16, 2021;

●	“initial shareholders” are to the holders of our Founder Shares, which includes our Sponsor;

●	“IRS” are to the Internal Revenue Service;

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●	“Jet.AI” are to (a) prior to giving effect to the Domestication and the Business Combination, Oxbridge, and (b) after giving effect to the Domestication and the Business Combination, Jet.AI Inc.;

●	“Jet.AI Common Stock” are to the shares of common stock, par value $0.0001 per share, of Jet.AI (after the Domestication as a corporation in the State of Delaware);

●	“Jet.AI Options” are to the options to purchase shares of Jet.AI Common Stock into which the Jet Token Options will convert at the Effective Time;

●	“Jet.AI Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of Jet.AI;

●	“Jet.AI Units” are to the units of Jet.AI, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant, into which the Oxbridge Units will convert upon consummation of the Domestication;

●	“Jet.AI Warrants” are to the warrants to purchase shares of Jet.AI Common Stock into which the Oxbridge Warrants and Jet Token Warrants will convert upon consummation of the Domestication and at the Effective Time, respectively, and which will be issued in exchange for certain outstanding shares of Jet Token Common Stock in the Business Combination;

●	“Jet Token” are to Jet Token Inc., a Delaware corporation;

●	“Jet Token Board” are to the board of directors of Jet Token;

●	“Jet Token Charter” are to the Amended and Restated Certificate of Incorporation, as amended, of Jet Token dated December 12, 2019, as the same may be amended, supplemented or modified from time to time;

●	“Jet Token Common Stock” are to the Jet Token Voting Common Stock and the Jet Token Non-Voting Common Stock;

●	“Jet Token Non-Voting Common Stock” are to the shares of Jet Token’s non-voting common stock, par value $0.0000001 per share;

●	“Jet Token Options” are to all outstanding options to purchase shares of Jet Token Voting Common Stock or Jet Token Non-Voting Common Stock, as applicable, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Jet Token Option Plans;

●	“Jet Token Option Plans” are to the Jet Token Inc. 2021 Stock Plan, adopted on August 20, 2021, and the Jet Token Inc. Amended and Restated 2018 Stock Option and Grant Plan, adopted on September 22, 2019, as each such Jet Token Option Plan may have been amended, supplemented or modified from time to time;

●	“Jet Token Outstanding Shares” are to the total number of shares of Jet Token Common Stock outstanding immediately prior to the Effective Time, including, without limitation or duplication, (a) the number of shares of Jet Token Voting Common Stock issuable upon conversion of the Jet Token Preferred Stock pursuant to the Conversion;

●	“Jet Token Preferred Stock” are to the Jet Token Series Seed Preferred Stock and the Jet Token Series CF Non-Voting Preferred Stock;

●	“Jet Token RSU Award” are to each Restricted Stock Unit Award of Jet Token granted, and that remains outstanding;

●	“Jet Token Series CF Non-Voting Preferred Stock” are to the shares of Jet Token’s Preferred Stock designated as Series CF Non-Voting Preferred Stock in the Jet Token Charter;

●	“Jet Token Series Seed Preferred Stock” are to the shares of Jet Token’s Preferred Stock designated as Series Seed Preferred Stock in the Jet Token Charter;

●	“Jet Token Voting Common Stock” are to the shares of Jet Token’s voting common stock, par value $0.0000001 per share;

●	“Jet Token Warrants” are to all outstanding warrants to acquire Jet Token Common Stock, whether or not exercisable, immediately prior to the Closing;

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●	“management” or our “management team” are to our officers and directors;

●	“Maxim” are to Maxim Group, LLC;

●	“Merger Consideration Warrant Count” are to the quotient equal to (a) (i) $60,000,000 less (ii) Net Indebtedness as of the Closing Date multiplied by 0.571429 and (b) the Warrant Fair Market Value;

●	“Merger Consideration Warrants” are to the warrants to purchase shares of Jet.AI Common Stock which will be issued at the Effective Time in exchange for certain outstanding shares of Jet Token Common Stock and Jet Token RSU Awards;

●	“Nasdaq” are to the Nasdaq Stock Market LLC;

●	“Net Indebtedness” are to, at any specified time, Jet Token’s Indebtedness (as defined in the Business Combination Agreement) less up to $3,00,000 of Jet Token’s cash and cash equivalents, which may be a positive or negative amount;

●	“Net Indebtedness Shares” are up to 300,000 shares of Jet.AI Common Stock that may be issued in connection with the Business Combination, representing the maximum additional number of shares that may be issued as a result of the Net Indebtedness adjustment to the Per Share Merger Consideration;

●	“Ordinary Shares” are to the Class A Ordinary Shares and the Class B Ordinary Shares;

●	“Oxbridge” are to Oxbridge Acquisition Corp., a Cayman Islands exempted company;

●	“Oxbridge Board” are to the board of directors of Oxbridge;

●	“Oxbridge Preference Shares” are to Oxbridge’s preference shares, par value $0.0001 per share;

●	“Oxbridge Public Securities” are to Oxbridge’s Class A Ordinary Shares and public warrants;

●	“Oxbridge Units” are to our units sold in the IPO, each of which consists of one Class A Ordinary Share and one public warrant;

●	“Oxbridge Warrants” are to (a) prior to giving effect to the Domestication and the Business Combination, the public warrants and the private placement warrants, and (b) after giving effect to the Domestication and the Business Combination, the warrants to purchase shares of Jet.AI Common Stock that the public warrants and private placement warrants will convert into upon consummation of the Domestication and the Business Combination;

●	“private placement warrants” are to the warrants issued to Sponsor and Maxim Group, LLC, the representative to the underwriters in our IPO, in a private placement simultaneously with the closing of our IPO;

●	“public shareholders” are to the holders of our public shares;

●	“public shares” are to our Class A Ordinary Shares sold as part of the Oxbridge Units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

●	“public warrants” are to the warrants sold as part of the Oxbridge Units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

●	“Requisite Jet Token Stockholder Approval” are to the affirmative vote or consent of (a) the holders of a majority of the outstanding shares of Jet Token Voting Common Stock and Jet Token Series Seed Preferred Stock, voting together as a single class on an as-converted basis and (b) with respect to the Conversion, the holders of a majority of the outstanding shares of Jet Token Series Seed Preferred Stock, voting as a single class;

●	“SEC” are to the U.S. Securities and Exchange Commission;

●	“Second Merger” are to the merger of Jet Token (as the surviving entity of the First Merger) with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Jet.AI;

●	“Second Merger Sub” are to Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge;

●	“Sponsor” are to OAC Sponsor Ltd., a Cayman Islands exempted company;

●	“Stock Exchange Ratio” means the ratio (rounded to six decimal places), which is the quotient obtained by dividing (i) the Adjusted Base Stock Merger Consideration by (ii) Jet Token Outstanding Shares;

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●	“Trust Account” are to the trust account maintained by Continental Stock Transfer & Trust Company that holds the proceeds (including interest not previously released to Oxbridge for working capital purposes) from the IPO and a concurrent private placement of private placement warrants to our Sponsor and Maxim;

●	“U.S. GAAP” are to the generally accepted accounting principles in the United States;

●	“Warrant Agreement” are to the Warrant Agreement, dated August 11, 2021, between Oxbridge and Continental Stock Transfer & Trust Company, as warrant agent;

●	“Warrant Exchange Ratio” are to the ratio (rounded to six decimal places) equal to the quotient obtained by dividing (i) the Merger Consideration Warrant Count by (ii) Jet Token Outstanding Shares; and

●	“Warrant Fair Market Value” are to the fair market value of a Merger Consideration Warrant as determined using the Black-Scholes method with the following inputs: (a) risk-free rate equal to the UST 10-year rate on the second Business Day immediately before the Closing Date as published on https://home.treasury.gov/resource-center/data-chart-center/interest-rates/TextView?type=daily_treasury_yield_curve&field_tdr_date_value=2023 (or if unavailable, as published by Bloomberg L.P.); (b) current stock price of $10.00; (c) exercise price of $15.00; (d) dividend yield of 0.00%; (e) term of 10 years; and (f) stock price annualized standard deviation (volatility) equal to the average of the most recent twenty (20) trading days of daily volatility of Wheels Up Experience Inc. through the second Business Day immediately before the Closing Date, as determined using the volatility calculator available at https://www.fintools.com/resources/online-calculators/volatilitycalc/ (or if such calculator is unavailable, using a volatility calculator from Bloomberg L.P.); provided, however that if Wheels Up Experience Inc. (NYSE:UP) is acquired or has a material transaction or event materially affecting its volatility during such 20-day period, then volatility shall be determined using the average of the most recent 20 days of daily volatility preceding such transaction or event.

Unless otherwise specified, the voting and economic interests of Oxbridge shareholders set forth in this proxy statement/prospectus (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of Oxbridge or Jet Token, (iii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iv) that there are no exercises of Jet Token Options or Jet Token Warrants; and (b) do not take into account Oxbridge Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our services and products, which are based on publicly available information (such as Google Analytics), industry publications and surveys, reports from government agencies (such as the FAA), reports by market participants and research firms and the independent sources listed below, as well as our own estimates, forecasts and projections based on our management’s knowledge of and experience in the market sector in which we compete. While we are not aware of any misstatements regarding the market, industry or other data presented herein, such projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

We calculate the number of operators in the United States and their share of the private aviation market based on general aviation, Part 135 operator and Part 91 operator aircraft data released by the FAA.

Certain statistical data, estimates and forecasts contained in this prospectus are based on the following independent industry publications or reports:

●	Allied Market Research, Luxury Travel Market by Type of Traveler (Absolute Luxury, Aspiring Luxury, and Accessible Luxury), Age Group (Millennial, Generation X, Baby Boomers, and Silver Hair), and Type of Tour (Customized & Private Vacations, Adventure & Safari, Cruise/Ship Expedition, Small Group Journey, Celebration & Special Events, and Culinary Travel & Shopping): Global Opportunity Analysis and Industry Forecast, 2019 - 2026, September 2019.

●	General Aviation Manufacturers Association (GAMA), 2019 Databook.

●	IBISWorld, US Industry (NAICS) Report 48121, Charter Flights in the US, September 2020.

●	Magna Intelligence, North American Business Jet Market Databank, Market Size Estimates and Forecasts, 2019-2029.

●	McKinsey & Company, What’s next for Business Aviation in Light of COVID-19, May 15, 2020.

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Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Business Combination” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information included in this proxy statement/prospectus, but does not include all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the extraordinary general meeting.

●	Oxbridge is a blank check company incorporated on April 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. For more information about Oxbridge, see the section entitled “Information About Oxbridge.” When you consider the Oxbridge Board’s recommendation of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Oxbridge shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The Oxbridge Board was aware of and considered these interests, among other matters, in recommending that Oxbridge shareholders vote “FOR” each of the Proposals.

●	There are currently 1,301,952 Class A Ordinary Shares and 2,875,000 Class B Ordinary Shares issued and outstanding. In addition, there are currently 17,260,000 Oxbridge Warrants outstanding, consisting of 11,500,000 public warrants and 5,760,000 private placement warrants. Each whole Oxbridge Warrant entitles the holder to purchase one whole Class A Ordinary Share for $11.50 per share. The Oxbridge Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Oxbridge may redeem the outstanding warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement. The private placement warrants, however, are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. For more information about the terms of the warrants, see the subsection entitled “Description of Securities — Warrants.”

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●	Jet Token, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. Jet Token, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, for Part 135 (whole aircraft charter) and (iv) since January 2023, joint ownership, alongside its existing operating partner, Cirrus Aviation Services, of 380 Software LLC, which supplies the technology to sell charter under Part 380 (individual seats) on the Cirrus fleet of aircraft. For more information about Jet Token, see the sections entitled “Information About Jet Token” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jet Token.”

●	On February 24, 2023, we and our wholly owned subsidiaries, First Merger Sub and Second Merger Sub, entered into the Business Combination Agreement with Jet Token. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

●

On May 11, 2023, we and our wholly owned subsidiaries, First Merger Sub and Second Merger Sub, entered into Amendment No. 1 to the Business Combination Agreement with Jet Token. A copy of the Amendment No. 1 to the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-I.

●	Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, First Merger Sub will merge with and into Jet Token, with Jet Token surviving the First Merger as a wholly owned subsidiary of Jet.AI, and as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Jet.AI. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

●	At the Closing, it is anticipated that 4,500,000 shares of Jet.AI Common Stock and 7,353,000 Merger Consideration Warrants will be issued to the Historical Rollover Shareholders in the Business Combination in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). It is also anticipated that we will reserve for issuance up to 3,276,437 shares of Jet.AI Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,130 shares of Jet.AI Common Stock and 242,045 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

●	Unless lawfully waived by the parties to the Business Combination Agreement, the Closing is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, receipt of the requisite Oxbridge shareholder approval of the Business Combination Agreement, the Business Combination and certain other proposals at the extraordinary general meeting, as contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

●	The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination — Termination.”

●	The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

●	Under our Existing Organizational Documents, in connection with the Business Combination, our public shareholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Organizational Documents. As of March 31, 2023, this would have amounted to $10.93 per share. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash, will no longer own shares of Jet.AI following the completion of the Business Combination and will not participate in the future growth of Jet.AI, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the extraordinary general meeting. For more information regarding these procedures, see the subsection entitled “Extraordinary General Meeting — Redemption Rights.”

The ownership of Jet.AI upon completion of the Business Combination will depend on the number of redemptions of public shares by Oxbridge public shareholders, as well as various other factors, as described in the assumptions set forth below. The anticipated ownership of Jet.AI upon completion of the Business Combination is set forth in the table below in respect of three redemption scenarios: (1) “Scenario A,” in which no public shareholders elect to have their public shares redeemed; (2) “Scenario B,” in which 50% of the number of public shares that may be redeemed under the “maximum redemptions” scenario are redeemed; and (3) “Scenario C,” in which there are “maximum redemptions” from the trust account. For further information on what constitutes a “maximum redemptions” scenario, please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation.” All else being equal, if any public stockholders exercise their redemption rights, then the percentage of Jet.AI Common Stock held collectively by all non-redeeming public stockholders will decrease and the percentage of Jet.AI Common Stock held by the Historical Rollover Shareholders and Initial Shareholders will increase, in each case, relative to the percentage held if no public shares are redeemed.

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	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	4,500,000	51.86	4,500,000	52.61	4,500,000	53.37
Public Shareholders	1,301,952	15.01	1,179,308	13.79	1,056,664	12.53
Initial Shareholders	2,875,000	33.13	2,875,000	33.61	2,875,000	34.10
Total	8,676,952	100.0	8,554,308	100.0	8,431,664	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

The number of shares and the interests set forth above (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iii) that there are no exercises of Jet Token Options, Jet Token Warrants or Jet Token RSU Awards; and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease.

The ownership percentages with respect to Jet.AI set forth above do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares, which will convert into Jet.AI Common Stock in connection with the Domestication and the Business Combination. If the facts are different than these assumptions, the percentage ownership retained by Oxbridge’s existing shareholders in Jet.AI following the Business Combination will be different. For example, if we assume that all outstanding 11,500,000 public warrants, 5,760,000 private placement warrants and 7,353,000 Merger Consideration Warrants were exercisable and exercised following completion of the Business Combination (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of Jet.AI would be as follows:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	11,853,000	35.60	11,853,000	35.74	11,853,000	35.87
Public Shareholders	12,801,952	38.46	12,679,308	38.23	12,556,664	38.00
Initial Shareholders	8,635,000	25.94	8,635,000	26.03	8,635,000	26.13
Total	33,289,952	100.0	33,167,308	100.0	33,044,664	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

The Oxbridge Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

The Merger Consideration Warrants will become exercisable on the completion of the Business Combination.

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Additionally, if we (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (iii) the issuance of all 3,424,567 shares of Jet.AI Common Stock that will be reserved in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options and in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards; and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of Jet.AI would be as follows:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	7,924,567	65.48	7,924,567	66.15	7,924,567	66.84
Public Shareholders	1,301,952	10.76	1,179,317	9.84	1,056,681	8.91
Initial Shareholders	2,875,000	23.76	2,875,000	24.00	2,875,000	24.25
Total	12,101,519	100.0	11,978,884	100.0	11,856,248	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

Please see the subsection and section entitled “Summary of the Proxy Statement/Prospectus — Ownership of Jet.AI After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The Oxbridge Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the Oxbridge Board’s decision-making process, see the subsection entitled “The Business Combination — The Oxbridge Board’s Reasons for the Approval of the Business Combination.”

In addition to voting on the proposal to approve and adopt the Business Combination Agreement and the Business Combination (the “Business Combination Proposal”) at the extraordinary general meeting, Oxbridge’s shareholders will also be asked to vote on the approval of:

●	the change of Oxbridge’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

●	the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Jet.AI, the post-Domestication company, which if approved, would replace Oxbridge’s memorandum and articles of association currently registered with the Registrar of Companies of the Cayman Islands (the “Existing Organizational Documents”) effective upon the Domestication taking effect (the “Organizational Documents Proposal”);

●	on a non-binding advisory basis, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with the SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as ten separate proposals (collectively, the “Advisory Organizational Documents Proposals”);

●	the 2023 Jet.AI Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and material terms thereunder (the “Omnibus Incentive Plan Proposal”);

●	the election, effective immediately after the Effective Time, of two directors to serve until the 2024 annual meeting of stockholders, two directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, as applicable, or until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”);

●	the issuance of shares of Jet.AI Common Stock in connection with the Business Combination and the additional shares of Jet.AI Common Stock that will, upon Closing, be reserved for issuance pursuant to the Omnibus Incentive Plan and Merger Consideration Warrants, to the extent such issuances would require stockholder approval under Nasdaq Rule 5635 (the “Nasdaq Proposal”); and

●	the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal or the Nasdaq Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Organizational Documents Proposals,” “Proposal No. 5 — The Omnibus Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal,” “Proposal No. 7 — The Nasdaq Proposal,” and “Proposal No. 8 — The Adjournment Proposal.”

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the extraordinary general meeting, including the proposed Business Combination. The following questions and answers do not include all the information that is important to Oxbridge shareholders. We urge Oxbridge shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT OXBRIDGE’S EXTRAORDINARY GENERAL MEETING AND THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/prospectus?

A:	Oxbridge is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their Ordinary Shares with respect to the matters to be considered at the extraordinary general meeting. Oxbridge shareholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Business Combination Agreement, pursuant to which First Merger Sub will merge with and into Jet Token, with Jet Token surviving the First Merger as a wholly owned subsidiary of Jet.AI, and as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Jet.AI, and (b) approve the First Merger, Second Merger and the other transactions contemplated by the Business Combination Agreement. The Business Combination cannot be completed unless Oxbridge shareholders approve the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) at the extraordinary general meeting.

A copy of each of the Business Combination Agreement and Amendment No. 1 to the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-I, respectively. This proxy statement/prospectus and its annexes include important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of at least a majority of the holders of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of at least a two-thirds majority of the holders of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

As a condition to the Business Combination, Oxbridge will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware. As a result of and upon the effective time of the Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding Oxbridge Warrant will convert automatically into a Jet.AI Warrant pursuant to the Warrant Agreement; (d) each then issued and outstanding Oxbridge Unit will convert automatically into a Jet.AI Unit, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant; and (e) in connection with its Domestication, Oxbridge will immediately be renamed “Jet.AI Inc.”

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

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Q:	What is being voted on at the extraordinary general meeting?

A:	Oxbridge shareholders will vote on the following proposals at the extraordinary general meeting.

●	The Business Combination Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement and the transactions contemplated thereby, including the issuance and reservation for issuance of shares in connection therewith (Proposal No. 1).

●	The Domestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Oxbridge’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (Proposal No. 2).

●	The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Certificate of Incorporation and the Proposed Bylaws of Jet.AI, which, if approved, would take effect at the First Effective Time (Proposal No. 3).

●	The Advisory Organizational Documents Proposals — To consider and vote upon ten separate proposals to approve, on a non-binding advisory basis by ordinary resolution, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (Proposal No. 4).

●	The Omnibus Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Omnibus Incentive Plan and material terms thereunder (Proposal No. 5).

●	The Director Election Proposal — For the holders of Class B Ordinary Shares to consider and vote upon a proposal to approve by ordinary resolution to elect, effective immediately after the effective time of the Business Combination, two directors to serve until the 2024 annual meeting of stockholders, two directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, as applicable, or until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (Proposal No. 6).

●	The Nasdaq Proposal — To consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of Jet.AI Common Stock in connection with the Business Combination and the additional shares of Jet.AI Common Stock that will, upon Closing, be reserved for issuance pursuant to the Omnibus Incentive Plan and Merger Consideration Warrants, to the extent such issuances would require stockholder approval under Nasdaq Rule 5635 (Proposal No. 7).

●	The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the other Proposals (Proposal No. 8).

Q:	Are the Proposals conditioned on one another?

A:	We may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q:	What will happen in the Business Combination?

A:	On February 24, 2023, Oxbridge, First Merger Sub and Second Merger Sub entered into the Business Combination Agreement with Jet Token. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, (a) First Merger Sub will merge with and into Jet Token, with Jet Token surviving the First Merger as a wholly owned subsidiary of Jet.AI, and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Jet.AI. At the Closing, it is anticipated that 4,500,000 shares of Jet.AI Common Stock and 7,353,000 Merger Consideration Warrants will be issued to the Historical Rollover Shareholders in the Business Combination in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). It is also anticipated that we will reserve for issuance up to 3,276,437 shares of Jet.AI Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,130 shares of Jet.AI Common Stock and 242,045 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

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Q:	Why is Oxbridge proposing the Business Combination?

A:	Oxbridge was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving Oxbridge and one or more businesses.

On August 16, 2021, Oxbridge completed its IPO of 11,500,000 Oxbridge Units, including 1,500,000 Oxbridge Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, with each Oxbridge Unit consisting of one Class A Ordinary Share and one warrant, where each whole warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, generating gross proceeds to Oxbridge of $115,000,000. Since the IPO, Oxbridge’s activity has been limited to the search for a prospective Initial Business Combination.

The Oxbridge Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by Oxbridge’s management and Oxbridge’s advisors. As a result, the Oxbridge Board concluded that a transaction with Jet Token would present the most attractive opportunity to maximize value for Oxbridge’s shareholders. Please see the subsection entitled “The Business Combination — The Oxbridge Board’s Reasons for the Approval of the Business Combination.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Business Combination Agreement, including the approval by our shareholders of the Condition Precedent Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

Q:	How will we be managed and governed following the Business Combination?

A:	Immediately after the Closing, the Oxbridge Board will be divided into three separate classes, designated as follows:

●	the Class I directors will be Lt. Col. Ran David and Jeffrey Woods and their terms will expire at the 1st annual meeting of stockholders after Closing;

●	the Class II directors will be William L. Yankus and Wrendon Timothy and their terms will expire at the 2nd annual meeting of stockholders after Closing; and

●	the Class III directors will be Michael Winston, George Murnane and Ehud Talmor and their terms will expire at the 3rd annual meeting of stockholders after Closing.

It is anticipated that Michael Winston, Jet Token’s Founder and Chairman, will be designated Chairperson of the Jet.AI board of directors (the “Jet.AI Board”) immediately after the Closing.

For additional information, please see the section entitled “Management After the Business Combination.”

Q:	What equity stake will our current shareholders and the holders of our Founder Shares hold in Jet.AI following the consummation of the Business Combination?

A:	The ownership of Jet.AI upon completion of the Business Combination will depend on the number of redemptions of public shares by Oxbridge public shareholders, as well as various other factors, as described in the assumptions set forth below. The anticipated ownership of Jet.AI upon completion of the Business Combination is set forth in the table below in respect of three redemption scenarios: (1) “Scenario A,” in which no public shareholders elect to have their public shares redeemed; (2) “Scenario B,” in which 50% of the number of public shares that may be redeemed under the “maximum redemptions” scenario are redeemed; and (3) “Scenario C,” in which there are “maximum redemptions” from the trust account. For further information on what constitutes a “maximum redemptions” scenario, please see the section of this proxy statement/prospectus entitled described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation.” All else being equal, if any public stockholders exercise their redemption rights, then the percentage of Jet.AI Common Stock held collectively by all non-redeeming public stockholders will decrease and the percentage of Jet.AI Common Stock held by the Historical Rollover Shareholders and Initial Shareholders will increase, in each case, relative to the percentage held if no public shares are redeemed.

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	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	4,500,000	51.86	4,500,000	52.61	4,500,000	53.37
Public Shareholders	1,301,952	15.01	1,179,308	13.79	1,056,664	12.53
Initial Shareholders	2,875,000	33.13	2,875,000	33.61	2,875,000	34.10
Total	8,676,952	100.0	8,554,308	100.0	8,431,664	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

The number of shares and the interests set forth above (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iii) that there are no exercises of Jet Token Options, Jet Token Warrants or Jet Token RSU Awards; and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease.

The ownership percentages with respect to Jet.AI set forth above do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares, which will convert into Jet.AI Common Stock in connection with the Domestication and the Business Combination. If the facts are different than these assumptions, the percentage ownership retained by Oxbridge’s existing shareholders in Jet.AI following the Business Combination will be different. For example, if we assume that all outstanding 11,500,000 public warrants, 5,760,000 private placement warrants and 7,353,000 Merger Consideration Warrants were exercisable and exercised following completion of the Business Combination (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of Jet.AI would be as follows:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	11,853,000	35.60	11,853,000	35.74	11,853,000	35.87
Public Shareholders	12,801,952	38.46	12,679,308	38.23	12,556,664	38.00
Initial Shareholders	8,635,000	25.94	8,635,000	26.03	8,635,000	26.13
Total	33,289,952	100.0	33,167,308	100.0	33,044,664	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

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(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

The Oxbridge Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

The Merger Consideration Warrants will become exercisable on the completion of the Business Combination.

Additionally, if we (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (iii) the issuance of all 3,424,567 shares of Jet.AI Common Stock that will be reserved in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options and in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards, and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of Jet.AI would be as follows:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	7,924,567	65.48	7,924,567	66.15	7,924,567	66.84
Public Shareholders	1,301,952	10.76	1,179,317	9.84	1,056,681	8.91
Initial Shareholders	2,875,000	23.76	2,875,000	24.00	2,875,000	24.25
Total	12,101,519	100.0	11,978,884	100.0	11,856,248	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

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Please see the subsection and section entitled “Summary of the Proxy Statement/Prospectus — Ownership of Jet.AI After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Why is Oxbridge proposing the Domestication?

A:	The Oxbridge Board believes that there are significant advantages to Oxbridge’s shareholders that will arise as a result of a change of Oxbridge’s domicile to the State of Delaware. Further, the Oxbridge Board believes that any direct benefit that the General Corporation Law of the State of Delaware (the “DGCL”) provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The Oxbridge Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Oxbridge and its shareholders, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Proposal No. 2 — The Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, Oxbridge will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the proposed certificate of incorporation (the “Proposed Certificate of Incorporation”) of Jet.AI and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Oxbridge will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the Closing of the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of holders of a majority of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:	How will the Domestication affect my Ordinary Shares, Oxbridge Warrants and Oxbridge Units?

A:	As a result of and upon the effective time of the Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding Oxbridge Warrant will convert automatically into a Jet.AI Warrant to purchase one share of Jet.AI Common Stock pursuant to the Warrant Agreement; (d) each then issued and outstanding Oxbridge Unit will convert automatically into a Jet.AI Unit, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant; and (e) in connection with its Domestication, Oxbridge will immediately be renamed “Jet.AI Inc.” For additional information about the Domestication, please see the section entitled “Proposal No. 2 — The Domestication Proposal” in the accompanying proxy statement/prospectus.

Q:	How do the public warrants differ from the Private Placement Warrants and what are the related risks for any public warrant holders post-Business Combination?

A:

The public warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Sponsor and Maxim have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of our Initial Business Combination. Additionally, the Private Placement Warrants are not redeemable by us and are exercisable on a cashless basis so long as they are held by the Sponsor and Maxim or their respective permitted transferees, whereas the public warrants are redeemable and may only be exercised on a cashless basis if we call the public warrants for redemption and elect to require holders to exercise their public warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor and Maxim or their respective permitted transferees, they will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

Following the Business Combination, we may redeem your unexpired public warrants at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Ordinary Shares equals or exceeds $18 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees.

Historical trading prices for shares of our Class A Ordinary Shares have varied between a low of approximately $10.00 on August 12, 2021 to a high of approximately $11.37 on November 16, 2021, but have not approached the $18 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). Pursuant to the Warrant Agreement, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption and mail notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on our registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

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Q:	What are the U.S. federal income tax consequences of the Domestication?

A:	As discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” the Domestication will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). Section 367(b) of the Code, which applies to the domestication of a foreign corporation in certain Reorganizations and imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free, may apply with respect to U.S. Holders (as defined below) on the date of the Domestication. Consequently, for U.S. federal income tax purposes:

●	a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Oxbridge Warrants) Class A Ordinary Shares with 10% or more of the total combined voting power of all classes of Oxbridge shares entitled to vote or 10% or more of the total value of all classes of Oxbridge shares, generally will be required to include in income as a deemed dividend paid by Oxbridge the “all earnings and profits amount” attributable to such U.S. Holder, as discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)”;

●	a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Oxbridge Warrants) Class A Ordinary Shares with a fair market value of at least $50,000 (but less than 10% of the total combined voting power of all classes of Oxbridge shares entitled to vote and less than 10% of the total value of all classes of Oxbridge shares) will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder, as discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)”; and

●	a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Oxbridge Warrants) Class A Ordinary Shares with a fair market value of less than $50,000 (as well as less than 10% of the total combined voting power of all classes of Oxbridge shares entitled to vote and less than 10% of the total value of all classes of Oxbridge shares) generally will not be required to recognize any gain or loss in connection with the Domestication or to include any part of the “all earnings and profits amount” in income.

Further, the Domestication could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code. Because Oxbridge is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, Oxbridge believes that it may be considered a PFIC.

If certain PFIC regulations were finalized (including retroactively after the date of the Domestication) in their currently proposed form, such U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Class A Ordinary Shares and Oxbridge Warrants, as applicable, for Jet.AI Common Stock and Jet.AI Warrants in the Domestication if Oxbridge were classified as a PFIC at any time during such U.S. Holder’s holding period for such Class A Ordinary Shares or Oxbridge Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. Such rules are discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.” However, a U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Class A Ordinary Shares (but not its Oxbridge Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and in which Oxbridge was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) with respect to its Class A Ordinary Shares. Generally, neither election is available with respect to the Oxbridge Warrants.

Oxbridge does not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders (as defined below). However, Non-U.S. Holders may become subject to U.S. federal income withholding taxes on any dividends paid (or deemed paid) in respect of such Non-U.S. Holder’s shares of Jet.AI Common Stock after the Domestication.

The rules governing the U.S. federal income tax treatment of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of Oxbridge Public Securities are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication, including the effects of Section 367(b) of the Code and the application of the PFIC rules. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the discussion below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”

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Q:	Did the Oxbridge Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Yes. The Oxbridge Board obtained a third-party fairness opinion from Stanton Park Advisors, LLC in connection with its determination to approve the Business Combination. For further information regarding this opinion, see the section entitled “The Business Combination — The Oxbridge Board’s Reasons for the Approval of the Business Combination — Opinion of Stanton Park Advisors, LLC.”

The Oxbridge Board obtained and considered the fairness opinion for a number of reasons: (i) to determine whether experienced, independent valuation specialists would judge the negotiated purchase price to be fair to Oxbridge, from a financial point of view, (ii) to help the Oxbridge Board ensure that its own determination as to whether to accept and recommend the negotiated merger transaction was reasonable and in the best interests of Oxbridge’s shareholders, (iii) to help the Oxbridge Board ensure that its own determination as to whether to accept and recommend the negotiated merger transaction was the result of a reasonable and thorough examination of the relevant facts and (iv) to provide Oxbridge’s shareholders with additional information to consider when deciding whether to vote in favor of the Business Combination or not, and whether to redeem their shares in Oxbridge or not.

Q:	What happens if I sell my Class A Ordinary Shares before the extraordinary general meeting?

A:	The record date for the extraordinary general meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Ordinary Shares after the record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your Class A Ordinary Shares prior to the record date, you will have no right to vote those shares at the extraordinary general meeting or seek redemption of those shares.

Q:	Following the Business Combination, will Oxbridge’s securities continue to trade on a stock exchange?

A:	Yes. We anticipate that, following the Business Combination, the Jet.AI Common Stock, the Jet.AI Warrants and the Merger Consideration Warrants will trade on Nasdaq under the new symbols “JTAI,” “JTAIW” and “JTAIZ,” respectively. Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security following the Business Combination.

Q:	What vote is required to approve the Proposals presented at the extraordinary general meeting?

A:	The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on any of the Proposals.

Q:	May the Sponsor or Oxbridge’s directors, officers, advisors or any of their respective affiliates purchase public shares in connection with the Business Combination?

A:	In connection with the proposed Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. Any such privately negotiated purchases would be effected at a purchase price that is no higher than the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. For more information, see the subsection entitled “The Business Combination — Potential Purchases of Public Shares.”

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Q:	How many votes do I have at the extraordinary general meeting?

A:	Our shareholders are entitled to one vote at the extraordinary general meeting for each Class A Ordinary Share or Class B Ordinary Share held of record as of June 23, 2023, the record date for the extraordinary general meeting. As of the close of business on the record date, there were 1,301,952 outstanding Class A Ordinary Shares, which are held by our public shareholders, and 2,875,000 outstanding Class B Ordinary Shares, which are held by our initial shareholders.

Q:	What constitutes a quorum at the extraordinary general meeting?

A:	Holders of a one-third of the voting power of Class A Ordinary Shares and Class B Ordinary Shares issued and outstanding and entitled to vote at the extraordinary general meeting, present in person, online or by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the extraordinary general meeting. As of the record date for the extraordinary general meeting, 1,392,318 Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:	How will our Sponsor, directors and officers vote?

A:	Our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. Currently, they own approximately 68.83% of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate, all of which are subject to an agreement to vote in favor of the Business Combination. As a result, if only the minimum amount of shares needed to establish a quorum are present and all such shares actually vote on the Business Combination Proposal, none of the outstanding Class A Ordinary Shares would need to be voted in favor of the Business Combination in order for the Business Combination to be approved by an ordinary resolution. Accordingly, the necessary shareholder approval will be received for the Business Combination if our Sponsor, directors and officers vote the Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination Proposal. Please see the subsection entitled “The Business Combination — Related Agreements — Sponsor Letter.”

Q:	What interests do the current officers and directors have in the Business Combination?

A:	When you consider the Oxbridge Board’s recommendation of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The Oxbridge Board was aware of and considered these interests, among other matters, in recommending that Oxbridge shareholders vote “FOR” each of the Proposals. These interests include, among other things:

●	the fact that our Sponsor owns 2,875,000 Founder Shares, which were initially acquired prior to Oxbridge’s IPO for an aggregate purchase price of $25,000, and in which Oxbridge’s directors and officers have a pecuniary interest through their ownership interest in the Sponsor. Such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $31,424,037.50, based on the closing price of our Class A Ordinary Shares of $10.9301 per share on July 14, 2023. In addition, the Sponsor paid an aggregate of $4,897,500 for 4,897,500 Private Placement Warrants at a price of $1.00 per warrant. Such Private Placement Warrants had an aggregate market value of $245,364.75 based on the last sale price of $0.0501 per warrant on Nasdaq on July 14, 2023. If Oxbridge does not consummate the Business Combination or another initial business combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal), and Oxbridge is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account;

●	the fact that Oxbridge’s affiliates, officers and directors have an aggregate of $3,320,043 invested in our Sponsor, which will be lost in the event that the Business Combination is not approved and concluded;

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●	the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Units sold in the IPO and the substantial number of shares of Jet.AI Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Jet.AI Common Stock trades below the price initially paid for the Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that our Sponsor, officers and directors have agreed (without receiving any consideration for this agreement) not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

●	the anticipated continuation of William Yankus and Wrendon Timothy as directors after the Business Combination is consummated, and as such, the anticipated receipt by Mr. Yankus and Mr. Timothy of any future cash fees, stock options or stock awards that the Jet.AI Board determines to pay to its directors;

●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

●	the fact that we have provisions in our Existing Organizational Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that Oxbridge’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Oxbridge. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Organizational Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and

●	the fact that our Sponsor will lose its entire investment in Oxbridge if an Initial Business Combination is not completed. In addition, our Sponsor has made available to Oxbridge a loan of $575,000 to extend the deadline for completion of our Initial Business Combination from November 16, 2022 to August 16, 2023, all of which is outstanding as of July 14, 2023. The ability of Oxbridge to repay such loan is dependent upon the completion of our Initial Business Combination.

As of July 14, 2023, the Sponsor and its affiliates had an aggregate of $32,344,902 at risk that depends on completion of an initial business combination, including $31,669,402 it invested in securities, $575,000 of unpaid loans and $100,500 of outstanding administrative services fees and unreimbursed out-of-pocket expenses incurred by the sponsor or its affiliates. These interests may have influenced Oxbridge’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:	Under the Existing Organizational Documents, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative Initial Business Combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal) (the “Combination Period”), we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public shareholders.

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Q:	Do I have redemption rights?

A:	Pursuant to the Existing Organizational Documents, a public shareholder may request that Oxbridge redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

●	hold public shares or, if you hold public shares through Oxbridge Units, you elect to separate your Oxbridge Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

●	submit a written request to Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, in which you (i) request that Jet.AI redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

●	deliver your public shares to Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on August 2, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Oxbridge Units must elect to separate the Oxbridge Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Oxbridge Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds Oxbridge Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Oxbridge in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Jet.AI will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of July 14, 2023, this would have amounted to approximately $11.06 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of Jet.AI Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Our public stockholders will retain their public warrants even if they redeem their public shares. If any of our public stockholders redeem their public shares at closing but continue to hold public warrants after the closing, the aggregate value of the public warrants that may be retained by them, based on the closing trading price per public warrant of $0.0501 as of July 14, 2023, would be $576,150, regardless of the number of shares redeemed by public stockholders. Following the Business Combination, the public warrants may never be in the money and may expire worthless.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (a) if you hold your Class A Ordinary Shares through Oxbridge Units, elect to separate your Oxbridge Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares and (b) prior to 5:00 p.m., Eastern time, on August 2, 2023 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

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Notwithstanding the foregoing, a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder, Oxbridge will require each public shareholder seeking to exercise redemption rights to certify to Oxbridge whether such shareholder is acting in concert or as a group with any other shareholder. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding Oxbridge Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold Oxbridge Units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Oxbridge Units, you must instruct such nominee to separate your Oxbridge Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Oxbridge Units to be split and the nominee holding such Oxbridge Units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant Oxbridge Units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the Oxbridge Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:	How do redemptions affect the value of my Jet.AI Common Stock?

A:	The value of shares of Jet.AI Common Stock held by a non-redeeming Oxbridge public shareholder may be impacted by the number of Oxbridge Class A ordinary shares that are redeemed, as well as other events that may significantly dilute the value of such shares of Jet.AI Common Stock. For example, the following table shows the potential impact of varying levels of redemptions and certain dilutive events on the per share value of the Jet.AI Common Stock held by non-redeeming Oxbridge public shareholders, in each case assuming an enterprise value of $45 million for Jet Token upon consummation of the Business Combination.

	No Redemptions		50% Redemptions		Maximum Redemptions (3)
Historical Rollover Shareholders (1)	4,500,000	51.86%	4,500,000	52.61%	4,500,000	53.37%
Oxbridge Public Shares	1,301,952	15.01%	1,179,308	13.79%	1,056,664	12.53%
Initial Founder Shares (2)	2,875,000	33.13%	2,875,000	33.61%	2,875,000	34.10%

Total shares (projected to be issued and outstanding)	8,676,952	100%	8,554,308	100.00%	8,431,664	100.00%
Implied Value Per Share
Shares issued and outstanding (4)	$6.68		$6.62		$6.56
Shares issued, outstanding and fully diluted (5)	$2.24		$2.19		$2.15
Effective Underwriting Fee (6) (7)	48.76%		54.37%		61.45%

(1)	Assumes that an aggregate of 4,500,000 shares of Jet.AI Common Stock are issued to the Historical Rollover Shareholders upon consummation of the Business Combination.

(2)	Includes 2,875,000 founder shares for which OAC Sponsor Ltd. is entitled to receive 2,875,000 of Jet.AI Common Stock upon consummation of the Business Combination.

(3)	The maximum redemptions scenario assumes that Oxbridge shareholders redeem the maximum number of their Class A ordinary shares for a pro rata portion of cash in the Trust Account, while maintaining the Minimum Cash Proceeds and the minimum net tangible assets pursuant to the Business Combination Agreement.

(4)	Calculation of implied value per share assumes (i) enterprise value of $45 million of New Jet Token upon consummation of the Business Combination, and (ii) approximately $12.97 million in the Trust Account immediately prior to any redemptions and (iv) no exercise of Merger Consideration Warrants that remain outstanding after consummation of the Business Combination regardless of the level of redemptions.

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(5)	Calculation of implied value per share assumes (i) enterprise value of $45 million upon consummation of the Business Combination, (ii) approximately $12.97 million in the Trust Account immediately prior to any redemptions, and (iii) the exercise of all 11,500,000 Jet.AI Public Warrants, 5,760,000 Jet.AI Private Placement Warrants and 7,353,000 Merger Consideration Warrants that will remain outstanding after consummation of the Business Combination regardless of the level of redemptions.

(6)	Includes $2,300,000 in underwriting fees paid in connection with Oxbridge’s IPO and $4,025,000 in deferred underwriting fees in connection with Oxbridge’s IPO.

(7)	The level of redemption impacts the effective underwriting fee incurred in connection with Oxbridge’s IPO. In a no redemption scenario, the effective underwriting fee is based on $12.97 million in the Trust Account. In a 50% redemption scenario, the effective underwriting fee is based on $11.6 million in the Trust Account. In a 100% redemption scenario, the effective underwriting fee is based on $10.3 million in the Trust Account.

The foregoing table is provided for illustrative purposes only and there can be no assurance that the Jet.AI Common Stock will trade at the illustrative per share values set forth therein, regardless of the levels of redemption. Further, we have not received any indications from stockholders regarding their intentions to redeem or retain their shares upon consummation of the Business Combination and have not formulated any expectation as to which, if any, of the illustrative scenarios included in the foregoing table is most likely.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The receipt of cash by a U.S. Holder of Jet.AI Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes. Please see the discussion below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of Jet.AI Common Stock” for additional information. U.S. Holders of Jet.AI Common Stock considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Additionally, because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Jet.AI Common Stock, U.S. Holders exercising their redemption rights with respect to their Jet.AI Common Stock will be subject to the potential tax consequences of the Domestication, including the effects of Section 367(b) of the Code and the application of the PFIC rules to the Domestication. The tax considerations with respect to the Domestication are discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”

All holders of Oxbridge Public Securities considering exercising their redemption rights with respect to their Jet.AI Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and the exercise of their redemption rights.

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Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of Oxbridge Warrants have no redemption rights with respect to such warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares or Oxbridge Warrants in connection with the Business Combination or Domestication under Cayman Islands law or the DGCL.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:	If the Business Combination Proposal is approved, we intend to use a portion of the funds held in the Trust Account to pay (a) any transaction costs associated with the Business Combination Agreement and Business Combination, (b) taxes and deferred underwriting discounts and commissions from the IPO and (c) for any redemptions of public shares. The remaining balance in the Trust Account will be used for general corporate purposes of Jet.AI. See the section entitled “The Business Combination” for additional information.

Q:	What are the material U.S. federal income tax consequences to Holders (as defined below) of Jet.AI Common Stock and Jet.AI Warrants as a result of the Business Combination?

A:	Holders of Jet.AI Common Stock and Jet.AI Warrants will retain their shares of Jet.AI Common Stock and Jet.AI Warrants in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional shares of Jet.AI Common Stock or additional Jet.AI Warrants in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to Holders of Jet.AI Common Stock and Jet.AI Warrants as a result of the Business Combination, regardless of whether the Business Combination qualifies as a Reorganization. See “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — The Business Combination” and “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders — The Business Combination.”

Q:	What happens if the Business Combination is not consummated or is terminated?

A:	There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Termination” for additional information regarding the parties’ specific termination rights. In accordance with the Existing Organizational Documents, if an Initial Business Combination is not consummated within the Combination Period, we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Oxbridge Board, liquidate and dissolve, subject in each case of (b) and (c) above to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

We expect that the amount of any distribution our public shareholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to our obligations under the Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of our Founder Shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to the outstanding Oxbridge Warrants. Accordingly, the Oxbridge Warrants will expire worthless.

Q:	When is the Business Combination expected to be consummated?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the extraordinary general meeting to be held on August 4, 2023, provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

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Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information included in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of Class A Ordinary Shares or Class B Ordinary Shares on June 23, 2023, the record date for the extraordinary general meeting, you may vote with respect to the Proposals in person at the extraordinary general meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person or online, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:	At the extraordinary general meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the shareholders at the extraordinary general meeting.

Q:	If I am not going to attend the extraordinary general meeting in person or online, should I submit my proxy card instead?

A:	Yes. Whether you plan to attend the extraordinary general meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to our shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to us at the address listed below so that it is received by us prior to the extraordinary general meeting or by attending the extraordinary general meeting and voting in person or online. You also may revoke your proxy by sending a notice of revocation to us, which must be received prior to the extraordinary general meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares.

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Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to our transfer agent at least two business days prior to the extraordinary general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The Oxbridge Board is soliciting your proxy to vote your Class A Ordinary Shares and Class B Ordinary Shares on all matters scheduled to come before the extraordinary general meeting. We will pay the cost of soliciting proxies for the extraordinary general meeting. We have engaged Advantage Proxy to assist in the solicitation of proxies for the extraordinary general meeting. We have agreed to pay Advantage Proxy a fee of $5,000, plus disbursements. We will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A Ordinary Shares and Class B Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Class A Ordinary Shares and Class B Ordinary Shares and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not include all of the information that is important to you. To better understand the Domestication, the Business Combination and the Proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

Oxbridge

Oxbridge is a Cayman Islands exempted company formed on April 12, 2021 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving Oxbridge and one or more businesses. Upon the Closing, we intend to change our name from “Oxbridge Acquisition Corp.” to “Jet.AI Inc.”

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Our Class A Ordinary Shares, public warrants and Oxbridge Units, consisting of one Class A Ordinary Share and one warrant, are traded on Nasdaq under the ticker symbols “OXAC,” “OXACW” and “OXACU,” respectively. We have applied to list the Jet.AI Common Stock, the Jet.AI Warrants and the Merger Consideration Warrants on Nasdaq under the symbols “JTAI,” “JTAIW” and “JTAIZ,” respectively, upon the Closing. The Jet.AI Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of Oxbridge’s principal executive office is Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands, KY1-9006, and our telephone number is (345) 749-7570.

Jet Token

Jet Token, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. Jet Token, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, for Part 135 (whole aircraft charter) and (iv) since January 2023, joint ownership, alongside its existing operating partner, Cirrus, of 380 Software LLC, which supplies the technology to sell charter under Part 380 (individual seats) on the Cirrus fleet of aircraft.

For more information about Jet Token, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jet Token” and “Information About Jet Token” and the financial statements of Jet Token included herein.

The Domestication

As a condition to the consummation of the Business Combination, the Oxbridge Board has unanimously approved a change of Oxbridge’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

As a result of and upon the effective time of the Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding Oxbridge Warrant will convert automatically into a Jet.AI Warrant to purchase one share of Jet.AI Common Stock pursuant to the Warrant Agreement; (d) each then issued and outstanding Oxbridge Unit will convert automatically into a Jet.AI Unit, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant; and (e) in connection with its Domestication, Oxbridge will immediately be renamed “Jet.AI Inc.” For additional information about the Domestication, please see the section entitled “Proposal No. 2 — The Domestication Proposal” in the accompanying proxy statement/prospectus.

The Business Combination

On February 24, 2023, we entered into the Business Combination Agreement with First Merger Sub, Second Merger Sub and Jet Token. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, First Merger Sub will merge with and into Jet Token, with Jet Token surviving the First Merger as a wholly owned subsidiary of Jet.AI, and as soon as practicable, but in any event within three days following the Effective Time, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Jet.AI.

Immediately prior to the Effective Time and subject to receipt of the requisite approval of Jet Token’s Stockholders, Jet Token will cause each share of Jet Token Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into shares of Jet Token Voting Common Stock at the then-effective conversion rate in accordance with the terms of the Jet Token Charter. Following the Conversion, there will be no outstanding shares of Jet Token Preferred Stock and each holder of Jet Token Preferred Stock will thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the Business Combination and without any action on the part of Oxbridge, First Merger Sub, Second Merger Sub, Jet Token or the holders of any of Jet Token’s securities:

●	each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that will be converted into shares of Jet Token Common Stock immediately prior to the Effective Time, will be cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio, and (y) the number of Merger Consideration Warrants equal to the Warrant Exchange Ratio;

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●	each Jet Token Option, whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio;

●	each Jet Token Warrant issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio;

●	each Jet Token RSU Award that is outstanding immediately prior to the Effective Time will be converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “The Business Combination.”

Conditions to the Closing

The obligations of Jet Token, Oxbridge, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

●	the written consent of the requisite stockholders of Jet Token (the “Written Consent Parties”) in favor of the approval and adoption of the Business Combination Agreement, the Business Combination, the Conversion and all other transactions contemplated by the Business Combination Agreement (the “Written Consent”) having been delivered to Oxbridge (this condition is not waivable);

●	the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of Oxbridge shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, Oxbridge’s Existing Organizational Documents and the rules and regulations of Nasdaq (this condition is not waivable);

●	no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions (this condition is not waivable);

●	all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated (this condition is not waivable);

●	the Registration Statement on Form S-4 (the “Registration Statement”) of which this proxy statement/prospectus forms a part having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC (this condition is not waivable);

●	the shares of Jet.AI Common Stock to be issued pursuant to the Business Combination Agreement and in connection with the Domestication having been listed on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date (this condition is not waivable);

●	Oxbridge having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by Oxbridge’s public shareholders, in accordance with the Existing Organizational Documents (this condition is not waivable); and

●	the period for exercising appraisal rights pursuant to Section 262 of the DGCL having lapsed and the holders of not more than one percent (1%) of the issued and outstanding shares of Jet Token Common Stock (including shares of Jet Token Common Stock issuable upon conversion of Jet Token Preferred Stock) shall have demanded properly in writing appraisal or dissenters’ rights for such Jet Token Common Stock in accordance with Section 262 of the DGCL (This condition is waivable by Oxbridge, but would only be waived to extent such waiver does not have a materially adverse effect on Oxbridge’s evaluation of the Business Combination. Waived significant increases in exercised appraisal rights would result in a negative dilutive effect on other shareholders and the cost of the settling appraisal rights could negatively impact Jet.AI’s cash available for operations).

The obligations of Oxbridge, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

●	the accuracy of the representations and warranties of Jet Token as determined in accordance with the Business Combination Agreement (This condition is waivable by Oxbridge, but would only be waived to extent such waiver does not have a materially adverse effect on Oxbridge’s evaluation of the Business Combination. Waived significant increases in exercised appraisal rights would result in a negative dilutive effect on other shareholders and the cost of the settling appraisal rights could negatively impact Jet.AI’s cash available for operations);

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●	Jet Token having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time (This condition is waivable by Oxbridge, but would only be waived to extent such waiver does not have a materially adverse effect on Oxbridge’s evaluation of the Business Combination. The impact of waiving this condition cannot be determined at this time as it would depend on the specific nature of any non-compliance/non-performance.);

●	Jet Token having delivered to Oxbridge a customary officer’s certificate, dated as of the Closing, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement (This condition is waivable by Oxbridge, but would only be waived to extent such waiver does not have a materially adverse effect on Oxbridge’s evaluation of the Business Combination.);

●	no Jet Token Material Adverse Effect (as defined below) having occurred between the date of the Business Combination Agreement and the Effective Time (This condition is waivable by Oxbridge, but would only be waived to extent such waiver does not have a materially adverse effect on Oxbridge’s evaluation of the Business Combination. The impact of waiving this condition cannot be determined at this time as it would depend on the specific nature of the Jet Token Material Adverse Effect.); and

●	other than those persons identified in the Business Combination Agreement as continuing directors, all members of the Jet Token Board and the boards of directors of its subsidiaries shall have executed written resignations effective as of the Effective Time (This condition is waivable by Oxbridge, but would only be waived to extent such waiver does not have a materially adverse effect on Oxbridge’s evaluation of the Business Combination.).

The obligations of Jet Token to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Effective Time of the following additional conditions:

●	the accuracy of the representations and warranties of Oxbridge, First Merger Sub and Second Merger Sub as determined in accordance with the Business Combination Agreement (This condition is waivable by Jet Token, but would only be waived to extent such waiver does not have a materially adverse effect on Jet Token’s evaluation of the Business Combination. The impact of waiving this condition cannot be determined at this time as it would depend on the specific nature of any inaccuracy.);

●	each of Oxbridge, First Merger Sub and Second Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Effective Time (This condition is waivable by Jet Token, but would only be waived to extent such waiver does not have a materially adverse effect on Jet Token’s evaluation of the Business Combination. The impact of waiving this condition cannot be determined at this time as it would depend on the specific nature of any non-compliance/non-performance.);

●	Oxbridge having delivered to Jet Token a certificate, dated the date of the Closing, signed by the President of Oxbridge, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement (This condition is waivable by Jet Token, but would only be waived to extent such waiver does not have a materially adverse effect on Jet Token’s evaluation of the Business Combination.);

●	no Oxbridge Material Adverse Effect (as defined below) having occurred between the date of the Business Combination Agreement and the Effective Time (This condition is waivable by Jet Token, but would only be waived to extent such waiver does not have a materially adverse effect on Jet Token’s evaluation of the Business Combination. The impact of waiving this condition cannot be determined at this time as it would depend on the specific nature of the Oxbridge Token Material Adverse Effect.);

●	other than those persons identified in the Business Combination Agreement as continuing directors, all members of the Oxbridge Board shall have executed written resignations effective as of the Effective Time (This condition is waivable by Jet Token, but would only be waived to extent such waiver does not have a materially adverse effect on Jet Token’s evaluation of the Business Combination.);

●	as of the Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and expenses paid or required to be paid in connection with the Business Combination (including underwriting commissions), taking into account any liabilities that have accrued prior to the Closing but for which payment will be due, or deferred until, after the Closing, Jet.AI having cash on hand equal to or in excess of $5,000,000 (This condition is waivable by Jet Token, but would only be waived to extent such waiver does not have a materially adverse effect on Jet Token’s evaluation of the Business Combination. Such a waiver could limit Jet.AI’s ability operate its business as anticipated, and may require Jet.AI to seek additional sources of financing after the closing of the Business Combination); and

●	the Domestication having been completed (this condition is not waivable).

Regulatory Matters

Neither Oxbridge nor Jet Token is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such approvals or actions will be obtained.

Related Agreements

Lock-Up Agreements

All of the Founder Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founder Shares would be subject to a lock-up during the period commencing from the Closing and ending on the earliest of (A) one (1) year after the date of the Closing and (B) subsequent to the Business Combination, (x) if the closing price of the common stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date after the Closing on which Jet.AI completes a liquidation, merger, stock exchange, or other similar transaction with an unaffiliated third party that results in all of Jet.AI’s stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

Additionally, the Per Share Stock Merger Consideration and the Merger Consider Warrants issued to Michael Winston and George Murnane in connection with the Business Combination would be subject to the same lock-up restrictions as the Founder Shares.

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Interests of Certain Persons in the Business Combination

Interests of Sponsor and Oxbridge Directors and Officers

In considering the recommendation of the Oxbridge Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	the fact that our Sponsor owns 2,875,000 Founder Shares, which were initially acquired prior to Oxbridge’s IPO and for an aggregate purchase price of $25,000, and Oxbridge’s directors and officers have a pecuniary interest in such Founder Shares through their ownership interest in our Sponsor. Such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $31,424,037.50, based on the closing price of our Class A Ordinary Shares of $10.9301 per share on July 14, 2023. In addition, our Sponsor paid an aggregate of $4,897,500 for 4,897,500 Private Placement Warrants at a price of $1.00 per warrant. Such Private Placement Warrants had an aggregate market value of $245,364.75 based on the last sale price of $0.0501 per warrant on Nasdaq on July 14, 2023. If Oxbridge does not consummate the Business Combination or another initial business combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal), and Oxbridge is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account;

●	the fact that Oxbridge’s affiliates, officers and directors have an aggregate of $3,320,043 invested in our Sponsor, which will be lost in the event that the Business Combination is not approved and concluded;

●	the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Units sold in the IPO and the substantial number of shares of Jet.AI Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Jet.AI Common Stock trades below the price initially paid for the Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that our Sponsor, officers and directors have agreed (without receiving any consideration for this agreement) not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

●	the anticipated continuation of William Yankus and Wrendon Timothy as directors after the Business Combination, and as such, after the proposed Business Combination is consummated, Mr. Yankus and Mr. Timothy will in the future receive any cash fees, stock options or stock awards that the Jet.AI Board determines to pay to its directors;

●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

●	the fact that we have provisions in our Existing Organizational Documents which waive the corporate opportunities doctrine on an ongoing basis, which means that Oxbridge’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Oxbridge. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Organizational Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and

●	the fact that our Sponsor will lose their entire investment in us if an Initial Business Combination is not completed. In addition, our Sponsor has made available to us a loan of $575,000 to extend the deadline for completion of our Initial Business Combination from November 16, 2022 to August 16, 2023, all of which is outstanding as of July 14, 2023. The ability of Oxbridge to repay such loan is dependent upon the completion of our Initial Business Combination.

As of July 14, 2023, the Sponsor and its affiliates had an aggregate of $32,344,902 at risk that depends on completion of an initial business combination, including $31,669,402 it invested in securities, $575,000 of unpaid loans and $100,500 of outstanding administrative services fees and unreimbursed out-of-pocket expenses incurred by the sponsor or its affiliates. The foregoing interests present a risk that our Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with the interests of our public shareholders. Accordingly, rather than liquidate, our Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders. The Oxbridge Board was aware of and may have been influenced by these interests in evaluating and unanimously approving the Business Combination and in recommending that you vote in favor of the approval of the Business Combination.

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Reasons for the Approval of the Business Combination

After careful consideration, the Oxbridge Board recommends that our shareholders vote “FOR” the approval of the Business Combination Proposal.

For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the Oxbridge Board, see the subsections entitled “The Business Combination — The Oxbridge Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request that Oxbridge redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

●	hold public shares or, if you hold public shares through Oxbridge Units, you elect to separate your Oxbridge Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

●	submit a written request to Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, in which you (i) request that Jet.AI redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

●	deliver your public shares to Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on August 2, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Oxbridge Units must elect to separate the Oxbridge Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Oxbridge Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds Oxbridge Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Oxbridge in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Jet.AI will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to $10.93 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of Jet.AI Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

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Ownership of Jet.AI After the Closing

The ownership of Jet.AI upon completion of the Business Combination will depend on the number of redemptions of public shares by Oxbridge public shareholders, as well as various other factors, as described in the assumptions set forth below. The anticipated ownership of Jet.AI upon completion of the Business Combination is set forth in the table below in respect of three redemption scenarios: (1) “Scenario A,” in which no public shareholders elect to have their public shares redeemed; (2) “Scenario B,” in which 50% of the number of public shares that may be redeemed under the “maximum redemptions” scenario are redeemed; and (3) “Scenario C,” in which there are “maximum redemptions” from the trust account. For further information on what constitutes a “maximum redemptions” scenario, please see the section of this proxy statement/prospectus entitled described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation.” All else being equal, if any public stockholders exercise their redemption rights, then the percentage of Jet.AI Common Stock held collectively by all non-redeeming public stockholders will decrease and the percentage of Jet.AI Common Stock held by the Historical Rollover Shareholders and Initial Shareholders will increase, in each case, relative to the percentage held if no public shares are redeemed.

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	4,500,000	51.86	4,500,000	52.61	4,500,000	53.37
Public Shareholders	1,301,952	15.01	1,179,308	13.79	1,056,664	12.53
Initial Shareholders	2,875,000	33.13	2,875,000	33.61	2,875,000	34.10
Total	8,676,952	100.0	8,554,308	100.0	8,431,664	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

The number of shares and the interests set forth above (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iii) that there are no exercises of Jet Token Options, Jet Token Warrants or Jet Token RSU Awards and; (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease.

The ownership percentages with respect to Jet.AI set forth above do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares, which will convert into Jet.AI Common Stock in connection with the Domestication and the Business Combination. If the facts are different than these assumptions, the percentage ownership retained by Oxbridge’s existing shareholders in Jet.AI following the Business Combination will be different. For example, if we assume that all outstanding 11,500,000 public warrants, 5,760,000 private placement warrants and 7,353,000 Merger Consideration Warrants were exercisable and exercised following completion of the Business Combination (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of Jet.AI would be as follows:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	11,853,000	35.60	11,853,000	35.74	11,853,000	35.87
Public Shareholders	12,801,952	38.46	12,679,308	38.23	12,556,664	38.00
Initial Shareholders	8,635,000	25.94	8,635,000	26.03	8,635,000	26.13
Total	33,289,952	100.0	33,167,308	100.0	33,044,664	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

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The Oxbridge Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

The Merger Consideration Warrants will become exercisable on the completion of the Business Combination.

Additionally, if we (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (iii) the issuance of all 3,424,567 shares of Jet.AI Common Stock that will be reserved in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options and in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards, and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of Jet.AI would be as follows:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	7,924,567	65.48	7,924,567	66.15	7,924,567	66.84
Public Shareholders	1,301,952	10.76	1,179,317	9.84	1,056,681	8.91
Initial Shareholders	2,875,000	23.76	2,875,000	24.00	2,875,000	24.25
Total	12,101,519	100.0	11,978,884	100.0	11,856,248	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of Jet.AI Following the Business Combination

Assuming the Director Election Proposal is approved at the extraordinary general meeting, we expect the Jet.AI Board to be comprised of Michael Winston, George Murnane, William Yankus, Wrendon Timothy, Lt. Col. Ran David, Jeffrey Woods and Ehud Talmor.

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Oxbridge will be treated as the “acquired” company for financial reporting purposes. See the subsection entitled “The Business Combination — Expected Accounting Treatment.”

Appraisal Rights

Appraisal Rights of Oxbridge Shareholders

There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares or Oxbridge Warrants in connection with the Business Combination or Domestication under Cayman Islands law or the DGCL.

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Other Oxbridge Proposals

In addition to the proposal to approve by ordinary resolution and adopt the Business Combination Agreement and the Business Combination, our shareholders will be asked to vote upon (a) a proposal to approve by special resolution the change of Oxbridge’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware; (b) a proposal to approve by special resolution and adopt the Proposed Organizational Documents; (c) ten separate proposals to approve, on a non-binding advisory basis, by ordinary resolution material differences between the Existing Organizational Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws of Jet.AI; (d) a proposal to approve by ordinary resolution and adopt the Omnibus Incentive Plan; (e) a proposal to approve by ordinary resolution for the holders of the Class B Ordinary Shares to elect, effective immediately after the effective time of the Second Merger, two directors to serve until the 2023 annual meeting of stockholders, two directors to serve until the 2024 annual meeting of stockholders and three directors to serve until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal; and (f) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more Proposals at the extraordinary general meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Organizational Documents Proposals,” “Proposal No. 5 — The Omnibus Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal,” “Proposal No. 7 — The Nasdaq Proposal” and “Proposal No. 8 — The Adjournment Proposal” for more information.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held in person on                 , 2023, at                 , Eastern time, at Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands, KY1-9006, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Class A Ordinary Shares or Class B Ordinary Shares at the close of business on June 23, 2023, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Class A Ordinary Shares or Class B Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 1,301,952 outstanding Class A Ordinary Shares, which are held by our public shareholders, and 2,875,000 outstanding Class B Ordinary Shares, which are held by our initial shareholders.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares online if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the subsection entitled “Extraordinary General Meeting — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of one-third of our Class A Ordinary Shares and Class B Ordinary Shares entitled to vote thereat attend in person, online or by proxy at the extraordinary general meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on any of the Proposals.

The Closing is conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

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Recommendation to Oxbridge Shareholders

The Oxbridge Board believes that each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal is in the best interests of Oxbridge and our shareholders and recommends that our shareholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the shareholders at the extraordinary general meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Organizational Documents Proposals,” “Proposal No. 5 —The Omnibus Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal,” “Proposal No. 7 — The Nasdaq Proposal” and “Proposal No. 8 — The Adjournment Proposal.”

When you consider the recommendation of the Oxbridge Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Summary Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Jet Token’s business and industry and the Business Combination are summarized below.

Risks Related to Projections and Forward-Looking Statements Included in this Proxy Statement/Prospectus

●	The projections provided to the Oxbridge Board and contained in this proxy statement/prospectus are forward-looking statements that rely upon estimates and assumptions that are subject to uncertainty.

●	The forward-looking statements contained in this proxy statement/prospectus rely upon estimates and assumptions that are subject to uncertainty.

Risks Related to Jet Token’s Operating Environment

●	Demand for Jet Token’s product and services may decline due to factors beyond its control.

●	Jet Token faces a high level of competition with numerous market participants with greater financial resources and operating experience.

●	Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on Jet Token’s business, results of operations and financial condition.

●	Jet Token’s business is primarily focused on certain targeted geographic regions, making it vulnerable to risks associated with having geographically concentrated operations.

●	The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on Jet Token’s ability to obtain and retain customers.

●	The supply of pilots to the airline industry is limited and may negatively affect Jet Token’s operations and financial condition. Increases in labor costs may adversely affect Jet Token’s business, results of operations and financial condition.

●	Pilot attrition may negatively affect Jet Token’s operations and financial condition.

●	Jet Token is exposed to operational disruptions due to maintenance.

●	Significant increases in fuel costs could have a material adverse effect on Jet Token’s business, financial condition and results of operations.

●	If efforts to continue to build a strong brand identity and improve member satisfaction and loyalty are not successful, Jet Token may not be able to attract or retain members, and its operating results may be adversely affected.

Risks Related to Jet Token’s Business

●	Jet Token is an early stage company with a limited operating history.

●	Jet Token may not be able to successfully implement its growth strategies.

●	Jet Token’s operating results are expected to be difficult to predict based on a number of factors that also will affect its long-term performance.

●	If Jet Token cannot internally or externally finance its aircraft or generate sufficient funds to make payments to external financing sources, Jet Token may not succeed.

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●	Jet Token may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment.

●	The prices of blockchain currencies that Jet Token accepts as payment are extremely volatile. Fluctuations in the price of blockchain currencies and digital assets generally could materially and adversely affect Jet Token’s business.

●	Jet Token’s business and reputation rely on, and will continue to rely on, third parties.

●	Jet Token relies on third-party Internet, mobile, and other products and services to deliver its mobile and web applications and flight management system offerings to customers, and any disruption of, or interference with, Jet Token’s use of those services could adversely affect its business, financial condition, results of operations, and customers.

●	Jet Token relies on third parties maintaining open marketplaces to distribute its mobile and web applications.

●	Jet Token may be unable to adequately protect its intellectual property interests or may be found infringing on intellectual property interests of others.

Risks Relating to Ownership of Jet.AI Common Stock and Jet.AI Warrants after the Closing of the Business Combination

●	Jet Token has never paid cash dividends on its capital stock, and Jet.AI does not anticipate paying dividends in the foreseeable future.

●	The stock price following the Closing of the Business Combination may be volatile, and you may not be able to sell shares at or above the price at the Closing.

●	There is no guarantee that the Jet.AI Warrants will ever be in the money, and they may expire worthless.

●	Following the Business Combination, Jet.AI may redeem your unexpired Jet.AI Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

●	Anti-takeover provisions contained in the Proposed Organizational Documents and applicable laws could impair a takeover attempt.

●	Jet.AI is subject to risks related to taxation in the United States.

Risks Related to Oxbridge and the Business Combination

●	Oxbridge will be forced to liquidate the Trust Account if it cannot consummate a business combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal).

●	If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

●	The announcement of the Business Combination could disrupt Jet.AI’s relationships with its customers, members, providers, business partners and others, as well as its operating results and business generally.

●	Shareholder litigation and regulatory inquiries and investigations are expensive and could harm Oxbridge’s business, financial condition and operating results and could divert management attention.

●	The ability of the public shareholders to exercise redemption rights with respect to a large number of our public shares could increase the probability that the Business Combination will be unsuccessful and that Oxbridge’s shareholders will have to wait for liquidation in order to redeem their public shares.

●	In the event that a significant number of public shares are redeemed, our shares may become less liquid following the Business Combination.

●	Oxbridge may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

●	Oxbridge’s shareholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Jat.AI Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Oxbridge’s current shareholders have on the management of Oxbridge.

●	Oxbridge shareholders who redeem their Ordinary Shares may continue to hold any Oxbridge public warrants that they own, which will result in additional dilution to non-redeeming Oxbridge shareholders upon exercise of such Oxbridge public warrants or Private Placement Warrants, as applicable.

●	There are risks to Oxbridge shareholders who are not affiliates of the Sponsor of becoming shareholders of Jet.AI through the Business Combination rather than acquiring securities of Jet Token directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

●	Following the consummation of the Business Combination, Jet.AI’s sole material asset will be its direct and indirect interests in its subsidiaries and, accordingly, Jet.AI will be dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the Jet.AI Common Stock.

●	Subsequent to the consummation of the Business Combination, Jet.AI may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

●	Our Sponsor, directors and officers have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote, and together they hold a sufficient number of Class A Ordinary Shares and Class B Ordinary Shares to approve the Business Combination Proposal.

●	Our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally.

●	Our officers and directors may have conflicts of interest in determining whether to present business opportunities to us or another entity with which they are, or may become, affiliated.

●	Our Sponsor holds a significant number of Class B Ordinary Shares and warrants. Our Sponsor will lose its entire investment in us if we do not complete the Business Combination or any other Initial Business Combination.

●	We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Jet Token’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus than an investor in an initial public offering.

●	Were we to be considered to be a “foreign person,” we might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

●	The underwriter has a potential conflict of interest regarding the Business Combination.

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Risks Related to Consummation of the Domestication

●	Upon consummation of the Business Combination, the rights of the holders of Jet.AI Common Stock arising under the DGCL as well as the Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Class A Ordinary Shares arising under Cayman Islands law as well as the Existing Organizational Documents.

●	The Proposed Organizational Documents will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a more favorable judicial forum for disputes with Jet.AI or its directors, officers, employees or stockholders.

Risks Related to the Redemption

●	There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

●	If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

●	Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

●	If a public shareholder fails to receive notice of Oxbridge’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

●	If Oxbridge is unable to consummate the Business Combination or any other Initial Business Combination within the Combination Period, the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

●	The U.S. federal income tax treatment of the redemption of Jet.AI Common Stock as a sale of such Jet.AI Common Stock depends on a shareholder’s specific facts.

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SELECTED HISTORICAL FINANCIAL DATA OF Jet Token

The following selected historical financial information and other data for Jet Token set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jet Token” and Jet Token’s historical unaudited and audited consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

The selected historical consolidated financial information and other data presented below is derived from Jet Token’s unaudited financial statements included elsewhere in this proxy statement/prospectus for the three months ended March 31, 2023 and the balance sheet data as of March 31, 2023, and Jet Token’s audited financial statements included elsewhere in this proxy statement/prospectus for the years ended December 31, 2022 and 2021.

Statements of Operations Data

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Statement of Operations Data:
Revenues	$1,875,508	$731,437	$21,862,728	$1,112,195
Cost of revenues	1,950,526	807,322	19,803,739	1,383,100
Gross profit (loss)	(75,018)	(75,885)	2,058,989	(270,905)
Operating Expenses:
General and administrative (1)	2,488,018	1,713,731	9,230,789	14,879,597
Sales and marketing	120,167	85,652	426,728	704,724
Research and development	36,319	19,111	137,278	117,391
Total operating expenses	2,644,504	1,818,494	9,794,795	15,701,712
Operating loss	$(2,719,522)	$(1,894,379)	$(7,735,806)	$(15,972,617)
Net Loss	$(2,719,522)	$(1,895,178)	$(7,738,203)	$(15,765,249)
Cash Flow Data
Net cash provided by (used in) operating activities	$(1,192,047)	$297,625	$(96,044)	$(2,612,579)
Net cash used in investing activities	(93,633)	(763,600)	290,488	(546,135)
Net cash provided by financing activities	1,151,726	580,494	689,453	1,580,986

Balance Sheets Data

	As of March 31,	As of December 31,
	2023	2022	2021
Balance sheet data:
Cash and cash equivalents	$1,393,437	$1,527,391	$643,494
Total Assets	4,789,389	4,890,619	2,141,037
Lease liability, net of current portion	1,405,284	1,531,364	-
Total Liabilities	4,213,848	4,154,326	1,243,568
Total liabilities and stockholders’ equity	575,541	736,293	897,469

(1) Includes stock-based compensation of $1,407,044, $1,151,092, $6,492,653 and $12,690,091 for the three months ended March 31, 2023 and 2022, and for the twelve months ended December 31, 2022 and 2021, respectively.

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SELECTED HISTORICAL FINANCIAL DATA OF Oxbridge

The selected historical consolidated financial information and other data presented below is derived from Oxbridge’s unaudited financial statements included elsewhere in this proxy statement/prospectus for the three months ended March 31, 2023 and the balance sheet data as of March 31, 2023, and Oxbridge’s audited financial statements included elsewhere in this proxy statement/prospectus for the years ended December 31, 2022 and 2021.

Oxbridge’s historical results presented below are not necessarily indicative of the results for any future period. The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oxbridge” and “Information about Oxbridge” and the historical financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

Statements of Operations Data

(in thousands, except share and per share data)

Statements of Operations Data:	For the Three Months Ended	For the Years Ended
	March 31,	December 31,	December 31,
	2023	2022	2021
Revenue	$-	$-	$-
Loss from operations	(363)	(487)	(86)
Interest Income on Marketable Securities	136	960	-
Change in fair value of warrant liabilities	(389)	6,699	(3,457)
Net income (loss)	(615)	7,176	(3,542)
Basic and diluted net earnings (loss) per ordinary share	(0.15)	0.55	(0.24)

Statements of Balance Sheet Data:

(in thousands, except share and per share data)

Balance Sheet Data:	As of March 31,	As of December 31,
	2023	2022	2021
Total current assets	$91	$215	$614
Trust account	12,971	12,835	116,725
Total assets	13,062	13,050	117,339
Total liabilities	5,699	5,072	11,112
Value of ordinary shares subject to redemption	12,971	12,835	116,725
Shareholders’ deficit	(5,608)	(4,857)	(10,498)
Ordinary Shares Subject to Possible Redemption	1,186,952	1,186,952	11,500,000

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Oxbridge is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Jet.AI will represent a continuation of the financial statements of Jet Token with the Business Combination being treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Jet Token in future reports of Jet.AI.

The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2023 gives pro forma effect to the Business Combination as if it had occurred on March 31, 2023. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2022 and the three months ended March 31, 2023 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2022.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of Jet.AI and the accompanying notes, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” both appearing elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of Oxbridge and Jet Token and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what Jet.AI’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of Jet.AI.

The following table presents selected pro forma information after giving effect to the Business Combination, presented under two scenarios:

●	Assuming No Redemptions Scenario — this scenario assumes that none of the public shareholders exercise their right to have their Class A Ordinary Shares redeemed for cash; and

●	Assuming Maximum Redemptions Scenario — this scenario assumes that 245,288 Class A Ordinary Shares are redeemed for an aggregate payment of $2,681,000, which is the maximum number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.93 per share based on the Trust Account balance as of March 31, 2023 with Oxbridge still having: (a) as of the Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and expenses paid or required to be paid in connection with the Business Combination (including underwriting commissions), taking into account any liabilities that have accrued prior to the Closing but for which payment will be due, or deferred until, after the Closing, cash on hand equal to or in excess of $5,000,000 and (b) at least $5,000,001 of net tangible assets, after deducting all amounts to be paid pursuant to the exercise of redemption rights, as required to consummate the Business Combination.

The following table summarizes the pro forma Jet.AI Common Stock issued and outstanding immediately after the Business Combination:

	No Redemptions Scenario		Maximum Redemptions Scenario(1)
	Shares	%	Shares	%
Historical Rollover Shareholders	4,500,000	51.86	4,500,000	53.37
Public Shareholders	1,301,952	15.01	1,056,664	12.53
Initial Shareholders	2,875,000	33.13	2,875,000	34.10
Total	8,676,952	100.00	8,431,664	100.00

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

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The two alternative levels of additional redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding public warrants as such securities are not exercisable until 30 days after the Closing and no adjustments for the Merger Consideration Warrants.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

		Pro Forma
	Pro Forma	Combined
	Combined	(Assuming
	(Assuming No	Maximum
	Redemptions	Redemptions
	Scenario)	Scenario)

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data	(in thousands, except share and per share data)
For the three months ended March 31, 2023
Revenue	$1,876	$1,876
Net loss	$(3,472)	$(3,472)
Net loss per share – Jet.AI Common Stock – basic and diluted	$(0.40)	$(0.41)
Weighted-average Jet.AI Common Stock outstanding – basic and diluted	8,676,952	8,431,664

For the year ended December 31, 2022
Revenue	$21,863	$21,863
Net loss	$(1,522)	$(1,522)
Net loss per share – Jet.AI Common Stock – basic and diluted	$(0.09)	$(0.09)
Weighted-average Jet.AI Common Stock outstanding – basic and diluted	17,633,764	17,398,334

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2023
Total assets	$12,462	$9,873
Total liabilities	$4,508	$4,508
Total shareholders’ equity	$7,618	$5,029

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RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Jet Token and our business, financial condition and prospects following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jet Token,” the financial statements of Jet Token and the notes to the financial statements of Jet Token included herein.

Risks Related to Projections and Forward-Looking Statements Included in this Proxy Statement/Prospectus

The projections provided to the Oxbridge Board and contained in this proxy statement/prospectus are forward-looking statements that rely upon estimates and assumptions that are subject to uncertainty.

The projections of revenue, projected contribution, EBITDA and capital expenditures provided to the Oxbridge Board by Jet Token are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include timing of the proposed merger; the business plans, objectives, expectations and intentions of the parties once the transaction is complete, and Jet Token’s and Oxbridge’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities, relating to the acquired business. Those forward-looking statements reflect the analysis of existing information at the time of such investor presentations and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in the investor presentations: the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement and the proposed transaction contemplated thereby; the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain approval of the stockholders of Oxbridge or Jet Token or other conditions to closing in the Business Combination Agreement; the outcome of any legal proceedings that have been, or will be, instituted against Oxbridge or other parties to the Business Combination Agreement following announcement of the Business Combination Agreement and transactions contemplated therein; the ability of Oxbridge to meet Nasdaq listing standards following the merger and in connection with the consummation thereof; the failure to achieve the assumptions underlying certain of the financial projections risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the announcement of the Business Combination Agreement and consummation of the transaction described therein; costs related to the proposed merger and the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; changes in applicable laws or regulations; the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to grow and manage growth profitability, maintain relationships with customers and retain its key employees; the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Oxbridge.

The forward-looking statements contained in this proxy statement/prospectus rely upon estimates and assumptions that are subject to uncertainty.

This proxy statement/prospectus contains a number of forward-looking statements regarding our future operating results, our ability to enter into partnerships or contractual relationships with third parties, the level of indebtedness we will have at the Closing, and of future economic conditions. These forward-looking statements, while in some cases presented with numerical specificity, are based upon a number of estimates and assumptions, which though considered reasonable by Jet Token at the time presented, are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of Jet Token, and upon assumptions with respect to future business strategies and decisions which are subject to change and may be out of the control of the current management of Jet Token. While Jet Token believes that the forward-looking statements are based upon reasonable assumptions and estimates, actual results will vary and such variations may be material. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions underlying the forecasts will not materialize. The uncertainty of the forward-looking statements is particularly heightened by the fact that Jet Token has limited operations, track record or historical financial statements or data on which to base the projections underlying the forward-looking statements. PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE forward-looking statements AND SHOULD READ THEM IN CONNECTION WITH THE OTHER MATERIALS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

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Risks Related to Jet Token’s Operating Environment

Demand for Jet Token’s product and services may decline due to factors beyond its control.

Demand for private jet charters may be negatively impacted by factors affecting air travel generally, such as adverse weather conditions, an outbreak of a contagious disease and other natural events, terrorism and increased security screening requirements.

In particular, the recurrence of a pandemic, whether COVID-19 or otherwise, may result in a decline in air travel. Additionally, the reimposition of travel restrictions and other measures intended to contain the spread of any such virus may contribute to a decline in demand for air travel. If travel remains in a general decline for a significant period of time, Jet Token may be unable to compete with more established operators and may not be able to achieve profitability in the medium term or at all.

More broadly, business jet travel is highly correlated to the performance of the economy, and an economic downturn, such as the current economic environment, which has been adversely affected by high rates of inflation, increasing interest rates, and low consumer sentiment, is likely to have a direct impact on the use of business jets. Jet Token’s customers may consider private air travel through its products and services to be a luxury item, especially when compared to commercial air travel. As a result, any economic downturn which has an adverse effect on Jet Token’s customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than Jet Token’s products and services. For example, beginning in 2008 and in connection with weakened macroeconomic conditions, the corporate and executive jet aviation industry, and companies that utilize corporate jets, experienced intensified political and media scrutiny. It is likely that the current economic downturn will impact demand for private jet travel for some time.

Any of these factors that cause the demand for private jet travel may result in delays that could reduce the attractiveness of private air charter travel versus other means of transportation, particularly for shorter distance travel, which represents our target market. Delays also frustrate passengers, affecting Jet Token’s reputation and potentially reducing fleet utilization and charter bookings as a result of flight cancellations and increase costs. Jet Token may experience decreased demand, as well as a loss of reputation, in the event of an accident involving one of its aircraft or an aircraft booked through our platform or any actual or alleged misuse of its platform or aircraft by customers in violation of law. Demand for Jet Token’s product and services may also decline due to actions that increase the cost of private air charter travel versus other forms of transportation, particularly efforts aimed at addressing climate change such as carbon tax initiatives or other actions. Any of the foregoing circumstances or events which reduced the demand for private jet charters could negatively impact Jet Token’s ability to establish its business and achieve profitability.

Jet Token faces a high level of competition with numerous market participants with greater financial resources and operating experience.

The private air travel industry is extraordinarily competitive. Factors that affect competition in this industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. Jet Token plans to compete against private jet charter and fractional jet companies as well as business jet charter companies. Both the private jet charter companies and the business jet charter companies have numerous competitive advantages that enable them to attract customers. Jet Token’s access to a smaller aircraft fleet and regional focus puts it at a competitive disadvantage, particularly with respect to its appeal to business travelers who want to travel overseas.

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The fractional private jet companies and many of the business jet charter companies have access to larger fleets of aircraft and have greater financial resources, which would permit them to more effectively service customers. Due to Jet Token’s relatively small size, it is more susceptible to their competitive activities, which could prevent Jet Token from attaining the level of sales required to sustain profitable operations.

Recent consolidation in the industry, such as VistaJet’s acquisitions of XOJET and JetSmarter and Wheels Up’s acquisition of Delta Private Jets as well as Gama Aviation, a business jet services company, and increased consolidation in the future could further intensify the competitive environment Jet Token faces.

There can be no assurance that Jet Token’s competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect Jet Token’s business, financial condition and results of operations.

Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on Jet Token’s business, results of operations and financial condition.

Like other aviation companies, Jet Token’s business is affected by factors beyond its control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, natural disasters, adverse weather conditions, increased and changing security measures, changing regulatory and governmental requirements, new or changing travel-related taxes, or the outbreak of disease. Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there are currently proposals before Congress that could potentially lead to the privatization of the United States’ air traffic control system, which could adversely affect Jet Token’s business.

Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect Jet Token to a greater degree than its competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on Jet Token’s business, results of operations and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on Jet Token’s business, results of operations and financial condition.

Jet Token’s business is primarily focused on certain targeted geographic regions, making it vulnerable to risks associated with having geographically concentrated operations.

Jet Token’s customer base is primarily concentrated in certain geographic regions of the United States. As a result, Jet Token’s business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions, catastrophic events or other disruptions. As Jet Token seeks to expand in its existing markets, opportunities for growth within these regions will become more limited and the geographic concentration of Jet Token’s business may increase.

The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on Jet Token’s ability to obtain and retain customers.

The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures and collisions, which may result in loss of life, personal injury and/or damage to property and equipment. Jet Token may experience accidents in the future. These risks could endanger the safety of its customers, personnel, third parties, equipment, cargo and other property (both Jet Token’s and that of third parties), as well as the environment. If any of these events were to occur, Jet Token could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of Jet Token’s fleet and suspension or revocation of its operating authorities) and damage to its reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft Jet Token operates or charters, Jet Token could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of Jet Token’s insurance coverage available in the event of such losses would be adequate to cover such losses, or that Jet Token would not be forced to bear substantial losses from such events, regardless of its insurance cover.

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Moreover, any aircraft accident or incident, even if fully insured, and whether involving Jet Token or other private aircraft operators, could create a public perception that Jet Token is less safe or reliable than other private aircraft operators, which could cause customers to lose confidence and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving Jet Token or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by customers.

Jet Token incurs considerable costs to maintain the quality of (i) its safety program, (ii) its training programs and (iii) its fleet of aircraft. Jet Token cannot guarantee that these costs will not increase. Likewise, Jet Token cannot guarantee that its efforts will provide an adequate level of safety or an acceptable safety record. If Jet Token is unable to maintain an acceptable safety record, Jet Token may not be able to retain existing customers or attract new customers, which could have a material adverse effect on its business, financial condition and results of operations.

The supply of pilots to the airline industry is limited and may negatively affect Jet Token’s operations and financial condition. Increases in labor costs may adversely affect Jet Token’s business, results of operations and financial condition.

Jet Token’s pilots are subject to stringent pilot qualification and crew member flight training standards (“FAA Qualification Standards”), which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. A shortage of pilots would require Jet Token to further increase its labor costs, which would result in a material reduction in its earnings. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for Jet Token’s operations.

In addition, Jet Token’s operations and financial condition may be negatively impacted if it is unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA Qualification Standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors and related training equipment. As a result, the training of Jet Token’s pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support Jet Token’s operational needs.

Pilot attrition may negatively affect Jet Token’s operations and financial condition.

In recent years, Jet Token has observed significant volatility in pilot attrition as a result of pilot wage and bonus increases at other industry participants and the growth of cargo, low-cost and ultra-low-cost airlines. If attrition rates are higher than the availability of replacement pilots, Jet Token’s operations and financial results could be materially and adversely affected.

Jet Token is exposed to operational disruptions due to maintenance.

Jet Token’s fleet requires regular maintenance work, which may cause operational disruption. Jet Token’s inability to perform timely maintenance and repairs can result in its aircraft being underutilized which could have an adverse impact on its business, financial condition and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on Jet Token. Moreover, as Jet Token’s aircraft base increases, maintenance costs could potentially increase.

Significant increases in fuel costs could have a material adverse effect on Jet Token’s business, financial condition and results of operations.

Fuel is essential to the operation of Jet Token’s aircraft and to Jet Token’s ability to carry out its transport services. Fuel costs are a key component of Jet Token’s operating expenses. A significant increase in fuel costs may negatively impact Jet Token’s revenue, margins, operating expenses and results of operations. While Jet Token may be able to pass increases in fuel costs on to its customers, increased fuel surcharges may affect Jet Token’s revenue and retention if a prolonged period of high fuel costs occurs. To the extent there is a significant increase in fuel costs that affects the amount Jet Token’s customers choose to fly, it may have a material adverse effect on Jet Token’s business, financial condition and results of operations.

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If efforts to continue to build a strong brand identity and improve member satisfaction and loyalty are not successful, Jet Token may not be able to attract or retain members, and its operating results may be adversely affected.

Jet Token must continue to build and maintain strong brand identity for its products and services, which have expanded over time. Jet Token believes that strong brand identity will continue to be important in attracting members. If Jet Token’s efforts to promote and maintain its brand are not successful, Jet Token’s operating results and our ability to attract members and other customers may be adversely affected. From time to time, Jet Token’s members and other customers may express dissatisfaction with its products and service offerings, in part due to factors that could be outside of Jet Token’s control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with Jet Token’s products and services is widespread or not adequately addressed, Jet Token’s brand may be adversely impacted and its ability to attract and retain members may be adversely affected. With respect to Jet Token’s planned expansion into additional markets, Jet Token will also need to establish its brand and to the extent it is not successful, Jet Token’s business in new markets would be adversely impacted.

Any failure to offer high-quality customer support may harm Jet Token’s relationships with its customers and could adversely affect Jet Token’s reputation, brand, business, financial condition and results of operations.

Through Jet Token’s marketing, advertising, and communications with its customers, Jet Token sets the tone for its brand as aspirational but also within reach. Jet Token’s strives to create high levels of customer satisfaction through the experience provided by its team and representatives. The ease and reliability of its offerings, including its ability to provide high-quality customer support, helps Jet Token attract and retain customers. Jet Token’s ability to provide effective and timely support is largely dependent on its ability to attract and retain skilled employees who can support Jet Token’s customers and are sufficiently knowledgeable about Jet Token’s product and services. As Jet Token continues to grow its business and improve its platform, it will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that Jet Token does not maintain high-quality support, could adversely affect Jet Token’s reputation, brand, business, financial condition and results of operations.

The demand for Jet Token’s services is subject to seasonal fluctuations.

Demand for Jet Token’s services will fluctuate over the course of the year and is higher in the summer season and during holiday periods. During periods of higher demand, Jet Token’s ability to provide agreed upon levels of service to its customers may deteriorate, which could have a negative impact on Jet Token’s reputation and its ability to succeed.

Jet Token’s ability to sell its product or service may be adversely affected by changes in government regulation.

Jet Token’s business is subject to significant regulation by the FAA, the TSA (Transportation Security Administration) as well as “know your customer” obligations and other laws and regulations. The laws and regulations concerning the selling of Jet Token’s product or services may change and if they do then the selling of Jet Token’s product or service may no longer be possible or profitable.

Jet Token has not launched a version of its App that would integrate client Jet Token balances held in wallets on the Network and there is a risk that Jet Token may not be able to do so or, if it does, that it will be able to establish and grow its client base.

Jet Token has not yet launched a version of its App that will integrate client Jet Token balances held in wallets on the Network. Jet Token cannot assure you that it will be able to do so. If and when it does, there are no guarantees that Jet Token will attract a sufficient client base who use Jet Token’s booking services to charter flights. If Jet Token fails to develop and launch these more enhanced versions of its App or fails to attract a sufficient client base, Jet Token may determine to discontinue its business and you could lose all of your investment.

Jet Token’s failure to attract and retain highly qualified personnel in the future could harm its business.

Jet Token believes that its future success will depend in large part on its ability to retain or attract highly qualified management, technical and other personnel. Jet Token may not be successful in retaining key personnel or in attracting other highly qualified personnel. If Jet Token is unable to retain or attract significant numbers of qualified management and other personnel, Jet Token may not be able to grow and expand its business.

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Risks Related to Jet Token’s Business

Jet Token is an early stage company with a limited operating history.

Jet Token was formed on June 4, 2018. Accordingly, Jet Token has a limited history upon which an investor can evaluate its performance and future prospects. Jet Token has a short history and a limited number of aircraft and related customers. Jet Token’s current and proposed operations are subject to all business risks associated with newer enterprises. These include likely fluctuations in operating results as Jet Token reacts to developments in its markets, difficulty in managing its growth and the entry of competitors into the market. Jet Token has incurred net losses to date and anticipates continuing net losses for the foreseeable future. Jet Token cannot assure you that it will be profitable in the foreseeable future or generate sufficient profits to pay dividends. If Jet Token does achieve profitability, Jet Token cannot be certain that it will be able to sustain or increase such profitability. Jet Token has not consistently generated positive cash flow from operations, and it cannot be certain that it will be able to generate positive cash flow from operations in the future. To achieve and sustain profitability, Jet Token must accomplish numerous objectives, including broadening and stabilizing its sources of revenue and increasing the number of paying members to its service. Accomplishing these objectives may require significant capital investments. Jet Token cannot be assured that it will be able to achieve these objectives.

Jet Token may not be able to successfully implement its growth strategies.

Jet Token’s growth strategies include, among other things, expanding its addressable market by opening up private aviation to non-members through our marketplace, expanding into new domestic markets and developing adjacent businesses. Jet Token faces numerous challenges in implementing its growth strategies, including its ability to execute on market, business, product/service and geographic expansions. Jet Token’s strategies for growth are dependent on, among other things, its ability to expand existing products and service offerings and launch new products and service offerings. Although Jet Token devotes significant financial and other resources to the expansion of its products and service offerings, its efforts may not be commercially successful or achieve the desired results. Jet Token’s financial results and its ability to maintain or improve its competitive position will depend on its ability to effectively gauge the direction of its key marketplaces and successfully identify, develop, market and sell new or improved products and services in these changing marketplaces. Jet Token’s inability to successfully implement its growth strategies could have a material adverse effect on its business, financial condition and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.

Jet Token’s operating results are expected to be difficult to predict based on a number of factors that also will affect its long-term performance.

Jet Token expects its operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside its control and difficult to predict. As a result, period-to-period comparisons of Jet Token’s operating results may not be a good indicator of its future or long-term performance. The following factors may affect Jet Token from period-to-period and may affect its long-term performance:

●	Jet Token may fail to successfully execute its business, marketing and other strategies;

●	Jet Token’s ability to grow complementary products and service offerings may be limited, which could negatively impact its growth rate and financial performance;

●	Jet Token may be unable to attract new customers and/or retain existing customers;

●	Jet Token may require additional capital to finance strategic investments and operations, pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and Jet Token cannot be sure that additional financing will be available;

●	Jet Token’s historical growth rates may not be reflective of its future growth;

●	Jet Token’s business and operating results may be significantly impacted by general economic conditions, the health of the U.S. aviation industry and risks associated with its aviation assets;

●	litigation or investigations involving Jet Token could result in material settlements, fines or penalties and may adversely affect Jet Token’s business, financial condition and results of operations;

●	existing or new adverse regulations or interpretations thereof applicable to Jet Token’s industry may restrict its ability to expand or to operate its business as intended and may expose Jet Token to fines and other penalties;

●	the occurrence of geopolitical events such as war, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions may have an adverse effect on Jet Token’s business;

●	some of Jet Token’s potential losses may not be covered by insurance, and Jet Token may be unable to obtain or maintain adequate insurance coverage; and

●	Jet Token is potentially subject to taxation-related risks in multiple jurisdictions, and changes in tax laws could have a material adverse effect on its business, cash flow, results of operations or financial condition.

If Jet Token cannot internally or externally finance its aircraft or generate sufficient funds to make payments to external financing sources, Jet Token may not succeed.

As is customary in the aviation industry, Jet Token is reliant on external financing for the acquisition of its aircraft and are likely to need additional financing in the future in order to grow its fleet. Jet Token has acquired one HondaJet under a leasing arrangement described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If Jet Token is unable to generate sufficient revenue or other funding to make payments on this lease arrangement, the lessor may take back the aircraft, which would have a material adverse effect on Jet Token’s business and reputation. Furthermore, if Jet Token does not have access to external financing for future aircraft, for whatever reason, including reasons relating to Jet Token’s business or prospects or the broader economy, Jet Token may not be in a position to grow and/or survive.

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Jet Token may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment.

Jet Token anticipates needing access to credit in order to support its working capital requirements as it grows. Interest rates are rising, and it is a difficult environment for obtaining credit on favorable terms. If Jet Token cannot obtain credit when needed, Jet Token may issue debt or equity securities to raise funds, modify its growth plans, or take some other action. Interest on debt securities could increase costs and negatively impact operating results and convertible debt securities could result in diluting your interest in Jet Token. If Jet Token is unable to find additional capital on favorable terms, then it is possible that it will choose to cease its sales activity. In that case, the only asset remaining to generate a return on your investment could be Jet Token’s intellectual property. Even if Jet Token is not forced to cease its sales activity, the unavailability of capital could result in Jet Token performing below expectations, which could adversely impact the value of your investment.

The prices of blockchain currencies that Jet Token accepts as payment are extremely volatile. Fluctuations in the price of blockchain currencies and digital assets generally could materially and adversely affect Jet Token’s business.

Jet Token accepts blockchain currencies, like Bitcoin, as payment and the market value of these blockchain currencies is highly volatile. Though Jet Token promptly exchanges blockchain currencies for fiat currencies to limit direct exposure to this volatility, Jet Token believes its services have a modest competitive advantage due to its acceptance of blockchain currencies as payment vis-a-vis its competitors. To the extent that this high level of volatility decreases the general use of blockchain currencies, Jet Token may lose this advantage and its results may suffer. Furthermore, a decrease in the price of a single blockchain asset may cause volatility in the entire blockchain asset industry and may affect other blockchain assets.

Jet Token’s business and reputation rely on, and will continue to rely on, third parties.

Jet Token has relied on a third-party app developer to develop the initial versions of its App and Jet Token may continue to rely on third parties for future development of portions of any new or revised App. In place of a third-party app developer, Jet Token relies both on internal development and freelance contractors supervised by Jet Token’s Chief Technology Officer. Jet Token intends to continue to build its internal development team and to gradually decrease its reliance on external contractors for app development. Both the front-end and back-end development of the App are substantially completed as of date of this proxy statement/prospectus, with integration of the two by our CTO and both external contractors in process. If there were delays or complications in the App development this might result in difficulties that include but are not limited to the following:

●	Increased Development Costs: Extended development timelines can result in higher costs associated with personnel, software licenses, hardware, and other development resources. Delays may require additional investments to address technical issues, hire more personnel, or acquire additional technology or expertise to expedite the development process. These increased costs may negatively impact our financial performance and profitability.
●	Missed Time-to-Market Opportunities: Delays in app development may cause us to miss strategic market windows, limiting our ability to capture early adopters and gain a competitive advantage. Competitors may seize the opportunity to launch similar apps, potentially eroding our market share and diminishing our growth prospects. Our ability to generate revenue and establish a strong market presence may be compromised as a result.
●	Customer Dissatisfaction and Loss of Trust: If delays or complications prolong the release of our app, it may lead to customer frustration and disappointment. Anticipation for the app’s availability may diminish, and users may turn to alternative solutions or competitors. Customer dissatisfaction can harm our reputation and brand image, resulting in a loss of trust and reducing customer loyalty and engagement with our products and services.
●	Negative Impact on Revenue and Financial Performance: The delay in launching our app may impact our revenue projections, financial forecasts, and investment plans. The inability to generate expected revenue streams can adversely affect our cash flow, profitability, and ability to meet financial obligations or raise additional capital. Our valuation and attractiveness to investors may also be negatively impacted.
●	Opportunity Costs and Competitive Disadvantage: Time spent on addressing delays and complications diverts management’s attention and resources away from other strategic initiatives or product developments. We may miss out on potential partnership opportunities, market expansions, or product enhancements, resulting in missed revenue and growth opportunities. Competitors who successfully launch their apps within a shorter timeframe may gain a competitive advantage over us.
●	Loss of Investor Confidence: Extended delays or ongoing complications may erode investor confidence in our ability to execute our business plan successfully. Investors may question our management’s capability, resulting in reduced investor interest, difficulty in raising funds, and a potential decline in our stock price. The loss of investor confidence can have broader implications for our overall financial stability and long-term viability.

Jet Token also expects to rely heavily on its existing operating partner, Cirrus Aviation Services, to maintain and operate Jet Token’s leased aircraft for charter services and Jet Token will rely on third party operators when its clients book flights through its platform with those operators. Both Jet Token and Cirrus actively book charter onto Jet Token aircraft. Cirrus books charter via its 24-hour charter department and Jet Token books charter via its App. The failure of these third parties to perform these roles properly may result in damage to Jet Token’s reputation, loss of clients, potential litigation and other costs. Jet Token may also experience delays, defects, errors, or other problems with their work that could have an adverse effect on Jet Token’s results and its ability to achieve profitability.

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Jet Token relies on third-party Internet, mobile, and other products and services to deliver its mobile and web applications and flight management system offerings to customers, and any disruption of, or interference with, Jet Token’s use of those services could adversely affect its business, financial condition, results of operations, and customers.

Jet Token’s platform’s continuing and uninterrupted performance is critical to its success. That platform is dependent on the performance and reliability of Internet, mobile, and other infrastructure services that are not under Jet Token’s control. While Jet Token has engaged reputable vendors to provide these products or services, Jet Token does not have control over the operations of the facilities or systems used by its third-party providers. These facilities and systems may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages, pandemics, and similar events or acts of misconduct. In addition, any changes in one of Jet Token’s third-party service provider’s service levels may adversely affect Jet Token’s ability to meet the requirements of its customers. While Jet Token believes it has implemented reasonable backup and disaster recovery plans, Jet Token has experienced, and expects that in the future it will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, capacity constraints, or external factors beyond Jet Token’s control. Sustained or repeated system failures would reduce the attractiveness of Jet Token’s offerings and could disrupt Jet Token’s customers’ businesses. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as Jet Token expands its products and service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm Jet Token’s reputation and brand, may adversely affect the usage of Jet Token’s offerings, and could harm Jet Token’s business, financial condition and results of operation.

Jet Token relies on third parties maintaining open marketplaces to distribute its mobile and web applications.

The success of Jet Token’s App relies in part on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make our App available for download. Jet Token cannot be assured that the marketplaces through which it distributes its App will maintain their current structures or that such marketplaces will not charge Jet Token fees to list its App for download.

Jet Token may be unable to adequately protect its intellectual property interests or may be found infringing on intellectual property interests of others.

Jet Token’s intellectual property includes its trademarks, domain names, website, mobile and web applications, software (including our proprietary algorithms and data analytics engines), copyrights, trade secrets, and inventions (whether or not patentable). Jet Token believes that its intellectual property plays an important role in protecting its brand and the competitiveness of its business. If Jet Token does not adequately protect its intellectual property, its brand and reputation may be adversely affected and its ability to compete effectively may be impaired.

Jet Token protects its intellectual property through a combination of trademarks, domain names and other measures. Jet Token has registered its trademarks and domain names that it currently uses in the United States. Jet Token’s efforts may not be sufficient or effective. Further, Jet Token may be unable to prevent competitors from acquiring trademarks or domain names that are similar to or diminish the value of its intellectual property. In addition, it may be possible for other parties to copy or reverse engineer Jet Token’s applications or other technology offerings. Moreover, Jet Token’s proprietary algorithms, data analytics engines, or other software or trade secrets may be compromised by third parties or Jet Token’s employees, which could cause Jet Token to lose any competitive advantage it may have from them.

In addition, Jet Token’s business is subject to the risk of third parties infringing its intellectual property. Jet Token may not always be successful in securing protection for, or identifying or stopping infringements of, its intellectual property and it may need to resort to litigation in the future to enforce its rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that Jet Token’s intellectual property rights are unenforceable.

Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As Jet Token expands and raises its profile, the likelihood of intellectual property claims being asserted against it grows. Further, Jet Token may acquire or introduce new technology offerings, which may increase Jet Token’s exposure to patent and other intellectual property claims. Any intellectual property claims asserted against Jet Token, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If Jet Token is unsuccessful in defending such a claim, it may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent it from using its intellectual property or making its offerings available to customers. Some intellectual property claims may require Jet Token to seek a license to continue its operations, and those licenses may not be available on commercially reasonable terms or may significantly increase Jet Token’s operating expenses. If Jet Token is unable to procure a license, it may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect Jet Token’s business, financial condition, or operations.

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A delay or failure to identify and devise, invest in and implement certain important technology, business, and other initiatives could have a material impact on Jet Token’s business, financial condition and results of operations.

In order to operate its business, achieve its goals, and remain competitive, Jet Token continuously seeks to identify and devise, invest in, implement and pursue technology, business and other important initiatives, such as those relating to aircraft fleet structuring, business processes, information technology, initiatives seeking to ensure high quality service experience, and others.

Jet Token’s business and the aircraft Jet Token operates are characterized by changing technology, introductions and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. Jet Token’s future growth and financial performance will depend in part upon its ability to develop, market and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with Jet Token’s product and services could result in its revenues decreasing over time. If Jet Token is unable to upgrade its operations or fleet with the latest technological advances in a timely manner, or at all, its business, financial condition and results of operations could suffer.

Jet Token is dependent on its information systems which may be vulnerable to cyber-attacks or other events.

Jet Token’s operations are dependent on its information systems and the information collected, processed, stored, and handled by these systems. Jet Token relies heavily on its computer systems to manage its client account balances, booking, pricing, processing and other processes. Jet Token receives, retains and transmits certain confidential information, including personally identifiable information that its clients provide. In addition, for these operations, Jet Token depends in part on the secure transmission of confidential information over public networks to charter operators. Jet Token’s information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events and human error. If Jet Token’s platform is hacked, these funds could be at risk of being stolen which would damage Jet Token’s reputation and likely its business. Any significant disruption or cyber-attacks on Jet Token’s information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm Jet Token’s reputation and expose it to regulatory or legal actions and adversely affect its business and its financial results.

Because Jet Token’s software could be used to collect and store personal information, privacy concerns in the territories in which Jet Token operates could result in additional costs and liabilities to Jet Token or inhibit sales of its software.

The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. Jet Token is also required to comply with laws, rules and regulations relating to data security. Interpretation of these laws, rules and regulations and their application to Jet Token’s software and services in applicable jurisdictions is ongoing and cannot be fully determined at this time.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”) and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact Jet Token’s business as it depends on how such laws will be interpreted. As Jet Token expands its operations, compliance with privacy laws may increase its operating costs.

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Jet Token may not have enough funds to sustain the business until it becomes profitable.

Jet Token may not accurately anticipate how quickly it may use its funds and whether these funds are sufficient to bring the business to profitability.

Risks Relating to Ownership of Jet.AI Common Stock and Jet.AI Warrants after the Closing of the Business Combination

Jet Token has never paid cash dividends on its capital stock, and Jet.AI does not anticipate paying dividends in the foreseeable future.

Jet Token has never paid cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the Jet.AI Board and will depend on Jet.AI’s financial condition, operating results, capital requirements, general business conditions and other factors that the Jet.AI Board may deem relevant. As a result, capital appreciation, if any, of Jet.AI’s Common Stock will be the sole source of gain for the foreseeable future.

The stock price following the Closing of the Business Combination may be volatile, and you may not be able to sell shares at or above the price at the Closing.

After the Closing of the Business Combination, the trading price of the Jet.AI Common Stock and Jet.AI Warrants may be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond Jet.AI’s control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that Jet.AI provides to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

●	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies in the industry or related markets;

●	the timing and magnitude of investments in the growth of the business;

●	actual or anticipated changes in laws and regulations;

●	additions or departures of key management or other personnel;

●	increased labor costs;

●	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

●	the ability to market new and enhanced solutions on a timely basis;

●	sales of substantial amounts of the Jet.AI Common Stock by Jet.AI’s directors, executive officers or significant stockholders or the perception that such sales could occur;

●	changes in capital structure, including future issuances of securities or the incurrence of debt; and

●	general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies and aviation companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of Jet.AI Common Stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

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There is no guarantee that the Jet.AI Warrants will ever be in the money, and they may expire worthless.

The exercise price of the Jet.AI Warrants is $11.50 per share of Jet.AI Common Stock, subject to certain restrictions set forth in the Warrant Agreement. There is no guarantee that the Jet.AI Warrants will ever be in the money prior to their expiration, and as such, the Jet.AI Warrants may expire worthless. Additionally, we use the Black-Scholes option pricing model to determine the fair value of the Jet.AI Warrants. As a result, the valuation of this derivative instrument is subjective, and the Black-Scholes option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility. Changes in these assumptions can materially affect the fair value estimate.

Following the Business Combination, Jet.AI may redeem your unexpired Jet.AI Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the Business Combination, Jet.AI may redeem your unexpired public warrants at a time that is disadvantageous to you, thereby making your warrants worthless. Following the Business Combination, each of Oxbridge’s Class A Ordinary Shares will automatically convert on a one-for-one basis into a share of Jet.AI Common Stock. Post-Business Combination, Jet.AI will have the ability to redeem outstanding Jet.AI Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Jet.AI Common equals or exceeds $18 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by Jet.AI, Jet.AI may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees.

Historical trading prices for shares of Oxbridge’s Class A Ordinary Shares have varied between a low of approximately $10.00 on August 12, 2021 to a high of approximately $11.37 on November 16, 2021, but have not approached the $18 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). Pursuant to the Warrant Agreement, in the event that Jet.AI elects to redeem all of the redeemable warrants as described above, it will fix a date for the redemption and mail notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on our registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Anti-takeover provisions contained in the Proposed Organizational Documents and applicable laws could impair a takeover attempt.

Upon the Closing of the Business Combination, the Proposed Organizational Documents will afford certain rights and powers to the Jet.AI Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Jet.AI Common Stock, and could also affect the price that some investors are willing to pay for the Jet.AI Common Stock. See also “Description of the Securities.”

Jet.AI is subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining Jet.AI’s provision for income taxes. Jet.AI’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of Jet.AI’s operations, changes in Jet.AI’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although Jet.AI believes its tax estimates are reasonable, if the IRS or any other taxing authority disagrees with the positions taken on its tax returns, Jet.AI could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Jet.AI’s business and future profitability.

Following the Domestication, Jet.AI will be a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, since Jet.AI’s operations and customers are located throughout the United States, Jet.AI will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Jet.AI and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Jet.AI) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Jet.AI’s business and future profitability.

As a result of plans to expand Jet.AI’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Jet.AI’s after-tax profitability and financial results.

In the event that Jet.AI’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect Jet.AI’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Jet.AI’s business.

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Additionally, after the Business Combination, Jet.AI may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Jet.AI’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Jet.AI’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Jet.AI’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Jet.AI does not prevail in any such disagreements, Jet.AI’s profitability may be affected.

Jet.AI’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Jet.AI’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three year period. If Jet Token has experienced an ownership change at any time since its incorporation, Jet.AI may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination and future changes in Jet.AI’s stock ownership, which may be outside of Jet.AI’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit Jet.AI’s use of accumulated state tax attributes. As a result, even if Jet.AI earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to Jet.AI.

Risks Related to Oxbridge and the Business Combination

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Oxbridge prior to the Business Combination and to Jet.AI and its subsidiaries following the Business Combination.

Oxbridge will be forced to liquidate the Trust Account if it cannot consummate a business combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal).

If Oxbridge is unable to complete a business combination by August 16, 2023 and is forced to liquidate, the per share liquidation distribution will be approximately $11.07. On November 14, 2022, Oxbridge announced that the Sponsor deposited into the Trust Account $575,000 to extend the date by which the Business Combination may be consummated from November 16, 2022 to August 16, 2023.

Oxbridge has filed a preliminary proxy statement to call an extraordinary general meeting of shareholders regarding a proposal to allow Oxbridge to elect to extend the period to consummate an initial business combination up to six times, each by an additional one-month period, for a total of up to six months, from August 16, 2023 to February 16, 2024 (or such earlier date as determined by the Oxbridge Board).

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by Oxbridge’s shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “The Business Combination — Conditions to the Closing of the Business Combination Agreement.” Oxbridge and Jet Token may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Oxbridge and Jet Token to each lose some or all of the intended benefits of the Business Combination.

The announcement of the Business Combination could disrupt Jet.AI’s relationships with its customers, members, providers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Jet.AI’s business include the following:

●	its employees may experience uncertainty about their future roles, which might adversely affect Jet.AI’s ability to retain and hire key personnel and other employees;

●	customers, business partners and other parties with which Jet.AI maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Jet.AI or fail to extend an existing relationship or subscription with Jet.AI; and

●	Oxbridge and Jet Token have expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Jet.AI’s results of operations and cash available to fund its business.

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Shareholder litigation and regulatory inquiries and investigations are expensive and could harm Oxbridge’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any shareholder litigation and/or regulatory investigations against Oxbridge, whether or not resolved in Oxbridge’s favor, could result in substantial costs and divert Oxbridge’s management’s attention from other business concerns, which could adversely affect Oxbridge’s business and cash resources and the ultimate value Oxbridge’s shareholders receive as a result of the Business Combination.

The ability of the public shareholders to exercise redemption rights with respect to a large number of our public shares could increase the probability that the Business Combination will be unsuccessful and that Oxbridge’s shareholders will have to wait for liquidation in order to redeem their public shares.

Since the Business Combination Agreement requires that Oxbridge have, in the aggregate, cash that is equal to or greater than $5.0 million, the probability that the Business Combination will be unsuccessful is increased if a large number of the public shares are tendered for redemption. If the Business Combination is unsuccessful, the public shareholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the public shareholders are in need of immediate liquidity, they could attempt to sell their public shares in the open market; however, at such time, the public shares may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, Oxbridge’s shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Oxbridge is liquidated or shareholders are able to sell their public shares in the open market.

In the event that a significant number of public shares are redeemed, our shares may become less liquid following the Business Combination.

If a significant number of public shares are redeemed, Oxbridge may be left with a significantly smaller number of shareholders. As a result, trading in the shares of Jet.AI Common Stock may be limited and your ability to sell your shares in the market could be adversely affected. We applied to list the shares of Jet.AI Common Stock on Nasdaq, and Nasdaq may not list the shares on its exchange, which could limit investors’ ability to make transactions in Jet.AI’s securities and subject Jet.AI to additional trading restrictions.

Oxbridge may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

Oxbridge may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Oxbridge Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Oxbridge Board determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, Oxbridge has the discretion to complete the Business Combination without seeking further shareholder approval.

Oxbridge’s shareholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Jet.AI Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Oxbridge’s current shareholders have on the management of Oxbridge.

Under the “no redemptions” scenario, upon completion of the Business Combination, Oxbridge’s public shareholders would retain an ownership interest of approximately 15.00% in Jet.AI, the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 33.13% of Jet.AI, and the Jet Token shareholders will own approximately 51.86% of Jet.AI.

Under the “50% redemptions” scenario, upon completion of the Business Combination, Oxbridge’s public shareholders would retain an ownership interest of approximately 13.79% in Jet.AI, the Sponsor will retain an ownership interest of approximately 33.61% in Jet.AI, and the Jet Token shareholders will own approximately 52.61% of Jet.AI.

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Under the “maximum redemptions” scenario, upon completion of the Business Combination, Oxbridge’s public shareholders would retain an ownership interest of approximately 12.53% in Jet.AI, the Sponsor will retain an ownership interest of approximately 34.10% in Jet.AI, and the Jet Token shareholders will own approximately 53.37% of Jet.AI.

The number of shares and the interests set forth above (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iii) that there are no exercises of Jet Token Options, Jet Token Warrants or Jet Token RSU Awards; and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease.

For the ownership percentages presented above, the ownership percentages with respect to Jet.AI (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iii) that there are no exercises of Jet Token Options, Jet Token Warrants or Jet Token RSU Awards; and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease. If the actual facts are different from these assumptions, the percentage ownership retained by the Oxbridge shareholders will be different. For more iformation, see the subsection entitled “Summary of the Proxy Statement/Prospectus — Ownership of Jet.AI After the Closing.”

Oxbridge shareholders who redeem their Ordinary Shares may continue to hold any Oxbridge public warrants that they own, which will result in additional dilution to non-redeeming Oxbridge shareholders upon exercise of such Oxbridge public warrants or Private Placement Warrants, as applicable.

Oxbridge shareholders who redeem their Ordinary Shares may continue to hold any public warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming Oxbridge shareholders acquired Oxbridge units in the IPO and continue to hold the public warrants that were included in the units, and (ii) maximum redemption of Ordinary Shares held by the redeeming Oxbridge shareholders, 11,500,000 public warrants would be retained by redeeming Oxbridge shareholders with a value of approximately $576,150 based on the market price of $0.0501 per warrant based on the closing price of the public warrants on Nasdaq on July 14, 2023. As a result of the redemption, the redeeming Oxbridge shareholders may recoup their entire investment and continue to hold public warrants with an aggregate market value of approximately $576,150, while non-redeeming Oxbridge shareholders would suffer additional dilution in their percentage ownership and voting interest of the combined company upon exercise of the Oxbridge public warrants held by redeeming Oxbridge shareholders or upon exercise of the Private Placement Warrants.

There are risks to Oxbridge shareholders who are not affiliates of the Sponsor of becoming shareholders of Jet.AI through the Business Combination rather than acquiring securities of Jet Token directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of the shares of Jet.AI Common Stock, investors will not receive the benefit of any outside independent review of Oxbridge’s and Jet Token’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, Oxbridge shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although Oxbridge performed a due diligence review and investigation of Jet Token in connection with the Business Combination, Oxbridge and its Initial Shareholders, including the Sponsor, have different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in Jet.AI because Oxbridge’s review and investigation may not have uncovered facts that would be important to a potential investor.

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If Jet Token became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time . . . the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will conduct a significant amount of due diligence on its own. The amount of due diligence conducted by Oxbridge and its advisors in connection with the Business Combination may not be as comprehensive and robust as would have been undertaken by an underwriter in connection with an initial public offering of Jet Token. Accordingly, it is possible that defects in Jet Token’s business or problems with Jet Token’s management that would have been discovered if Jet Token conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the shares of Jet.AI Common Stock following the Closing Date.

Further, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing Date, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the shares of Jet.AI Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of the shares of Jet.AI Common Stock or helping to stabilize, maintain or affect the public price of the shares of Jet.AI Common Stock following the Closing Date. Moreover, Jet.AI will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the shares of Jet.AI Common Stock that will be outstanding immediately following the Closing Date. All of these differences from an underwritten public offering of Jet Token’s securities could result in a more volatile price for the shares of Jet.AI Common Stock.

In addition, because the combined company will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of the combined company. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the combined company than they might if the combined company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the combined company as a result of more limited coverage by analysts and the media. For example, Oxbridge and Jet Token will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the shares of Jet.AI Common Stock on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. The failure to receive research coverage or support in the market for the shares of Jet.AI Common Stock could have an adverse effect on Jet.AI’s ability to develop an efficient, liquid market for the shares of Jet.AI Common Stock and could result in more price volatility.

Following the consummation of the Business Combination, Jet.AI’s sole material asset will be its direct and indirect interests in its subsidiaries and, accordingly, Jet.AI will be dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the Jet.AI Common Stock.

Jet.AI is a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than its direct and indirect equity interests in its subsidiaries. Jet.AI will have no independent means of generating revenue. To the extent Jet.AI’s subsidiaries have available cash, Jet.AI will cause its subsidiaries to make distributions of cash to pay taxes, cover Jet.AI’s corporate and other overhead expenses and pay dividends, if any, on the Jet.AI Common Stock. To the extent that Jet.AI needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to Jet.AI or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, Jet.AI’s liquidity and financial condition could be materially adversely affected.

Subsequent to the consummation of the Business Combination, Jet.AI may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Jet Token, we cannot assure you that this diligence revealed all material issues that may be present in Jet Token, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of our control will not later arise. As a result, following the consummation of the Business Combination, Jet.AI may be forced to write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on Jet.AI’s liquidity, the fact that Jet.AI reports charges of this nature could contribute to negative market perceptions about Jet.AI following the completion of the Business Combination or its securities. In addition, charges of this nature may cause Jet.AI to be unable to obtain future financing on favorable terms or at all.

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Our Sponsor, directors and officers have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by public shareholders in connection with an initial business combination, our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, our Sponsor owns shares equal to approximately 68.83% of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares in the aggregate, all of which are subject to an agreement to vote in favor of the Business Combination. As a result, if only the minimum amount of shares needed to establish a quorum are present and all such shares are actually voted on the Business Combination Proposal, none of the outstanding Class A Ordinary Shares would need to be voted in favor of the Business Combination in order for the Business Combination to be approved. Accordingly, the necessary shareholder approval will be received for the Business Combination if our Sponsor, directors and officers vote the Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination Proposal.

Our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally.

When considering the Oxbridge Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination Proposal, our shareholders should be aware that our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. These interests include:

●	the fact that our Sponsor owns 2,875,000 Founder Shares, which were initially acquired prior to Oxbridge’s IPO and for an aggregate purchase price of $25,000, and Oxbridge’s directors and officers have a pecuniary interest in such Founder Shares through their ownership interest in the Sponsor. Such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $31,424,037.50, based on the closing price of our Class A Ordinary Shares of $10.9301 per share on July 14, 2023. In addition, the Sponsor paid an aggregate of $4,897,500 for 4,897,500 Private Placement Warrants at a price of $1.00 per warrant. Such Private Placement Warrants had an aggregate market value of $245,364.75 based on the last sale price of $0.0501 per warrant on Nasdaq on July 14, 2023. If Oxbridge does not consummate the Business Combination or another initial business combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal), and Oxbridge is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account;

●	the fact that Oxbridge’s affiliates, officers and directors have an aggregate of $3,320,043 invested in the Sponsor, which will be lost in the event that the Business Combination is not approved and concluded;

●	the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Units sold in the IPO and the substantial number of shares of Jet.AI Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Jet.AI Common Stock trades below the price initially paid for the Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that our Sponsor, officers and directors have agreed (without receiving any consideration for this agreement) not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

●	the anticipated continuation of William Yankus and Wrendon Timothy as directors after the Business Combination, and as such, after the proposed Business Combination is consummated, Mr. Yankus and Mr. Timothy will in the future receive any cash fees, stock options or stock awards that the Jet.AI Board determines to pay to its directors;

●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

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●	the fact that we have provisions in our Existing Organizational Documents which waive the corporate opportunities doctrine on an ongoing basis, which means that Oxbridge’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Oxbridge. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Organizational Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and

●	the fact that our Sponsor will lose their entire investment in us if an Initial Business Combination is not completed. In addition, our Sponsor has made available to us a loan of $575,000 to extend the deadline for completion of our Initial Business Combination from November 16, 2022 to August 16, 2023, all of which is outstanding as of July 14, 2023. The ability of Oxbridge to repay such loan is dependent upon the completion of our Initial Business Combination.

As of July 14, 2023, the Sponsor and its affiliates had an aggregate of $32,344,902 at risk that depends on completion of an initial business combination, including $31,669,402 it invested in securities, $575,000 of unpaid loans and $100,500 of outstanding administrative services fees and unreimbursed out-of-pocket expenses incurred by the sponsor or its affiliates. The foregoing interests present a risk that our Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with the interests of our public shareholders. Accordingly, rather than liquidate, our Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders. These interests may have influenced Oxbridge’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

For additional information, see “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of Sponsor and Oxbridge Directors and Officers.”

Our officers and directors may have conflicts of interest in determining whether to present business opportunities to us or another entity with which they are, or may become, affiliated.

Until we consummate an Initial Business Combination, we intend to engage in the business of identifying and combining with one or more businesses. Our Sponsor, officers and directors are, or may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Our Existing Organizational Documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

In the absence of the “corporate opportunity” waiver in our Existing Organizational Documents, certain candidates may not be able to serve as an officer or director for us. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our Existing Organizational Documents provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.

However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest, which could negatively impact the timing for a business combination.

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Our Sponsor holds a significant number of Class B Ordinary Shares and warrants. Our Sponsor will lose its entire investment in us if we do not complete the Business Combination or any other Initial Business Combination.

Our Sponsor, which is governed and controlled by two of our directors, holds all of our 2,875,000 Founder Shares, representing 68.83% of the total outstanding shares upon completion of our IPO. The Founder Shares will be worthless if we do not complete the Business Combination or any other Initial Business Combination within the Combination Period. In addition, our Sponsor holds an aggregate of 4,897,500 private placement warrants that will also be worthless if we do not complete an Initial Business Combination within the Combination Period.

The Founder Shares are identical to the Class A Ordinary Shares included in the Oxbridge Units, except that (a) the Founder Shares and the Class A Ordinary Shares into which the Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (b) our Sponsor, officers and directors have entered into that certain Letter Agreement, dated as of August 11, 2021 (the “Letter Agreement”), with us, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and any public shares they own in connection with the completion of an Initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an Initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an Initial Business Combination within the Combination Period) and (c) the Founder Shares are automatically convertible into shares of our Class A Ordinary Shares at the time of an Initial Business Combination.

The personal and financial interests of our Sponsor, officers and directors may have influenced their motivation in identifying and selecting the Business Combination, completing the Business Combination and influencing the operation of Jet.AI following the Business Combination.

We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Jet Token’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus than an investor in an initial public offering.

Before entering into the Business Combination Agreement, we performed a due diligence review of Jet Token and its business and operations; however, we cannot assure you that our due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence we have conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Jet Token pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no underwriters of the Jet.AI Common Stock that will be issued pursuant to the Registration Statement and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on Jet Token’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

Oxbridge and Jet Token have incurred and expect to incur significant transaction expenses and transition costs in connection with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by the combined company if the Business Combination is completed or by Oxbridge if the Business Combination is not completed.

Oxbridge and Jet Token have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Jet Token may also incur additional costs to attract and retain key employees. If the Business Combination occurs, Jet.AI will also be responsible for all fees, costs and expenses related to a new “tail” policy for Oxbridge’s current directors’ and officers’ liability insurance. All other expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, as well as outstanding promissory notes in favor of the Sponsor and accrued but unpaid expenses in connection with pursuing an initial business combination, will be for the account of the party incurring such fees, expenses and costs or will be paid by Jet.AI following the Closing. Oxbridge expects to incur an estimated $5.4 million in transaction expenses, including approximately $4.025 million in deferred underwriting commissions to the underwriter of our IPO. These expenses will reduce the amount of cash available to be used for other corporate purposes by Jet.AI if the Business Combination is completed or by Oxbridge if the Business Combination is not completed. If the Business Combination is not consummated, Oxbridge may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

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We may be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Jet Token and, consequently, on Oxbridge. These uncertainties may impair Jet Token’s ability to attract, retain and motivate key personnel and could cause third parties that deal with Jet Token to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of issues relating to such uncertainty or a desire not to remain with the business, Jet.AI’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Jet Token from making certain expenditures and taking other specified actions without the consent of Oxbridge until the Business Combination occurs. These restrictions may prevent Jet Token from pursuing attractive business opportunities that may arise prior to the Closing. For additional information please see the subsection entitled “The Business Combination — Conduct of Business Pending the Business Combination.”

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the actual financial position or results of operations of Jet.AI would have been for the periods presented.

The unaudited pro forma condensed combined financial information for Jet.AI following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Jet.AI’s actual financial position or results of operations would have been for the periods presented had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (a) approval by Oxbridge’s shareholders and Jet Token’s stockholders, (b) Oxbridge having at least $5,000,001 of net tangible assets as of the effective time of the consummation of the Business Combination, (c) the expiration or termination of the waiting period under the HSR Act, if applicable, (d) the listing of the shares of Jet.AI Common Stock to be issued in connection with the Closing on Nasdaq (or another national securities exchange mutually agreed by the parties to the Business Combination Agreement) and the effectiveness of this Registration Statement and (e) Oxbridge having, as of the Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and expenses paid or required to be paid in connection with the Business Combination (including underwriting commissions), taking into account any liabilities that have accrued prior to the Closing but for which payment will be due, or deferred until, after the Closing, cash on hand equal to or in excess of $5,000,000. For additional information, please see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.” In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or Oxbridge or Jet Token may elect to terminate the Business Combination Agreement in certain other circumstances. For additional information please see the subsection entitled “The Business Combination — Termination.”

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our Existing Organizational Documents and applicable laws. For example, it is a condition to our obligation to close the Business Combination that certain of Jet Token’s representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time. However, if the Oxbridge Board determines that it is in the best interests of Oxbridge to proceed with the Business Combination notwithstanding the fact that a condition is not met, then the Oxbridge Board may elect to waive that condition and close the Business Combination. For additional information please see the subsection entitled “The Business Combination — Oxbridge, First Merger Sub and Second Merger Sub Conditions.”

The exercise of discretion by Oxbridge’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Oxbridge’s shareholders.

In the period leading up to the consummation of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require Oxbridge to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that it is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the business of Jet Token, a request by Jet Token and its management to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the business of Jet Token and could entitle Oxbridge to terminate the Business Combination Agreement. In any such circumstance, it would be in the discretion of Oxbridge, acting through the Oxbridge Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the Oxbridge directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the Oxbridge directors between what he or she may believe is best for Oxbridge and Oxbridge’s shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Oxbridge does not believe there will be any changes or waivers that Oxbridge’s directors and officers would be likely to make after Oxbridge shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, Oxbridge will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of Oxbridge’s shareholders with respect to the Business Combination Proposal.

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If we are unable to complete the Business Combination or any other Initial Business Combination within the Combination Period, our public shareholders may receive an estimated $11.07 per share on the liquidation of our Trust Account (or less than $11.07 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify us against), and the Oxbridge Warrants will expire worthless.

If we are unable to complete the Business Combination or any other Initial Business Combination within the Combination Period, our public shareholders may receive an estimated $11.07 per share on the liquidation of our Trust Account (or less than $11.07 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify us against (as described below)), and the Oxbridge warrants will expire worthless.

If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by our public shareholders may be less than $11.07 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, either if we are unable to complete an Initial Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with an Initial Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $11.07 per public share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $11.07 per public share and (b) the actual amount per public share held in the Trust Account, if less than $11.07 per share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $11.07 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $11.07 per public share and (b) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $11.07 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

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While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $11.07 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed, and any persons who may become officers or directors prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Oxbridge Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Oxbridge Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, the Oxbridge Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per Class A Ordinary Share. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, they may expire worthless.

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We may amend the terms of the public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of the public warrants could be increased, the exercise period could be shortened and the number of our Class A Ordinary Shares purchasable upon exercise of a public warrant could be decreased, all without a holder’s approval.

The public warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Jet.AI Common Stock purchasable upon exercise of a public warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Ordinary Shares equals or exceeds $18 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees.

In addition, we may redeem your warrants after they become exercisable for a number of Class A Ordinary Shares determined based on the redemption date and the fair market value of our Class A Ordinary Shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Ordinary Shares had your warrants remained outstanding.

We may issue a substantial number of additional Ordinary Shares or Oxbridge Preference Shares to complete the Business Combination or under an employee incentive plan after completion of the Business Combination. Any such issuances would dilute the interest of our shareholders and likely present other risks.

We may issue additional Ordinary Shares or Oxbridge Preference Shares to complete the Business Combination or under an employee incentive plan after completion of the Business Combination. The issuance of additional Ordinary Shares or Oxbridge Preference Shares:

●	may significantly dilute the equity interests of our investors;

●	may subordinate the rights of holders of Ordinary Shares if Oxbridge Preference Shares are issued with rights senior to those afforded our Ordinary Shares;

●	could cause a change in control if a substantial number of Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for Oxbridge Units, Class A Ordinary Shares and/or the public warrants.

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The issuances of additional shares of Jet.AI Common Stock under the GEM Warrant may result in dilution of future Jet.AI stockholders and have a negative impact on the market price of Jet.AI Common Stock.

The closing of the Business Combination would entitle GEM to receive (i) payment of a commitment fee of $800,000 payable in either cash or Jet.AI Common Stock and (ii) a warrant granting GEM the right to purchase up to 6% of the outstanding common stock of Jet.AI as of the closing of the Business Combination, calculated on a fully diluted basis, at a strike price per share equal $10.00 per share. The shares issuable pursuant to the GEM Warrant are calculated on a fully diluted basis as of the closing of the Business Combination, which calculation includes shares issuable upon exercise of the Oxbridge public warrants, Oxbridge private placement warrants, the Merger Consideration Warrants and Jet Token Options and Jet Token RSU Awards. If the Oxbridge public warrants, the Oxbridge private placement warrants, Merger Consideration Warrants, Jet Token Options and/or Jet Token RSU Awards are not exercised in full or at all, and GEM exercises the GEM Warrant, then GEM could hold more than 6% of the outstanding common stock of Jet.AI on a non-diluted basis.

If the average closing price of Jet.AI’s Common Stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will be adjusted to 110% of its then current exercise price.

The issuances of Jet.AI Common Stock pursuant to the GEM Warrant would result in dilution of future Jet.AI stockholders and could have a negative impact on the market price of Jet.AI Common Stock and Jet.AI’s ability to obtain additional financing. See the subsection entitled “Information About Jet Token – Share Purchase Agreement” for a description of the GEM Warrant.

If Jet.AI is not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Jet.AI Common Stock.

On June 14, 2023, Oxbridge received a written notice (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) stating that Oxbridge was not in compliance with Listing Rule 5550(b)(2) (the “Minimum Market Value of Listed Securities” or “MVLS”), which requires Oxbridge to have at least $35 million market value of listed securities for continued listing on the NASDAQ Capital Market. The Notice similarly indicates that Oxbridge, pursuant to the Listing Rules, has a compliance period of 180 calendar days in which it can regain compliance. Further, the Notice states that, if at any time during the compliance period the Oxbridge’s MVLS closes at $35 million or more for a minimum of ten consecutive business days, Nasdaq will provide written confirmation of compliance and the matter will be closed.

The Notice is only a notification of deficiency and not a notification of imminent delisting, and the Notice and has no current effect on the listing or trading of Oxbridge’s securities on the Nasdaq Capital Market. The Company intends to take action to regain compliance with Rule 5550(b)(2) during the 180 calendar-day compliance period which expires on December 11, 2023.

Oxbridge has applied to list the shares of Jet.AI Common Stock, the Jet.AI Warrants and the Merger Consideration Warrants on Nasdaq under the symbols “JTAI,” “JTAIW” and “JTAIZ,” respectively, upon the closing of the Business Combination. If, after the Business Combination, Nasdaq delists the Jet.AI Securities from trading on its exchange for failure to meet the listing standards such as for failure to hold an annual shareholders meeting, we and our stockholders could face significant material adverse consequences including:

●	limited availability of market quotations for our securities;

●	reduced liquidity for Jet.AI’s securities;

●	a determination that the Jet.AI Common Stock is a “penny stock” which will require brokers trading in the Jet.AI Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Jet.AI’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Sales of a substantial number of Class A Ordinary Shares in the public market could occur at any time and a significant portion of Jet.AI’s total outstanding shares will be restricted from immediate resale following the consummation of the Business Combination, but may be sold into the market in the near future. This could cause the market price of our Class A Ordinary Shares or, after the consummation of the Business Combination, the Jet.AI Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of Class A Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Ordinary Shares. After the Business Combination (and assuming no redemptions by our public shareholders of public shares), our Sponsor will hold approximately 33.13% of the Jet.AI Common Stock (or 34.10% of the Jet.AI Common Stock, assuming maximum redemptions by our public shareholders). Pursuant to the terms of the Letter Agreement entered into at the time of the IPO, and reaffirmed in the Sponsor Letter, the Founder Shares (which will be converted into shares of Jet.AI Common Stock in connection with the Domestication), as well as shares of Jet.AI Common Stock held by Jet Token’s co-founders, may not be transferred until the earlier to occur of (a) one year after the Closing or (b) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of Jet.AI securities could contribute to the loss of all or part of your investment. Accordingly, the valuation ascribed to our Class A Ordinary Shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of Jet.AI securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of Jet.AI securities following the Business Combination may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to Jet.AI;

●	changes in the market’s expectations about Jet.AI’s operating results;

●	success of competitors;

●	Jet.AI’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning Jet.AI or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to Jet.AI;

●	Jet.AI’s ability to market new and enhanced products and technologies on a timely basis;

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●	changes in laws and regulations affecting Jet.AI’s business;

●	Jet.AI’s ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving Jet.AI;

●	changes in Jet.AI’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of Jet.AI Common Stock available for public sale;

●	any major change in the Jet.AI Board or management;

●	sales of substantial amounts of Jet.AI Common Stock by Jet.AI’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities either before or after the consummation of the Business Combination irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Jet.AI following the Business Combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of Jet.AI’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about Jet.AI, its business or its market, or if they change their recommendations regarding the Jet.AI Common Stock adversely, the price and trading volume of the Jet.AI Common Stock could decline.

The trading market for the Jet.AI Common Stock will be influenced by the research and reports that industry or securities analysts may publish about Jet.AI, its business, its market or its competitors. If any of the analysts who may cover Jet.AI following the Business Combination change their recommendation regarding the Jet.AI Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Jet.AI Common Stock would likely decline. If any analyst who may cover Jet.AI following the Business Combination were to cease their coverage or fail to regularly publish reports on Jet.AI, we could lose visibility in the financial markets, which could cause the stock price or trading volume of Jet.AI securities to decline.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may elect to purchase public shares from public shareholders, which may reduce the public “float” of our Class A Ordinary Shares.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. Any such privately negotiated purchases would be effected at a purchase price that is no higher than the per share pro rata portion of the Trust Account. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

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The purpose of any such purchases of public shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on Nasdaq or any other national securities exchange. See the subsection entitled “The Business Combination — Potential Purchases of Public Shares” for a description of how our Sponsor, directors, officers, advisors or any of their respective affiliates will select which shareholders or warrant holders to purchase securities from in any private transaction.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination, and our results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following August 16, 2026, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares or, after the consummation of the Business Combination, the shares of Jet.AI Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Ordinary Shares or the Jet.AI Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Ordinary Shares or the Jet.AI Common Stock less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares or the Jet.AI Common Stock and our share price may be more volatile.

The Oxbridge Warrants and Founder Shares may have an adverse effect on the market price of our Class A Ordinary Shares and make it more difficult to effectuate our Business Combination.

We issued warrants to purchase 11,500,000 Class A Ordinary Shares as part of the Oxbridge Units. We also issued 5,760,000 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share.

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Our initial shareholders currently own an aggregate of 2,875,000 Founder Shares. The Founder Shares are convertible into Class A Ordinary Shares on a one-for-one basis, subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein. In addition, if our Sponsor makes any working capital loans, it may convert those loans into up to an additional 1,500,000 private placement warrants, at the price of $1.00 per warrant. Any issuance of a substantial number of additional Class A Ordinary Shares upon exercise of these warrants and conversion rights will increase the number of issued and outstanding Class A Ordinary Shares and reduce the value of the Class A Ordinary Shares issued to complete the Business Combination. Therefore, the Oxbridge Warrants and Founder Shares may make it more difficult to effectuate the Business Combination or increase the cost of acquiring Jet Token.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of our shareholders do not agree.

The Existing Organizational Documents do not provide a specified maximum redemption threshold, except that in no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial majority of our public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration we would be required to pay for all of the Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all of the Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate Initial Business Combination.

Our shareholders will have reduced ownership and voting interests after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares of Jet.AI Common Stock to the Historical Rollover Shareholders, current holders of Ordinary Shares will be diluted. Following the consummation of the Business Combination, without taking into account the Merger Consideration Warrants or Oxbridge Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, current holders of Ordinary Shares would own 15% of the outstanding Jet.AI Common Stock.

The market price of shares of Jet.AI Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of the Class A Ordinary Shares.

Upon completion of the Business Combination, our shareholders and Jet Token stockholders will become holders of Jet.AI Common Stock. Prior to the Business Combination, Oxbridge has limited operations. Upon completion of the Business Combination, Oxbridge’s results of operations will depend upon the performance of the Jet Token business, which is affected by factors that are different from those currently affecting the results of operations of Oxbridge.

Were we to be considered to be a “foreign person,” we might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

In addition, if our potential initial business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. Our Sponsor, OAC Sponsor, Ltd., is a Cayman Islands exempted company. Jay Madhu, our Chief Executive Officer and a director, as well as one of the three directors of our Sponsor, is a U.S. citizen and resident of the Cayman Islands. Wrendon Timothy, our Chief Financial Officer and a director, as well as one of the three directors of our Sponsor, is a resident of the Cayman Islands. Jason Butcher, a director of our Company and the third director of our Sponsor, is a resident of the Cayman Islands. A substantial portion of the capital contributions made to our Sponsor are from non-U.S. persons. Except as disclosed herein, the Sponsor has no other substantial ties with a non-U.S. person. However, if CFIUS has jurisdiction over our initial business combination, CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance. If we were considered to be a “foreign person,” foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with us or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination could be limited and we could be adversely affected in terms of competing with other SPACs which do not have similar foreign ownership issues.

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Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive the redemption value per share (as described above), and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

The underwriter has a potential conflict of interest regarding the Business Combination.

Maxim Group LLC (“Maxim”) acted as the underwriter in Oxbridge’s Initial Public Offering, and, upon consummation of the Business Combination, Maxim is entitled to receive up to $4,025,000 million of deferred underwriting commissions. Maxim is not entitled to any additional fees that are contingent on completion of the Business Combination. Maxim has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event Oxbridge does not complete an initial business combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal). Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and Oxbridge is therefore required to be liquidated, Maxim will not receive any of the deferred underwriting commission and such funds will be returned to Oxbridge’s public stockholders upon its liquidation.

Maxim therefore has an interest in Oxbridge completing a business combination that will result in the payment of the deferred underwriting commission to itself. In considering approval of the Business Combination, Oxbridge’s shareholders should consider the role of Maxim in light of the deferred underwriting commission Maxim is entitled to receive if the Business Combination is consummated by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal).

Risks Related to Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Oxbridge prior to the Business Combination and to Jet.AI and its subsidiaries following the Business Combination.

Upon consummation of the Business Combination, the rights of the holders of Jet.AI Common Stock arising under the DGCL as well as the Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Class A Ordinary Shares arising under Cayman Islands law as well as the Existing Organizational Documents.

Upon consummation of the Business Combination, the rights of holders of Jet.AI Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. The Proposed Organizational Documents and the DGCL contain provisions that differ in some respects from those in the Existing Organizational Documents and under Cayman Islands law and, therefore, some rights of holders of Jet.AI Common Stock could differ from the rights that holders of Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that Jet.AI becomes involved in costly litigation, which could have a material adverse effect on Jet.AI.

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In addition, there are differences between the Proposed Organizational Documents and the Existing Organizational Documents. For a more detailed description of the rights of holders of Jet.AI Common Stock and how they may differ from the rights of holders of Class A Ordinary Shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Jet.AI are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus, and we urge you to read them.

The Proposed Organizational Documents will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a more favorable judicial forum for disputes with Jet.AI or its directors, officers, employees or stockholders.

The Proposed Organizational Documents will require, to the fullest extent permitted by law, that derivative actions brought in name of Jet.AI, actions against directors, officers and employees for breach of fiduciary duty and other similar actions must be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, any state court situated in the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware. The Proposed Organizational Documents will also provide that (a) such exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction, and (b) unless Jet.AI consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims under the Securities Act. As noted above, the Proposed Organizational Documents will provide that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such exclusive forum provision. Additionally, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. Jet.AI intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.

Any person or entity purchasing or otherwise acquiring any interest in shares of Jet.AI capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Organizational Documents. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Jet.AI or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, Jet.AI may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

U.S. Holders may recognize income for U.S. federal income tax purposes as a result of the Domestication.

U.S. Holders (as defined below) may recognize gain or a deemed dividend for U.S. federal income tax purposes as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Jet.AI Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication.

As discussed more fully below under the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” the Domestication will qualify as a Reorganization. Section 367(b) of the Code, which applies to the domestication of a foreign corporation in a Reorganization, may apply with respect to U.S. Holders on the date of the Domestication and could require certain of such U.S. Holders to recognize gain (but not loss) with respect to the Domestication unless a certain election is made to include the “all earnings and profits amount” attributable to such U.S. Holder, as discussed more fully below under the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b).”

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Additionally, if Oxbridge were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. holders may be subject to adverse tax consequences as a result of the Domestication. If finalized (including retroactively after the date of the Domestication) in their currently proposed form, proposed U.S. Treasury regulations may require gain recognition by a U.S. Holder with respect to its exchange of Class A Ordinary Shares and Oxbridge Warrants, as applicable, for Jet.AI Common Stock and Jet.AI Warrants in the Domestication. See the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.” A U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Class A Ordinary Shares (but not its Oxbridge Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and in which Oxbridge was classified as a PFIC or (ii) makes a Mark-to-Market Election with respect to its Class A Ordinary Shares. Generally, neither election is available with respect to the Oxbridge Warrants.

The rules governing the U.S. federal income tax treatment of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of Oxbridge Public Securities are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication, including the effects of Section 367(b) of the Code and the application of the PFIC rules. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.” Upon consummation of the Business Combination, the rights of holders of Jet.AI Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Class A Ordinary Shares arising under Cayman Islands law as well as the Existing Organizational Documents.

Risks Related to the Redemption

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares (including the shares of Jet.AI Common Stock into which the public shares will convert upon the effectiveness of the Domestication) in the future following the completion of the Business Combination or any alternative Initial Business Combination. Certain events following the consummation of the Business Combination may cause an increase in the price of Jet.AI Common Stock and may result in a lower value realized now than a shareholder might realize in the future had the shareholder redeemed their shares. Similarly, if a shareholder does not redeem their shares, the shareholder will bear the risk of ownership of the Jet.AI Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent at least two business days prior to the extraordinary general meeting. Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination. If a shareholder fails to comply with the redemption requirements specified in this proxy statement/prospectus in a timely manner, they may not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for additional information on how to exercise your redemption rights.

Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the subsection entitled “Extraordinary General Meeting — Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern time, on      , 2023 (two business days before the extraordinary general meeting). In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

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In addition, holders of outstanding Oxbridge Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold Oxbridge Units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the Oxbridge Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Oxbridge Units, you must instruct such nominee to separate your Oxbridge Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Oxbridge Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant Oxbridge Units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the Oxbridge Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If a public shareholder fails to receive notice of Oxbridge’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Oxbridge will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite Oxbridge’s compliance with these rules, if a public shareholder fails to receive Oxbridge’s proxy materials, such shareholder may not become aware of the opportunity to redeem its public shares. In addition, the proxy materials that Oxbridge will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these or any other procedures, its public shares may not be redeemed.

If Oxbridge is unable to consummate the Business Combination or any other Initial Business Combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal), the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

Pursuant to Section 49.7 of its Amended and Restated Memorandum and Articles of Association, if Oxbridge is unable to consummate the Business Combination or any other Initial Business Combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal), Oxbridge will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of Oxbridge’s remaining shareholders and the Oxbridge Board, liquidate and dissolve, subject in each case of (b) and (c) above to our obligations under the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The U.S. federal income tax treatment of the redemption of Jet.AI Common Stock as a sale of such Jet.AI Common Stock depends on a shareholder’s specific facts.

The U.S. federal income tax treatment of a redemption of Jet.AI Common Stock will depend on whether the redemption qualifies as a sale of such Jet.AI Common Stock under Section 302 of the Code, which will depend largely on the total number of shares of Jet.AI Common Stock treated as held by the shareholder electing to redeem its Jet.AI Common Stock (including any stock constructively owned by the holder including as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares of Jet.AI Common Stock outstanding before and after the redemption. If such redemption is not treated as a sale of Jet.AI Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution. For more information about the U.S. federal income tax treatment of the redemption of Jet.AI Common Stock, see the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of Jet.AI Common Stock” or “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders — Redemption of Jet.AI Common Stock,” as applicable.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed Business Combination, Oxbridge’s ability to consummate the Business Combination, the benefits of the transaction, the post-combination company’s future financial performance following the Business Combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project,” “strive,” “might,” “possible,” “potential,” “predict” or the negative of such terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us or Jet.AI that may cause our or Jet.AI’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, Oxbridge disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus. Oxbridge cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Oxbridge.

In addition, Oxbridge cautions you that the forward-looking statements regarding Oxbridge and the post-combination company, which are included in this proxy statement/prospectus, are subject to the following factors:

●	the ability to complete the Business Combination or, if Oxbridge does not consummate such Business Combination, any other initial business combination;

●	satisfaction or waiver (if applicable) of the conditions to the mergers;

●	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

●	the projected financial information, anticipated growth rate and market opportunity of Jet.AI;

●	the ability to obtain or maintain the listing of Jet.AI Common Stock and Jet.AI Warrants on Nasdaq following the Business Combination;

●	our public securities’ potential liquidity and trading;

●	our ability to raise financing in the future;

●	Jet.AI’s success in retaining or recruiting, or changes in, its officers, key employees or directors following the Business Combination;

●	the impact of the regulatory environment and complexities with compliance related to such environment, including compliance with restrictions imposed by federal law on ownership of U.S. airlines;

●	factors relating to the business, operations and financial performance of Oxbridge, Jet Token or Jet.AI (or any subsidiaries of each entity), including:

○	the ability to anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

●	the outcome of any legal proceedings that have been or may be instituted against Oxbridge following announcement of the Business Combination;

●	the risk that the proposed Business Combination disrupts current plans and operations of Jet Token or Oxbridge as a result of the announcement and consummation of the Business Combination;

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●	Jet.AI’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Jet.AI to grow and manage growth profitably following the Business Combination;

●	costs related to the Business Combination;

●	the possibility of third-party claims against the Trust Account;

●	changes in applicable laws or regulations;

●	the risk that Jet.AI may fail to effectively build scalable and robust processes to manage the growth of its business;

●	the risk that demand for Jet.AI’s products and services may decline;

●	high levels of competition faced by Jet.AI with numerous market participants having greater financial resources and operating experience than Jet.AI;

●	the possibility that Jet.AI’s business may be adversely affected by changes in government regulations;

●	the possibility that Jet.AI may not be able to grow its client base;

●	the failure to attract and retain highly qualified personnel;

●	the inability to finance aircraft or generate sufficient funds;

●	the possibility that Jet.AI may not have enough capital and may be required to raise additional capital;

●	data security breaches, cyber-attacks or other network outages;

●	the volatility of the prices of blockchain currencies that Jet Token accepts as payment;

●	our reliance on third parties;

●	our inability to adequately protect our intellectual property interests or infringement on intellectual property interests of others;

●	the possibility that Oxbridge or Jet.AI may be adversely affected by other economic, business or competitive factors; and

●	other factors detailed in the section entitled “Risk Factors.”

Should one or more of the risks or uncertainties described in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in Oxbridge’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and any subsequently filed quarterly reports on Form 10-Q. Oxbridge’s SEC filings are available publicly on the SEC’s website at http://www.sec.gov.

Before any Oxbridge shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus may adversely affect us.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 present the combination of the historical financial information of Oxbridge and Jet Token after giving effect to the Business Combination, and related adjustments described in the accompanying notes. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the historical unaudited condensed balance sheet of Oxbridge as of March 31, 2023 and the historical unaudited condensed consolidated balance sheet of Jet Token as of March 31, 2023 on a pro forma basis as if the Business Combination had been consummated on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and the audited pro forma condensed statement of operations for the year ended December 31, 2022 combines the historical condensed statement of operations of Oxbridge for the three months ended March 31, 2023 and the year ended December 31, 2022 and the historical condensed consolidated statement of operations of Jet Token for the same periods on a pro forma basis as if the Business Combination had been consummated on January 1, 2022.

The historical financial information of Oxbridge was derived from the audited financial statements of Oxbridge as of and for the year ended December 31, 2022 and the unaudited financial statements for the three months ended March 31, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of Jet Token was derived from the audited financial statements of Jet Token as of and for the year ended December 31, 2022 and the three months ended March 31, 2023, included elsewhere in this proxy statement/prospectus. This information should be read together with Oxbridge’s and Jet Token’s audited financial statements and related notes, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oxbridge,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jet Token” and other financial information included elsewhere in this proxy statement/prospectus.

Introduction

Oxbridge is a blank check company incorporated on April 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar transaction with one or more businesses or entities. On August 16, 2021, Oxbridge completed its IPO of 11,500,000 Oxbridge Units, including 1,500,000 Oxbridge Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, with each Oxbridge Unit consisting of one Class A Ordinary Share and one warrant, where each whole warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, generating gross proceeds to Oxbridge of $115,000,000.

Simultaneously with the closing of its IPO, Oxbridge consummated the private placement of 5,760,000 Private Placement Warrants to the Sponsor and Maxim Group, LLC, the representative to the underwriters in our initial public offering, at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Oxbridge of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination. Additionally, the Private Placement Warrants are not redeemable by the Company and are exercisable on a cashless basis so long as they are held by the Sponsor and Maxim or their respective permitted transferees, whereas the public warrants are redeemable and may only be exercised on a cashless basis if the Company calls the public warrants for redemption and elects to require holders to exercise their public warrants on a cashless basis.

Oxbridge also issued an aggregate of 2,875,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.009 per share.

Upon the closing of the IPO and the sale of the Private Placement Warrants, an aggregate of $116,725,000 was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee and was available to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by Oxbridge, until the earlier of: (a) the completion of an Initial Business Combination and (b) the distribution of the Trust Account.

Oxbridge has until August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal) to complete an Initial Business Combination, which would include the Business Combination.

Jet Token, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. Jet Token, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, for Part 135 (whole aircraft charter) and (iv) since January 2023, joint ownership, alongside its existing operating partner, Cirrus, of 380 Software LLC, which supplies the technology to sell charter under Part 380 (individual seats) on the Cirrus fleet of aircraft.

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On February 24, 2023, Oxbridge and its wholly owned subsidiaries, First Merger Sub and Second Merger Sub, entered into the Business Combination Agreement with Jet Token. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, First Merger Sub will merge with and into Jet Token, with Jet Token surviving the First Merger as a wholly owned subsidiary of Jet.AI, and as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Jet.AI. In connection with the Business Combination, current security holders of Oxbridge and Jet Token will become security holders of Jet.AI. Following the Business Combination, the Jet.AI Common Stock, the Jet.AI Warrants and the Merger Consideration Warrants are expected to trade on Nasdaq under the new symbols “JTAI,” “JTAIW” and “JTAIZ,” respectively, and Jet.AI will continue as a publicly-listed entity. Prior to the closing of the Business Combination, Oxbridge will domesticate as a Delaware corporation.

Description of the Business Combination

As noted above, the unaudited pro forma condensed combined financial information contained herein assumes that Oxbridge’s shareholders approve the proposed Business Combination. Oxbridge cannot predict how many of its public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash. As a result, the unaudited pro forma condensed combined financial information is presented under two different redemption scenarios, which produce different allocations of total Jet.AI equity interests between holders of Ordinary Shares. As described in greater detail below, the first scenario, or “no redemptions scenario,” assumes that none of the public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash; the second scenario, or “interim redemptions scenario,” assumes that public shareholders will exercise their right to have 50% of the public shares that may be redeemed under the “maximum redemptions” redeemed for cash; and the third scenario, or “maximum redemptions scenario,” assumes that holders of the maximum number of Class A Ordinary Shares that can be redeemed for cash will exercise their right to have their Class A Ordinary Shares redeemed for cash, with Oxbridge still having: (1) as of the Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and expenses paid or required to be paid in connection with the Business Combination (including underwriting commissions), taking into account any liabilities that have accrued prior to the Closing but for which payment will be due, or deferred until, after the Closing, cash on hand equal to or in excess of $5,000,000, and (2) at least $5,000,001 of net tangible assets, after deducting all amounts to be paid pursuant to the exercise of redemption rights, as required to consummate the Business Combination. The residual cash of Oxbridge remaining after any redemption of public shares will be retained by Jet.AI. The expected cash balance of Jet.AI under the no redemptions scenario, interim redemptions scenario and maximum redemptions scenario is approximately $7,680,881, $6,342,945 and $5,000,001, respectively. The actual results will likely be within the parameters described by the three scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under each of the scenarios, Jet Token is considered to be the accounting acquirer, as further discussed in “Note 1 — Basis of Presentation” of this unaudited pro forma condensed combined financial information.

In connection with the Domestication and prior to the Effective Time, the total issued and outstanding 1,301,952 Class A Ordinary Shares and 2,875,000 Class B Ordinary Shares as of June 23, 2023 will convert automatically, on a one-for-one basis, into shares of Jet.AI Common Stock. Each issued and outstanding public warrant and private placement warrant will convert automatically into a Jet.AI Warrant pursuant to the Warrant Agreement, entitling the holder to purchase one share of Jet.AI Common Stock at an exercise price of $11.50.

Each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that will be converted into shares of Jet Token Common Stock immediately prior to the Effective Time, will be cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio, and (y) the number of Merger Consideration Warrants equal to the Warrant Exchange Ratio. Each Jet Token Option, whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio. Each Jet Token Warrant issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio. Each Jet Token RSU Award that is outstanding immediately prior to the Effective Time will be converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio. Upon the consummation of the Business Combination, Oxbridge will immediately be renamed “Jet.AI Inc.”

Upon the consummation of the Business Combination, it is anticipated that 4,500,000 shares of Jet.AI Common Stock and 7,353,000 Merger Consideration Warrants will be issued to the Historical Rollover Shareholders in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). It is also anticipated that we will reserve for issuance up to 3,276,437 shares of Jet.AI Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,130 shares of Jet.AI Common Stock and 242,045 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards.

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In addition, in connection with the Business Combination, Jet.AI is proposing to implement the Omnibus Incentive Plan, which will be effective upon closing of the Business Combination, subject to approval by Oxbridge shareholders, in place of the existing Jet Token Option Plans. The purpose of the Omnibus Incentive Plan is to provide eligible employees, directors, consultants and the founders the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to Jet.AI’s growth and to align the economic interests of such persons with those of its stockholders. The financial impact of the Omnibus Incentive Plan has not been included in the unaudited pro forma condensed combined financial statement as it cannot be reliably estimated at this stage. See “Proposal No. 5 — The Omnibus Incentive Plan Proposal” contained elsewhere in this proxy statement/prospectus for further information.

For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

The following table summarizes the pro forma shares of Jet.AI Common Stock outstanding under the no redemptions scenario, the interim redemptions scenario and the maximum redemptions scenario, excluding the potential dilutive effect of exercise of Oxbridge Warrants and Merger Consideration Warrants:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	4,500,000	51.86	4,500,000	52.61	4,500,000	53.37
Public Shareholders	1,301,952	15.01	1,179,308	13.79	1,056,664	12.53
Initial Shareholders	2,875,000	33.13	2,875,000	33.62	2,875,000	34.10
Total	8,676,952	100.0	8,554,308	100.0	8,431,664	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 under both the no redemptions scenario and maximum redemptions scenario and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, are based on the historical financial statements of Oxbridge (as restated) and Jet Token. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2023

(in thousands, except share and per share amounts)

			No Redemption Scenario			Maximum Redemption Scenario
	Jet Token, Inc. (Historical)	Oxbridge Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$1,394	$66	$12,971	A	$9,141	$12,971	A	$6,460
			(4,600)	B		(4,600)	B
			(690)	C		(690)	C
						(2,681)	H
Other current assets	456	25	-		481	-		481
Total current assets	1,850	91	7,681		9,622	5,000		6,941

Property and equipment, net	10	-	-		10	-		10
Intangible assets, net	126	-	-		126	-		126
Right-of-use asset	1,956	-	-		1,956	-		1,956
Investment in joint venture	100	-	-		100	-		100
Other assets	748	-	-		748	-		748
Cash held in trust account	-	12,971	(12,971)		-	(12,971)		-
Total assets	$4,790	$13,062	$(5,290)		$12,562	$(7,971)		$9,881

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$265	$-	$-		$265	$-		$265
Accrued liabilities	759	340			1,099			1,099
Deferred revenue	1,286	-	-		1,286	-		1,286
Lease liability, current portion	498	-	-		498	-		498
Due to affilates	-	-	-		-			-
Total current liabilities	2,808	340	-		3,148	-		3,148

Lease liability, net of current portion	1,405				1,405			1,405
Promissory note payable	-	575	(575)	B	-	(575)	B	-
Deferred underwriting commissions	-	4,025	(4,025)	B	-	(4,025)	B	-
Derivative liabilities	-	759	(754)	I	5	(754)	I	5
Total liabilities	4,213	5,699	(5,354)		4,558	(5,354)		4,558

Commitments and contingencies	-	-	-		-	-		-
Class A ordinary shares; 1,186,952 shares subject to possible redemption (at redemption value)		12,971	(12,971)	D	-	(12,971)	D	-

Stockholders’ Equity
Series Seed Preferred stock	21	-	(21)	E	-	(21)	E	-
Series CF Non-voting Preferred stock	704	-	(704)	E	-	(704)	E	-
Preferred stock/ preference shares	-	-	-		-	-		-
Common stock/ ordinary shares	-		-		-	-		-
Non-voting Common stock	-		-		-	-		-
Subscription receivable	(25)	-	-		(25)	-		(25)
Additional paid-in capital	29,252	-	12,971	D	37,404	12,971	D	34,723
			725	E		725	E
			60,000	F		60,000	F
			(60,000)	F		(60,000)	F
			(690)	C		(690)	C
						(2,681)	H

			754	I		754	I
			(5,608)	G		(5,608)	G
Accumulated deficit	(29,375)	(5,608)	5,608	G	(29,375)	5,608	G	(29,375)
Total stockholders’ equity	577	(5,608)	13,035		8,004	10,354		5,323
Total liabilities and stockholders’ equity	$4,790	$13,062	$(5,290)		$12,562	$(7,971)		$9,881

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2023

			No Redemption Scenario			Maximum Redemption Scenario
	Jet Token, Inc. (Historical)	Oxbridge Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined

Revenues	$1,876	$-	$-		$1,876	$-		$1,876

Cost of revenues	1,951		-		1,951	-		1,951

Gross profit	(75)	-	-		(75)	-		(75)

Operating Expenses:
General and administrative	2,488	363	-		2,851	-		2,851
Sales and marketing	120	-	-		120	-		120
Research and development	36	-	-		36	-		36
Total operating expenses	2,644	363	-		3,007	-		3,007

Operating loss	(2,719)	(363)	-		(3,082)	-		(3,082)

Other (income) expense:
Other interest income		(1)	-		(1)	-		(1)
Interest earned on marketable securities held in trust account	-	(136)	136	AA	-	136	AA	-
Change in fair value of warrant liabilities	-	389	-		389	-		389
Total other (income) expense	-	252	136		388	136		388

Loss before provision for income taxes	(2,719)	(615)	(136)		(3,470)	(136)		(3,470)

Provision for income taxes	2	-	-		2	-		2

Net Income (Loss)	$(2,721)	$(615)	$(136)		$(3,472)	$(136)		$(3,472)

Weighted average shares outstanding - basic and diluted	126,129,302	4,176,952			8,676,952			8,431,664
Net loss per share - basic and diluted	$(0.02)	$(0.15)			$(0.40)			$(0.41)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share amounts)

			No Redemption Scenario			Maximum Redemption Scenario
	Jet Token, Inc. (Historical)	Oxbridge Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined

Revenues	$21,863	$-	$-		$21,863	$-		$21,863
Cost of revenues	19,804	-	-		19,804	-		19,804

Gross profit	2,059	-	-		2,059	-		2,059

Operating Expenses:
General and administrative	9,231	487	-		9,718	-		9,718
Sales and marketing	427	-	-		427	-		427
Research and development	137	-	-		137	-		137
Total operating expenses	9,795	487	-		10,282	-		10,282

Operating loss	(7,736)	(487)	-		(8,223)	-		(8,223)

Other income:
Other interest income	-	(4)	-		(4)	-		(4)
Interest earned on marketable securities held in trust	-	(960)	960	AA	-	960	AA	-
Change in fair value of warrant liabilities	-	(6,699)	-		(6,699)	-		(6,699)
Total other income	-	(7,663)	960		(6,703)	960		(6,703)

Loss before provision for income taxes	(7,736)	7,176	(960)		(1,520)	(960)		(1,520)

Provision for income taxes	2	-	-		2	-		2

Net (loss) income	$(7,738)	$7,176	$(960)		$(1,522)	$(960)		$(1,522)

Weighted average shares outstanding – basic and diluted	122,747,555	13,133,764			17,633,764			17,384,992
Net (loss) income per share - basic and diluted	$(0.06)	$0.55			$(0.09)			$(0.09)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination has been accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Oxbridge Acquisition Corp, Inc. (“Oxbridge”) has been treated as the “accounting acquiree” and Jet Token, Inc. (“Jet Token”) as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Jet Token issuing shares for the net assets of Oxbridge, Inc., followed by a recapitalization. The net assets of Jet Token will be stated at historical cost. Operations prior to the Business Combination will be those of Jet Token.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 assumes that the Business Combination occurred on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it had been completed on January 1, 2022. These periods are presented on the basis of Jet Token as the accounting acquirer.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. They should be read in conjunction with the historical financial statements and notes thereto of Jet Token, Inc. and Oxbridge included in the Form 8-K, and other financial information included elsewhere.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management is performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

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Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination and related transactions occurred as of the beginning of the period presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

A.	Reflects the reclassification of marketable securities held in the Trust Account to cash and cash equivalents.

B.	Reflects the repayment of the promissory note and payment of deferred underwriting commissions both of which become payable upon the completion of a business combination.

C.	Represents acquisition-related transaction costs totaling $690,000 (all of which is expected to be classified as equity issuance costs). The transaction costs are $690,000 for Oxbridge. The total amount of transaction costs may vary if additional agreements are entered into prior to the Closing.

D.	Represents the conversion of Oxbridge’s 1,186,952 Ordinary Shares to shares of common stock of the Domesticated Acquiror, par value $0.0001 per share, pursuant to the Business Combination Agreement.

E.	Represents the conversion of 683,333 shares of Jet Token’s Series Seed Preferred Stock and 18,813,002 shares of its Series CF Non-Voting Preferred Stock to 21,029.56 and 578,969.85 shares, respectively, of Jet.AI common stock, par value $0.0000001 per share, pursuant to the Business Combination Agreement.

F.	Represents recapitalization of Jet Token’s outstanding equity and the issuance of 4,500,000 shares of common stock and warrants exercisable into 7,353,000 shares of Jet.AI common stock to Jet Token shareholders as consideration for the reverse recapitalization. The number of Merger Consideration Warrants to be issued at closing are based on a value of $60,000,000 using the Black-Scholes model and are considered equity issuance costs associated with the Business Combination, and thus are contained within additional paid-in capital.

G.	Reflects the reclassification of Oxbridge’s historical accumulated deficit.

H.	Reflects the redemption of 245,288 public shares for aggregate redemption payments of $2.7 million allocated to common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.93 per share.

I.	Reflects the change of classification of the Public Warrants from liability to equity upon closing of the Business Combination. Upon closing of the Business Combination, shares underlying the Public Warrants are not redeemable and Jet. AI will have a single class of voting stock, which does not preclude the Public Warrants from being considered indexed to Jet.AI’s equity and allows the Public Warrants to meet the criteria for equity classification.

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Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2022 and for the three month period ended March 31, 2023 are as follows:

AA.	Reflects elimination of investment income on the Trust Account.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared based on the following information:

	For the Three Months Ended	For the Year Ended
	March 31, 2023	December 31, 2022

Pro forma net loss	$(3,472)	$(1,522)
Weighted average shares outstanding of common stock	$8,676,952	$17,633,764
Net loss per share - basic and diluted	(0.40)	(0.09)

Excluded securities: (1)
Assumed options	3,082,233	3,082,233
Merger warrants issuable to Jet Token Shareholders	7,353,000	7,353,000
Assumed warrants	345,465	345,465
Public Warrants	11,500,000	11,500,000
Private Warrants	5,760,000	5,760,000
Restricted Stock Unit Awards	128,742	128,742

(1) The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

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COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Oxbridge and Jet Token, respectively, and unaudited pro forma condensed combined per share information of Surviving Entity after giving effect to the Business Combination, presented under two scenarios:

●	Assuming No Redemptions Scenario — this scenario assumes that none of the public shareholders exercise their right to have their Class A Ordinary Shares redeemed for cash; and
●	Assuming Maximum Redemptions Scenario — this scenario assumes that 245,288 Class A Ordinary Shares are redeemed for an aggregate payment of $2,681,000, which is the maximum number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.93 per share based on the Trust Account balance as of March 31, 2023 with Oxbridge still having: (a) as of the Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and expenses paid or required to be paid in connection with the Business Combination (including underwriting commissions), taking into account any liabilities that have accrued prior to the Closing but for which payment will be due, or deferred until, after the Closing, cash on hand equal to or in excess of $5,000,000 and (b) at least $5,000,001 of net tangible assets, after deducting all amounts to be paid pursuant to the exercise of redemption rights, as required to consummate the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2023. The weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2022.

This information is only a summary and should be read in conjunction with the historical financial statements of Oxbridge (as restated) and Jet Token and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Oxbridge and Jet Token is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Oxbridge and Jet Token would have been had the companies been combined during the periods presented.

			Combined Pro Forma
	Jet Token	Oxbridge	Assuming No	Assuming Maximum
(In thousands, except share and per share data)	(Historical)(2)	(Historical)	Redemption	Redemption
As of and for the Three Months ended March 31, 2023
Book value per share(1)	$-	$(1.34)	0.92	$0.63
Weighted average shares outstanding – basic	126,129,302	4,176,952	8,676,952	8,431,664
Weighted average shares outstanding – diluted	126,129,302	4,176,952	8,676,952	8,431,664
Basic net loss per share(2)(3)	$(0.02)	$(0.15)	$(0.40)	$(0.41)
Diluted net loss per share(2)(3)	$(0.02)	$(0.15)	$(0.40)	$(0.41)

As of and for the Year ended December 31, 2022
Book value per share(1)	$0.01	$(1.16)	0.97	$0.69
Weighted average shares outstanding – basic	122,747,555	13,133,764	17,633,764	17,398,334
Weighted average shares outstanding – diluted	122,747,555	13,133,764	17,633,764	17,398,334
Basic net loss per share(2)(3)	$(0.06)	$0.55	$(0.09)	$(0.09)
Diluted net loss per share(2)(3)	$(0.06)	$0.55	$(0.09)	$(0.09)

(1)	Book value per share = Total permanent equity divided by the total number of Jet Token common shares or total Oxbridge Class A and Class B Ordinary shares outstanding classified in permanent equity, as applicable.
(2)	Excludes the impact of vested and unvested Jet Token Options and RSU Awards that will be converted into options and warrants to purchase 3,424,567 shares of Jet.AI Class A common stock as part of the Business Combination. The shares underlying these Jet Token Options will not represent legally issued and outstanding shares of Jet.AI Class A common stock until such options (as converted after the Business Combination) are exercised. As such, these underlying shares were excluded from the calculation of pro forma net loss per share.
(3)	For purposes of applying the treasury stock method to calculate pro forma diluted net loss per share, it was assumed that all 17,260,000 outstanding warrants sold in the initial public offering and all 7,353,000 warrants distributed to Jet Token shareholders are exchanged for Class A Jet.AI common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of pro forma diluted net loss per share.

81

MARKET PRICE AND DIVIDEND INFORMATION

Oxbridge

Oxbridge Units, Class A Ordinary Shares, and Oxbridge Warrants are currently traded on Nasdaq under the symbols “OXACU,” “OXAC” and “OXACW,” respectively.

The closing price of the Oxbridge Units, Class A Ordinary Shares and public warrants on February 24, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.67, $10.43 and $0.0354, respectively. As of June 23, 2023, the record date for the extraordinary general meeting, the most recent closing price for Oxbridge Units, Class A Ordinary Shares and Oxbridge Warrants was $11.00, $10.99, and $0.0475, respectively.

Holders of the Oxbridge Units, Class A Ordinary Shares and Oxbridge Warrants should obtain current market quotations for their securities. The market price of Oxbridge’s securities could vary at any time before the Business Combination.

Holders

As of June 30, 2023, there were one holder of record of Oxbridge Units, two holders of record of Class A Ordinary Shares, one holder of record of Class B Ordinary Shares and three holders of record of warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Oxbridge Units, public shares and public warrants are held of record by banks, brokers and other financial institutions. For additional information, see the section entitled “Beneficial Ownership of Securities.”

Dividends

Oxbridge has not paid any cash dividends on the Ordinary Shares to date and does not intend to pay cash dividends prior to the consummation of the Business Combination. The payment of cash dividends in the future will be dependent upon Jet.AI’s revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Jet.AI Board. It is the present intention of the Oxbridge Board to retain all earnings, if any, for use in its business operations and, accordingly, the Oxbridge Board does not anticipate declaring any dividends in the foreseeable future. Further, if Oxbridge incurs any indebtedness, Oxbridge’s ability to declare dividends may be limited by restrictive covenants Oxbridge may agree to in connection therewith.

Jet Token

Historical market price information for Jet Token is not provided because there is no public market for Jet Token’s securities. For more information regarding Jet Token’s liquidity and capital resources, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jet Token – Liquidity and Capital Resources.”

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EXTRAORDINARY GENERAL MEETING

General

We are furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by the Oxbridge Board for use at the extraordinary general meeting to be held on August 4, 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about July 21, 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

All shareholders as of the record date, or their duly appointed proxies, may attend the extraordinary general meeting. For the purpose of satisfying requirements of Cayman Islands law, the extraordinary general meeting will be conducted at a physical location.

Shareholders of record will need to visit https://www.cstproxy.com/oxac/2023 and enter the control number provided on your proxy card in order to vote upon the Proposals.

Date, Time and Place

The extraordinary general meeting will be held in person on August 4, 2023, at 3:00 p.m., local time, at Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands, KY1-9006 or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Ordinary Shares, i.e., Class A Ordinary Shares or Class B Ordinary Shares, at the close of business on June 23, 2023, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 1,301,952 outstanding Class A Ordinary Shares, which are held by our public shareholders, and 2,875,000 outstanding Class B Ordinary Shares, which are held by our initial shareholders.

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Vote of our Sponsor and the Directors and Officers of Oxbridge

Our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. Currently, they own approximately 68.83% of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate, all of which are subject to an agreement to vote in favor of the Business Combination. As a result, if only the minimum amount of shares needed to establish a quorum are present and all such shares are actually voted on the Business Combination Proposal, none of the outstanding Class A Ordinary Shares would need to be voted in favor of the Business Combination in order for the Business Combination to be approved. Accordingly, the necessary shareholder approval will be received for the Business Combination if our Sponsor, directors and officers vote the Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination Proposal.

Our Sponsor, directors and officers have waived any redemption rights, including with respect to Class A Ordinary Shares purchased in our IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by our Sponsor and our independent directors have no redemption rights upon our liquidation and will be worthless if we do not effect an Initial Business Combination within the Combination Period. However, our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any Class A Ordinary Shares they may own.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of one-third of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote thereat attend in person, online or by proxy at the extraordinary general meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on any of the Proposals.

The Closing is conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to Oxbridge Shareholders

After careful consideration, the Oxbridge Board recommends that our shareholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the shareholders at the extraordinary general meeting.

For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the Oxbridge Board, see the subsection entitled “The Business Combination — The Oxbridge Board’s Reasons for the Approval of the Business Combination.”

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Voting Your Shares

Each Class A Ordinary Share and each Class B Ordinary Share that you own in your name entitles you to one vote on each of the Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of Class A Ordinary Shares and Class B Ordinary Shares that you own. There are several ways to vote your Class A Ordinary Shares and Class B Ordinary Shares:

●	You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

●	You can attend the extraordinary general meeting and vote in person or online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your Class A Ordinary Shares or Class B Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your Class A Ordinary Shares or Class B Ordinary Shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify our secretary, in writing, before the extraordinary general meeting that you have revoked your proxy; or

●	you may attend the extraordinary general meeting, revoke your proxy and vote in person or online, as indicated above.

No Additional Matters May Be Presented at the Extraordinary General Meeting

The extraordinary general meeting has been called to consider only the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under the Existing Organizational Documents, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the extraordinary general meeting.

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Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Class A Ordinary Shares or Class B Ordinary Shares, you may call Advantage Proxy, our proxy solicitor, at (877) 870-8565 or (206) 870-8565.

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request that Oxbridge redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)	hold public shares or, if you hold public shares through Oxbridge Units, you elect to separate your Oxbridge Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(b)	submit a written request to Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, in which you (i) request that Jet.AI redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(c)	deliver your public shares to Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on August 2, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Oxbridge Units must elect to separate the Oxbridge Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Oxbridge Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the Oxbridge Units into the underlying public shares and public warrants. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Oxbridge Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the Oxbridge Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. If a holder holds Oxbridge Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Oxbridge’s transfer agent, directly and instruct it to separate the Oxbridge Units into the underlying Class A Ordinary Shares and public warrants.

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The redemption rights include the requirement that a holder must identify itself to Oxbridge in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Jet.AI will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to $10.93 per issued and outstanding public share. Each redemption of Class A Ordinary Shares by our public shareholders will decrease the amount in our Trust Account. Our Amended and Restated Memorandum and Articles of Association provide that in no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of Jet.AI Common Stock that will be redeemed immediately after consummation of the Business Combination.

Prior to exercising redemption rights, shareholders should verify the market price of our Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, our future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an Initial Business Combination within the Combination Period, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public shareholders and the public warrants will expire worthless.

Appraisal Rights

There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares or Oxbridge Warrants in connection with the Business Combination or Domestication under Cayman Islands law or the DGCL.

Proxy Solicitation Costs

We are soliciting proxies on behalf of the Oxbridge Board. This solicitation is being made by mail but also may be made by telephone or in person. Oxbridge and its directors, officers and employees may also solicit proxies in person. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Oxbridge will bear the cost of the solicitation.

We have engaged Advantage Proxy to assist in the proxy solicitation process. We will pay that firm a fee of $5,000, plus disbursements. We will also reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

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THE BUSINESS COMBINATION

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement and the transactions contemplated thereby, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, as amended, a copy of which is attached as Annexes A and A-I hereto and is incorporated by reference herein. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The Business Combination Agreement and the descriptions thereof in this proxy statement/prospectus are being furnished to our shareholders to provide information concerning the material terms of the Business Combination Agreement but are not intended to provide any factual information concerning the parties to the Business Combination Agreement or their respective businesses or affairs.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about the respective parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

General: Structure of the Business Combination

On February 24, 2023, Oxbridge, First Merger Sub, Second Merger Sub and Jet Token entered into the Business Combination Agreement, pursuant to which First Merger Sub will merge with and into Jet Token, with Jet Token surviving the First Merger as a wholly owned subsidiary of Jet.AI, and as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Jet.AI. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Business Combination, are summarized below.

The First Merger and Second Merger will be consummated by the filing of certificates of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filings or upon such later time as may be agreed by the parties and specified in such certificates of merger. The parties will hold the Closing immediately prior to such filing of the certificate of merger with respect to the First Merger on the Closing Date, which date will occur as promptly as practicable, but in no event later than three business days, following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as Oxbridge and Jet Token may mutually agree.

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The aggregate Per Share Merger Consideration will equal $105 million, consisting of (i) aggregate Per Share Stock Merger Consideration equal to $45 million less Jet Token’s Net Indebtedness as of the Closing Date multiplied by 0.428571, as determined using a $10.00 per share value, and (ii) aggregate Per Share Warrant Merger Consideration equal to $60 million less Jet Token’s Net Indebtedness as of the Closing Date multiplied by 0.571429, as determined using the Black-Scholes method with the following inputs: (a) risk-free rate equal to the UST 10-year rate on the second Business Day immediately before the Closing Date as published on https://home.treasury.gov/resource-center/data-chart-center/interest-rates/TextView?type=daily_treasury_yield_curve&field_tdr_date_value=2023 (or if unavailable, as published by Bloomberg L.P.); (b) current stock price of $10.00; (c) exercise price of $15.00; (d) dividend yield of 0.00%; (e) term of 10 years; and (f) stock price annualized standard deviation (volatility) equal to the average of the most recent twenty (20) trading days of daily volatility of Wheels Up Experience Inc. through the second Business Day immediately before the Closing Date, as determined using the volatility calculator available at https://www.fintools.com/resources/online-calculators/volatilitycalc/ (or if such calculator is unavailable, using a volatility calculator from Bloomberg L.P.); provided, however that if Wheels Up Experience Inc. (NYSE:UP) is acquired or has a material transaction or event materially affecting its volatility during such 20-day period, then volatility shall be determined using the average of the most recent 20 days of daily volatility preceding such transaction or event. Amendment No. 1 to the Business Combination Agreement amended the definition of “Net Indebtedness” to provide for a $3 million cap on the cash and cash equivalents that may reduce Jet Token’s indebtedness for purposes of the Net Indebtedness adjustment to the aggregate Per Share Merger Consideration.

The Business Combination Agreement does not include an adjustment mechanism for the Per Share Stock Merger Consideration or Merger Consideration Warrants that Jet Token’s stockholders will be entitled to receive based on changes in the trading market price of Oxbridge’s Ordinary Shares, or other securities, prior to the completion of the Domestication and Business Combination or Jet.AI’s Common Stock, or other securities, after the completion of the Domestication and Business Combination. Accordingly, the market value of each share of the Per Share Stock Merger Consideration and each Merger Consideration Warrant issued pursuant to the Business Combination Agreement could vary significantly from the market price of Oxbridge’s Ordinary Shares, warrants and other securities on the date of this proxy statement/prospectus, the Closing Date of the Business Combination or the date Jet.AI’s common stock, warrants and other securities begin trading on the Nasdaq.

Conversion of Securities

Immediately prior to the Effective Time and subject to receipt of the requisite approval of Jet Token’s Stockholders, Jet Token will cause each share of Jet Token Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into shares of Jet Token Voting Common Stock at the then-effective conversion rate in accordance with the terms of the Jet Token Charter. Following the Conversion, there will be no outstanding shares of Jet Token Preferred Stock and each holder of Jet Token Preferred Stock will thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the Business Combination and without any action on the part of Oxbridge, First Merger Sub, Second Merger Sub, Jet Token or the holders of any of Jet Token’s securities:

●	each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that will be converted into shares of Jet Token Common Stock immediately prior to the Effective Time, will be cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio (the “Per Share Stock Merger Consideration”), and (y) the number of Merger Consideration Warrants equal to the Warrant Exchange Ratio (the “Per Share Warrant Merger Consideration” and together with the Per Share Stock Merger Consideration, the “Per Share Merger Consideration”). Each Merger Consideration Warrant is exercisable during the ten (10) year period following the Effective Time at an exercise price of $15.00 per share, and subject to the terms and conditions of a Merger Consideration Warrant Agreement in a form mutually agreed-to by Jet Token and Oxbridge;

●	each Jet Token Option, whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio;

●	each Jet Token Warrant issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio;

●	each Jet Token RSU Award that is outstanding immediately prior to the Effective Time will be converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio;

●	all shares of Jet Token Common Stock and Jet Token Preferred Stock held in the treasury of Jet Token will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto; and

●	each share of First Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving entity of the First Merger.

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Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Oxbridge, Merger Sub and Jet Token relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.

The Business Combination Agreement contains representations and warranties made by Jet Token to Oxbridge, First Merger Sub and Second Merger Sub relating to a number of matters, including the following:

●	organization and qualification to do business;

●	subsidiaries;

●	certificate of incorporation and bylaws;

●	capitalization;

●	authority to enter into the Business Combination Agreement;

●	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

●	permits and compliance;

●	financial statements;

●	absence of certain changes or events since December 31, 2022;

●	absence of litigation;

●	employee benefit plans;

●	labor and employment matters;

●	real property and title to assets;

●	intellectual property;

●	taxes;

●	environmental matters;

●	material contracts;

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●	customers, vendors and suppliers;

●	insurance;

●	approval of the board and stockholders;

●	certain business practices;

●	interested party transactions and side letter agreements;

●	inapplicability of the Exchange Act;

●	brokers; and

●	exclusivity of the representations and warranties made by Jet Token.

The Business Combination Agreement contains representations and warranties made by Oxbridge, First Merger Sub and Second Merger Sub to Jet Token relating to a number of matters, including the following:

●	corporate organization;

●	organizational documents;

●	capitalization;

●	authority to enter into the Business Combination Agreement;

●	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

●	compliance;

●	proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

●	business activities and absence of certain changes or events since August 11, 2021;

●	absence of litigation;

●	approval of the board and the shareholders;

●	no prior operations of First Merger Sub and Second Merger Sub;

●	brokers;

●	the Trust Account;

●	employees;

●	taxes;

●	the listing of Class A Ordinary Shares, Oxbridge Warrants and Oxbridge Units;

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●	insurance;

●	intellectual property;

●	agreements, contracts and commitments;

●	title to property;

●	inapplicability of the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

●	investigation and reliance.

No Survival

The representations, warranties, covenants, obligations any other agreements of Jet Token, Oxbridge, First Merger Sub and Second Merger Sub contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time and certain miscellaneous provisions of the Business Combination Agreement will survive the Effective Time.

Closing

The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but are subject to the satisfaction or waiver of those conditions at such time).

Conduct of Business Pending the Business Combination

Pursuant to the Business Combination Agreement, Jet Token agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, except as (a) expressly contemplated by the Business Combination Agreement or any ancillary agreement thereto, (b) set forth in Jet Token’s Schedules, and (c) required by applicable law, unless Oxbridge shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), it will:

●	conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business and in a manner consistent with past practice; and

●	in all material respects, use its reasonable best efforts to preserve substantially intact the business organization of Jet Token and its subsidiaries, to keep available the services of the current officers, key employees and consultants of Jet Token and its subsidiaries and to preserve the current relationships of Jet Token and its subsidiaries with customers, suppliers and other persons with which Jet Token or any of its subsidiaries has significant business relations.

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In addition to the general covenants above, Jet Token agreed that prior to the Effective Time, except as (a) expressly contemplated by the Business Combination Agreement or any ancillary agreement, (b) set forth in Jet Token’s Schedules or (c) as required by applicable law, it will not, and will cause its subsidiaries not to, without the prior written consent of Oxbridge (which consent may not be unreasonably withheld, conditioned or delayed):

●	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Jet Token or any subsidiary of Jet Token, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Jet Token or any subsidiary of Jet Token; or (b) any material assets of Jet Token or any subsidiary of Jet Token;

●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or distributions made by one of Jet Token’s subsidiaries to Jet Token or one of its other subsidiaries;

●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

●	(a) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, except for (i) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of Jet Token or its subsidiaries not to exceed $500,000 and (ii) any such indebtedness among Jet Token and its subsidiaries or among Jet Token’s subsidiaries;

●	other than in the ordinary course of business (a) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director or executive officer, (b) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or executive officer, or (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or executive officer;

●	adopt, materially amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Business Combination or health and welfare plan renewals in the ordinary course of business;

●	materially amend Jet Token’s accounting policies or procedures other than reasonable and usual amendments in the ordinary course of business or as required by U.S. GAAP;

●	(a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election related to taxes; or (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

●	(a) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Jet Token’s or any of its subsidiary’s material rights thereunder, in each case in a manner that is adverse to Jet Token or any subsidiary, taken as a whole, except in the ordinary course of business or (b) enter into any contract or agreement that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement, other than (x) in the ordinary course of business consistent with past practice or (y) solely among Jet Token and its subsidiaries or among its subsidiaries;

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●	fail to maintain the existence of, or use reasonable efforts to protect Jet Token-owned intellectual property;

●	other than in the ordinary course of business, enter into any contract, agreement or arrangement that obligates Jet Token or any of its subsidiaries to develop any intellectual property related to the business of Jet Token or the products that would be owned by the counterparty to such contract, agreement or arrangement;

●	intentionally permit any material item of Jet Token-owned intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Jet Token-owned intellectual property;

●	waive, release, assign, settle or compromise any litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate;

●	enter into any material new line of business outside of the business conducted by Jet Token or its subsidiaries as of the date of the Business Combination Agreement;

●	voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Jet Token and any of its subsidiaries and their assets and properties;

●	fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit Jet Token held as of the date of the Business Combination Agreement that is material to the conduct of the business of Jet Token and its subsidiaries taken as a whole; or

●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Pursuant to the Business Combination Agreement, Oxbridge agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement and except as required by applicable law or in connection with the Domestication, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, unless Jet Token otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), Oxbridge will, and will cause First Merger Sub and Second Merger Sub to, conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice. In addition, Oxbridge, First Merger Sub and Second Merger Sub have agreed that between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, subject to specified exceptions, they will not, without the prior written consent of Jet Token (which may not be unreasonably withheld, conditioned or delayed):

●	amend or otherwise change the Existing Organizational Documents, the organizational documents of First Merger Sub or the organizational documents of Second Merger Sub or form any subsidiary of Oxbridge other than First Merger Sub and Second Merger Sub;

●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the Existing Organizational Documents;

●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Ordinary Shares or Oxbridge Warrants except for redemptions from the Trust Account and conversions of the Class B Ordinary Shares that are required pursuant to the Existing Organizational Documents;

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●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Oxbridge, First Merger Sub or Second Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Oxbridge, First Merger Sub or Second Merger Sub, except in connection with the conversion of the Class B Ordinary Shares pursuant to the Existing Organizational Documents;

●	(a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party; or (b) enter into any strategic joint ventures, partnerships or alliances with any other person or make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned subsidiary or joint venture;

●	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Oxbridge, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a working capital loan from the Sponsor or an affiliate thereof or certain of Oxbridge’s officers and directors to finance Oxbridge’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;

●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

●	amend any material tax return;

●	change any material method of tax accounting;

●	make, change or rescind any material election related to taxes;

●	settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Oxbridge, First Merger Sub or Second Merger Sub;

●	enter into, amend, or terminate (other than terminations in accordance with their terms) any contract with any director, officer or affiliate of Oxbridge, First Merger Sub or Second Merger Sub, or waive any material right in connection therewith (other than working capital loans made by Sponsor in accordance with the Business Combination Agreement);

●	hire any employee or adopt or enter into any employee benefit plan;

●	amend the Trust Agreement or any other agreement related to the Trust Account; or

●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

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Additional Agreements

Registration Statement; Proxy Statement

As promptly as practicable after the execution of the Business Combination Agreement, Oxbridge agreed to prepare and file with the SEC this Registration Statement in connection with providing Oxbridge’s shareholders with the opportunity to exercise their redemption rights and the registration under the Securities Act of the shares of Jet.AI Common Stock to be issued or issuable (i) in the Domestication and (ii) to the stockholders of Jet Token pursuant to the Business Combination Agreement, including the shares of Jet.AI Common Stock issuable upon exercise of the Jet.AI Warrants in accordance with their terms, which Registration Statement includes a proxy statement in preliminary form relating to the extraordinary general meeting (including any adjournment thereof) to be held to consider the Proposals.

Consent Solicitation; Written Consent

As promptly as practicable following the date upon which this Registration Statement becomes effective, Jet Token agreed to solicit the Requisite Jet Token Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, the Jet Token Board will set a record date for determining the stockholders of Jet Token entitled to provide such written consent and Jet Token will prepare an information statement (the “Information Statement”), which Information Statement shall include a description of the appraisal rights of the shareholders of Jet Token available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable law.

Notwithstanding (a) the making of any inquiry or proposal with respect to an Alternative Transaction (as defined below) or (b) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will Jet Token or any of Jet Token’s subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) Jet Token will otherwise remain subject to the terms of the Business Combination Agreement, including Jet Token’s obligation to use reasonable best efforts to cause each Key Jet Token Stakeholder to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Jet Token Stockholder Approval.

Oxbridge’s Extraordinary General Meeting

Oxbridge agreed to call and hold the extraordinary general meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Proposals, and to use its reasonable best efforts to hold the extraordinary general meeting as soon as practicable after the date on which this Registration Statement becomes effective (after, in each case, taking into account a reasonable period of time as Oxbridge deems necessary to solicit proxies); provided, that Oxbridge may (or, upon the receipt of a request to do so from Jet Token, will) postpone or adjourn the extraordinary general meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Oxbridge Board that such adjournment is necessary to solicit additional proxies to obtain approval of the Proposals or otherwise take actions consistent with Oxbridge’s obligations. Oxbridge has agreed to use its reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its shareholders. Oxbridge agreed, through the Oxbridge Board, to recommend to its shareholders that they approve the Proposals and to include the recommendation of the Oxbridge Board in this proxy statement/prospectus.

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Notwithstanding (a) the making of any inquiry or proposal with respect to an Alternative Transaction or (b) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will Oxbridge, First Merger Sub or Second Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) Oxbridge, First Merger Sub and Second Merger Sub will otherwise remain subject to the terms of the Business Combination Agreement, including Oxbridge’s obligation to use reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, none of Jet Token, Oxbridge, First Merger Sub or Second Merger Sub will, and Jet Token, Oxbridge, First Merger Sub and Second Merger Sub will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, or continue any discussions or negotiations with, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Oxbridge or Jet Token, as the case may be, and any other corporation, partnership or other business organization other than Jet Token and its subsidiaries or Oxbridge, as the case may be (an “Alternative Transaction”), (ii) in the case of Jet Token, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Jet Token or any of its subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. Each of Jet Token, on the one hand, and Oxbridge, First Merger Sub and Second Merger Sub, on the other hand, agreed to, and to direct their respective affiliates and representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the execution of the Business Combination Agreement with respect to any Alternative Transaction. Any violation of the foregoing restrictions by Oxbridge, First Merger Sub, Second Merger Sub or their respective affiliates or representatives will be deemed to be a breach under the Business Combination Agreement.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, each of Jet Token and Oxbridge agreed to notify the other party promptly after receipt of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to the party or any of its subsidiaries, or for access to the business, properties, assets, personnel, books or records of Jet Token or any of its subsidiaries by any third party, in each case that is related to an inquiry or proposal with respect to an Alternative Transaction.

If either party receives any inquiry or proposal as described above, then that party has agreed to promptly notify such inquirer in writing that the party receiving the inquiry is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Stock Exchange Listing

Oxbridge will use its reasonable best efforts to cause the Jet.AI Common Stock to be issued in connection with the Business Combination (including the shares of Jet.AI Common Stock to be issued in connection with the Domestication), the Merger Consideration Warrants and the Jet.AI Warrants to be approved for listing on Nasdaq at the Closing. Until the Closing, Oxbridge will use its reasonable best efforts to keep the Oxbridge Units, Class A Ordinary Shares and Oxbridge Warrants listed for trading on Nasdaq.

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Payment of Transaction Costs

All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination is consummated; provided that if Closing does occur, Oxbridge will pay or cause to be paid as soon as reasonably practicable upon consummation of the First Merger and release of proceeds from the Trust Account any expenses of First Merger Sub and Second Merger Sub incurred in connection with the Business Combination Agreement and the Business Combination.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

●	Jet Token and Oxbridge providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

●	director and officer indemnification;

●	prompt notification of certain matters;

●	Jet Token, Oxbridge, First Merger Sub and Second Merger Sub using reasonable best efforts to consummate the Business Combination;

●	public announcements relating to the Business Combination;

●	the intended tax treatment of the Business Combination;

●	cooperation regarding any filings required under the HSR Act;

●	Oxbridge making disbursements from the Trust Account;

●	Oxbridge taking all necessary action so that immediately after the Effective Time the Oxbridge Board will be comprised of the individuals set forth in the Director Election Proposal;

●	Oxbridge keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities law;

●	Jet Token using reasonable best efforts to terminate or amend certain agreements with its stockholders;

●	Jet Token using reasonable best efforts to deliver the Jet Token Audited Financial Statements;

●	Oxbridge’s adoption of new bylaws in connection with the Domestication; and

●	Oxbridge’s adoption of the Omnibus Incentive Plan.

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Conditions to Closing of the Business Combination Agreement

Mutual Conditions

The obligations of Jet Token, Oxbridge, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions, among others:

●	the Written Consent having been delivered to Oxbridge;

●	the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of Oxbridge shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, Oxbridge’s Existing Organizational Documents and the rules and regulations of Nasdaq (this condition is not waivable);

●	no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions (this condition is not waivable);

●	all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated (this condition is not waivable);

●	the Registration Statement having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC (this condition is not waivable);

●	the shares of Jet.AI Common Stock to be issued pursuant to the Business Combination Agreement and in connection with the Domestication having been listed on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date (this condition is not waivable);

●	Oxbridge having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by Oxbridge’s public shareholders, in accordance with Oxbridge’s organizational documents (this condition is not waivable); and

●	The period for exercising appraisal rights pursuant to Section 262 of the DGCL having lapsed and the holders of not more than one percent (1%) of the issued and outstanding shares of Jet Token Common Stock (including shares of Jet Token Common Stock issuable upon conversion of Jet Token Preferred Stock) shall have demanded properly in writing appraisal or dissenters’ rights for such Jet Token Common Stock in accordance with Section 262 of the DGCL.

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Oxbridge, First Merger Sub and Second Merger Sub Conditions

The obligations of Oxbridge, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

●	the accuracy of the representations and warranties of Jet Token as determined in accordance with the Business Combination Agreement;

●	Jet Token having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

●	Jet Token having delivered to Oxbridge a customary officer’s certificate, dated as of the Closing, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

●	no Jet Token Material Adverse Effect having occurred between the date of the Business Combination Agreement and the Effective Time; and

●	other than those persons identified in the Business Combination Agreement as continuing directors, all members of the Jet Token Board and the boards of directors of its subsidiaries shall have executed written resignations effective as of the Effective Time.

Some of the conditions to Oxbridge’s obligations are qualified by the concept of a “Jet Token Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Jet Token Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would be reasonably expected to materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Jet Token and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by Jet Token of its obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Jet Token Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or U.S. GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Jet Token and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof, and including the impact of such pandemics on the health of any officer, employee or consultant of Jet Token or its subsidiaries), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Jet Token or its subsidiaries as required by the Business Combination Agreement or any ancillary agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby), (vii) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) will not prevent a determination that any Effect underlying such failure has resulted in a Jet Token Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Oxbridge has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (i) through (iv), to the extent that Jet Token and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Jet Token and its subsidiaries operate.

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Jet Token Conditions

The obligations of Jet Token to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Effective Time of the following additional conditions:

●	the accuracy of the representations and warranties of Oxbridge, First Merger Sub and Second Merger Sub as determined in accordance with the Business Combination Agreement;

●	each of Oxbridge, First Merger Sub and Second Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Effective Time;

●	Oxbridge having delivered to Jet Token a certificate, dated the date of the Closing, signed by the President of Oxbridge, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

●	no Oxbridge Material Adverse Effect having occurred between the date of the Business Combination Agreement and the Effective Time;

●	other than those persons identified in the Business Combination Agreement as continuing directors, all members of the Oxbridge Board shall have executed written resignations effective as of the Effective Time;

●	as of the Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and expenses paid or required to be paid in connection with the Business Combination (including underwriting commissions), taking into account any liabilities that have accrued prior to the Closing but for which payment will be due, or deferred until, after the Closing, Jet.AI having cash on hand equal to or in excess of $5,000,000; and

●	the Domestication having been completed (this condition is not waivable).

Some of the conditions to Jet Token’s obligations are qualified by the concept of a “Oxbridge Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Oxbridge Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or is reasonably expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Oxbridge, or (b) would prevent, materially delay or materially impede the performance by Oxbridge, First Merger Sub or Second Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Oxbridge Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or U.S. GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Oxbridge operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof, and including the impact of such pandemics on the health of any officer, employee or consultant of Oxbridge), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Oxbridge as required by the Business Combination Agreement or any ancillary agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from the Business Combination Agreement or the Business Combination), or (vii) any actions taken, or failures to take action, or such other changed or events, in each case, which Jet Token has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (i) through (iv), to the extent that Oxbridge is materially disproportionately affected thereby as compared with other participants in the industry in which Oxbridge operates.

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Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the shareholders of Jet Token or Oxbridge, as follows:

●	by mutual written consent of Oxbridge and Jet Token;

●	by either Oxbridge or Jet Token if the Effective Time shall not have occurred prior to August 16, 2023 (as such date may be extended pursuant to the terms of the Business Combination Agreement, the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Business Combination on or prior to the Outside Date;

●	by either Oxbridge or Jet Token if any governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

●	by either Oxbridge or Jet Token if any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the extraordinary general meeting (subject to any adjournment or recess of such meeting;

●	by Oxbridge, in the event of a Written Consent Failure;

●	by Oxbridge upon a breach of any representation, warranty, covenant or agreement on the part of Jet Token set forth in the Business Combination Agreement, or if any representation or warranty of Jet Token shall have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Jet Token Breach”); provided, that Oxbridge has not waived such Terminating Jet Token Breach and Oxbridge, First Merger Sub and Second Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Jet Token Breach is curable by Jet Token, Oxbridge may not terminate the Business Combination Agreement for so long as Jet Token continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Oxbridge to Jet Token; or

●	by Jet Token upon a breach of any representation, warranty, covenant or agreement on the part of Oxbridge, First Merger Sub or Second Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Oxbridge, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Oxbridge Breach”); provided, that Jet Token has not waived such Terminating Oxbridge Breach and Jet Token is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Oxbridge Breach is curable by Oxbridge, First Merger Sub and Second Merger Sub, Jet Token may not terminate the Business Combination Agreement for so long as Oxbridge, First Merger Sub and Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Jet Token to Oxbridge.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful breach of the Business Combination Agreement by a party thereto.

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Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Lock-Up Agreements

All of the Founder Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founder Shares would be subject to a lock-up during the period commencing from the Closing and ending on the earliest of (A) one (1) year after the date of the Closing and (B) subsequent to the Business Combination, (x) if the closing price of the common stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date after the Closing on which Jet.AI completes a liquidation, merger, stock exchange, or other similar transaction with an unaffiliated third party that results in all of Jet.AI’s stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

Additionally, the Per Share Stock Merger Consideration and the Merger Consider Warrants issued to Michael Winston and George Murnane in connection with the Business Combination would be subject to the same lock-up restrictions as the Founder Shares.

Background of the Business Combination

The following is a discussion of the proposed Business Combination and the Business Combination Agreement, as amended by Amendment No. 1 to the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement and Amendment No. 1 to the Business Combination Agreement, which are attached to this proxy statement/prospectus as Annex A and Annex-I, respectively. Oxbridge shareholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.

Oxbridge is a Cayman Islands exempted company structured as a blank check company which was incorporated on April 12, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination with is the result of an active search for a potential transaction utilizing the network and investment experience of Oxbridge’s management team, board of directors and strategic advisors. The terms of the Business Combination Agreement and the other ancillary agreements are the result of arm’s-length negotiations between Jet Token and Oxbridge and their respective representatives and advisors. The following is a discussion of the background of these negotiations, the Business Combination Agreement (and certain related agreements) and the Business Combination. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement, but it does not purport to catalogue every conversation and correspondence by and among representatives of Oxbridge, Jet Token and their respective advisors.

On August 16, 2021 Oxbridge consummated its IPO of 11,500,000 units. Each unit consisted of one Class A ordinary share and one warrant to purchase one Class A ordinary share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the IPO, Oxbridge consummated the sale of 5,760,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to OAC Sponsor Ltd. (“Sponsor”) and Maxim Group, LLC (“Maxim”), generating gross proceeds of $5,760,000. Following the closing of the IPO on August 16, 2021, an amount of $116,725,000 ($10.15 per unit) from the net proceeds of the sale of the units in the IPO and the sale of the private placement warrants was placed in the Trust Account.

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Prior to the pricing of the IPO, neither Oxbridge, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving Jet Token. After the closing of the IPO, Oxbridge’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of Oxbridge were contacted by, and representatives of Oxbridge contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Oxbridge’s officers and directors and their affiliates also brought to Oxbridge’s attention target business candidates.

In evaluating potential businesses or assets to acquire in an initial business combination, Oxbridge and its representatives surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity, with the M&A marketplace. Initially, Oxbridge and its affiliates focused on acquisition targets that were within the financial services industry and related sectors, including the FinTech sector, with an enterprise value of at least $95 million. Oxbridge further looked for transactions that it believed, if entered into, would be well received by the public markets. In particular, Oxbridge sought to identify companies that (a) have a sustainable business model with the ability to successfully navigate the ebbs and flows of an economic downturn, and changes in the industry landscape and regulatory environment; (b) have demonstrated differentiated competitive advantages with high barriers to entry against new competitors; and (c) are at an inflection point and would benefit from a catalyst such as incremental capital. Oxbridge also sought to identify companies that it believed would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and use in acquisitions.

After the IPO, Oxbridge’s directors and officers:

●	Met weekly to review referrals of potential acquisition targets and eliminated targets with obvious obstacles precluding a business combination resulting in a list of 91 potential acquisition targets in a variety of industries, including financial services, financial technology, blockchain, artificial intelligence, electric vehicles, health care, medical device, asset management, real estate services, insurance, aviation, cybersecurity, space technology, electronic gaming, energy, banking, and manufacturing.

●	Communicated an interest to discuss a business acquisition with all 91 potential acquisition targets, all of whom were willing to enter into preliminary discussions in the period from August 17, 2021 through December 22, 2022.

●	Entered into non-disclosure agreements with approximately 50 potential target companies (other than Jet Token) after preliminary discussions and review of publicly available information.

●	Of those 50 potential targets, Oxbridge engaged in more detailed due diligence and discussions directly with the senior executives and/or stockholders of 10 such potential acquisition targets (the “Other Potential Targets”).

●	Submitted indications of interest or intent to 11 acquisition candidates, six of which (including Jet Token) were not introduced by Maxim and were not clients of Maxim.

●	Discussed various targets at Oxbridge’s regularly scheduled board meetings.

Of the approximately 91 potential targets with which Oxbridge engaged in preliminary discussions, approximately 60 were eliminated prior to conducting due diligence. Several of these targets withdrew from further consideration and Oxbridge eliminated other potential targets due to the potential target companies’ financial profile, growth and profitability metrics, aggressive valuation of the company, industry trends, and/or lack of public company readiness. Oxbridge submitted indications of interest or letters of intent to 11 potential targets after Oxbridge’s due diligence indicated that the potential targets could complete a business combination transaction that Oxbridge believed would be attractive to investors.

The ten (10) Other Potential Targets businesses comprised: (i) a medical device company in the drug delivery and pain management business (“Company A”), (ii) a regulated payments solution company in the United Kingdom (“Company B”), (iii) a company in the cross border payment technology business (“Company C”), (iv) a company in the decentralized banking business (“Company D”), (v) a company in the solar technology and manufacturing business (“Company E”), (vi) a company in the bitcoin mining business (“Company F”), (vii) a company in the real estate services business (“Company G”), (viii) a company in the real estate platform technology business (“Company H”), (ix) an OTC company in the hemp manufacturing industry with unique technology and intellectual property (“Company I”), (x) and a conglomerate in the banking, digitization of gold and payments technology sectors (“Company J”). As part of its acquisition strategy, Oxbridge generally did not pursue potential business combinations as part of widely competitive or wide auction processes, but instead focused on bilateral discussions with the key decision makers of each of the Other Potential Targets regarding a potential business combination. Both Oxbridge management and the Oxbridge Board reviewed a majority of the Other Potential Targets and analyzed the benefits of proceeding with a transaction with each of the Other Potential Targets reviewed.

From August 17, 2021 through to December 22, 2022, in the process that led to identifying Jet Token as the most attractive business combination opportunity, Oxbridge engaged in discussions with each of the 10 Other Potential Targets, each of which presented as an attractive target to pursue. Between the date of the IPO and December 22, 2022, the Oxbridge Board and the Oxbridge Audit Committee each met eight (8) times to discuss various potential acquisition targets and/or general corporate governance matters, including the Other Potential Targets.

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Oxbridge’s discussions with each of the Other Potential Targets involved direct engagement with senior management teams, shareholders or the target’s advisors across either formal strategic sellside processes or opportunities believed to be proprietary to Oxbridge that could lead to a bilateral transaction. Discussions involved actionability, timing and competitive landscape considerations applicable to each Other Potential Target. For each Other Potential Target, Oxbridge assessed preliminary valuations, public company readiness and Oxbridge’s ability to enhance the potential target’s growth prospects as a public company.

Oxbridge decided not to proceed following initial due diligence with Company A, Company B, Company C, Company D, Company F, Company G, Company H, Company I and Company J and engaged in further detailed discussions with Company E. The decision to not proceed was generally the result of one or more of the following reasons:

a)	The target’s liquidation requirements for its key stakeholders within its existing equity structure making the proposed structure not a viable option.
b)	The parties inability to reach a mutual agreement on the proposed valuation of the business based on Oxbridge’s initial due diligence.
c)	The time requirements for the target(s) to prepare its financial statements and have it audited to PCAOB standards in order to be ready for a public filing.
d)	The complexity of the target’s structure and the potential impact on due diligence cost and extended time to audit multiple subsidiaries of the target.
e)	The target’s relative early commercial stage with yet unproven revenue growth and lack of financial readiness to become a public company.
f)	The target’s determination to not pursue a merger with a SPAC and to pursue an alternative strategy or transaction.
g)	Oxbridge’s decision to pursue a business combination with Jet Token.

Oxbridge entered into a non-binding letter of intent (“LOI”) with Company E, dated August 10, 2022, and continued more detailed discussions and preliminary due diligence with Company E, including performing site visit and physical inspection of leased facility for solar panel manufacturing. Oxbridge and Company E chose not to proceed and the LOI was mutually terminated. The decision to terminate was due to primarily to Company’s E engagement of a new financial advisor who substantially increased the valuation of the company from the previously agreed valuation as per the LOI. Because the target was no longer willing to adhere to the previously agreed valuation, Oxbridge management believed that a business combination would not be well received by public investors and, as a result, would not offer attractive risk-adjusted equity returns for our shareholders. Additionally, Oxbridge management believe that terminating the LOI, which had exclusivity provisions, was in the best interest of Oxbridge and its shareholders. This decision was reached by Oxbridge management and presented to the Board for their support.

Compared to Jet Token, Oxbridge and its advisors did not consider the other alternative acquisition targets that Oxbridge evaluated to be as compelling when taking into consideration their business prospects and model, strategy, size, market conditions, management teams, structure, likelihood of execution, and valuation considerations and to what extent they met Oxbridge’s acquisition standards as discussed in the IPO. It was deemed that Jet Token was the most attractive opportunity for Oxbridge and its shareholders due to a variety of factors, as more fully described in the section entitled “The Oxbridge Board’s Reasons for Approval of the Business Combination.”

The following describes how the proposed Business Combination with Jet Token resulted from the activities of the Oxbridge management team, Sponsor representatives and Oxbridge Board.

On September 28, 2022, Stephen Conway, a representative for Sponsor and employee of Oxbridge Re Holdings Limited, an entity that provides personnel and administration resources to Sponsor, reached out to George Murnane, Chief Executive Officer of Jet Token, to arrange a meeting between Jet Token’s management and Oxbridge’s management. On October 3, 2022, Jay Madhu, Chief Executive Officer and Director of Oxbridge, and Wrendon Timothy, Chief Financial Officer and Director of Oxbridge, met virtually with Mike Winston, Founder and Chairman of Jet Token and George Murnane, Chief Executive Officer of Jet Token, and shared interest in the opportunity of a business combination at a high level. Additionally, subsequent to the virtual meeting, a mutual non-disclosure agreement was signed to further due diligence review and extensive conversations with respect to Jet Token.

This was followed up by a virtual meeting with Mike Winston and George Murnane on October 4, 2022 where more details of Jet Token and Oxbridge were shared with Oxbridge’s officers, board of directors and advisors. Mike Winston presented Jet Token investor’s deck in detail and addressed questions on operations, assets, contracts, financial prospects and market opportunity from Oxbridge’s officers, board and advisors, noting that there was a good deal of mutual interest and expertise in the potential business combination.

On October 7, 2022, Oxbridge management and advisors met virtually with Jet Token’s management team and John Church, Chief Technology Officer to make specific inquiries about Jet Token artificial intelligence and other technology to gain a better understanding of how it works and to observe the technology in action. Given the continued level of mutual interest, Oxbridge team subsequently requested access to Jet Token’s virtual data room which was in the process of being updated. On October 19, 2022, the Oxbridge team was granted full access to the virtual data room. Additionally, Jet Token and Oxbridge began to discuss key terms of a potential transaction.

On October 17, 2022, Oxbridge CEO and one of its advisors met with Jet Token’s management at the National Business Aviation Association (NBAA) business and aviation convention and exhibition in Orlando, Florida to further discussions on key terms of a potential transaction, including valuation, transaction structure and timing.

On October 24, 2022, a list of updated documents in the Jet Token virtual data room was presented to Oxbridge. The virtual data room was populated with, among other things, documents relating to Jet Token’s organizational structure, governing documents, financial models and projections, Jet Token’s historical financial statements and material contracts. The Oxbridge team continued to conduct diligence on Jet Token’s business including its financial outlook, product roadmap, intellectual property, Reg A+ offering data, employee information, lease agreements, fleet agreements, artificial intelligence technology and growth plans.

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From October 24, 2022 to December 14, 2022, multiple extensive conversations via phone and email were held by Jet Token and Oxbridge, regarding the terms of a non-binding LOI, including but not limited to pro-forma valuation, transaction structure, share consideration and warrant consideration, lock-ups and registration rights, omnibus incentive plan, tax considerations, potential timetable of the transaction, any minimum cash requirements, post-closing board and management team and exclusivity. Multiple conversations were also held with Oxbridge’s financial advisor Maxim regarding the same, as well as discussing the process and timeline related to the proposed transaction. During this period as well, term sheets were prepared by Oxbridge management, which were shared, discussed and negotiated (in principle) with Jet Token’s management. Included in the term sheets were structuring strategy, sources & uses of funds, pro forma cap tables, estimated fees and value impacts of earn-outs assuming different post-close stock price trading.

On December 13, 2022, an internal evaluation was made by the Oxbridge team identifying Jet Token as its lead (but not only) target candidate for a business combination. While Jet Token was not the only target being evaluated, the management of Oxbridge believed that a transaction with Jet Token would be a more compelling opportunity than other targets being evaluated since Jet Token was already a public reporting company with audited financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and had a management team with public company and capital markets experience, amongst other factors. Oxbridge believed that Jet Token’s filings with the SEC would provide a greater level of transparency to its shareholders and potential investors as compared to other potential private company targets. These considerations, coupled with Jet Token’s technology and plans for growth, recent capital raise of approximately $7 million at a company valuation of $124 million, and other considerations discussed in section entitled “The Oxbridge Board’s Reasons for the Approval of the Business Combination”, made Jet Token the most attractive target.

Oxbridge separately discussed the terms of the LOI, including the proposed purchase price, with Maxim, and agreed to the proposed purchase price. The proposed purchase contemplated stock consideration of $45 million, as well as warrants with a Black-Scholes estimated valuation of $60 million with a $15 strike price and 10-year duration, giving a total estimated consideration of $105 million at closing with the practical impact of the warrants working similarly to an earnout.

In determining the mix of consideration, the Oxbridge team gave specific consideration to the following discussions and negotiations in our meetings with Jet Token:

●	While domestic public equity market conditions had deteriorated in the face of rising interest rates, private aviation, and Jet Token by extension, had benefited from a sustained increase in demand from new flyers who wished to avoid infection during the COVID pandemic. Jet Token had also built up ~32,000 shareholders through a Reg CF offering and two separate Reg A+ offerings spread over four years.

●	Oxbridge observed the low share prices of the majority of the de-SPAC companies from the prior 1–2-year periods and Jet Token management team expressed that it felt a duty to preserve value for its equity claimants, notwithstanding market sentiment for those companies involved in successful de-SPAC transactions.

●	The parties discussed and agreed with the idea that the investing public, in general, prefers less volatility to more volatility, and that reduced volatility would make for more level-headed decision making in the face of a market route on the part of the investing public and the company’s ~32,000 retail shareholders.

●	Oxbridge, in light of mostly overpriced de-SPAC deals, proposed a lower starting stock valuation of $45 million in order to avoid the mistakes of other de-SPACs deals that Oxbridge believes had agreed to overpriced valuations in a low interest rate environment, only to see share prices plummet post-de-SPAC. Jet Token countered that a low merger consideration of $45 million may be difficult to justify given the company’s prospects, improving fundamentals and its current Reg A+ offering at $124 million valuation.

●	Oxbridge and Jet Token agreed that earnout consideration may be appropriate to make Jet Token investors “whole” without compromising the ability of the stock to perform post-closing. Oxbridge and Jet Token agreed that if a stock price of $15 should be attained (representing a 50% increase from the price at Closing), both Oxbridge and Jet Token equity holders combined interests would have been served. Oxbridge proposed that warrants be issued instead of stock.

●	Jet Token observed that long-dated nature of the proposed warrants (10 years) would make them less sensitive to movements in the underlying share price, and therefore would add ballast to the value of total consideration should the share price exhibit a high degree of market volatility as had many de-SPAC companies around the time of the negotiation. So, by reducing the stock component of the transaction to roughly $45 million of market cap (as proposed by Oxbridge) and increasing the warrant consideration to shareholders to $60 million, the combined value of $105 million, although less than the current valuation utilized in Jet Token’s Reg A+ offering, would result in an acceptable level of value preservation for existing equity claimants given the rising rate environment and would result in a favorable mix of consideration given the market dynamics.

●	Oxbridge and Jet Token agreed on this consideration mix (subject to obtaining a fairness opinion) as the parties believe that a lower market cap coupled with a large, low volatility “earnout warrant”, would both be equitable to the parties and would have the best chance at being well received by the capital markets.

●	Additionally, the parties considered that if stock consideration as a percentage of total consideration, fell below 40% there would be adverse tax consequences, and both parties felt that an equity market capitalization of roughly $45 million for the Jet Token might be favorably received by the market.

●	The parties also discussed the minimum net cash condition and agreed to $5 million in order to satisfy the Nasdaq listing requirements. The parties also discussed that the respective exchange ratios for stock and warrant consideration will be determined once Jet Token’s final capitalization table is established after the closing of its current Reg A+ offering.

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On December 14, 2022, Oxbridge presented Jet Token management with a first draft of the LOI. From December 14, 2022 through December 26, 2022, there were various calls, meetings, discussions and negotiations related to the key terms of the LOI. On December 27, 2022, management of Oxbridge presented to Oxbridge’s board an analysis of Jet Token relative to two Other Potential Targets (Company G and Company I). Compared to Jet Token, Oxbridge and its advisors did not consider the other alternative acquisition targets that Oxbridge evaluated to be as compelling when taking into consideration their business prospects and model, strategy, size, market conditions, management teams, structure, likelihood of execution, and valuation considerations and to what extent they met Oxbridge’s acquisition standards as discussed in the IPO. It was deemed that Jet Token was the most attractive opportunity for Oxbridge and its shareholders due to a variety of factors, as more fully described in the section entitled “The Oxbridge Board’s Reasons for Approval of the Business Combination.”

On December 27, 2022, the Oxbridge board approved Oxbridge signing the LOI with Jet Token dated December 23, 2022. On December 23, 2022, the LOI was signed by both Mike Winston of Jet Token and Wrendon Timothy of Oxbridge. Under the terms of the LOI, Oxbridge and Jet Token agreed to be subject to an exclusivity period from the date of the LOI until (i) February 21, 2023 (with an agreement to automatically extend this period for additional 30 days to the extent that the parties continue to work in good faith towards a potential transaction; (ii) early termination by Oxbridge if it identifies information during its due diligence review that is materially adverse to the Jet Token or its subsidiaries and the parties are not able to agree upon revised terms for the potential transaction taking into account such materially adverse information after negotiating in good faith for two (2) business days after notice is given by Oxbridge to Jet Token of such materially adverse information; and (iii) early termination by Jet Token if the Oxbridge proposes in writing a reduction in the total Business Combination consideration and Jet Token rejects such proposed reduction in the total Business Combination consideration and such proposed reduction is not withdrawn by Oxbridge within two (2) business days following rejection by Jet Token.

On December 30, 2022, the parties held an update call with representatives of Oxbridge management, Jet Token management and Maxim, to plan for next steps and weekly “all-hands” calls. Follow up calls were held with Jet Token on January 4, 2023 and January 5, 2023 to discuss and share information about legal counsel, financial advisor and fairness opinion providers being engaged.

On January 5, 2023, a call was made with Stanton Park Capital, LLC (“Stanton”), along with three (3) other providers, the purpose of which was discussing a possible fairness opinion and getting clarity on the process and timing. Stanton was selected amongst a number of providers due to current availability, suitable cost structure and its experience with providing fairness opinions for a number of entities, including special-purpose acquisition companies. Oxbridge and Stanton executed an engagement letter on January 9, 2023, which fully scoped their work, procedures and contractual conditions (among other things). Stanton’s analyses were expected to be performed using acceptable valuation methodologies.

Stanton’s services included an analysis of Jet Token on a going concern basis (consolidated with its subsidiaries, if any) and, fairness to Oxbridge, from a financial point of view, of the purchase price and consideration to be paid for Jet Token. Such analysis was expected to be performed in a phased approach. In the first phase (“Phase 1”), Stanton would perform such research and analysis as necessary to determine on a preliminary basis whether or not the Purchase Price to be paid by Oxbridge for Jet Token is fair to Oxbridge from a financial point of view. Stanton would present draft exhibits to the Oxbridge management and/or board regarding their preliminary analysis, respond to questions and consider any input that may be given by the Oxbridge management, Board and/or its advisors. In the second phase (“Phase 2”), Stanton would then complete their analysis and issue a draft written opinion as to whether or not the Purchase Price expected to be paid by Oxbridge for Jet Token is, in Stanton’ opinion, fair to Oxbridge from a financial point of view as of the date of such draft opinion. For Phase 3 (“Phase 3”), if requested by the Oxbridge board, Stanton would finalize their work (taking into consideration any input from the Oxbridge board and/or its advisors) and issue their final opinion and review the proxy language related to Stanton, their engagement, and their opinion.

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On January 10, 2023, an all-hands kickoff meeting was held with Maxim, the management of Jet Token and Oxbridge, Jet Token’s legal counsel Fox Rothschild LLP (“Fox”) and Oxbridge’s legal counsel Dykema Gossett PLLC (“Dykema”), to start initial planning for preparation for negotiating and drafting the Business Combination Agreement and planning legal due diligence. Additionally, full data room access was provided to Dykema to begin legal due diligence.

On January 10, 2023, Oxbridge provided Stanton with the fully executed LOI, Black Scholes calculations utilized in the LOI, and full access to Jet Token data room in connection with providing a fairness opinion. The draft Business Combination Agreement would be provided at a later date when such has been completed. On January 11, 2023, Stanton met virtually with Oxbridge’s management and discussed, among other things, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to Jet Token’s business operations. Stanton also discussed and reviewed in detail public filings of Jet Token, including specific information relating to Jet Token’s Regulation A offering that to date has raised approximately $7 million at a company valuation of $124 million, and noting that such offering will be terminated on January 17, 2023.

On January 12, 2023, an all hands call with Jet Token, Oxbridge, Dykema, Fox and Maxim took place, followed by several update calls on January 12, January 17, January 19, January 24 and January 26, 2023. The nature of these calls centered around the proposed transaction structure with Oxbridge likely to redomicile to Delaware as part of a tax-free reorganization, possible adjustments to Business Combination consideration, treatment of assumed awards, treatment of Business Combination Consideration Warrants and the proposed composition of the board. On January 26, 2023, Dykema provided a supplemental legal due diligence request list to Fox. The virtual data room was periodically updated with additional documentation through the diligence process.

On January 27, 2023, Fox circulated a first draft of the Business Combination Agreement to Oxbridge and Dykema.

On January 30, 2023, Jay Madhu, Wrendon Timothy and William Yankus (Director) from Oxbridge, along with a representative from Maxim, performed a due diligence site visit of Jet Token’s head office at 10845 Griffith Peak Dr., Suite 200, Las Vegas, NV 89135 and met with Jet Token’s full management team, including Mike Winston, Chairman, George Murnane, Chief Executive Officer, John Church, Chief Technology Officer, Patrick McNulty, Chief Operating Officer and Kienan Franklin, Vice President of Sales. During the site visit, the Oxbridge team continued discussing Jet Token financial information and projections, current and future assets/fleet deals, update and walkthrough of its novel artificial intelligence technology, as well as exploring its unique market opportunity. The Oxbridge team also physically inspected Jet Token’s fleet and tested the operations of one of Jet Token’s Honda Jets through a short flight from Phoenix to Las Vegas.

During the site visit, the Oxbridge team also met with Greg Woods, President of Cirrus Aviation Services (“Cirrus”), the largest private jet charter company based in Las Vegas. Jet Token currently has a Fleet Charter Agreement with Cirrus that allows Jet Token to book over 30 private jets for its customers. The Oxbridge team also physically inspected a large number of Cirrus’ fleet that Jet Token has access to, which included the following types of private jets: Learjet 45XR, Citation CJ3, Hawker 900XP, Citation XLS+, Learjet 60, Challenger 300, Challenger 604, Challenger 850, Falcon 900EX, Gulfstream V and Gulfstream G550.

On January 31, 2023, Fox and Dykema conferred for the purpose of identifying and discussing key open issues in relation to the draft Business Combination Agreement and the proposed transaction, including without limitation with respect to ancillary agreements, any adjustments to merger consideration, treatment of assumed awards, treatment of Merger Consideration Warrants, tax-free reorganization structuring, board composition and structure, conduct of Jet Token during the period between signing and closing of the Business Combination Agreement, the domestication of Oxbridge in Delaware, and Nasdaq process considerations.

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Additional Business Combination Agreement negotiations, discussions and calls took place between Oxbridge, Jet Token, Dykema and Fox on February 2, February 7, February 9, February 14, February 16, February 21 and February 23, 2023. Additionally, during this period, representatives of Dykema, on behalf of Oxbridge, and Fox, on behalf of Jet Token, continued to exchange multiple drafts of the Merger Agreement and negotiate the terms thereof, including those regarding, among other things, (i) the structure of the proposed transaction, (ii) the treatment of certain of Jet Token’s outstanding equity securities and awards in the Business Combination, and the specific mechanics by which such securities or awards will either be cancelled in exchange for the right to receive a portion of the merger consideration (or else remain outstanding), which also impacted the definition of the fully diluted share count for purposes of the Exchange Ratio, (iii) Jet Token’s obligations with respect to the operation of its business between signing and Closing, (iv) certain representations and warranties and (v) the conditions to the obligations of each party to consummate the Business Combination. The terms related to clauses (i) and (ii) in this paragraph were subject to the parties’ tax structuring analysis, upon the finalization of which, the structure and mechanics were implemented in the Business Combination Agreement and subject further to technical revisions. With respect to clause (ii) of this paragraph, the parties discussed the potential dilutive effects on the post-Closing shareholders of the combined company compared to the pre-Closing Jet Token equity holders based on the treatments proposed, eventually settling on the approach in the Business Combination Agreement. The terms related to clauses (iii), (iv) and (v) in this paragraph were subject to customary negotiations between the parties, which resulted in terms typical for a transaction of this nature. The parties also agreed that the ancillary documents such as the registration rights agreement, warrant agreement, omnibus incentive plan and other such documents will be finalized subsequent to filing of the Business Combination Agreement.

On February 15, 2023, the Oxbridge board held a meeting to continue discussing and updating the board on the Jet Token proposed Business Combination progress, discussing of the draft Business Combination Agreement, and review of preliminary analysis provided by Stanton on the fairness of the merger consideration.

On February 21, 2023, the Oxbridge board held another meeting to continue discussing and updating the board on the Jet Token proposed Business Combination, discussing of the updated draft Business Combination Agreement, and review of updated analysis provided by Stanton on the fairness of the merger consideration. Stanton’s report to the Oxbridge board provided their analysis that a potential merger between Oxbridge and Jet Token was fair from a financial point of view. The advice presented by Stanton as to fairness could only be used by the Oxbridge board to assist them in determining whether or not to proceed with the transaction and whether or not to recommend the transaction for approval of the stockholders of Oxbridge.

On February 24, 2023, negotiations continued between Oxbridge and Jet Token. On the same date, the Oxbridge board met virtually to discuss the Business Combination. At the meeting, Stanton’s report was presented and noted that the consideration contemplated in the Business Combination Agreement, which was unchanged from the prior valuation discussions with the Oxbridge Board and executed in the LOI, was fair from a financial point of view. The full business Combination Agreement, along with summary of the terms were discussed. After considering the proposed terms of the Business Combination Agreement and asking questions to Oxbridge’s management, the Oxbridge board unanimously approved the Business Combination Agreement and gave management the authority to proceed to finalize terms and to sign and approve.

The following key terms were expected to be included in the Business Combination Agreement when finalized:

●	Consideration

◌	$45 million equity value representing 4.5 million ordinary shares

◌	Warrants with Black-Scholes value of $60 million with strike price of $15 and 10-year duration, which will structured as tradeable.

●	$5 million of minimum net cash at close.

●	Customary lock-up agreements and registration rights to be executed.

●	Customary Representations and Warranties.

On February 24, 2023, the Business Combination Agreement was executed by both parties.

On February 27, 2023, Oxbridge and Jet Token issued a press release announcing the execution of the Business Combination Agreement.

On February 28, 2023, Oxbridge filed a Current Report on Form 8-K with the SEC disclosing the material provisions of the Business Combination Agreement.

On May 11, 2023, the parties entered into Amendment No. 1 to the Business Combination Agreement to, among other things, amend the definition of “Net Indebtedness” to include a cap of $3 million with respect to the amount of cash that may be deducted from indebtedness, and to extend the outside closing date to August 16, 2023.

On July 17, 2023, Oxbridge filed a preliminary proxy statement to call an extraordinary general meeting of shareholders regarding a proposal to allow Oxbridge to elect to extend the period to consummate an initial business combination up to six times, each by an additional one-month period, for a total of up to six months, from August 16, 2023 to February 16, 2024 (or such earlier date as determined by the Oxbridge Board).

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the Business Combination Agreement to facilitate the completion of the Business Combination.

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The Oxbridge Board’s Reasons for the Approval of the Business Combination

On February 24, 2023, the Oxbridge Board (i) approved the Business Combination Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of Oxbridge and its shareholders and (iii) recommended that Oxbridge’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the Oxbridge Board consulted with Oxbridge’s senior management and advisors and considered a number of factors.

As of February 24, 2023, the date the Business Combination Agreement was executed, the balance of funds in the Trust Account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account) was approximately $12.9 million and the threshold amount for satisfaction of the 80% test was therefore approximately $10.32 million. Accordingly, the Oxbridge Board determined that at the time the Business Combination Agreement was entered into, Jet Token had a fair market value of at least 80% of the value of the Trust Account.

The Oxbridge Board and management also considered the general criteria and guidelines that Oxbridge believed would be important in evaluating prospective target businesses as described in the prospectus for Oxbridge’s initial public offering. The Oxbridge Board also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, Oxbridge stated that it intended to focus primarily on acquiring one or more businesses with the following criteria and guidelines in part:

●	Is well-established and of sufficient scale without excess leverage.

●	Has a defensible market position with differentiated technology, distribution capabilities, customer service or other competitive advantages.

●	Historically generated, or has the near-term potential to generate, strong and sustainable free cash flow.

●	Sourced through leveraging the extensive network of our management and advisory team.

●	Can benefit from the collective capabilities of our sponsor, founders, directors and management team in the field of blockchain, artificial intelligence and insurtech, amongst other capabilities.

●	Has a committed and capable management team.

●	Has the potential to grow through further acquisition opportunities.

●	Has publicly traded peers that operate in similar industry.

In considering the Business Combination, the Oxbridge Board determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, and considerations below, although not weighted or in any order of significance.

The Oxbridge Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Oxbridge Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Oxbridge Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Oxbridge Board may have given different weight to different factors. This explanation of the reasons for the Oxbridge Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

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In approving the Business Combination, the Oxbridge Board obtained a fairness opinion from Stanton Park Advisors LLC. The officers, directors and advisors of Oxbridge have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience of their advisors including Stanton, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The Oxbridge Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

Jet Token and the Business Combination. The Oxbridge Board considered the following factors related to Jet Token and the Business Combination:

a.	Jet Token’s Artificial Intelligence & Operator Platform. The private aviation industry is highly fragmented with respect to both retail customers and owners and operators of aircraft. The top ten operators in the United States control only 8% of the industry’s capacity (1). More than 1,800 operators control fewer than 10 aircraft each (2). The industry also consists of largely analog technological processes and an expensive broker network. Through Jet’s fleet deal with Cirrus Aviation, Jet Token offers a diverse fleet of aircraft and is taking an asset-right approach, consisting of (i) owned and leased, (ii) managed and (iii) third party network aircraft, to support the fulfillment of scaling demand. The Oxbridge Board believes Jet Token suite of SaaS products, technologies and systems can disrupt the private aviation industry by optimizing asset utilization and revolutionizing business for operators and increasing accessibility for consumers. We believe that Jet Token’s suite of technologies, namely CharterGPT, Flight Club API, Reroute, DynoFlight and Card Management & Invoicing system are disruptive and offer multiple verticals for revenue growth, improve the customer experience, drive utilization and manage their carbon footprint. To meet the needs of the expanding consumer base, the Oxbridge Board believes the Jet Token suite of technologies, individually and collectively will provide an intuitive, powerful tool for managing customer experience, along with proprietary algorithms and data engines to benefit both operators and users. The Oxbridge Board believes this technology-driven approach uniquely positions Jet Token as a significant private aviation solution for both operators and consumers.

b.	Jet Token’s Revenue Growth, Shareholder Base and Expansive Future Opportunities. Jet Token has experienced a rapid increase in revenue from $1.1 million in 2021 to $21.8 million in 2022, representing a 1,800% YoY increase. Jet Token also has a substantial retail following with investments exceeding $17 million and over 32,000 retail investors. The Oxbridge Board believes that Jet Token’s software-centric approach will enable efficient expansion of its customer base, new revenue opportunities in private aviation artificial intelligence for B2B and B2C, and a user-friendly experience. Further, the Oxbridge Board believes that Jet Token is poised for expansion into new markets, though there are no specific international expansion plans at this time.

c.	Jet Token’s Large and Expandable Addressable Market. The Oxbridge Board believes that the private aviation market is ripe for disruption due to a number of factors. According to industry market research, the industry was estimated to be worth approximately $31 billion(3) in 2020 and, through Jet Token’s technology-driven platform and its efforts and its competitors efforts to democratize private aviation, the Oxbridge Board estimates that the industry can expand further into the foreseeable future. Based on the number of flight hours flown in a year across all private aircraft, industry data suggests that the average private aircraft generally sits idle 97%(4) of the time, and the Oxbridge Board believes that the shared economy will increase private aircraft asset utilization. As of 2020, according to Allied Market Research, experiences account for over 65% of individuals’ discretionary spending(5), and according to McKinsey & Company, an estimated 90% of people who can afford to fly privately do not(6). The Oxbridge Board believes that the growth in the experience economy will continue to increase consumer demand for private aviation and that the impact of the COVID-19 pandemic will increasingly validate private aviation as a smart means of travel as businesses and high-net-worth individuals emphasize wellness over cost.

(1)	Industry capacity includes 13K+ Part 91 general aviation turboprop and turbojet aircraft in addition to ~5K Part 135 turboprop and turbojet aircraft controlled by operators.
(2)	Per general aviation, Part 135 operator and Part 91 operator aircraft data released by the Federal Aviation Administration (“FAA”).
(3)	U.S. passenger charter market per IBIS; U.S. fractional ownership market per MAGNA Research; U.S. whole aircraft ownership market based on GAMA Global turboprop and turbojet delivery value, assuming 66% applies to U.S. and 80% is for private part 91 use per wall street research and GAMA.
(4)	Based on estimated hours flown and aircraft population size per FAA; restricted to fixed wing turboprop and turbojet aircraft in use for general aviation and Part 135 on-demand flying.
(5)	Allied Market Research data
(6)	McKinsey & Company research data

Refer to section “Market, Industry and Other Data” for more details on cited sources above.

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d.	Experienced and Seasoned Management Team. The Oxbridge Board believes that Jet Token’s management team has extensive experience in key aspects of the aviation, technology, luxury and branding industries. Jet Token’s management team is led by its Executive Chairman and Founder, Michael Winston and Chief Executive Officer, George Murnane. The Oxbridge Board believes that under their leadership, Jet Token has built a private aviation company that empowers consumers to access and experience private aviation and with its capital light approach to private aviation, and suite of artificial intelligence software, it will be expecting revenue growth. The Oxbridge Board expects that Jet Token’s executives will continue with the combined company following the Business Combination. For additional information regarding Jet Token’s executive officers, see the section entitled “Management After the Business Combination — Executive Officers.”

e.	Attractive Entry Valuation. Jet Token closed its Reg A+ round of financing on Start Engine on January 17, 2023, raising approximately $6.8 million at a company valuation of $124 million. Details of the offering can be found at (www.startengine.com/offering/jettoken). Oxbridge has negotiated stock consideration of $45 million, as well as warrant consideration totaling $60 million calculated using Black Scholes pricing model. The warrant consideration does not impact the negotiated pre-money equity or enterprise value of Jet Token, which is $45 million, and given our fairness opinion estimates that Jet Token’s fair value is between approximately $57 million and $124 million, Oxbridge Board believes that the entry valuation for Oxbridge’s shareholders is attractive. After the completion of the Business Combination, the majority of the net cash from Oxbridge’s trust account is expected to be held on Jet Token’s consolidated balance sheet to fund operations and support new and existing growth initiatives.

f.	Fairness of Purchase Price. Based on Stanton’s fairness opinion, management analysis and legal due diligence, the Oxbridge Board determined that the purchase price paid by Oxbridge for Jet Token is fair to the Oxbridge from a financial point of view. Stanton specifically provided the opinion that the purchase price paid by Oxbridge to Jet Token in the Transaction in the form of the issuance of Stock Merger Consideration and Merger Consideration Warrants of the Surviving Company to the equity holders of Jet Token as provided in the Business Combination Agreement is fair to Oxbridge from a financial point of view.

g.	Available PCAOB audited financial statements. Due to the fact that Jet Token is already a public reporting company with audits completed to PCAOB standards, and the limited time frame Oxbridge has available to complete a business combination, the Oxbridge Board believes that Jet Token’s public reporting status allows for a more timely business combination.

Best Available Opportunity. The Oxbridge Board determined, after a thorough review of other business combination opportunities reasonably available to Oxbridge, that the proposed Business Combination represents the best potential business combination for Oxbridge based upon the process utilized to evaluate and assess other potential acquisition targets, and the Oxbridge Board’ belief that such processes had not presented a better alternative.

Continued Ownership By Sellers. The Oxbridge Board considered that Jet Token’s existing equity holders would be receiving a significant amount of Oxbridge Class A common stock in the proposed Business Combination and that 100% of the existing Jet Token equity holders are “rolling over” their existing equity interests of Jet Token into equity interests in Jet.AI. The existing Jet Token equity holders are expected to hold approximately 51.86% of the pro forma ownership of the combined company after Closing, (a) assuming, as of immediately after the Business Combination that (i) none of Oxbridge’s public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of Oxbridge or Jet Token, (iii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iv) that there are no exercises of Jet Token Options, Jet Token Warrants or Jet Token RSU Awards; and (b) do not take into account Oxbridge Warrants or Business Combination Consideration Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date. Further, all of the proceeds to be delivered to the combined company in connection with the Business Combination (including from Oxbridge’s trust account), are expected to remain on the balance sheet of the combined company after Closing in order to fund Jet.AI’s existing operations and support new and existing growth initiatives. The Oxbridge Board considered this as a strong sign of confidence in Jet.AI following the Business Combination and the benefits to be realized as a result of the Business Combination.

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Results of Due Diligence. The Oxbridge Board considered the scope of the due diligence investigation and reviews conducted by Oxbridge’s management and Oxbridge’s advisors and consultants, and evaluated the results thereof and information available to it related to Jet Token, including:

●	extensive virtual meetings and calls with Jet Token’s management team regarding its business model, operations, forecasts, and the proposed transaction;

●	review of materials related to Jet Token and its business, made available by Jet Token, including material contracts, key operating metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, private aviation matters and other regulatory and compliance matters and other legal and business diligence;

●	a legal due diligence review conducted by Dykema Gossett PLLC which included, among other things, a review of material contracts, intellectual property matters and other legal matters and documents posted to a virtual data room, conference calls with Jet Token and its attorneys and certain public record searches regarding Jet Token;

●	review of analysis prepared by, and discussions with, Oxbridge’s advisors and consultants;

●	consultation with legal and financial advisors, industry experts and regulatory agencies;

●	financial and valuation analysis of Jet Token and the Business Combination; and

●	review of the financial statements of Jet Token.

Terms of the Business Combination Agreement. The Oxbridge Board reviewed and considered the terms of the Business Combination Agreement including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section entitled “Business Combination Proposal” for detailed discussions of the terms and conditions of this agreement.

The Role of the Independent Directors. In connection with the Business Combination, Oxbridge’s independent directors, Allan Martin, William Yankus and Jason Butcher, evaluated the proposed terms of the Business Combination, including the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, and unanimously approved, as members of the Oxbridge Board, as Oxbridge did not have a separate committee of independent directors to consider such matters.

The Oxbridge Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: redemptions, complexities related to the stockholder vote, litigation and threats of litigation and broader macroeconomic risks, the competitive landscape, business and execution risk, and, subsequently, managing its growth and expanding its operations. Specifically, the Oxbridge Board considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

Jet Token’s Business Risks. The Oxbridge Board considered that Oxbridge shareholders would be subject to the execution risks associated with Jet.AI if they retained their public shares following the Closing, which were different from the risks related to holding public shares of Oxbridge prior to the Closing. In this regard, the Oxbridge Board considered that there were risks associated with successful implementation of Jet.AI’s long-term business plan and strategy and Jet.AI realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The Oxbridge Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Oxbridge’s shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

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Potential Inability to Complete the Business Combination. The Oxbridge Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Oxbridge if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. The Oxbridge Board considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for approval by Nasdaq of the initial listing application in connection with the Business Combination), which could result in Oxbridge being unable to effect a business combination in the requisite time frame and force Oxbridge to liquidate.

Risks regarding redemption of public shares. The Oxbridge Board considered the risk that the current public shareholders of Oxbridge would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Jet.AI following the consummation of the Business Combination and potentially requiring Jet Token to waive certain conditions under the Business Combination Agreement in order for the Business Combination to be consummated. The consummation of the Business Combinations is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of Jet Token. As of April 30, 2023, without giving effect to any future redemptions that may occur, the trust account had approximately $13 million in cash and investments, which is invested in treasury money market account. Further, the Oxbridge Board considered the risk that current public shareholders would exercise their redemption rights is mitigated because Jet Token will be acquired at an attractive aggregate purchase price.

Risks regarding the stockholder vote. The risk that Oxbridge’s stockholders may fail to provide the votes necessary to effect the Business Combination. The Oxbridge Board considered this risk to be mitigated due to the fact that the Sponsor has sufficient voting power to ensure the Business Combination Proposal is resolution is passed, and the Sponsor has agreed to vote in favor of the Business Combination.

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Oxbridge from soliciting other business combination proposals, which restricts Oxbridge’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

Post-Business Combination Corporate Governance. The Oxbridge Board considered the corporate governance provisions of the Business Combination Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing.

Given that the existing equity holders of Jet Token will collectively control shares representing a majority of Jet.AI’s total outstanding shares of common stock upon completion of the Business Combination, and that the Board of Jet.AI will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing equity holders of Jet Token may be able to elect future directors and make other decisions (including approving certain transactions involving Jet.AI and other corporate actions) without the consent or approval of any of Oxbridge’s current shareholders, directors or management team. See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Jet Token. The Oxbridge Board considered that the terms of the Business Combination Agreement provide that Oxbridge will not have any surviving remedies against Jet Token or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Jet Token set forth in the Business Combination Agreement. As a result, Oxbridge shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Jet Token prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Oxbridge Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equity holders of Jet Token will be, collectively, the majority equity holders in Jet.AI.

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Potential Litigation. The Oxbridge Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

Fees and Expenses. The Oxbridge Board considered the fees and expenses associated with completing the Business Combination.

Diversion of Management. The Oxbridge Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Jet Token’s business.

Interests of Oxbridge’s Directors and Executive Officers. Oxbridge’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of Oxbridge’s shareholders, as described in the subsection entitled “— Interests of Certain Persons in the Business Combination.” However, Oxbridge’s Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Oxbridge’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Oxbridge with any other target business or businesses, and (iii) a significant portion of the consideration to Oxbridge’s directors and executive officers was structured to be realized based on the future performance of Jet.AI’s common stock. In addition, Oxbridge’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Oxbridge Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the Oxbridge Board concluded that the potential benefits that it expects Oxbridge and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the Oxbridge Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination and the other transactions contemplated by the Business Combination Agreement are fair to, advisable and in the best interests of Oxbridge’s shareholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the shareholders of Oxbridge approve each of the Proposals. The Oxbridge Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the Oxbridge Board is not intended to be exhaustive but includes the material factors considered by the Oxbridge Board. In view of the complexity and wide variety of factors considered by the Oxbridge Board in connection with its evaluation of the Business Combination, the Oxbridge Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Oxbridge Board may have given different weight to different factors. The Oxbridge Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the Oxbridge Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Stanton Park Advisors, LLC

As discussed herein, the Oxbridge Board engaged Stanton Park Advisors, LLC (“Stanton”) in connection with the Business Combination Agreement to provide to the Oxbridge Board a fairness opinion related thereto. Such engagement was entered into on January 9, 2023 pursuant to the terms of an engagement letter dated as of January 5, 2023.

Stanton is a nationally recognized independent valuation consulting firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Stanton was founded in 2012 by Jon Taylor, its managing partner, to provide financial advisory services to small and medium sized companies. Mr. Taylor has approximately 18 years of business valuation, merger & acquisition advisory, and capital raising experience and has completed more than 1,000 business valuation assignments. Mr. Taylor has a BS in Economics with a concentration in finance and real estate from the Wharton School at the University of Pennsylvania and an MBA from the McDonough School of Business at Georgetown University. He is a Certified Valuation Analyst (CVA) with the National Association of Certified Valuators and Analysts (NACVA).

Oxbridge selected Stanton to provide a fairness opinion on the basis of Stanton’s reputation, its experience in the preparation of delivery of fairness opinions in connection with business combination transactions, it’s current availability and a cost structure that was appropriate for a company of Oxbridge’s size and for the size of the Business Combination. Neither Oxbridge, Jet Token, nor any of their respective affiliates have or have had during the past two years any material relationship with Stanton, or its affiliates, and no relationship with Stanton, or its affiliates, not related to the Business Combination is currently contemplated between Oxbridge, Jet Token, Jet.AI, or any of their respective affiliates.

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On April 13, 2023, Stanton delivered its opinion letter (the “Opinion”) to the Oxbridge Board stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the purchase price to be paid by Oxbridge to the equity holders of Jet Token in the Transaction (as defined in the Opinion) for Jet Token as provided in the Business Combination Agreement is fair from a financial point of view to the public stockholders of Oxbridge. The summary of the Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion, which is attached to this proxy statement as Annex E, and includes the definition of the Transaction, and sets forth the assumptions made, methodologies and procedures followed, matters considered, qualifications and limitations on the review undertaken by Stanton in connection with arriving at and delivering the Opinion.

The Opinion was furnished for the use and benefit of the Oxbridge Board as only one input to consider in its process of analyzing the Business Combination. The Opinion (i) does not constitute a recommendation to the Board or the shareholders of Oxbridge, the shareholders of the Company or any other person or entity as to any action the Board, the shareholders of Oxbridge, the shareholders of the Company or any other person or entity should take in connection with the Transaction or any aspect thereof; (ii) does not address the merits of the Transaction or the underlying business decision by the Board or the Board to engage in the Transaction or the relative merits of any alternatives that may be available to Oxbridge; (iii) does not address or express any view on any potential transaction related to the Transaction; and (iv) did not indicate that the total Merger Consideration is the best possibly attainable by Oxbridge under any circumstances; instead, it merely stated whether the total Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. The Opinion should not be construed as creating any fiduciary duty on the part of Stanton to any party.

In arriving at its Opinion, Stanton looked solely at the equity value of Jet Token as a going concern basis immediately prior to the date of the Opinion and did not consider any impact on value (positive or negative) of the consummation of the Transaction on the value of Jet Token. Stanton performed the reviews, analyses and inquiries as it, in its professional judgment and experience, deemed necessary and appropriate under the circumstances and based on the nature of the Business Combination Agreement. Stanton’s activities, included, without limitation:

1)	Reviewing audited financial statements for Jet Token for each of the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021;
2)	Reviewing projections for Jet Token for fiscal years ending December 31, 2023, to December 31, 2028;
3)	Review the terms of the Business Combination Agreement;
4)	Reviewing investor presentations prepared by Jet Token;
5)	Reviewing third-party industry and economic research, including, but not limited to, IBIS World, Duff & Phelp’s Cost of Capital Navigator, Pepperdine Private Capital Markets Project: 2022 Private Capital Markets Report, Business Valuation Resources’ DealStats, Morning Star and S&P Global Market Intelligence;
6)	Speaking with certain members of the management of Oxbridge regarding the business, operations, financial condition and prospects of the Jet Token, the Transaction and related matters;
7)	Comparing the financial and operating performance of Jet Token with that of other public companies that Stanton deemed to be relevant;
8)	Considering publicly available financial terms of certain transactions that Stanton deemed to be relevant; and
9)	Conducting such other financial studies, analyses and inquiries and considered such other information and factors as they deemed appropriate.

In rendering its Opinion, Stanton assumed and relied upon the accuracy and completeness of the audited and unaudited financial statements, forecasts, publicly available information and other information provided to it by Oxbridge and Jet Token, and Stanton further relied upon the assurances of such companies’ management that they were, in each case, unaware of any facts or circumstances that would make the information provided to Stanton incomplete or misleading. Stanton did not assume any responsibility for independent verification of such information or assurances.

In arriving at its Opinion, Stanton did not perform any independent appraisal or physical inspection of the assets of Jet Token. Stanton’s analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). Stanton did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, they noted there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material.

The Opinion was predicated on the assumption that the conditions to the Transactions as set forth in the Business Combination Agreement would be satisfied, and that the Transactions would be consummated on a timely basis in the manner contemplated by the Business Combination Agreement.

In performing its analyses, Stanton considered business, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its Opinion. The estimates contained in the financial projections and the implied reference range values indicated by Stanton’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Oxbridge or Jet Token. Much of the information used in, and accordingly the results of, Stanton’s analyses are inherently subject to substantial uncertainty. As a result, Stanton did not and does not assume any responsibility if the future results are materially different from those forecasts.

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Valuation of Jet Token

Stanton analyzed the valuation of Jet Token via an income approach utilizing a discounted cash flow methodology and a market approach reviewing both comparable companies and the price of recent investments and capital raises recently completed by Jet Token.

As part of the discounted cash flow analysis, Stanton derived free cash flow for Jet Token for each calendar year from 2023 through 2028 based on the Jet Token management team’s income statement forecasts for calendar years 2023 through 2028. Stanton estimated a cost of equity of 24.2% by (i) observing the historical risk premium that publicly traded equities have yielded over risk-free investments – such as long-term government bonds, (ii) using the Duff & Phelps’ recommended market risk premium of 6.0%, (iii) using the Duff & Phelps’ suggested normalized risk-free rate of 3.50%, (iv) using the Airlines (GICS 203020) industry’s beta of 1.25 obtained from Duff & Phelps’; (v) including a size premium of 11.2% to reflect the additional risk of small companies as represented publicly traded companies with market capitalization between $10.6 million and $127.7 million; and (vi) estimating a 2.0% asset-specific risk premium for Jet Token’s small size, limited operating history, and high growth projections. Stanton further corroborated the estimated cost of equity for Jet Token by reviewing required rates of return published in the Pepperdine Private Capital Markets Project: 2022 Private Capital Markets Report. Stanton utilized the projected expenditures to acquire property, plant and equipment, and assumed a target capital structure of 80.0% equity and 20.0% debt to derive a weighted average cost of capital of 20.3%. Using these derived variables, Stanton calculated the present value of cash flows and terminal value to arrive at an estimated enterprise value of $58,559,000 and an estimated equity value of $59,292,254.

To identify companies comparable to Jet Token, Stanton searched Morning Star and S&P Global Market Intelligence databases for public companies that operate in the nonscheduled chartered passenger air transportation, passenger ground transportation, and applicable software (focused on artificial intelligence) industries. Stanton identified and selected nine (9) such comparable companies (Lyft, Inc. (LYFT), Cerence Inc. (CRNC), BigBear.ai Holdings, Inc. (BBAI), CS Disco, Inc. (LAW), Rekor Systems, Inc. (REKR), Blade Air Mobility, Inc. (BLDE), Wheels Up Experience, Inc. (UP), Remark Holdings, Inc. (MARK) and Iveda Solutions, Inc. (IVDA).

None of the comparable companies above is identical to Jet Token. Additionally, selected comparable companies involved companies at a more advanced stage of development than Jet Token. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the value of Jet Token and the public trading values of the companies to which they were compared. The below analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Stanton performed a statistical analysis on six financial performance measures (Revenue growth, EBITDA margin, capex to revenue ratio, debt to enterprise value ratio, enterprise value, and enterprise value to revenue multiple). The results of the analysis of the comparable public companies is as follows:

	Operating Metrics					Valuation Multiples
	Revenue Growth (FYE)	EBITDA Margin (FYE)	Capex/Revenue (FYE)	Debt/EV (FYE)	Enterprise Value ($ in millions)	EV/Revenue (FYE)
First Quartile	-4.4%	-231.5%	0.5%	23.2%	$34.2	0.48x
Median	27.6	-49.7%	3.2%	31.9%	$83.1	1.34x
Mean	44.9%	-127.1%	6.2%	135.2%	546.9	1.60x
Third Quartile	86.2%	-33.5%	11.3%	65.9%	$599.3	2.67x

Stanton disclosed that they did not employ the comparable companies analysis to value the Jet Token but instead, used the above analysis as a reasonableness test for the resultant valuation multiples from the income approach discussed above.

After a careful review of the information, the resultant valuation multiple of the equity value derived from the discounted cash flow analysis fell in the middle range exhibited by the comparable transactions. Finally, Stanton considered the $124.0 million valuation Jet Token used in its most recent Reg A+ equity offering ending in January 2023 that raised approximately $7.1 million.

Utilizing the results of the above-mentioned valuation methodologies, Stanton concluded that the indicated equity value of Jet Token ranges from $59.3 million to $124.0 million.

Valuation of Merger Consideration

The valuation of the aggregate Per Share Merger Consideration was based on the assumption that the aggregate Per Share Merger Consideration consisted of: (a) 4,500,000 shares of Jet.AI Common Stock with an assumed per-share value of $10.00 ($45,000,000 in the aggregate); and (b) 7,343,941 Merger Consideration Warrant, the number of which will be adjusted pursuant to the terms of the Business Combination Agreement (the “BCA”).

The BCA contemplates an agreed-to aggregate value of the Merger Consideration Warrants of $60,000,000 using a Black-Scholes-Merton option pricing model (“BSM”) with agreed-to input amounts pursuant the BCA. The assumptions used by Stanton for the BSM were as follows:

■	Time to maturity: The duration of the Merger Consideration Warrants are 10.0 years pursuant to the BCA.
■	Spot price: The Per Share Price for the underlying Common Stock of $10.00 was used as the spot price for each warrant;
■	Strike price: The strike price of the Merger Consideration Warrants is $15.00 pursuant to the BCA;
■	Dividend yield: This input is assumed to be 0.0% pursuant to BCA.
■	Volatility: Stanton utilized the simple average of historical volatility of four (4) comparable publicly traded companies which was estimated at 80.1% as of December 31, 2022 (“Valuation Date”), (it being understood that volatility will be recalculated by Oxbridge and Jet Token pursuant to the BCA);
■	Risk-free rate: Stanton utilized the risk-free rate of 3.88% based on the U.S. Treasury security with a maturity of 10.0 years as of the Valuation Date, (it being understood that the risk-free rate will be redetermined by Oxbridge and Jet Token pursuant to the BCA).

The resultant aggregate value of the Merger Consideration Warrants utilizing the BSM model was $58,237,454. Additionally, Stanton augmented the above calculations by utilizing an option-pricing methodology wherein the “spot price” above was substituted with the equity value of the Company as derived from Stanton’s discounted cash flow method, with the total equity value being on a controlling, marketable basis.

Utilizing both methodologies, Stanton concluded that the overall aggregate Per Share Merger Consideration ranges from $52,611,097 to $103,247,974, and further concluded that since the range of the estimated value of the aggregate Per Share Merger Consideration ranges from below the range of the estimated equity value of Jet Token to within the range of the estimated equity value of Jet Token, the value of the aggregate Per Share Merger Consideration to be paid by Oxbridge as consideration for the Transactions is fair.

In preparing its Opinion, Stanton performed a variety of analyses, including those described herein. The summary of Stanton’s analyses is not a complete description of the analyses underlying Stanton’s Opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Stanton’s Opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Stanton arrived at its Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Stanton made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses, and Stanton believes that its analyses must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Stanton’s analyses and Opinion.

Fees and Scope of Engagement

Oxbridge has incurred a fee of $22,500 in connection with delivery of its Opinion and will reimburse Stanton for its reasonable expenses incurred in connection with the Oxbridge engagement and has agreed to indemnify Stanton, any controlling person of Stanton and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

The Opinion was delivered to the Oxbridge Board subject to the conditions, scope of engagement, limitations and understanding set forth in the Opinion and subject to the understanding that the obligations of Stanton in connection with the Business Combination Agreement are solely corporate obligations. Stanton was not asked to opine on, and the Opinion did not express any views with respect to, (i) any other terms of the Business Combination Agreement, (ii) Oxbridge’s underlying business decision to effect the Business Combination Agreement, (iii) the basic business decision to proceed with or effect the Business Combination Agreement, (iv) the merits of the Business Combination Agreement relative to any alternative transaction or business strategy that may be available to Oxbridge, (v) the amount or nature of the compensation to any officer, director or employee or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Oxbridge or Jet Token in the Business Combination Agreement, or relative to or in comparison with the consideration payable in connection with the Transaction, (vi) the fairness of the Transaction to any particular group or class of securities (other than the equity securities of Oxbridge which were acquired upon the consummation of the Transaction), creditors, or other constituencies of Oxbridge, (vii) the solvency, creditworthiness or fair value of Jet Token or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the procedural fairness of the Transaction or other possible measures of fairness, (ix) the independent fair value of Jet Token (except as expressly set forth in the Opinion), or (xi) the fairness of such valuation to Oxbridge or Oxbridge’s shareholders (independent from the Transaction), taken as a whole.

Stanton’s Opinion was only one of many factors considered by the Oxbridge Board in evaluating the proposed Business Combination. Neither Stanton’s Opinion nor its analyses were determinative of the transaction consideration or of the views of the Oxbridge Board, or Oxbridge’s management with respect to any determinations made regarding the Transactions or the consideration with respect thereto. The type and amount of consideration payable as the Transactions consideration were determined through negotiation between Oxbridge and Jet Token, and the decision to enter into the Business Combination Agreement was solely that of the Oxbridge Board.

The Oxbridge Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Oxbridge Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of Oxbridge’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

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Unaudited Prospective Financial Information for Jet Token

Jet Token does not, as a matter of general practice, develop or publicly disclose long-term forecasts of its future financial performance. However, Jet Token established targets relating to its consolidated results of operations and its business in connection with the proposed Business Combination, including internally prepared forecasts for each of the fiscal years ending December 31, 2023 through 2027, and supplied them to its board of directors and to Oxbridge. In connection with the proposed Business Combination, Oxbridge management used the financial projections set forth below as part of its comprehensive analysis and presented key elements of the forecasts to the Oxbridge Board as part of the Oxbridge Board’s review and subsequent approval of the Business Combination.

Jet Token prepared these financial projections solely for internal use and not with a view toward public disclosure or toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Oxbridge, Jet Token, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any Oxbridge shareholder regarding the information included in these financial projections. The financial forecasts are not fact and are not necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The projections should not be viewed as public guidance and you are cautioned not to place undue reliance on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. Jet Token will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Jet Token’s independent registered public accounting firm, Oxbridge’s independent registered public accounting firm nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the projections is provided in this proxy statement/prospectus only because the projections were made available to Oxbridge and the Oxbridge Board in connection with their review of the proposed Business Combination.

These financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Jet Token’s business, all of which are difficult to predict and many of which are beyond Jet Token’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will be as projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the section entitled “Risk Factors” in this proxy statement/prospectus.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF JET TOKEN’S INTERNAL FINANCIAL PROJECTIONS, OXBRIDGE UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE OXBRIDGE BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

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The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Jet Token. Neither BF Borgers CPA PC, Jet Token’s independent registered public accounting firm, nor Hacker Johnson & Smith P.A., Oxbridge’s independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, neither BF Borgers CPA PC nor Hacker Johnson & Smith P.A. express an opinion or any other form of assurance with respect thereto. The BF Borgers CPA PC report included in this proxy statement/prospectus relates to Jet Token’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

Key Financial Metrics:

The projections set out below reflect the updated and final version of the financial projection model reviewed by Oxbridge on February 20, 2023 and assume the consummation of the Business Combination. As described above, Jet Token’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. Jet Token developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Jet Token’s execution of its strategies and product development, as well as growth in the markets in which it currently operates and proposes to operate. As a result, Jet Token’s actual results may materially vary from the projections set out below. See also “Cautionary Note Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors.”

The key elements of the projections provided by Oxbridge management to the Oxbridge Board are as follows:

	Year Ended December 31,
	2022	2023	2024	2025	2026	2027	2028
($ in millions)	(Actual)	(Forecast)	(Forecast)	(Forecast)	(Forecast)	(Forecast)	(Forecast)
Total Revenue	$21.9	$33.9	$42.5	$53.0	$66.8	$86.5	$116.8
YoY Growth %	1865.7%	54.9%	25.4%	24.8%	26.1%	29.4%	35.1%
Total Cost of Revenue	$19.8	$27.1	$35.4	$43.8	$53.9	$67.1	$85.7
% of Revenue	$2.1	$6.7	$7.0	$9.2	$12.9	$19.4	$31.1
% Gross Margin	9.4%	19.8%	16.6%	17.4%	19.3%	22.4%	26.6%
Total G&A + R&D(1)	$3.3	$2.7	$3.4	$4.2	$5.3	$6.9	$9.3
% of Revenue	15.1%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%
EBITDA	$(1.1)	$4.0	$3.6	$5.0	$7.5	$12.5	$21.8
% EBITDA Margins(2)	NA	11.8%	8.6%	9.4%	11.3%	14.4%	18.6%
Capital Expenditures	$(0.8)	$(0.3)	$(0.4)	$(0.5)	$(0.7)	$(0.9)	$(1.2)
Free Cash Flow (3)	$(0.1)	$3.0	$2.5	$3.3	$5.1	$8.6	$15.3

(1) Excludes stock-based compensation of $6,492,653 in 2022.

(2) Management forecasts a modest decline in margin in 2024 followed by a rebound beginning in 2025. The forecasted margin decline is expected to be attributed to the expiration of certain favorable contracts related to the operation of our aircraft. The margin rebound forecast to begin in 2025 is expected to stem from expansion in higher margin revenues primarily related to an increase in revenue from the Software segment. Subscription Revenue in the Software segment in particular, as discussed below, is the primary contributor to the growth in overall forecasted EBITDA Margin because gross margins in Subscription Revenue are projected at a significantly higher level than the gross margins associated with all other sources of revenue. As indicated in the table above, EBITDA margins are projected to rise from a trough in 2024 of 8.6% to a peak of 18.6% in 2028. The increase in forecasted EBITDA margin is primarily attributable to Subscription Revenue (at an approximate 75% gross margin) rising to 22.2% of sales in 2028 from 4.3% of sales in 2024.

(3) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures and additions to intangibles.

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Projected revenue is based on Jet Token’s (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform, which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, for Part 135 (whole aircraft charter) and Part 380 (by the seat charter). The Company expects to enhance its revenue-generating capabilities with the integration of Artificial Intelligence into its app-based booking platform, and other aviation software projects more fully described in the sections entitled “Information About Jet Token” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jet Token.” Demand for the Company’s services is driven primarily by rising per capita disposable income and increased awareness of the value proposition clients see in the flexibility and convenience private flights offer. Projected gross profit is driven by aircraft utilization, operating and capital costs, as well as development and marketing costs. Jet Token’s asset strategy is to fully “fractionalize” its operating aircraft prior to delivery resulting in limited capital expenditures.

Segment Forecasts

At a segment level management projected revenue as follows: Within the Software segment we forecasted Subscription Revenue and off-fleet charter booked via the Charter GPT app. In the Aviation Segment, we forecasted jet card revenue, on-fleet charter revenue and fractional revenue. Within the Aviation Segment, because the fleet purchase LOI with Bombardier is non-binding, we assumed fractional revenue from the operation of existing program aircraft only.

Software Segment

Subscription Revenue: The Jet.AI Operator Platform has four separate vertical products that may be used independently or in any combination based on the customer’s requirements (See Strategy – Software for a description of each product - Reroute, FlightClub, Card Management and Billing and DynoFlight, respectively). For conservatism, we assumed no new products and defined a subscription as a payment for one of the four existing products, so that a single customer could have up to four subscriptions. We then forecasted subscriptions for the Jet.AI Operator Platform at an annual price of $1,000 per year per vertical subscription. Because each of the four products offers an operator the prospect of a new (or improved) revenue stream, we estimated that very limited use would likely cover the $1,000 per year subscription cost. So, a projected 950 total subscribers at $1,000 per subscriber would equal $950,000, or 2.8% of 2023 sales. We then assumed a 25% growth rate in subscribers and a 65% retention rate along with a 2% per year escalation in the subscription price.

Subscription Expense: For 2023 we forecasted that the cost for a lead would be $15.00 and that 4% of leads would convert into subscriptions of one or more products. On that basis, we calculated a $15.00 per 4%, or $375 per subscription, acquisition cost. We further assumed that both the lead cost and the conversion rate would grow 1% per year reflecting that while advertising might get more expensive over time, wider eventual recognition from customer acquisition efforts would have some marginal benefit to the conversion rate. We then multiplied the acquisition cost by the number of gross additions in each year to arrive at an estimate of Cost of Revenue. Employment costs for salespersons are booked to SG&A, their expense is reflected in EBITDA margin but not Cost of Revenue.

CharterGPT Revenue: We estimated 70 charter bookings per year in 2023 via CharterGPT rising to 1,159 bookings in 2028. Given there are roughly 1,000,000 charter landings in the US per year as previously noted, this growth trajectory represents a 0.007% share of the market in 2023 and, all else equal, a 0.10% market share in 2028. In daily terms, these estimates would imply 0.2 bookings per calendar day in 2023 and 3.2 bookings per day in 2028. To arrive at a revenue estimate we multiply the average billable trip duration of two hours by a $7,500 average hourly rate (i.e. a $15,000 per trip cost) and then multiply by the number of annual trips.

CharterGPT Expense: We typically earn a 10% sales commission on an off-fleet charter and pay 90% of what we collect to cover the cost of the flight. Of the 10% sales commission we pay approximately half (i.e. 5% points) to the booking salesperson. We assumed a 10% gross margin for CharterGPT consistent with the view that automation of manual tasks via CharterGPT’s robust feature set would eliminate the need to pay out half the 10% margin to a salesperson.

Aviation Segment

The fixed monthly operating and leasing expenses of operating on-fleet aircraft affect EBITDA margin but are not included in the expense calculations included below.

On-Fleet Charter Revenue: We estimated the number of charter hours flown on the aircraft per year when not otherwise utilized on behalf of jet card or fractional customers and grew that figure by 1% per year over the forecast period. We then multiplied that number of hours by an assumed charter rate per hour and grew that charter rate 3.5% per year over the forecast period.

Jet Token prepared these projections based on a variety of sources, including inputs and market data from third-party data providers, work with external consultants and management’s experience in the aviation and technology sectors. These projections are based on a number of assumptions, including the following assumptions that Jet Token’s management believes to be material:

With respect to Total Revenue:

●	A return to a normalized, pre-COVID (i.e., 2019) level of growth in domestic private jet hours flown
●	No growth in fleet size, reflecting the non-binding nature of the proposed Bombardier fleet LOI
●	Mid to high teens CAGR in Jet Card revenue over the five-year period
●	An increase in app-based charter booking from a low single digit percent of sales to low to mid-teens
●	An increase in revenue from app-based charter booking from a low single digit percent of sales to mid-teens

Projected Contribution and EBITDA are driven by the cost to deliver, as well as the cost of providing other services and new business initiatives included in cost of revenue. The projections related to Contribution are primarily based on historical trends and factor in improvements related to supply optimization, maintenance and operating scale over time. Projected EBITDA is additionally driven by expectations of other costs and expenses, including growth rates for technology and development, sales and marketing, and general and administrative expenses. The projected growth rates for costs and expenses are based on the ratio of historical expense to revenue and reflect improvements in the ratios as Jet Token continues to scale.

As noted above, management forecasts a modest decline in margin in 2024 followed by a rebound beginning in 2025. The forecasted margin decline is expected to be attributed to the expiration of certain favorable contracts related to the operation of our aircraft. The margin rebound forecast to begin in 2025 is expected to stem from a higher proportion of higher margin Software revenue as a percentage of the total mix of sales.

Projected capital expenditures primarily includes aircraft maintenance-related investments as well continued investment in software development.

While Jet Token’s management believes the abovementioned assumptions to be reasonable for preparation of its projected financial information, they are dependent upon future events, and actual conditions may differ from those assumed. In addition, Jet Token used and relied upon certain information provided by others. While Jet Token believes the use of such information and assumptions to be reasonable for preparation of its projected financial information, it offers no assurances with respect thereto and some assumptions may vary significantly due to unanticipated events and circumstances.

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Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting discounts and commissions) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the Oxbridge Board determined that the fair market value of Jet Token exceeded $7,083,000 based on the fairness opinion obtained by the Oxbridge Board.

Interests of Certain Persons in the Business Combination

Interests of Sponsor and Oxbridge Directors and Officers

In considering the recommendation of the Oxbridge Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	the fact that our Sponsor owns 2,875,000 Founder Shares, which were initially acquired prior to Oxbridge’s IPO and for an aggregate purchase price of $25,000, and Oxbridge’s directors and officers have a pecuniary interest in such Founder Shares through their ownership interest in the Sponsor. Such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $31,424,037.50, based on the closing price of our Class A Ordinary Shares of $10.9301 per share on July 14, 2023. In addition, the Sponsor paid an aggregate of $4,897,500 for 4,897,500 Private Placement Warrants at a price of $1.00 per warrant. Such Private Placement Warrants had an aggregate market value of $245,364.75 based on the last sale price of $0.0501 per warrant on Nasdaq on July 14, 2023. If Oxbridge does not consummate the Business Combination or another initial business combination by August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal), and Oxbridge is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account;

●	the fact that Oxbridge’s affiliates, officers and directors have an aggregate of $3,320,043 invested in the Sponsor, which will be lost in the event that the Business Combination is not approved and concluded;

●	the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Units sold in the IPO and the substantial number of shares of Jet.AI Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Jet.AI Common Stock trades below the price initially paid for the Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that our Sponsor, officers and directors have agreed (without receiving any consideration for this agreement) not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

●	the anticipated continuation of William Yankus and Wrendon Timothy as directors after the Business Combination, and as such, after the proposed Business Combination is consummated, Mr. Yankus and Mr. Timothy will in the future receive any cash fees, stock options or stock awards that the Jet.AI Board determines to pay to its directors;

●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

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●	the fact that we have provisions in our Existing Organizational Documents which waive the corporate opportunities doctrine on an ongoing basis, which means that Oxbridge’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Oxbridge. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Organizational Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and

●	the fact that our Sponsor will lose their entire investment in us if an Initial Business Combination is not completed. In addition, our Sponsor has made available to us a loan of $575,000 to extend the deadline for completion of our Initial Business Combination from November 16, 2022 to August 16, 2023, all of which is outstanding as of July 14, 2023. The ability of Oxbridge to repay such loan is dependent upon the completion of our Initial Business Combination.

As of July 14, 2023, the Sponsor and its affiliates had an aggregate of $32,344,902 at risk that depends on completion of an initial business combination, including $31,669,402 it invested in securities, $575,000 of unpaid loans and $100,500 of outstanding administrative services fees and unreimbursed out-of-pocket expenses incurred by the sponsor or its affiliates. These interests may have influenced Oxbridge’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Potential Purchases of Public Shares

In connection with the Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. Any such privately negotiated purchases would be effected at a purchase price that is no higher than the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

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The purpose of any such purchases of public shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata portion of the Trust Account. Our Sponsor, officers, directors, advisors or any of their respective affiliates will select which shareholders to purchase shares from based on the number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Class A Ordinary Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the Business Combination

The ownership of Jet.AI upon completion of the Business Combination will depend on the number of redemptions of public shares by Oxbridge public shareholders, as well as various other factors, as described in the assumptions set forth below. The anticipated ownership of Jet.AI upon completion of the Business Combination is set forth in the table below in respect of three redemption scenarios: (1) “Scenario A,” in which no public shareholders elect to have their public shares redeemed; (2) “Scenario B,” in which 50% of the number of public shares that may be redeemed under the “maximum redemptions” scenario are redeemed; and (3) “Scenario C,” in which there are “maximum redemptions” from the trust account. For further information on what constitutes a “maximum redemptions” scenario, please see the section of this proxy statement/prospectus entitled described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation.” All else being equal, if any public stockholders exercise their redemption rights, then the percentage of Jet.AI Common Stock held collectively by all non-redeeming public stockholders will decrease and the percentage of Jet.AI Common Stock held by the Historical Rollover Shareholders and Initial Shareholders will increase, in each case, relative to the percentage held if no public shares are redeemed.

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	4,500,000	51.86	4,500,000	52.61	4,500,000	53.37
Public Shareholders	1,301,952	15.01	1,179,308	13.79	1,056,664	12.53
Initial Shareholders	2,875,000	33.13	2,875,000	33.62	2,875,000	34.10
Total	8,676,952	100.0	8,554,308	100.0	8,431,664	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

The number of shares and the interests set forth above (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iii) that there are no exercises of Jet Token Options, Jet Token Warrants or Jet Token RSU Awards; and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease.

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The ownership percentages with respect to Jet.AI set forth above do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares, which will convert into Jet.AI Common Stock in connection with the Domestication and the Business Combination. If the facts are different than these assumptions, the percentage ownership retained by Oxbridge’s existing shareholders in Jet.AI following the Business Combination will be different. For example, if we assume that all outstanding 11,500,000 public warrants, 5,760,000 private placement warrants and 7,353,000 Merger Consideration Warrants were exercisable and exercised following completion of the Business Combination (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of Jet.AI would be as follows:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	11,853,000	35.60	11,853,000	35.74	11,853,000	35.87
Public Shareholders	12,801,952	38.46	12,679,308	38.23	12,556,664	38.00
Initial Shareholders	8,635,000	25.94	8,635,000	26.03	8,635,000	26.13
Total	33,289,952	100.0	33,167,308	100.0	33,044,664	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

The Oxbridge Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

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The Merger Consideration Warrants will become exercisable on the completion of the Business Combination.

Additionally, if we (a) assume (i) that there are no other issuances of equity interests of Oxbridge or Jet Token, (ii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (iii) the issuance of all 3,424,567 shares of Jet.AI Common Stock that will be reserved in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options and in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards, and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of Jet.AI would be as follows:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	7,924,567	65.48	7,924,567	66.15	7,924,567	66.84
Public Shareholders	1,301,952	10.76	1,179,317	9.84	1,056,681	8.91
Initial Shareholders	2,875,000	23.76	2,875,000	24.00	2,875,000	24.25
Total	12,101,519	100.0	11,978,884	100.0	11,856,248	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company, and 862,500 shares issuable to Maxim Group, LLC upon exercise of private placement warrants. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

Please see the subsection and section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of Jet.AI Following the Business Combination

Effective immediately after the consummation of the Business Combination, the business and affairs of the post-combination company will be managed by or under the direction of the Jet.AI Board. The following table sets forth certain information, including ages as of June 20, 2023, regarding the persons who are expected to serve as executive officers and directors of Jet.AI upon the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in the section entitled “Proposal No. 6 — The Director Election Proposal.”

Name	Age	Position
Michael Winston	46	Director
George Murnane	65	Director
William L. Yankus	63	Director
Wrendon Timothy	43	Director
Ehud Talmor	48	Director
Donald Jeffrey Woods	47	Director
Lt. Col. Ran David	48	Director

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Redemption Rights

Under our Existing Organizational Documents, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Organizational Documents. As of March 31, 2023, this would have amounted to $10.93 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Ordinary Shares for cash and will no longer own shares of Oxbridge. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder, Oxbridge will require each public shareholder seeking to exercise redemption rights to certify to Oxbridge whether such shareholder is acting in concert or as a group with any other shareholder. Each redemption of Class A Ordinary Shares by our public shareholders will decrease the amount in our Trust Account. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal Rights of Oxbridge Shareholders

There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares or Oxbridge Warrants in connection with the Business Combination or Domestication under Cayman Islands law or the DGCL.

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Oxbridge will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Jet Token stockholders comprising a relative majority of the voting power of Jet.AI and having the ability to nominate four of the members of the Jet.AI Board, Jet Token’s operations prior to the acquisition comprising the only ongoing operations of Jet.AI and Jet Token’s senior management comprising a majority of the senior management of Jet.AI. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Jet Token with the Business Combination treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Jet Token in future reports of Jet.AI.

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Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations for Holders (as defined below) of Class A Ordinary Shares and Oxbridge Warrants (collectively, “Oxbridge Public Securities”) immediately prior to the Business Combination with respect to (i) the Domestication, (ii) electing to have their Jet.AI Common Stock redeemed for cash if the Business Combination is completed, (iii) the Business Combination and (iv) the ownership and disposition of Jet.AI Common Stock and Jet.AI Warrants (collectively, “Jet.AI Securities”) following the Business Combination. Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Oxbridge prior to the Business Combination and to Jet.AI and its subsidiaries following the Business Combination. For purposes of this discussion, a “Holder” is a beneficial owner of Oxbridge Public Securities immediately prior to the Business Combination or, as a result of owning such Oxbridge Public Securities, of Jet.AI Securities immediately following the Business Combination.

This discussion applies only to Oxbridge Public Securities and Jet.AI Securities, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could significantly alter the tax considerations described herein. Oxbridge has not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address the tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the issuance of Class A Ordinary Shares in the Private Placements. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local, or non-U.S. tax laws, any tax treaties or other tax law other than U.S. federal income tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular Holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

●	banks, insurance companies, or other financial institutions;

●	tax-exempt or governmental organizations;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

●	dealers in securities or foreign currencies;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

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●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell Oxbridge Public Securities or Jet.AI Securities under the constructive sale provisions of the Code;

●	persons that acquired Oxbridge Public Securities or Jet.AI Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of any class of Ordinary Shares or Jet.AI Common Stock;

●	persons that hold Oxbridge Public Securities or Jet.AI Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

●	certain former citizens or long-term residents of the United States;

●	holders of Founder Shares and private placement warrants; and

●	the initial shareholders, our Sponsor, and Oxbridge’s or Jet.AI’s officers or directors.

INVESTORS ARE ENCOURAGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder and Non-U.S. Holder Defined

For purposes of this discussion, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States, including an individual who is present in the United States for 183 days or more during a taxable year;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a Holder that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. Holder.

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If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Oxbridge Units, Jet.AI Units, Oxbridge Public Securities or Jet.AI Securities, the tax treatment of a partner in such partnership generally might depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Oxbridge Public Securities or Jet.AI Securities to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

U.S. Federal Income Taxation of U.S. Holders

This section applies to you if you are a “U.S. Holder.”

The Domestication

The discussion under this heading “— U.S. Federal Income Taxation of U.S. Holders — The Domestication” constitutes the opinion of Dykema Gossett PLLC, U.S. tax counsel to Oxbridge, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Class A Ordinary Shares and Oxbridge Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Oxbridge. The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Pursuant to the Domestication, Oxbridge will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands under Section 206 of the Cayman Islands Companies Act (As Revised) and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (and in connection with the Domestication will change its name to “Jet.AI”). The Domestication will qualify as a Reorganization described in Section 368(a)(1)(F) of the Code.

Because the Domestication qualifies as a Reorganization, for U.S. federal income tax purposes:

●	Oxbridge will be deemed to have (i) transferred all of its assets and liabilities to Jet.AI in exchange for all of the outstanding common stock and warrants of Jet.AI, and immediately thereafter (ii) distributed the common stock and warrants of Jet.AI to the shareholders and warrant holders of Oxbridge in liquidation of Oxbridge, and the taxable year of Oxbridge will end on the date of the Domestication;

●	subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” below, a U.S. Holder that exchanges its Class A Ordinary Shares for Jet.AI Common Stock and/or Oxbridge Warrants for Jet.AI Warrants in the Domestication will not recognize any gain or loss on such exchange;

●	subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” below, the tax basis of a share of Jet.AI Common Stock or a Jet.AI Warrant, as applicable, received by a U.S. Holder in the Domestication will be equal to the U.S. Holder’s adjusted tax basis in the Class A Ordinary Share or Oxbridge Warrant surrendered in exchange therefor; and

●	the holding period for a share of Jet.AI Common Stock or a Jet.AI Warrant, as applicable, received by a U.S. Holder will include such U.S. Holder’s holding period for the Class A Ordinary Share or Oxbridge Warrant surrendered in exchange therefor.

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Because the Domestication will occur immediately prior to the redemption of Jet.AI Common Stock described in the subsection of this proxy statement/prospectus entitled “Information about Oxbridge — Redemption Rights for Holders of Public Shares,” U.S. Holders exercising their redemption rights with respect to their Jet.AI Common Stock will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising their redemption rights with respect to their Jet.AI Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF OXBRIDGE PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION, INCLUDING IF IT WERE TO FAIL TO QUALIFY AS A REORGANIZATION.

Effects of Section 367(b)

Section 367(b) of the Code applies to certain transactions involving foreign corporations that would otherwise not require shareholders to recognize gain or loss, including the domestication of a foreign corporation in certain Reorganizations. When it applies, Section 367(b) requires certain U.S. persons to recognize income in connection with transactions that otherwise would generally be tax-free. These rules may apply with respect to U.S. Holders on the date of the Domestication, and because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Jet.AI Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of such rules as a result of the Domestication.

A. U.S. Holders that Own at Least 10 Percent (by Vote or Value) of Oxbridge

A U.S. Holder who on the date of the Domestication beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Oxbridge Warrants) 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% or more of the total value of all classes of our shares (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” as defined in U.S. Treasury regulations. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult with, and rely solely upon, their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Class A Ordinary Shares is the net positive earnings and profits of Oxbridge attributable to such public shares (as determined under U.S. Treasury regulations). U.S. Treasury regulations provide that the “all earnings and profits amount” attributable to a shareholder’s block of shares is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of shares.

Oxbridge does not expect to have significant cumulative earnings and profits through the date of the Domestication. If Oxbridge’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder will not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If Oxbridge’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Holder would be required to include its “all earnings and profits amount” in income as a deemed dividend. A U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend. U.S. Holders, including corporate shareholders and shareholders who have made a QEF Election (as defined below), should consult with, and rely solely upon, their own tax advisors as to the applicability of such rules in their particular circumstances.

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B. U.S. Holders that Own Less than 10 Percent (by Vote and Value) of Oxbridge

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Oxbridge Warrants) Class A Ordinary Shares with a fair market value of at least $50,000 (but less than 10% of the total combined voting power of all classes of Oxbridge shares entitled to vote and less than 10% of the total value of all classes of Oxbridge shares) will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder, as described below.

Unless a U.S. Holder makes the “all earnings and profits amount” election described herein, such U.S. Holder generally must recognize gain (but not loss) with respect to its Jet.AI Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Jet.AI Common Stock over the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder held the Class A Ordinary Shares for longer than one year (subject to the suspension of the applicable holding period for the reasons described in “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants” below).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Class A Ordinary Shares. There are, however, strict conditions for making this election. The election must comply with applicable U.S. Treasury regulations and generally must include, among other things, (a) a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable U.S. Treasury regulations), (b) a complete description of the Domestication, (c) a description of any stock, securities or other consideration transferred or received in the Domestication, (d) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (e) a statement that the U.S. Holder is making the election that includes (i) a copy of the information that the U.S. Holder received from Jet.AI establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Class A Ordinary Shares and (ii) a representation that the U.S. Holder has notified Jet.AI that the U.S. Holder is making the election and (f) certain other information required to be furnished with the U.S. Holder’s U.S. federal income tax return or otherwise furnished pursuant to the Code or the U.S. Treasury regulations.

The election must be attached by the electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice that it is making the election to Jet.AI no later than the date such tax return is filed. Upon written request, Oxbridge will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that Oxbridge will timely provide such required information.

EACH U.S. HOLDER IS URGED TO CONSULT WITH, AND RELY SOLELY UPON, ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C. U.S. Holders that Own Class A Ordinary Shares with a Fair Market Value of Less than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Oxbridge Warrants) Class A Ordinary Shares with a fair market value of less than $50,000 (as well as less than 10% of the total combined voting power of all classes of Oxbridge shares entitled to vote and less than 10% of the total value of all classes of Oxbridge shares) generally will not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication or to include any part of the “all earnings and profits amount” in income.

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ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Passive Foreign Investment Company Rules

In addition to the discussion under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b),” the Domestication could be a taxable event for U.S. Holders under the PFIC provisions of the Code.

A. PFIC Status of Oxbridge

In general, a foreign (i.e., non-U.S.) corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either: (i) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets); or (ii) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Because Oxbridge is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, Oxbridge believes that it may be considered a PFIC for the 2022 taxable year and may be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication).

B. Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury regulations, a U.S. Holder that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date once they become final. If finalized (including retroactively after the date of the Domestication) in their currently proposed form, such U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Class A Ordinary Shares and Oxbridge Warrants, as applicable, for Jet.AI Common Stock and Jet.AI Warrants in the Domestication if Oxbridge were classified as a PFIC at any time during such U.S. Holder’s holding period for such Class A Ordinary Shares or Oxbridge Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. However, as discussed in more detail below, a U.S. Holder may be able to avoid the PFIC gain and other tax consequences described below with respect to its Class A Ordinary Shares (but not its Oxbridge Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and in which Oxbridge was classified as a PFIC or (ii) makes a Mark-to-Market Election with respect to its Class A Ordinary Shares. Generally, neither election is available with respect to the Oxbridge Warrants.

Under these rules:

●	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s aggregate holding period for such U.S. Holder’s Class A Ordinary Shares or Oxbridge Warrants;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder realized the gain, or to the portion of the U.S. Holder’s holding period prior to the first day of Oxbridge’s taxable year in which Oxbridge was a PFIC, would be taxed as ordinary income; and

●	the amount of gain allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

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The proposed U.S. Treasury regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed U.S. Treasury regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b),” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is not possible to predict whether, in what form and with what effective date the proposed U.S. Treasury regulations under Section 1291(f) of the Code will become final. Therefore, U.S. Holders of Class A Ordinary Shares that have not made a timely QEF Election or a Mark-to-Market Election and U.S. Holders of Oxbridge Warrants may, pursuant to the proposed U.S. Treasury regulations, be subject to taxation on the Domestication to the extent their Class A Ordinary Shares or Oxbridge Warrants have a fair market value in excess of their tax basis.

C. QEF Election with Respect to Class A Ordinary Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Class A Ordinary Shares (but not its Oxbridge Warrants, for which a QEF Election is not available) will depend on whether such U.S. Holder is eligible to and makes a timely and valid election to treat Oxbridge as a “qualified electing fund” under Section 1295 of the Code (which we refer to as a “QEF Election”) for the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and Oxbridge is classified as a PFIC. Generally, a QEF Election should be made on or before the due date for filing such U.S. Holder’s U.S. federal income tax return for such taxable year. A QEF Election is made by an individual U.S. Holder (and, once made, can be revoked only with the consent of the IRS) and generally requires such U.S. Holder to include annually in gross income its pro rata share of the ordinary earnings (as ordinary income) and net capital gains (as long-term capital gain), if any, of Oxbridge, regardless of whether Oxbridge makes distributions to such U.S. Holder. However, in order to comply with the QEF Election requirements, a U.S. Holder must receive a PFIC annual information statement from Oxbridge. Upon written request, Oxbridge will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that Oxbridge will timely provide such required information.

D. Mark-to-Market Election with Respect to Class A Ordinary Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Class A Ordinary Shares (but not its Oxbridge Warrants, for which a Mark-to-Market Election, is not available) may also depend on whether such U.S. Holder is eligible to and makes a timely and valid “Mark-to-Market Election” under Section 1296 of the Code with respect to its Class A Ordinary Shares. No assurance can be given that the Class A Ordinary Shares are considered to be “marketable stock” (which generally would include stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which the Class A Ordinary Shares have been listed)) for purposes of the Mark-to-Market Election. If such an election is available and has been made by a U.S. Holder, such U.S. Holder generally will not be subject to the PFIC rules described above. However, if the Mark-to-Market Election is made by a U.S. Holder after the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Class A Ordinary Shares and in which Oxbridge was classified as a PFIC, then the PFIC rules will continue to apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A Ordinary Shares.

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THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MARK-TO-MARKET ELECTION) ARE VERY COMPLEX AND AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF OXBRIDGE PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION.

Redemption of Jet.AI Common Stock

In the event that a U.S. Holder’s Jet.AI Common Stock is redeemed pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Information about Oxbridge — Redemption Rights for Holders of Public Shares,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the Jet.AI Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Jet.AI Common Stock, the U.S. Holder will be treated as described under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants” below. If the redemption does not qualify as a sale of Jet.AI Common Stock, the U.S. Holder will be treated as receiving a distribution from Jet.AI with the tax consequences described below under “— U.S. Federal Income Taxation of U.S. Holders — Distributions Treated as Dividends.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Jet.AI stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Jet.AI Warrants or otherwise) relative to all of the shares of Jet.AI stock outstanding both before and after the redemption. The redemption of Jet.AI Common Stock generally will be treated as a sale of Jet.AI Common Stock (rather than as a distribution from Jet.AI) if the redemption satisfies one of the following tests (the “redemption sale tests”): (i) it is “substantially disproportionate” with respect to the U.S. Holder, (ii) it results in a “complete termination” of the U.S. Holder’s interest in Jet.AI or (iii) it is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In determining whether any of the redemption sale tests is satisfied, a U.S. Holder must take into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are “constructively” owned by it. A U.S. Holder may constructively own (i) stock owned by certain related individuals or entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder and (ii) any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include the Jet.AI Common Stock which could be acquired pursuant to the exercise of the Jet.AI Warrants.

In order to meet the “substantially disproportionate” test, the percentage of Jet.AI’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of our Jet.AI Common Stock must, among other requirements, be less than 80% of the percentage of Jet.AI’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the Business Combination, the Jet.AI Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a “complete termination” of a U.S. Holder’s interest if either (i) all of the shares of our stock both actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive and effectively waives in accordance with specific rules the constructive attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock (including as a result of owning Jet.AI Warrants). The redemption of Jet.AI Common Stock will not be “essentially equivalent to a dividend” if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Jet.AI. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Jet.AI will depend on the particular facts and circumstances, but the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

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If none of the redemption sale tests is satisfied, the redemption will be treated as a distribution from Jet.AI and the tax considerations will be as described under “— U.S. Federal Income Taxation of U.S. Holders — Distributions Treated as Dividends” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Jet.AI Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its Jet.AI Warrants or possibly in other shares of our stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or if our Jet.AI Common Stock is not then publicly traded, one percent) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of our Jet.AI Common Stock. A U.S. Holder should consult with, and rely solely upon, its own tax advisor with respect to its reporting requirements.

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of Jet.AI Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. Additionally, because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Jet.AI Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Jet.AI Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

The Business Combination

The discussion under this heading “— U.S. Federal Income Taxation of U.S. Holders — The Business Combination” constitutes the opinion of Dykema Gossett PLLC, U.S. tax counsel to Jet.AI, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Jet.AI Common Stock and Jet.AI Warrants as a result of the Business Combination, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Jet.AI.

U.S. Holders of Jet.AI Common Stock and Jet.AI Warrants will retain their shares of Jet.AI Common Stock and Jet.AI Warrants in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional shares of Jet.AI Common Stock or additional Jet.AI Warrants in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to U.S. Holders of Jet.AI Common Stock and Jet.AI Warrants as a result of the Business Combination, regardless of whether the Business Combination qualifies as a Reorganization. Furthermore, although the Business Combination is intended to qualify as a Reorganization, and Jet Token and Jet.AI intend to report the Business Combination consistent with such qualification, such treatment is not a condition to Jet Token’s or Jet.AI’s obligation to complete the Business Combination.

U.S. HOLDERS OF JET.AI COMMON STOCK AND JET.AI WARRANTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

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Tax Characterization of Distributions with Respect to Jet.AI Common Stock

If Jet.AI pays distributions of cash or other property to U.S. Holders of shares of Jet.AI Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Jet.AI’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Jet.AI Common Stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Jet.AI Common Stock. Any remaining portion of the distribution will be treated as gain from the sale or exchange of Jet.AI Common Stock and will be treated as described under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants” below.

Possible Constructive Distributions with Respect to Jet.AI Warrants

The terms of the Jet.AI Warrants provide for an adjustment to the number of shares of Jet.AI Common Stock for which Jet.AI Warrants may be exercised or to the exercise price of the Jet.AI Warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the Jet.AI Warrants would, however, be treated as receiving a constructive distribution from Jet.AI if, for example, the adjustment increases the warrant holders’ proportionate interest in Jet.AI’s assets or earnings and profits (e.g., through an increase in the number of shares of Jet.AI Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Jet.AI Warrant) as a result of a distribution of cash or other property to the holders of shares of Jet.AI Common Stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Jet.AI Warrants received a cash distribution from Jet.AI generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Jet.AI Common Stock described herein. See “— U.S. Federal Income Taxation of U.S. Holders — Tax Characterization of Distributions with Respect to Jet.AI Common Stock” above. For certain information reporting purposes, Jet.AI is required to determine the date and amount of any such constructive distributions. Proposed U.S. Treasury regulations, which Jet.AI may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Distributions Treated as Dividends

Any portion of a distribution that is treated as a dividend paid by Jet.AI to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the 50% dividends received deduction if the requisite holding period is satisfied. The portion of any dividend that is nontaxable to a corporate U.S. Holder under the dividends received deduction will result in a reduction of the U.S. Holder’s basis in its shares if the dividend is classified as an “extraordinary dividend” which reduction would increase the amount of gain or decrease the amount of loss recognized by the U.S. Holder in connection with a disposition of its shares. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, any portion of a distribution that is treated as a dividend paid by Jet.AI to a non-corporate U.S. Holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains rate. It is unclear whether the redemption rights with respect to the Jet.AI Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and prevent a U.S. Holder from satisfying the applicable holding period requirements, and if the Domestication did not qualify as a Reorganization, the holding period of each U.S. Holder’s shares would begin the day after the Domestication. If the applicable holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the dividends received deduction or the lower preferential income tax rate for qualified dividend income, as the case may be.

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Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants

Upon a sale or other taxable disposition of Jet.AI Common Stock or Jet.AI Warrants (which in general would include a redemption of Jet.AI Common Stock or Jet.AI Warrants that is treated as a sale of such securities as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis with respect to its Jet.AI Common Stock or Jet.AI Warrants. Generally, the amount of capital gain or loss recognized by a U.S. Holder will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the Jet.AI Common Stock or Jet.AI Warrants are held as part of Jet.AI Units at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the Jet.AI Common Stock or Jet.AI Warrants included in the Jet.AI Units) and (ii) the U.S. Holder’s adjusted tax basis in the relevant Jet.AI Common Stock or Jet.AI Warrants. A U.S. Holder’s adjusted tax basis in its Jet.AI Common Stock or Jet.AI Warrants generally will equal the U.S. Holder’s acquisition cost of the Class A Ordinary Shares or Oxbridge Warrants exchanged therefore (see the tax basis discussion above under the caption “— U.S. Federal Income Taxation of U.S. Holders — The Domestication”) or, as discussed below, the U.S. Holder’s initial basis for the Jet.AI Common Stock received upon exercise of Jet.AI Warrants, less, in the case of Jet.AI Common Stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above).

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Jet.AI Common Stock or Jet.AI Warrants, as applicable, so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Jet.AI Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the running of the holding period for the Jet.AI Common Stock is suspended, non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment with respect to Jet.AI Common Stock. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Jet.AI Common Stock or Jet.AI Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Cash Exercise of a Jet.AI Warrant

Except as discussed below with respect to the cashless exercise of a Jet.AI Warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Jet.AI Common Stock upon the exercise of a Jet.AI Warrant for cash. The U.S. Holder’s tax basis in its Jet.AI Common Stock received upon exercise of a Jet.AI Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Oxbridge Warrant (see the tax basis discussion above under the caption “— U.S. Federal Income Taxation of U.S. Holders — The Domestication”) and the exercise price of such Jet.AI Warrant. It is unclear whether a U.S. Holder’s holding period for the Jet.AI Common Stock received upon exercise of the Jet.AI Warrant will commence on the date of exercise of the Jet.AI Warrant or the immediately following date. In either case, the holding period will not include the period during which the U.S. Holder held the Jet.AI Warrant.

Cashless Exercise of a Jet.AI Warrant

The tax characterization of a cashless exercise of a Jet.AI Warrant are not clear under current tax law. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax characterizations and resultant tax consequences would be adopted by the IRS or upheld by a court of law. Accordingly, U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences of a cashless exercise.

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A cashless exercise could potentially be characterized as any of the following for U.S. federal income tax purposes: (i) not a realization event and thus tax-deferred, (ii) a realization event that qualifies as a tax-deferred “recapitalization,” or (iii) a taxable realization event. While not free from doubt, Jet.AI intends to treat any cashless exercise of a Jet.AI Warrant occurring after its giving notice of an intention to redeem the Jet.AI Warrant for cash as permitted under the terms of the Warrant Agreement as if Jet.AI redeemed such Jet.AI Warrant for shares in a cashless redemption qualifying as a recapitalization for U.S. federal income tax purposes. However, there is some uncertainty regarding Jet.AI’s intended tax treatment, and it is possible that a cashless exercise could be characterized differently. Accordingly, the tax consequences of all three characterizations are generally described below. U.S. Holders should consult with and rely solely upon their tax advisors regarding the tax consequences of a cashless exercise.

If a cashless exercise were characterized as either not a realization event or as a realization event that qualifies as a recapitalization, a U.S. Holder should not recognize any gain or loss on the exchange of Jet.AI Warrants for shares of Jet.AI Common Stock. A U.S. Holder’s basis in the shares of Jet.AI Common Stock received would generally equal the U.S. Holder’s aggregate basis in the exchanged Jet.AI Warrants. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period in the Jet.AI Common Stock would be treated as commencing on the date of exchange of the Jet.AI Warrants or on the immediately following date, but the holding period would not include the period during which the U.S. Holder held the Jet.AI Warrants. On the other hand, if the cashless exercise were characterized as a realization event that qualifies as a recapitalization, the holding period of the Jet.AI Common Stock would include the holding period of the warrants exercised therefor.

If the cashless exercise were treated as a realization event that does not qualify as a recapitalization, however, the cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized by the U.S. Holder. For example, a portion of the Jet.AI Warrants to be exercised on a cashless basis could be deemed to have been surrendered in payment of the exercise price of the remaining portion of such warrants, which would be deemed to be exercised. In such a case, a U.S. Holder would effectively be deemed to have sold a number of Jet.AI Warrants having an aggregate value equal to the exercise price of the remaining Jet.AI Warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between the value of the portion of the warrants deemed sold and its adjusted tax basis in such warrants (generally in the manner described above under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants”), and the U.S. Holder’s tax basis in the Jet.AI Common Stock received would generally equal the sum of the U.S. Holder’s tax basis in the remaining Jet.AI Warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Jet.AI Common Stock would commence on the date of exercise of the Jet.AI Warrants or on the date following the date of exercise of the Jet.AI Warrants, but the holding period would not include the period during which the U.S. Holder held the Jet.AI Warrants.

Redemption or Repurchase of Warrants for Cash

If Jet.AI redeems the Jet.AI Warrants for cash as permitted under the terms of the Warrant Agreement or if Jet.AI repurchases Jet.AI Warrants in an open market transaction, such redemption or repurchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants” above.

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Expiration of a Jet.AI Warrant

If a Jet.AI Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Jet.AI Warrant (see the tax basis discussion above under the caption “— U.S. Federal Income Taxation of U.S. Holders — The Domestication”). The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds from the sale or other disposition of Jet.AI Units, Jet.AI Common Stock and Jet.AI Warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.”

The Domestication

Oxbridge does not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders of Class A Ordinary Shares and Oxbridge Warrants.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE DOMESTICATION.

Redemption of Jet.AI Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Jet.AI Common Stock pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Information about Oxbridge — Redemption Rights for Holders of Public Shares,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Jet.AI Common Stock, as described under “— U.S. Federal Income Taxation of U.S. Holders — Redemption of Jet.AI Common Stock” above, and the consequences of the redemption to the Non-U.S. Holder will correspond to that described below in “— U.S. Federal Income Taxation of U.S. Holders — Distributions Treated as Dividends” and “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s Jet.AI Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

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The Business Combination

The discussion under this heading “— U.S. Federal Income Taxation of Non-U.S. Holders — The Business Combination” constitutes the opinion of Dykema Gossett PLLC, U.S. tax counsel to Jet.AI, insofar as it discusses the material U.S. federal income tax considerations applicable to Non-U.S. Holders of Jet.AI Common Stock and Jet.AI Warrants as a result of the Business Combination, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Jet.AI.

The material U.S. federal income tax consequences to Non-U.S. Holders of Jet.AI Common Stock and Jet.AI Warrants as a result of the Business Combination, regardless of whether the Business Combination qualifies as a Reorganization, will be the same as those described in “— U.S. Federal Income Taxation of U.S. Holders — The Business Combination” above.

NON-U.S. HOLDERS OF JET.AI COMMON STOCK AND JET.AI WARRANTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

Tax Characterization of Distributions with Respect to Jet.AI Common Stock

The determination of the extent to which a distribution will be treated as a dividend, return of capital or gain from the sale of stock is generally the same for Non-U.S. Holders as that described in “— U.S. Federal Income Taxation of U.S. Holders — Tax Characterization of Distributions with Respect to Jet.AI Common Stock.” To the extent a distribution constitutes gain from the sale of Jet.AI Common Stock, see “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Warrants” below, and to the extent such distribution constitutes a dividend, see “— U.S. Federal Income Taxation of Non-U.S. Holders — Distributions Treated as Dividends.”

Possible Constructive Distributions with Respect to Jet.AI Warrants

The determination for Non-U.S. Holders of whether a constructive distribution from us has occurred as a result of an adjustment to the number of shares of Jet.AI Common Stock for which Jet.AI Warrants may be exercised or to the exercise price of the Jet.AI Warrants in certain events is generally the same as the determination for U.S. Holders as described in “— U.S. Federal Income Taxation of U.S. Holders — Possible Constructive Distributions with Respect to Jet.AI Warrants.” To the extent such adjustment is treated as a constructive distribution, see “— U.S. Federal Income Taxation of Non-U.S. Holders — Tax Characterization of Distributions with Respect to Jet.AI Common Stock” for the consequences of such characterization.

Distributions Treated as Dividends

Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a Non-U.S. Holder on its Jet.AI Common Stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution (unless an applicable income tax treaty provides for a lower rate). To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Holder.

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Any portion of a distribution that is treated as a dividend paid to a Non-U.S. Holder that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants

Subject to the discussion below under “— U.S. Federal Income Taxation of Non-U.S. Holders — Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Jet.AI Common Stock or Jet.AI Warrants (including an expiration or redemption of Jet.AI Warrants) unless:

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●	such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

●	Jet.AI Common Stock and Jet.AI Warrants constitute United States real property interests by reason of Jet.AI’s status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty).

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Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Jet.AI does not believe that it will be a USRPHC for U.S. federal income tax purposes, and Jet.AI does not expect to become a USRPHC for the foreseeable future. However, in the event that Jet.AI were to become a USRPHC, as long as the Jet.AI Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), a Non-U.S. Holder that actually or constructively owns, or owned at all times during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the applicable security, (i) 5% or less of the Jet.AI Common Stock and (ii) 5% or less of the Jet.AI Warrants, provided the warrants are considered to be regularly traded, as applicable, will not be treated as disposing of a United States real property interest and will not be taxable on gain realized on the disposition thereof as a result of Jet.AI’s status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of Jet.AI Warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the Jet.AI Common Stock. In addition, special rules may apply in the case of a disposition of Jet.AI Warrants if the Jet.AI Common Stock is considered to be regularly traded, but such other securities are not considered to be regularly traded. Jet.AI can provide no assurance as to its future status as a USRPHC or as to whether the Jet.AI Common Stock or Jet.AI Warrants will be treated as regularly traded. If Jet.AI were to become a USRPHC and its Jet.AI Common Stock were not considered to be regularly traded on an established securities market, a Non-U.S. Holder (regardless of the percentage of Jet.AI Securities owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of Jet.AI Common Stock, Jet.AI Units and Jet.AI Warrants (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from any such disposition.

Non-U.S. Holders are encouraged to consult with, and rely solely upon, their tax advisors regarding the tax consequences related to ownership in a USRPHC.

Exercise or Redemption of a Jet.AI Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a Jet.AI Warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a Jet.AI Warrant by a U.S. Holder, as described under “— U.S. Federal Income Taxation of U.S. Holders — Cash Exercise of a Jet.AI Warrant” or “— U.S. Federal Income Taxation of U.S. Holders — Cashless Exercise of a Jet.AI Warrant” above, as the case may be. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above in “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of Jet.AI Warrants for cash as permitted under the terms of the Warrant Agreement (or if Jet.AI purchases Jet.AI Warrants in an open market transaction) generally will correspond to that described above in “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of Jet.AI Common Stock and Jet.AI Warrants.”

Expiration of a Jet.AI Warrant

The U.S. federal income tax treatment of the expiration of a Jet.AI Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a Jet.AI Warrant held by a U.S. Holder, as described under “— U.S. Federal Income Taxation of U.S. Holders — Expiration of a Jet.AI Warrant” above.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

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Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of Jet.AI Units, Jet.AI Common Stock and Jet.AI Warrants effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Jet.AI Units, Jet.AI Common Stock and Jet.AI Warrants effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Jet.AI Units, Jet.AI Common Stock or Jet.AI Warrants effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THEIR OWNERSHIP OF JET.AI SECURITIES FOLLOWING THE BUSINESS COMBINATION.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends (including constructive dividends) on Jet.AI Common Stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of our securities, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our securities paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA on their ownership of Jet.AI Units, Jet.AI Common Stock or Jet.AI Warrants.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OXBRIDGE PUBLIC SECURITIES OR JET.AI SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION (INCLUDING THE DOMESTICATION AND ANY EXERCISE OF THEIR REDEMPTION RIGHTS) AND, TO THE EXTENT APPLICABLE, OF OWNING JET.AI SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

Regulatory Matters

Neither Oxbridge nor Jet Token is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such approvals or actions will be obtained.

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PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to approve and adopt the Business Combination Agreement, as amended by Amendment No. 1 to the Business Combination Agreement, and the Business Combination. Our shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A and Annex A-I to this proxy statement/prospectus. Please see the section above entitled “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination Proposal, we may consummate the Business Combination only if it is approved by the affirmative vote (in person, online or by proxy) of a majority of the holders of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

Effect of Proposal on Current Shareholders

If the Business Combination Proposal is approved, (a) 4,500,000 shares of Jet.AI Common Stock will be issued to the Historical Rollover Shareholders in connection with the Business Combination, (b) 7,353,000 Merger Consideration Warrants will be issued to the Historical Rollover Shareholders in connection with the Business Combination, representing $60 million in fair market value as determined using the Black-Scholes method with the inputs described in the Business Combination Agreement, (c) up to 3,276,437 shares of Jet.AI Common Stock will be reserved for issuance in respect of Jet.AI Options issued in exchange for outstanding Jet Token Options, and (d) up to 148,130 shares of Jet.AI Common Stock and 242,045 Merger Consideration Warrants will be reserved for issuance in respect of Jet.AI RSU Awards issued in exchange for outstanding Jet Token RSU Awards.

The issuance of shares of Jet.AI Common Stock and Merger Consideration Warrants described above would result in significant dilution to our shareholders, and in our shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Oxbridge.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Oxbridge’s entry into the Business Combination Agreement, dated as of February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023, by and among Oxbridge, First Merger Sub, Second Merger Sub and Jet Token, pursuant to which, among other things, (a) First Merger Sub will merge with and into Jet Token, with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI, and (b) as soon as practicable, but in any event within three days following the Effective Time, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Jet.AI, and all other transactions contemplated by the Business Combination Agreement, including the issuance and reservation for issuance of shares in connection therewith, be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination Proposal and the other Proposals. Currently, they own approximately 68.83% of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate, all of which are subject to an agreement to vote in favor of the Business Combination. As a result, if only the minimum amount of shares needed to establish a quorum are present and all such shares actually vote on the Business Combination Proposal, none of the outstanding Class A Ordinary Shares would need to be voted in favor of the Business Combination in order for the Business Combination to be approved by an ordinary resolution. Accordingly, the necessary shareholder approval will be received for the Business Combination if our Sponsor, directors and officers vote the Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination Proposal.

Recommendation of the Oxbridge Board

THE OXBRIDGE BOARD RECOMMENDS THAT OXBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Oxbridge is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the Oxbridge Board has unanimously approved, and Oxbridge’s shareholders are being asked to consider and vote upon the Domestication Proposal to approve by special resolution a change of Oxbridge’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Oxbridge will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Oxbridge will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share and each then issued and outstanding Class B Ordinary Share of Oxbridge will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Oxbridge Warrant will convert automatically into a Jet.AI Warrant pursuant to the Warrant Agreement; (c) each then issued and outstanding Oxbridge Unit will convert automatically into a Jet.AI Unit, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant; (d) each authorized share of Oxbridge Preferred Stock shall continue to exist as preferred stock of Jet.AI in accordance with the Domestication Certificate of Incorporation; and (e) in connection with its Domestication, Oxbridge will immediately be renamed “Jet.AI Inc.”

The Domestication Proposal, if approved, will approve a change of Oxbridge’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Oxbridge is currently incorporated as an exempted company under the Cayman Islands Companies Act (As Revised), upon the Domestication, Jet.AI will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under the section entitled “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Oxbridge will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace the Existing Organizational Documents with the Proposed Organizational Documents. The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set out below under the sections entitled “Proposal No. 3 — The Organizational Documents Proposal” and “Proposal No. 4 — The Advisory Organizational Documents Proposals” and the Existing Organizational Documents of Oxbridge and the Proposed Organizational Documents.

Reasons for the Domestication

The Oxbridge Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the Oxbridge Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The Oxbridge Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Oxbridge and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

●	Prominence, Predictability and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Jet.AI, its management and the Jet.AI Board to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors will provide appropriate protection for Jet.AI’s stockholders from possible abuses by directors and officers.

●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers and shareholders alike. Jet.AI’s incorporation in Delaware may make Jet.AI more attractive to future candidates for the Jet.AI Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification — draw such qualified candidates to Delaware corporations. The Jet.AI Board therefore believes that providing the benefits afforded directors by Delaware law will enable Jet.AI to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, the Oxbridge Board believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, the Oxbridge Board believes that the corporate environment afforded by Delaware will enable Jet.AI to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment After Domestication

There will be no accounting effect nor change in carrying amount of the consolidated assets and liabilities of Oxbridge/Jet.AI as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Jet.AI immediately following the Domestication will be the same as those of Oxbridge immediately prior to the Domestication.

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Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Oxbridge be de-registered in the Cayman Islands pursuant to Article 47 of its Amended and Restated Memorandum and Articles of Association and registered by way of continuation as a corporation under the laws of the state of Delaware (the “Domestication”) pursuant to Part XII of the Cayman Islands Companies Act (As Revised) and Section 388 of the DGCL and, immediately upon being de-registered in the Cayman Islands, that Oxbridge be continued and domesticated as a corporation and, conditional upon, and with effect from, the registration of Oxbridge as a corporation in the State of Delaware, the name of Oxbridge be changed from “Oxbridge Acquisition Corp.” to “Jet.AI Inc.” and the registered office of the post-domestication company be changed to Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.”

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Domestication Proposal.

The Domestication Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the Oxbridge Board

THE OXBRIDGE BOARD UNANIMOUSLY RECOMMENDS THAT OXBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

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PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

Assuming the Business Combination Proposal and the Domestication Proposal are approved, Oxbridge will replace its Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws of Jet.AI, in each case under the DGCL.

Oxbridge’s shareholders are asked to consider and vote upon, to approve by special resolution and to adopt, the Proposed Organizational Documents in connection with the replacement of the Existing Organizational Documents, with such principal changes as are described in the Advisory Organizational Documents Proposals. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety, which are attached to this proxy statement/prospectus as Annex B and Annex C, for a more complete description of their terms.

Reasons for the Organizational Documents Proposal

Each of the Proposed Certificate of Incorporation and the Proposed Bylaws was negotiated as part of the Business Combination. The Oxbridge Board’s specific reasons for each of the Advisory Organizational Documents Proposals are set forth in the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposals.”

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Existing Organizational Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and the Proposed Bylaws, and that the name of the Company be changed to “Jet.AI,” effective upon the effectiveness of the Domestication.”

Vote Required for Approval

If the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will not be presented at the extraordinary general meeting. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote (in person, online or by proxy) of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Organizational Documents Proposal.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the Oxbridge Board

THE OXBRIDGE BOARD UNANIMOUSLY RECOMMENDS THAT OXBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

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PROPOSAL NO. 4 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal and Organizational Documents Proposal are approved and the Business Combination is to be consummated, Oxbridge will replace the Existing Organizational Documents, under the Cayman Islands Companies Act (As Revised), with the Proposed Organizational Documents, under the DGCL.

As required by SEC guidance, to give shareholders the opportunity to present their separate views on important corporate governance provisions, Oxbridge is asking its shareholders to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution ten separate proposals in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The Advisory Organizational Documents Proposals are conditioned upon the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and each of the other Condition Precedent Proposals. However, the shareholder vote regarding each of the Advisory Organizational Documents Proposals is an advisory vote, and is not binding on Oxbridge or the Oxbridge Board (separate and apart from the approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Oxbridge intends that the Proposed Organizational Documents will take effect upon the closing of the Business Combination (assuming approval of the Organizational Documents Proposal).

The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by Cayman Islands law and the Proposed Organizational Documents will be governed by the DGCL, Oxbridge encourages its shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Proposal 4A)

Under the Existing Organizational Documents, Oxbridge’s share capital is US$44,400 divided into 444,000,000 Oxbridge shares, consisting of 400,000,000 Class A Ordinary Shares, 40,000,000 Class B Ordinary Shares and 4,000,000 Oxbridge Preference Shares.

See paragraph 5 of the Existing Organizational Documents.

The Proposed Organizational Documents increases the total number of authorized shares of all classes of capital stock to 59,000,000 shares, consisting of: 55,000,000 shares of Jet.AI Common Stock and 4,000,000 shares of Jet.AI Preferred Stock.

See Article IV of the Proposed Certificate of Incorporation.

Classified Board (Proposal 4B)	The Existing Organizational Documents provide that the Oxbridge board of directors shall be comprised of one class. See Article 27 of the Existing Organizational Documents.

The Proposed Certificate of Incorporation and the Proposed Bylaws provide that, subject to the rights of any holders of any series of Jet.AI Preferred Stock, the Jet.AI board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term

See Article V of the Proposed Certificate of Incorporation and Section 2.2 of the Proposed Bylaws.

Quorum (Proposal 4C)

Existing Organizational Documents provide that the quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office.

See Article 31.1 of the Existing Organizational Documents.

The Proposed Bylaws provide that, at all meetings of the Jet.AI Board, two-thirds of the directors then in office shall constitute a quorum for the transaction of business.

See Section 2.6 of the Proposed Bylaws.

Director Removal (Proposal 4D)

The Existing Organizational Documents provide that any director may be removed from office by an ordinary resolution of the holders of the Class B Ordinary Shares.

See Articles 29.1 and 29.3 of the Existing Organizational Documents.

The Proposed Certificate of Incorporation provides that, subject to the special rights of any Jet.AI Preferred Stock, directors on the Jet.AI Board may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

See Article V of the Proposed Certificate of Incorporation.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Proposal 4E)

The Existing Organizational Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of two-thirds of the Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

See Article 18.3 of the Existing Organizational Documents.

The Proposed Certificate of Incorporation and the Proposed Bylaws require the affirmative vote of at least two-thirds of the voting power of the then-outstanding shares of capital stock of Jet.AI entitled to vote thereon, voting together as a single class, to adopt, amend or repeal the Proposed Bylaws. The Proposed Certificate of Incorporation additionally requires the affirmative vote of at least two-thirds of the voting power of the then-outstanding shares of capital stock of Jet.AI entitled to vote thereon, voting together as a single class, to amend or repeal or adopt any provision inconsistent with Sections 1.2 and 3.1 of Article IV, or Article V, Article VII, Article VIII, Article IX, Article X, or Section 1 of Article XI of the Proposed Certificate of Incorporation (provided that if two-thirds of the Jet.AI Board approved such adoption, amendment or repeal of the Proposed Certificate of Incorporation, then only the affirmative vote of the majority of the holders of the outstanding shares will be required). The Jet.AI Board will also have the power to adopt, amend or repeal the Proposed Bylaws by the approval of a majority of the total number of authorized directors.

See Article X of the Proposed Bylaws.

See Article VII and Article XI of the Proposed Certificate of Incorporation.

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	Existing Organizational Documents	Proposed Organizational Documents
Exclusive Forum Provision (Proposal 4F)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

Under the Proposed Certificate of Incorporation, unless Jet.AI consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of Jet.AI; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Jet.AI or any stockholder to Jet.AI or Jet.AI’s stockholders; (c) any action or proceeding asserting a claim against Jet.AI or any current or former director, officer or other employee of Jet.AI or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws of Jet.AI (as each may be amended from time to time); (d) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws of Jet.AI (including any right, obligation or remedy thereunder); (e) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any action asserting a claim against Jet.AI or any director, officer or other employee of Jet.AI or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Unless Jet.AI consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

See Article IX of the Proposed Certificate of Incorporation.

Action by Written Consent of Stockholders (Proposal 4G)

The Existing Organizational Documents provide that a resolution in writing signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 22.3 of the Existing Organizational Documents.

The Proposed Certificate of Incorporation provides that, subject to the rights of any Jet.AI Preferred Stock then outstanding, any action required or permitted to be taken by Jet.AI’s stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

See Article 8.1 of the Proposed Certificate of Incorporation.

Corporate Name (Proposal 4H)	The Existing Organizational Documents provide the name of the company is “Oxbridge Acquisition Corp.” See paragraph 1 of the Existing Organizational Documents.	The Proposed Organizational Documents provide that the name of the company will be “Jet.AI Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Proposal 4I)

The Existing Organizational Documents provide that if we do not consummate an Initial Business Combination within the Combination Period, Oxbridge will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate the Trust Account.

See Article 49.7 of the Existing Organizational Documents.

The Proposed Organizational Documents do not contain any provisions relating to Jet.AI’s ongoing existence; the default under the DGCL will make Jet.AI’s existence perpetual.

Provisions Related to Status as a Blank Check Company (Proposal 4J)

The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of an Initial Business Combination.

See Article 49.12 of the Existing Organizational Documents.

The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which will no longer apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

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Overview

Advisory Organizational Documents Proposal 4A — Authorized Shares

Oxbridge’s shareholders are being asked to approve the change in the authorized share capital of Oxbridge upon the Domestication from (i) 400,000,000 Class A Ordinary Shares, 40,000,000 Class B Ordinary Shares and 4,000,000 Oxbridge Preference Shares, par value $0.0001, to (ii) 55,000,000 shares of Jet.AI Common Stock, par value $0.0001, and 4,000,000 shares of Jet.AI Preferred Stock, par value $0.0001.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

As of the date of this proxy statement/prospectus, there are 4,176,952 Ordinary Shares issued and outstanding, which includes an aggregate of 2,875,000 Class B Ordinary Shares held by our Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 17,260,000 warrants to acquire Ordinary Shares, comprised of 5,760,00 private placement warrants held by our Sponsor and 11,500,000 public warrants.

As a result of and upon the effective time of the Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share and each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Oxbridge Warrant will convert automatically into a Jet.AI Warrant; and (c) each then issued and outstanding Oxbridge Unit will convert automatically into a Jet.AI Unit.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the closing of the Business Combination, each outstanding share of Jet Token Voting Common Stock, including each share of Jet Token Preferred Stock that will be converted into shares of Jet Token Voting Common Stock immediately prior to the Effective Time, and each share of Jet Token Non-Voting Common Stock, but excluding shares of Jet Token Restricted Stock, will be cancelled and automatically converted into the right to receive the number of shares of Jet.AI Common Stock, equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement); (b) each warrant to purchase shares of Jet Token Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire a number of shares of Jet.AI Common Stock based on the applicable exchange ratio and at a specified price (each determined in accordance with the Business Combination Agreement); (c) each award of Jet Token Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into Jet.AI Restricted Stock with respect to a number of restricted shares of Jet.AI Common Stock based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement); and (d) each option to purchase shares of Jet Token Common Stock, whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into a Jet.AI Option to purchase a number of shares of Jet.AI Common Stock, as applicable, based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement).

In order to ensure that Jet.AI has sufficient authorized capital for future issuances, the Oxbridge Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of Jet.AI increase the total number of authorized shares of all classes of capital stock to 59,000,000 shares, consisting of 55,000,000 shares of Jet.AI Common Stock and 4,000,000 shares of Jet.AI Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

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Advisory Organizational Documents Proposal 4B —Classified Board

Oxbridge’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that, subject to the rights of any Jet.AI Preferred Stock, the Jet.AI Board of Directors shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Assuming each of the other Condition Precedent Proposals is approved, our shareholders are also being asked to approve Advisory Organizational Documents Proposal 4B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Jet.AI after the Business Combination.

If Advisory Organizational Documents Proposal 4B is approved, Jet.AI’s board of directors would reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in Jet.AI’s board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (i) Jet.AI’s board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4C — Quorum

Oxbridge’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that, at all meetings of the Jet.AI Board, two-thirds of the directors then in office shall constitute a quorum for the transaction of business.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4D — Director Removal

Oxbridge’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that, subject to the rights of any Jet.AI Preferred Stock, directors on the Jet.AI Board may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

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Advisory Organizational Documents Proposal 4E — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

Oxbridge’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (a) adopt, amend or repeal the Proposed Bylaws, and to (b) amend or repeal or adopt any provision inconsistent with Sections 1.2 and 3.1 of Article IV, or Article V, Article VII, Article VIII, Article IX, Article X, or Section 1 of Article XI of the Proposed Certificate of Incorporation (provided that if two-thirds of the Jet.AI Board approved such adoption, amendment or repeal of the Proposed Organizational Documents, then only the affirmative vote of the majority of the holders of the outstanding shares will be required).

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4F — Exclusive Forum Provision

Oxbridge’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents to authorize adopting the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) as the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of Jet.AI; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Jet.AI or any stockholder to Jet.AI or Jet.AI’s stockholders; (c) any action or proceeding asserting a claim against Jet.AI or any current or former director, officer or other employee of Jet.AI or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL or the Proposed Organizational Documents (as each may be amended from time to time); (d) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Organizational Documents (including any right, obligation or remedy thereunder); (e) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any action asserting a claim against Jet.AI or any director, officer or other employee of Jet.AI or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Such exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Unless Jet.AI consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4G — Action by Written Consent of Stockholders

Oxbridge’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that, subject to the rights of any Jet.AI Preferred Stock then outstanding, any action required or permitted to be taken by Jet.AI’s stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

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This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4H — Corporate Name

Oxbridge’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents changing the name of the company to “Jet.AI Inc.”

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4I — Perpetual Existence

Oxbridge’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents making Jet.AI’s corporate existence perpetual.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4J — Provisions Related to Status as a Blank Check Company

Oxbridge’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents removing provisions related to Oxbridge’s status as a blank check company, which will no longer apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

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Reasons for Amendments

Advisory Organizational Documents Proposal 4A — Authorized Shares

The principal purpose of the Advisory Organizational Documents Proposal 4A is to provide for an authorized capital structure of Jet.AI that will enable it to continue as an operating company governed by DGCL. The Oxbridge Board believes that it is important for Jet.AI to have available for issuance a number of authorized shares of Jet.AI Common Stock and Jet.AI Preferred Stock sufficient to support its growth and to provide flexibility for future corporate needs.

Advisory Organizational Documents Proposal 4B — Classified Board

Our board of directors believes that a classified board of directors in the best interest of Jet.AI because it is designed to assure the continuity and stability of Jet.AI’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with Jet.AI and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist Jet.AI in protecting the interests of our stockholders in the event of an unsolicited offer for Jet.AI by encouraging any potential acquirer to negotiate directly with Jet.AI’s board of directors.

This proposal may increase the amount of time required for a takeover bidder to obtain control of Jet.AI without the cooperation of Jet.AI’s board of directors, even if the takeover bidder were to acquire a majority of the voting power of Jet.AI’s outstanding voting stock. Without the ability to obtain immediate control of Jet.AI’s board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of Jet.AI. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of Jet.AI’s board of directors, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of Jet.AI’s board of directors, this amendment could be viewed as tending to perpetuate present management.

Although this proposal could make it more difficult for a hostile bidder to acquire control over Jet.AI, our board of directors believes that by forcing potential bidders to negotiate with Jet.AI’s board of directors for a change of control transaction, Jet.AI’s board of directors will be better able to maximize stockholder value in any change of control transaction.

Our board of directors is not aware of any present or threatened third-party plans to gain control of Jet.AI and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of Jet.AI’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of Jet.AI’s stockholders in hostile takeover situations.

Advisory Organizational Documents Proposal 4C — Quorum

Our board of directors believes that requiring the presence of two-thirds of the directors then in office at all Jet.AI Board meetings is in the best interest of Jet.AI because it is designed to assure director participation and stability of Jet.AI’s leadership.

This amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Although this proposal could make it more difficult for a hostile bidder to acquire control over Jet.AI, our board of directors believes that by forcing potential bidders to negotiate with Jet.AI’s board of directors for a change of control transaction, Jet.AI’s board of directors will be better able to maximize stockholder value in any change of control transaction.

Advisory Organizational Documents Proposal 4D — Director Removal

The Existing Organizational Documents provide that before an Initial Business Combination, holders of Class B Ordinary Shares may remove any director, and that after an Initial Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, a director may be removed only for cause if a company has a classified board. The Proposed Organizational Documents provide that directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class. The Oxbridge Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of Jet.AI’s business operations would serve on the Jet.AI Board at any given time and (b) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Jet.AI Board.

Advisory Organizational Documents Proposal 4E — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

The Existing Organizational Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the Ordinary Shares represented in person or by proxy and entitled to vote and actually casting votes thereon at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (a) adopt, amend or repeal the Proposed Bylaws, and to (b) amend or repeal or adopt any provision inconsistent with Sections 1.2 and 3.1 of Article IV, or Article V, Article VII, Article VIII, Article IX, Article X, or Section 1 of Article XI of the Proposed Certificate of Incorporation. This is intended to protect the Proposed Bylaws and certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

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Advisory Organizational Documents Proposal 4F — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Jet.AI in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Oxbridge Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Jet.AI will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This will provide Jet.AI and its stockholders with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Jet.AI’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory Organizational Documents Proposal 4G — Action by Written Consent of Stockholders

Under the Proposed Organizational Documents, Jet.AI’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Organizational Documents outside of a duly called special or annual meeting of the stockholders of Jet.AI. Further, the Oxbridge Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the Jet.AI Board and Jet.AI’s management would need to devote to stockholder proposals, which time and effort could distract Jet.AI’s directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Jet.AI Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Oxbridge is aware to obtain control of Jet.AI, and Oxbridge and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Oxbridge Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Jet.AI. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the Jet.AI Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

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Advisory Organizational Documents Proposal 4H — Corporate Name

The Oxbridge Board believes that changing Oxbridge’s corporate name from “Oxbridge Acquisition Corp.” to “Jet.AI Inc.” is desirable to reflect the Business Combination with Jet Token and to clearly identify Jet.AI as the publicly traded entity.

Advisory Organizational Documents Proposal 4I — Perpetual Existence

The Oxbridge Board believes that making Jet.AI’s corporate existence perpetual is desirable since perpetual existence is the usual period of existence for corporations and it believes that it is the most appropriate period for Jet.AI following the Business Combination.

Advisory Organizational Documents Proposal 4J — Provisions Related to Status as a Blank Check Company

The Oxbridge Board believes that the elimination of certain provisions related to Oxbridge’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the Existing Organizational Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Oxbridge has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding advisory vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Advisory Organizational Documents Proposals.

The Advisory Organizational Documents Proposals are conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of the Ordinary Shares.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on Oxbridge or the Oxbridge Board. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Oxbridge intends that the Proposed Organizational Documents will take effect upon the Closing (assuming approval of the Organizational Documents Proposal).

Recommendation of the Oxbridge Board

THE OXBRIDGE BOARD RECOMMENDS THAT OXBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

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PROPOSAL NO. 5 — THE OMNIBUS INCENTIVE PLAN PROPOSAL

Overview

In this Proposal No. 5, we are asking the Oxbridge shareholders to approve the 2023 Jet.AI Inc. Omnibus Incentive Plan, which we refer to herein as the Omnibus Incentive Plan. A total of 394,329 shares of Jet.AI Common Stock will initially be reserved for issuance under the Omnibus Incentive Plan. The Oxbridge Board approved the Omnibus Incentive Plan on July 10, 2023, subject to stockholder approval at the extraordinary general meeting. If shareholders approve this proposal, the Omnibus Incentive Plan will become effective on the consummation of the Business Combination. If the Omnibus Incentive Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder.

If the Omnibus Incentive Plan becomes effective, then no additional stock awards will be granted under the Jet Token Option Plans as in effect immediately prior to the consummation of the Business Combination, although all outstanding stock awards granted under the Jet Token Option Plans as in effect immediately prior to the consummation of the Business Combination will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the applicable plan.

The purpose of the Omnibus Incentive Plan is to advance the interests of Jet.AI and its stockholders by enabling Jet.AI and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of Jet.AI and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

The Omnibus Incentive Plan will permit the board of directors of Jet.AI, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of Jet.AI and its subsidiaries non-statutory and incentive stock options, restricted stock awards, restricted stock units (RSUs), stock appreciation rights (SARs), performance awards, non-employee director awards, and other stock-based awards.

The Incentive Plan permits the grant of non-statutory and incentive stock options, stock appreciation rights, or “SARs,” restricted stock awards, restricted stock units, or “RSUs,” deferred stock units, or “DSUs,” performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of shares of Common Stock to be available for issuance under the Omnibus Incentive Plan is 394,329 shares, with an annual increase on the first day of each calendar year beginning on January 1, 2024 and ending on January 1, 2033 equal to: (A) such amount of shares of Common Stock such that the total number of shares available for issuance under the Omnibus Incentive Plan, plus the total number of shares reserved for issuance under outstanding Jet Token Options and Jet Token RSU Awards assumed in connection with the Business Combination, is equal to ten percent (10%) of the total number of shares then issued and outstanding as of the last day of the prior fiscal year; and (B) such smaller number of shares of Common Stock as may be determined by the Board.

Our Board of Directors is recommending that our stockholders approve the material terms of the Omnibus Incentive Plan as described below. The summary is qualified in its entirety by reference to the specific language of the Omnibus Incentive Plan, a copy of which is attached as Annex D.

Summary of Sound Governance Features of the Omnibus Incentive Plan

The board of directors believes that the Omnibus Incentive Plan contains several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, including the following:

✔	Will not be excessively dilutive to stockholders	✔	No re-pricing of “underwater” stock options or SARs without stockholder approval

✔	No tax gross-ups	✔	No reload options or SARs

✔	Clawback provisions	✔	No discounted options or SARs

✔	Limits on director compensation

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Summary of the Omnibus Incentive Plan

The following is a summary of the principal features of the Omnibus Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Omnibus Incentive Plan, which is set forth in Annex D.

Purpose

The purpose of the Omnibus Incentive Plan is to advance the interests of Jet.AI and its stockholders by enabling Jet.AI and its subsidiaries and affiliates to attract and retain qualified individuals to perform services, by providing incentive compensation for such individuals in a form that is linked to the growth and profitability of Jet.AI and increases in stockholder value, and by providing opportunities for equity participation that align the interests of recipients with those of its stockholders.

Administration

The board of directors of Jet.AI will administer the Omnibus Incentive Plan. The board has the authority under the Omnibus Incentive Plan to delegate plan administration to a committee of the board or a subcommittee thereof. The board of directors of Jet.AI or the committee of the board to which administration of the Omnibus Incentive Plan has been delegated is referred to in this proxy statement/prospectus as the Committee. Subject to certain limitations, the Committee will have broad authority under the terms of the Omnibus Incentive Plan to take certain actions under the plan.

To the extent permitted by applicable law and subject to certain limitations as provided in the Omnibus Incentive Plan, the Committee may delegate to one or more of its members or to one or more officers of Jet.AI such administrative duties or powers under the Omnibus Incentive Plan, as it may deem advisable.

No Re-pricing

The Committee may not, without prior approval of the stockholders of Jet.AI, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the Omnibus Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of common stock of Jet.AI is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the Omnibus Incentive Plan

Subject to adjustment (as described below), the maximum number of shares of Jet.AI Common Stock available for issuance under the Omnibus Incentive Plan is 394,329 shares. This limit is also the limit on the number of incentive stock options that may be granted under the Omnibus Incentive Plan.

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Shares that are issued under the Omnibus Incentive Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the Omnibus Incentive Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the Omnibus Incentive Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the Omnibus Incentive Plan, any shares withheld to pay the exercise price or grant price of awards under the Omnibus Incentive Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the Omnibus Incentive Plan and will be available again for grant under the Omnibus Incentive Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Omnibus Incentive Plan. Any shares related to awards granted under the Omnibus Incentive Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares will be available again for grant under the Omnibus Incentive Plan. Any shares repurchased by Jet.AI on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Jet.AI or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the Omnibus Incentive Plan. The shares available for issuance under the Omnibus Incentive Plan may be authorized and unissued shares or treasury shares.

Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of common stock of Jet.AI, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the Omnibus Incentive Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of Jet.AI or any of its subsidiaries. A “consultant” for purposes of the Omnibus Incentive Plan is one who renders services to Jet.AI or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The Omnibus Incentive Plan will permit Jet.AI to grant non-statutory and incentive stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, deferred stock units, performance awards, non-employee director awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock of Jet.AI at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Omnibus Incentive Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of Jet.AI or its subsidiaries. Each stock option granted under the Omnibus Incentive Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the Omnibus Incentive Plan must be at least 100% of the fair market value of a share of common stock of Jet.AI as of the date the award is granted to a participant. Fair market value under the Omnibus Incentive Plan means, unless otherwise determined by the Committee, the closing sale price of common stock of Jet.AI, as reported on the Nasdaq Stock Market, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights. A SAR is a right granted to receive payment of cash, stock, or a combination of both equal to the difference between the fair market value of shares of our common stock and the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the board may determine. The grant price of a SAR must be at least 100% of the fair market value of our common stock on the date of grant. The board fixes the term of each SAR, but SARs granted under the Incentive Plan will not be exercisable more than 10 years after the date the SAR is granted.

Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units. Restricted stock awards, restricted stock units, or RSUs, and/or deferred stock units, or DSUs, may be granted under the Omnibus Incentive Plan. A restricted stock award is an award of common stock of Jet.AI that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. DSUs permit the holder to receive shares of common stock or the equivalent value in cash or other property at a future time as determined by the board. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or DSUs granted, and other such conditions or restrictions.

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Performance Awards. Performance awards, in the form of cash, shares of common stock of Jet.AI, other awards or a combination of both, may be granted under the Omnibus Incentive Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant. The Committee retains discretion to adjust performance awards either upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Non-Employee Director Awards; Limit on Non-Employee Director Compensation. The Committee at any time and from time-to-time may approve resolutions providing for the automatic or other grant to non-employee directors of awards. Such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the Omnibus Incentive Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, DSUs or other stock-based awards in lieu of cash. Under the Omnibus Incentive Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $1,000,000.

Other Stock-Based Awards. Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents. With the exception of stock options, SARs, and unvested performance awards, awards under the Omnibus Incentive Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of common stock of Jet.AI covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends may be paid on awards until they are vested. Such dividend equivalents will be converted to cash or additional shares of common stock of Jet.AI by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The Omnibus Incentive Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between Jet.AI and a participant. If a participant’s employment or other service with Jet.AI is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with Jet.AI is terminated by reason of death, disability or retirement, then:

●	All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

●	All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Jet.AI or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

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In the event a participant’s employment or other service with Jet.AI is terminated by reason other than for cause, death, disability or retirement, then:

●	All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

●	All outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Jet.AI or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with Jet.AI or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, DSUs, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the Omnibus Incentive Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to Jet.AI or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the Omnibus Incentive Plan, all rights of the participant under the Omnibus Incentive Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to Jet.AI, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. Jet.AI may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. Jet.AI is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if Jet.AI is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse Jet.AI for the amount of any award received by such individual under the Omnibus Incentive Plan during the 12 month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. Jet.AI also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which common stock of Jet.AI is then listed or traded or any policy adopted by Jet.AI.

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Effect of Change in Control

Generally, a change in control will mean:

●	The acquisition, other than from Jet.AI, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of common stock of Jet.AI;

●	The consummation of a reorganization, merger or consolidation of Jet.AI with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock of Jet.AI immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock and voting securities of the corporation resulting from the transaction; or

●	A complete liquidation or dissolution of Jet.AI or the sale or other disposition of all or substantially all of the assets of Jet.AI.

Subject to the terms of the applicable award agreement or an individual agreement between Jet.AI and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the shares of common stock of Jet.AI subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to Jet.AI by the holder, to be immediately cancelled by Jet.AI, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding Jet.AI or a combination of both cash and such shares of stock.

Governing Law; Mandatory Jurisdiction

Except to the extent as provided in the Omnibus Incentive Plan, the validity, construction, interpretation, administration and effect of the Omnibus Incentive Plan and any rules, regulations and actions relating to the Omnibus Incentive Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise expressly provided in an applicable award agreement, Jet.AI and recipients of an award under the Incentive Plan irrevocably submit to the jurisdiction and venue of the Federal or State courts of the State of Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to the Omnibus Incentive Plan or any related award agreement, with such jurisdiction and venue selected by and at the sole discretion of Jet.AI.

Term, Termination and Amendment

Unless sooner terminated by the Board, the Omnibus Incentive Plan will terminate at midnight on the day before the ten year anniversary of its effective date. No award will be granted after termination of the Omnibus Incentive Plan, but awards outstanding upon termination of the Omnibus Incentive Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Omnibus Incentive Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the Omnibus Incentive Plan or terminate any outstanding award agreement and the Board has the authority to amend the Omnibus Incentive Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the Omnibus Incentive Plan will be effective without approval of Jet.AI’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which common stock of Jet.AI is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Omnibus Incentive Plan; or (b) such amendment would: (i) modify the re-pricing provisions of the Omnibus Incentive Plan; (ii) increase the aggregate number of shares of common stock of Jet.AI issued or issuable under the Omnibus Incentive Plan; or (iii) reduce the minimum exercise price or grant price as set forth in the Omnibus Incentive Plan. No termination, suspension or amendment of the Omnibus Incentive Plan or an award agreement shall adversely affect any award previously granted under the Omnibus Incentive Plan without the written consent of the participant holding such award.

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Federal Income Tax Information

The following is a general summary, as of the date of this prospectus/proxy statement, of the federal income tax consequences to participants and Jet.AI of transactions under the Omnibus Incentive Plan. This summary is intended for the information of stockholders considering how to vote at the Special Meeting and not as tax guidance to participants in the Omnibus Incentive Plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Omnibus Incentive Plan.

Tax Consequences of Awards

Incentive Stock Options. With respect to incentive stock options, generally, the participant is not taxed, and Jet.AI is not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the participant meets the employment requirements and does not dispose of the shares of common stock of Jet.AI acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of common stock of Jet.AI are disposed of before those periods expire, which is called a disqualifying disposition, the participant will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of common stock of Jet.AI on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, Jet.AI will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options. The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the participant. Upon exercise of the stock option, the participant will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of common stock of Jet.AI acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and Jet.AI will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs. The grant of an SAR will not cause the participant to recognize ordinary income or entitle Jet.AI to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and Jet.AI will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, RSUs, DSUs and Other Stock-Based Awards. The federal income tax consequences with respect to restricted stock, RSUs, DSUs, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if an award of stock granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the stock on such date over the participant’s cost for such stock (if any), and the same amount is deductible by Jet.AI, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award of stock that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and Jet.AI’s deduction, assuming that a deduction is allowed under Section 162(m) of the Code, will be measured and timed as of the grant date of the award. If the stock award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the stock at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock unit award or other stock-based award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives the stock free of any substantial risk of forfeiture (or receives cash in lieu of such stock) and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by Jet.AI, assuming that a deduction is allowed under Section 162(m) of the Code.

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Withholding Obligations

Jet.AI is entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the participant to pay to Jet.AI, an amount necessary for it to satisfy the participant’s federal, state or local tax withholding obligations with respect to awards granted under the Omnibus Incentive Plan. Withholding for taxes may be calculated based on the maximum applicable tax rate for the participant’s jurisdiction or such other rate that will not trigger a negative accounting impact on Jet.AI. The Committee may permit a participant to satisfy a tax withholding obligation by withholding shares of common stock of Jet.AI underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

Code Section 409A

A participant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time a grant becomes vested, plus an interest penalty tax, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m)

Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual who is a “covered employee” is not deductible by Jet.AI to the extent it exceeds $1 million. The Tax Cut and Jobs Act, signed into law on December 22, 2017, amended Section 162(m), effective for tax years beginning after December 31, 2017, (i) to expand the definition of a “covered employee” to include any person who was the Chief Executive Officer or the Chief Financial Officer at any time during the year and the three most highly compensated officers (other than the Chief Executive Officer or the Chief Financial Officer) who were employed at any time during the year whether or not the compensation is reported in the Summary Compensation Table included in the proxy statement for Jet.AI’s Annual Meeting; (ii) to treat any individual who is considered a covered employee at any time during a tax year beginning after December 31, 2017 as remaining a covered employee permanently; and (iii) to eliminate the performance-based compensation exception to the $1 million deduction limit.

Excise Tax on Parachute Payments

Unless otherwise provided in a separate agreement between a participant and Jet.AI, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from Jet.AI, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, Jet.AI will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by or allocated to participants under the Omnibus Incentive Plan or would have been received by or allocated to participants for the last completed fiscal year if the Omnibus Incentive Plan had then been in effect because awards under the Omnibus Incentive Plan will be made at the discretion of the Committee.

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Registration with the SEC

If the Omnibus Incentive Plan is approved by Oxbridge’s shareholders, Jet.AI intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Omnibus Incentive Plan as soon as reasonably practicable after Jet.AI becomes eligible to use such form.

Vote Required for Approval

The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Omnibus Incentive Plan Proposal.

The Omnibus Incentive Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the Oxbridge Board

THE OXBRIDGE BOARD RECOMMENDS THAT OXBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN PROPOSAL.

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PROPOSAL NO. 6 — THE DIRECTOR ELECTION PROPOSAL

Overview

The Oxbridge Board currently consists of five members. The term of office of our directors, consisting of Wrendon Timothy, Jay Madhu, Jason Butcher, Allan Martin, and William Yankus, will expire at our first annual general meeting.

In addition, the Existing Organizational Documents provide that each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal. Pursuant to the Business Combination Agreement, all of Oxbridge’s current directors, other than Wrendon Timothy and William Yankus, will resign as of the Effective Time and will not serve as members of the Jet.AI Board after the Effective Time.

Pursuant to the Business Combination Agreement and the Proposed Certificate of Incorporation, effective immediately after the Effective Time, we will expand the size of the Jet.AI Board from five directors to seven directors, and the Jet.AI Board will consist of Michael Winston, George Murnane, Wrendon Timothy, William Yankus, Donald Jeffrey Woods, Ehud Talmor and Lt. Col. Ran David. It is currently contemplated that Lt. Col David and Mr. Woods will be nominated to serve as Class I directors, Messrs. Yankus and Timothy will be nominated to serve as Class II directors and Messrs. Winston, Murnane and Talmor will be nominated to serve as Class III directors.

In addition, the Proposed Organizational Documents provide that each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Jet.AI Board, effective upon the consummation of the Business Combination.”

Name of Director	Class of Director
Michael Winston	Class III
George Murnane	Class III
Ehud Talmor	Class III
William Yankus	Class II
Wrendon Timothy	Class II
Donald Jeffrey Woods	Class I
Lt. Col. Ran David	Class I

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting. Under the terms of the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors to the Oxbridge Board. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Director Election Proposal.

The Director Election Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of the Class B Ordinary Shares.

Recommendation of the Oxbridge Board

THE OXBRIDGE BOARD RECOMMENDS THAT OXBRIDGE SHAREHOLDERS VOTE “FOR ALL NOMINEES” FOR ELECTION TO THE OXBRIDGE BOARD.

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PROPOSAL NO. 7 — THE NASDAQ PROPOSAL

Overview

To consider and vote upon a proposal to approve, and for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of Jet.AI Common Stock in connection with the Business Combination, to the extent such issuance would require stockholder approval under Nasdaq Rule 5635.

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Upon the consummation of the Business Combination, Jet.AI expects to issue, in the aggregate, up to an estimated 4.5 million shares of Jet.AI Common Stock in connection with the Business Combination and the additional shares of Jet.AI Common Stock that will, upon Closing, be reserved for issuance upon exercise of the Merger Consideration Warrants, the Jet Token Options, the Jet Token RSU Awards and pursuant to the Omnibus Incentive Plan. For further details, see “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement.”

Accordingly, the aggregate number of shares of Jet.AI Common Stock that Jet.AI will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Jet.AI Common Stock outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Rule 5635(b), and for these reasons, Oxbridge is seeking the approval of Oxbridge shareholders for the issuance of shares of Jet.AI Common Stock in connection with the Business Combination. For further details, see “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement.” In addition, in the future, Jet.AI will issue additional shares of Jet.AI Common Stock reserved for issuance upon exercise of the Merger Consideration Warrants and under the Omnibus Incentive Plan (assuming the approval of the Omnibus Incentive Plan Proposal by the Oxbridge stockholders). For further details, see “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement” and “Proposal No. 5: The Omnibus Incentive Plan Proposal.”

Consequences if the Nasdaq Proposal is Not Approved

In the event that this Proposal is not approved by Oxbridge shareholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by Oxbridge shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Jet.AI Common Stock pursuant to the Business Combination Agreement, Jet.AI will not issue such Jet.AI Common Stock.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635, the issuance of up to 19,996,564 shares of Jet.AI Common Stock pursuant to the Business Combination Agreement.”

Vote Required for Approval

The Nasdaq Proposal is conditioned on the approval and adoption of each of the Condition Precedent Proposals.

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the Oxbridge Board

THE OXBRIDGE BOARD RECOMMENDS THAT OXBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

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PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Oxbridge Board to adjourn the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to our shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal or the Nasdaq Proposal. If our shareholders approve the Adjournment Proposal, we may adjourn the extraordinary general meeting and any adjourned session of the extraordinary general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our shareholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Oxbridge shareholders, the Oxbridge Board may not be able to adjourn the extraordinary general meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal or the Nasdaq Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the extraordinary general meeting.”

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Oxbridge Board

THE OXBRIDGE BOARD RECOMMENDS THAT OXBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF JET TOKEN

The following discussion and analysis provides information which Jet Token’s management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. You should read the following discussion and analysis of Jet Token’s financial condition and results of operations together with the section entitled “Summary of the Proxy Statement/Prospectus — Selected Historical Financial Data of Jet Token” and Jet Token’s audited consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2022 and the accompanying notes thereto included elsewhere in this proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Jet Token’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Jet Token’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Factors that could cause or contribute to such differences include, but are not limited to, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement/prospectus. We assume no obligation to update any of these forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Percentage amounts included in this proxy statement/prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this proxy statement/prospectus may vary from those obtained by performing the same calculations using the figures in the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Certain other amounts that appear in this proxy statement/prospectus may not sum due to rounding.

Overview

Jet Token, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. Jet Token, directly and indirectly through its subsidiaries, has been principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

170

Under Jet Token’s fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program typically consists of a down payment, one or more progress payments, a payment on delivery, and in future periods will include a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF) during the term of the fractional owner’s management agreement. The sale of a fractional interest or whole aircraft is recognized at the time of aircraft delivery, MMF revenue is generally fixed and would be recognized monthly over the life of the management agreement, while OHF revenue is typically variable and would be recognized monthly based on the number of hours flown by the customer in the period. Jet Token’s jet card program provides the customer with a preset number of hours of private jet access at a fixed hourly rate over the agreement term (generally a year), typically paid 100% upfront. Jet Token also receives commission-based revenue for sales of jet cards on behalf of Cirrus and engages in whole aircraft brokerage. Jet Token recognizes revenue from sales of its own jet cards and from third-party charters generated through the Company’s App, upon transfer of control of its promised services, which generally occurs upon completion of a flight, or, in the case of unused hours under the jet card program, at the end of the contract term. Jet Token recognizes its share of the revenue from the sales of Cirrus jet cards upon payment by the program member.

Results of Operations

The following table sets forth our results of operations for the periods indicated:

	Year Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022

Revenues	$21,862,728	$1,112,195	$1,875,508	$731,437

Cost of revenues	19,803,739	1,383,100	1,950,526	807,322

Gross profit (loss)	2,058,989	(270,905)	(75,018)	(75,885)

Operating Expenses:
General and administrative (including stock-based compensation)	9,230,789	14,879,597	2,488,018	1,713,731
Sales and marketing	426,728	704,724	120,167	85,652
Research and development	137,278	117,391	36,319	19,111
Total operating expenses	9,794,795	15,701,712	2,644,504	1,818,494

Operating loss	(7,735,806)	(15,972,617)	(2,719,522)	(1,894,379)

Other (income) expense:
Other income	(3)	(207,368)	-	(1)
Total other (income) expense	(3)	(207,368)	-	(1)

Loss before provision for income taxes	(7,735,803)	(15,765,249)	(2,719,522)	(1,894,378)

Provision for income taxes	2,400	-	-	800

Net Loss	$(7,738,203)	$(15,765,249)	$(2,719,522)	$(1,895,178)

Weighted average shares outstanding - basic and diluted	122,747,555	118,503,131	126,129,302	121,326,331
Net loss per share - basic and diluted	$(0.06)	$(0.13)	$(0.02)	$(0.02)

Three Months Ended March 31, 2023 and 2022

Revenues

Revenues for the first quarter of 2023 totaled $1,876,000, a $1,145,000 increase from 2022’s first quarter revenues of $731,000 and were comprised of $334,000 in services revenue from the management of customers’ aircraft, $513,000 in software-related revenue, $547,000 in Jet Card revenue for hours flown and other charges based on hours flown, and $482,000 in revenue from the chartering of our HondaJets by our operating partner Cirrus.

During the fourth quarter of 2022, the Company entered into an agreement to manage a customer’s aircraft and generated $334,000 in service revenue. There was no such revenue during the first quarter of 2022.

Jet Token booked $513,000 in revenue related to App-generated Services and software revenues related to charter bookings made through Jet Token’s App in the first quarter of 2023, an increase of $407,000 and reflected increased marketing and greater awareness of the Company. This compares to revenues totaling $106,000 in the 2022 period.

During the first quarter of 2022, Jet Token sold 225 prepaid flight hours under its jet card and fractional programs, amounting to $1,161,000, and recorded $333,000 of revenue for 57 flight hours flown or forfeited, as well as additional charges. These additional charges represent primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. Prepaid flight hours are booked as revenue as the flight hours are used or forfeited. At March 31, 2022, the Company had recorded deferred revenue of $1,310,000 on its balance sheet representing prepaid flight hours for which the related travel had not yet occurred.

In the first quarter of 2023, Jet Token sold 141 prepaid flight hours, amounting to $800,000, and recorded $548,000 of revenue for 83 flight hours flown or forfeited, as well as additional charges. At March 31, 2023, the Company had recorded deferred revenue of $1,286,000.

The increase in flight hours flown period over period is a direct result of the increased number of Jet Token’s aircraft.

The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the first quarter of 2023 and 2022:

	For the 3 months ended March 31,
	2023	2022
Deferred revenue at beginning of period	$933,361	$436,331
Prepaid flight hours sold
Amount	$799,873	$1,161,929
Total flight hours	141	225

Prepaid flight hours flown
Amount	$447,472	$288,029
Total flight hours	83	57

Additional charges	$100,073	$45,141
Total flight hour revenue	$547,545	$333,170

Deferred revenue at end of period	$1,285,762	$1,310,231

In addition to its software App and jet card revenues, Jet Token also generates revenue through the direct chartering of its HondaJet aircraft by Cirrus. During the first quarter of 2023 this revenue amounted to approximately $482,000, an increase of $189,000, or 64.6% from the prior year. The increased revenue was a direct result of the greater number of HondaJets operated in the first quarter of 2023.

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Cost of revenues

Our cost of revenue is comprised of payments to Cirrus for the maintenance and management of our fleet aircraft, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for both charter flights booked through our App, as well as the cost of subcharters for covering jet card flights when our HondaJets were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charter flights and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

In the first quarter of 2022, Jet Token operated 2 HondaJets as compared to the 3 HondaJets and 1 CJ4 that it operated in the 2023 period.

As a result of its increased fleet and the increase in jet card and Cirrus charter flight activity, as well as the startup costs relating to the introduction of the CJ4 to its fleet, costs related to the operation of these aircraft and payments to Cirrus for their management increased $0.8 million from $0.4 million in the first quarter of 2022 to $1.2 million in 2023 and aircraft lease payments increased $60,000 from $137,000 in the first quarter of 2022 to $197,000 in 2023. The Company also incurred third-party charter costs of approximately $487,000 in the first quarter of 2023, a $404,000 increase over 2022, in order to fulfill a greater number of App-generated charter bookings, as well as subcharters used for covering jet card flights when our HondaJets were unavailable. Merchant fees and federal excise tax relating to charter flights increased $42,000 in the first quarter of 2023 to $67,000 from $25,000 in 2022. In the first quarter of 2022, Jet Token also incurred engine and maintenance program costs payable to Honda under its short-term aircraft lease of $167,000. This aircraft was returned to Honda in February 2022.

In total, it cost $1.9 million to operate these aircraft in the first quarter of 2023, compared to $0.8 million in the first quarter of 2022.

Gross profit (loss)

The resulting gross profits totaled ($75,000) for the first quarter of 2023, compared to ($78,000) for the first quarter of 2022. The loss in the first quarter of 2023 was largely driven by the startup expenses of putting the CJ4 into operation, despite the greater utilization of the Company’s aircraft. The 2022 results were negatively affected by increased subcharter costs relating to flights performed by third-party operators for certain of our jet card customers.

Total Operating Expenses

In the first quarter of 2023, Jet Token’s operating expenses increased $826,000 over the prior year comparable period due to a $774,000 increase in general and administrative expenses and slightly higher sales and marketing expenses and research and development costs. Excluding non-cash stock-based compensation of $1.4 million and $1.2 million in the first quarter of 2023 and the first quarter of 2022, respectively, general and administrative expenses rose approximately $518,000 primarily due to payment of certain performance bonuses related to 2022, increased commission compensation payable on jet card sales and the hiring of a Chief Technology Officer (CTO).

Jet Token’s sales and marketing expenses increased by about $35,000 to $120,000 in the first quarter of 2023 from $86,000 in the first quarter of 2022, as the company continued the acceleration of its sales and marketing spending upon aircraft delivery and the associated increase in marketable jet card inventory. These expenses are mainly linked to promoting Jet Token and its programs.

Research and development expenses increased approximately $17,000 to $36,000 in the first quarter of 2023 from $19,000 in the first quarter of 2022, due to continuing refinement of the App, as well as continued development work on additional software offerings.

Operating Loss

As a result of all of the above, in the first quarter of 2023 Jet Token recorded an operating loss of approximately $2.7 million, which was an increase in loss of nearly $0.8 million. The increase was primarily due to the increase in general and administrative expenses, from around $1.7 million in the first quarter of 2022 to approximately $2.5 million in the first quarter of 2023, including non-cash stock-based compensation expense that resulted from the non-cash vesting of employee stock options.

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Other Income

During the first quarters of 2023 and 2022, Jet Token recorded $1 in other income due to interest income.

Year Ended December 31, 2022 and 2021

Revenues

Revenues for 2022 totaled $21.9 million, a $20.8 million increase from 2022’s revenues of $1.1 million and were comprised of $180,000 in services revenue from the management of customers’ aircraft, $1,044,000 in software-related revenue, $2,258,000 in Jet Card revenue for hours flown and other charges based on hours flown, $961,000 in revenue from the chartering of our HondaJets by our operating partner Cirrus, $220,000 from aircraft brokerage, and $17.2 million in aircraft sale proceeds from fractional aircraft sales.

Jet Token began recording revenue in September 2020 reflecting services and software revenues related to charter bookings made through its App and in 2021, Jet Token booked $646,000 in revenue related to App-generated charter bookings. During 2022 these revenues totaled $1.0 million, a $0.4 million, or 61.6%, increase from 2021 reflecting accelerated marketing efforts in the second half of 2021 and greater awareness of Jet Token.

In July 2021, Jet Token leased a HondaJet under a six-month lease arrangement and acquired its first HondaJet Elite in November 2021. This first leased aircraft was returned to the lessor in February 2022 and Jet Token took delivery of a second HondaJet April 2022 which was subsequently sold in June. Jet Token took delivery of its third and fourth HondaJets in August and September of 2022, respectively. Fractional interests, representing 100% of two aircraft, were sold in the third quarter of 2022 and, as a result of these sales and the outright sale of aircraft in June 2022, Jet Token generated aircraft sale proceeds of $17.2 million in 2022.

We also recorded $0.2 million in revenue relating to aircraft brokerage commissions resulting from our brokering an aircraft sale between two third parties, and $180,000 in service revenue relating to an agreement entered into during the fourth quarter of 2022 to manage a customer’s aircraft. There were no such service revenues in 2021.

During 2021, Jet Token sold 109 prepaid flight hours under its jet card and fractional programs, amounting to $535,000, and recorded $105,000 of revenue for 20 hours flight hours flown or forfeited, as well as additional charges. These additional charges represent primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. Prepaid flight hours are booked as revenue as the flight hours are used or forfeited. At December 31, 2021, the Company recorded deferred revenue of $436,000 on its balance sheet, which represents prepaid flight hours for which the related travel had not yet occurred.

In 2022, Jet Token sold 452 prepaid flight hours amounting to approximately $2.3 million and recorded approximately $2.3 million of revenue for 367 flight hours flown or forfeited, as well as additional charges. At December 31, 2022, the Company recorded deferred revenue of $933,000 on its balance sheet.

The increase in flight hours flown is a direct result of the increased number of aircraft.

The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the 2022 and 2021 fiscal years:

	For the 12 months ended December 31,
	2022	2021
Deferred revenue at beginning of period	$436,331	$-
Prepaid flight hours sold
Amount	$2,391,335	$535,250
Total flight hours	452	109

Prepaid flight hours flown
Amount	$1,894,305	$98,919
Total flight hours	367	20

Additional charges	$363,431	$5,807
Total flight hour revenue	$2,257,736	$104,726

Deferred revenue at end of period	$933,361	$436,331

During 2022 revenue generated through the direct chartering of Jet Token’s HondaJet aircraft by Cirrus amounted to approximately $1.0 million, an increase of $0.6 million, or 162.4% from the prior year. The increased revenue was a direct result of the greater number of HondaJets operated.

Jet Token also generated aircraft sale proceeds of $17.2 million from the fractionalization and outright sale of aircraft in 2022, as well as $220,000 in revenue relating to aircraft brokerage and $180,000 in Service revenue relating to an agreement entered into during the fourth quarter of 2022 to manage a prior Jet Card customer’s aircraft. There were no such revenues in 2021.

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Cost of revenues

Our cost of revenue is comprised of payments to Cirrus for the maintenance and management of our fleet aircraft, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for both charter flights booked through our App, as well as the cost of subcharters for covering jet card flights when our HondaJets were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charters and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

Of Jet Token’s total cost of revenue in 2022, $15.2 million represented the cost of aircraft sold, both outright and through the fractional program, in 2022 as discussed above. In addition, as a result of its increased fleet and the increase in jet card and Cirrus charter flight activity, as well as the startup expenses relating to the introduction of additional HondaJets to its fleet, operating expenses related to the operation of these aircraft and payments to Cirrus for their management increased $1.4 million from $0.6 million in 2021 to $2.0 million in 2022 and aircraft lease payments increased $0.8 million from $0.1 million in 2021 to $0.9 million in 2022. Jet Token also incurred third-party charter costs of approximately $1.1 million in 2022, a $0.6 million increase over 2021, in order to fulfill a greater number of App-generated charter bookings, as well as subcharters used for covering jet card flights when our HondaJets were unavailable. Federal excise tax and merchant fees relating to charter flights increased $220,000 in 2022 to $256,000 from $36,000 in 2021. During 2022, Jet Token also incurred engine and maintenance program costs payable to Honda under its short-term aircraft lease of $190,000 as compared to $6,000 in 2021. This aircraft was returned to Honda in 2022.

In total, excluding aircraft sales costs and as disclosed above, it cost $4.4 million to operate Jet Token’s aircraft in 2022, compared to $1.2 million in 2021.

Gross profit (loss)

The resulting gross profits totaled $2,059,000 for 2022, compared to ($271,000) for 2021. The increase of $2.3 million was largely driven by $1.9 million gross profits attributed to aircraft sales and $0.2 million in aircraft brokerage profits. App, jet card and Cirrus charter gross profits showed a slight loss in 2022 compared to a loss of ($271,000) in 2021. The improvement in gross profit in these operations were a result of higher utilization of our aircraft by our jet card customers and higher bookings on our behalf by Cirrus, partially offset by increased subcharter costs relating to flights performed by third-party operators for certain of our jet card customers when our aircraft was unavailable.

Total Operating Expenses

In 2022, Jet Token’s operating expenses decreased $5.9 million due to a $5.6 million reduction in general and administrative expenses, and $0.3 million in lower sales and marketing expenses offset by slightly higher research and development costs. Excluding non-cash stock-based compensation of $6.5 million and $12.7 million in 2022 and 2021, respectively, general and administrative expenses rose by approximately $549,000 primarily due to increased commissions compensation payable on fractional and jet card sales.

Jet Token’s sales and marketing expenses decreased by about $278,000 to $427,000 in 2022 from $705,000 in 2021, as Jet Token initially paused then reaccelerated its sales and marketing spending upon aircraft delivery and the associated increase in marketable jet card inventory. These expenses are mainly linked to promoting Jet Token and its programs.

Research and development expenses increased approximately $20,000 to $137,000 in 2022 from $117,000 in 2021, due to continuing refinement of the App, as well as some initial development work on additional software offerings.

Operating Loss

As a result of all of the above, in 2022 Jet Token recorded an operating loss of approximately $7.7 million, which was a decrease in loss of nearly $8.2 million compared to 2021. The reduction was primarily due to a decrease in non-cash stock-based compensation that resulted from the non-cash vesting of employee stock options, which fell from around $12.7 million in 2021 to approximately $6.5 million in 2022. Additionally, Jet Token’s total gross profit improved in 2022, reaching approximately $2.1 million from a loss of approximately $0.3 million in 2021, primarily as a result of the ramp-up of costs and expenses in advance of Jet Token’s lease of its first aircraft in July 2021.

Other Income

During 2021, Jet Token recorded $207,360 due to the forgiveness of two Payroll Protection Program (PPP) loans of the same amount.

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Liquidity and Capital Resources.

Overview

To date, Jet Token has funded its operations through a combination of cash from operations, the issuance of equity securities, and, to a lesser extent, loans and advances from its Executive Chairman.

Three Months Ended March 31, 2023 and 2022

As of March 31, 2023, Jet Token’s cash and equivalents were approximately $1.4 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2023 and 2022 (in thousands):

	Three Months Ended March,
	2023	2022
Net cash provided by (used in) operating activities	$(1,192,047)	$297,625
Net cash provided by (used in) investing activities	$(93,633)	$(763,600)
Net cash provided by financing activities	$1,151,726	$402,975
Increase (decrease) in cash and cash equivalents	$(133,954)	$(63,000)

Cash Flow from Operating Activities

Net cash used in operating activities for the three months ended March 31, 2023 was $1.2 million compared to $0.3 million of net cash provided by operating activities for the three months ended March 31, 2022. The cash outflow from operating activities in the first quarter of 2023 primarily consisted of our net loss, net of non-cash charges of $1.6 million and a $99,000 increase in operating assets, which were partially offset by a $60,000 increase in operating liabilities. The increase in operating liabilities was primarily driven by a $352,000 increase in deferred jet card revenue relating to the sale of jet card hours not yet flown offset by a $293,000 reduction in Jet Token’s accrued liabilities relating to the operation of the Company’s aircraft. The increase in net cash used in operating activities for 2023 was primarily driven by a $0.6 million increase in our net loss, net of non-cash charges resulting from startup expenses associated with the entry into service of the Company’s third and fourth HondaJet aircraft.

Cash Flow from Investing Activities

Net cash used in investing activities for the three months ended March 31, 2023 was 94,000, primarily relating to the Company’s investment in 380 Software LLC, a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services.

Cash Flow from Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2023 was $1.2 million. Cash provided by financing activities was entirely driven by net offering proceeds from Jet Token’s Regulation A+ offering of Non-Voting Common Stock which ended in January of 2023.

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Year Ended December 31, 2022 and 2021

As of December 31, 2022, Jet Token’s cash and equivalents were approximately $1.5 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2022, and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Net cash provided by (used in) operating activities	$(96,042)	$(2,612,579)
Net cash provided by (used in) investing activities	$290,488	$(546,135)
Net cash provided by financing activities	$689,451	$1,580,986
Increase (decrease) in cash and cash equivalents	$883,897	$(1,577,728)

Cash Flow from Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 was $0.1 million compared to $2.6 million for 2021. The cash outflow from operating activities in 2022 primarily consisted of our net loss, net of non-cash charges of $7.1 million and a $0.3 million increase in operating assets, which were partially offset by an $0.8 million increase in operating liabilities. The increase in operating liabilities was primarily driven by an $0.8 million increase in Jet Token’s accrued liabilities relating to the operation of the Company’s aircraft and a $0.5 million increase in deferred jet card revenue relating to the sale of jet card hours not yet flown. The improvement in net cash used in operating activities for 2022 was primarily driven by a $1.8 million improvement in our net loss, net of non-cash charges resulting from the Company’s higher level of operations during 2022 as a result of operating a greater number of operational aircraft and startup expenses incurred during 2021.

Cash Flow from Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 was $0.3 million in net proceeds from the return of aircraft purchase deposits related to the purchase and fractionalization of two HondaJets and the sale of one.

Cash Flow from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2022 was $0.7 million. Cash provided by financing activities was primarily driven by net offering proceeds from Jet Token’s Regulation A+ offering of Non-Voting Common Stock. In February 2020, Jet Token commenced an offering under Regulation A+ for a maximum amount of $10 million, which was terminated on December 31, 2020. Jet Token issued 32,959,185 shares of Non-Voting Common Stock in this offering representing approximately $9.9 million in gross proceeds. From June 2021 to January of 2023, Jet Token commenced another offering under Regulation A + and issued 8,767,126 shares representing approximately $6.6 million in gross proceeds.

Aircraft Financing Arrangements

In November 2021 and April 2022, Jet Token entered into two separate five-year leasing arrangements for the acquisition of two of its HondaJet Elite aircraft. At any time during their term, Jet Token has the option to purchase either aircraft from the lessor at the aircraft’s fair market value at that time. The leasing arrangements also require Jet Token to hold a combined liquidity reserve of $500,000 in a separate bank account pledged as security to the lessor, which Jet Token records as restricted cash on its balance sheet, as well as a maintenance reserve of approximately $690,000 for each leased aircraft, which is held by the lessor in the event the lessor determines that the relevant aircraft is not being maintained in accordance with the lease requirements or to prevent deterioration of the aircraft. Events of default under the leasing arrangements include, among other things, failure to make the monthly payments (with a 10-day cure period), default on other indebtedness, breaches of covenants related to insurance and maintenance requirements, change of control or merger, insolvency and a material adverse change in Jet Token’s business, operations or financial condition. Please see Note 5 to Jet Token’s financial statements for the fiscal year ended December 31, 2022 included herein for a further description of these leasing arrangements.

In June 2022, Jet Token received an unsolicited offer for the outright purchase of one of its HondaJet Elite aircraft, which netted Jet Token approximately $1.2 million of proceeds over the leased cost. After internal financial and legal review, Jet Token determined that the sale of the aircraft would offer a net benefit to its stakeholders. Jet Token considered a number of factors in making this decision, including but not limited to: (1) the availability of replacement aircraft, (2) pilot availability, (3) the time to register the aircraft for commercial use, and (4) the risk-adjusted lifetime return on capital associated with operating the aircraft relative to the purchase price offered.

Advances and Long-Term Debt

In May 2020, Jet Token received a loan in the amount of $121,000 which has been forgiven in its entirety. The loan was made pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. In February 2021, Jet Token received a second loan in the amount of $86,360 pursuant to the PPP program under the revised CARES Act, which has also been forgiven in its entirety. In July 2021, Jet Token entered into a loan agreement with StartEngine Primary, LLC, which allows for advances up to an aggregate amount of $500,000 to pay for advertising and promotion services in connection with Jet Token’s equity offering. The advances are non-interest bearing and are repaid from the proceeds of Jet Token’s offering. As of December 31, 2021, Jet Token had a balance of $194,727 due on this loan which has subsequently been repaid in full. See Note 4 to Jet Token’s audited financial statements for the fiscal year ended December 31, 2022, included herein for a description of these loans.

In 2020, Jet Token’s Founder and Executive Chairman, Mike Winston, advanced approximately $80,000 in the form of a non-interest-bearing loan, which was repaid in full during 2020. In 2021, he advanced approximately $200,000 in the form of a non-interest-bearing loan, all of which was repaid in full during 2022.

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Plan of Operation

Aviation

Jet Token contemplates acquiring addition aircraft to grow its business and it currently anticipates financing the acquisition of such aircraft through the sale of fractional and whole interests, debt/lease financing and advanced sales of flight time.

In the fourth quarter of 2022, we launched the Onboard Program to allow aircraft owners to contribute their aircraft to Jet Token’s charter and jet card inventory. The Onboard Program requires one month FAA conformity of aircraft onto the Cirrus Aviation Part 135 certificate, a one week pilot recertification course for charter operation and execution of a limited management agreement.

Software

CharterGPT powered by Jet.AI: We plan to build a natural language interface charter app to replace the existing B2C Jet Token app found in the iOS/Android stores, respectively. We retain two individuals who act as external contractors, who collaborate with our CTO. We own, without restriction, all rights to all intellectual property generated for the CharterGPT project by these external contractors. The nature of the work performed by the external contractors relates to the design and implementation of the app’s front-end and back end, respectively. The front-end contractor envisions and renders a visually appealing and intuitive workflow for the app compatible with the input requirements of the back end. The app workflow includes but is not limited to registration, charter jet search, booking, and payment. The back-end developer writes original computer code and integrates certain open-source software. For more information on the proposed features and benefits please see the section of this proxy statement/prospectus entitled “Strategy – Artificial Intelligence.” The CharterGPT app would be expected to be made available to the public in advance of or simultaneous with the closing of the proposed Business Combination.

Jet.AI Operator Platform: Jet Token plans to reorganize and to recharacterize its B2B software development efforts under the banner of a new suite of SaaS products termed “Jet.AI Operator Platform” as follows:

1.	Flight Club API powered by Jet.AI: The Flight Club API, along with a specialty escrow provider and some limited filings with the Department of Transportation, enables an FAA Part 135 operator to function simultaneously under FAA Part 380 which permits sale of private jet service by the seat instead of by whole aircraft. The Flight Club software is expected to integrate front end ticketing and payment collection with the scheduling systems of an FAA Part 135 operator. It automates the process of filing forms for each flight with DOT and its refund processes are designed to be consistent with DOT escrow requirements around ticketing and movement of customer funds.

2.	Reroute powered by Jet.AI: Reroute is software that enables FAA Part 135 operators to earn additional revenue on certain unoccupied flights. It suggests to an operator if it may reroute aircraft waiting to return to base into new charter bookings to destinations within specific distances. The system incorporates aircraft performance and third-party data to arrive at a profit estimate for each prospective flight. The MVP has been successfully tested and our partner Cirrus Aviation has agreed to test Reroute on its fleet ahead of launch. Launch is tentatively scheduled for the third quarter of 2023.

3.	DynoFlight API powered by Jet.AI: The DynoFlight API is being developed to enable aircraft operators to track and estimate emissions and then purchase carbon offset credits in small quantities in an ad-hoc manner via our API. DynoFligth offers small to medium sized operators a way to begin tracking and offsetting their carbon credits with advances estimation techniques, compliant practices, and quality credits at prices usually only accessible to operators working at a much larger scale that are buying in bulk. In addition, the DynoFlight API is expected to offer an advantage even to large organizations that wish to manage working capital more efficiently (i.e. pay as they fly instead of buying in bulk).

4.	Card Management and Invoicing powered by Jet.AI: This system is our internally developed membership portal and we plan to enhance it and offer it as a white label service to the combined market of over 5,000 FAA Part 135 and Part 91k operators. The Card Management and Invoicing offering, when combined with the four products described above present an attractive solution, in our view, for Part 135 and 91k operators that seek to improve the customer experience, drive utilization and manage their carbon footprint, respectively.

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Trend Information

Jet Token’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, federal and foreign governmental policy decisions. A host of factors beyond Jet Token’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, blockchain asset regulations by authorities, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, market acceptance of our business model and COVID-19 issues more fully described below. These adverse conditions could affect Jet Token’s financial condition and the results of operations.

Actions taken around the world since January 2020, when the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” to help mitigate the spread of the COVID-19 coronavirus, include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had an adverse impact on the economies and financial markets of many countries, including the geographical area in which Jet Token operates. While it is unknown whether these conditions will recur and what the complete financial effect will be to Jet Token, it is known that the travel industry in which Jet Token operates has been severely impacted.

While Covid-19 negatively impacted aviation as a whole, Jet Token believes the light business jet sector has been less affected as people who previously had not used business jets are utilizing light jets like Jet Token’s HondaJet Elites for safety reasons and people who previously had used larger, more expensive, business jets but have felt the effects of the current business environment, are downsizing to smaller jets for economic reasons. According to the Federal Aviation Administration’s Business Jet Reports (https://aspm.faa.gov/apmd/sys/bj-intro.asp), private jet domestic hours flown, a key measure for our sub-segment of air travel, grew 0.3% in 2019, (21)% in 2020, 46% in 2021 and 3.5% in 2022. During the pandemic, private jet domestic hours flown bottomed out in the month of April 2020, down 74% as compared to April of 2019. Domestic private jet hours flown then rebounded 106% month over month in May, though May numbers were still down 47% compared with results in (pre-pandemic) May of 2019. By April and May of 2021, private jet domestic hours flown were up 307% and 110% year over year, respectively, versus the bottom in 2020 and up 6% and 11% versus pre-pandemic April and May of 2019. When compared to the pre-pandemic year of 2019, private jet domestic hours flown in 2022 were 19% higher overall, the apparent cause of the growth has been the tendency of travelers to persist flying privately even after the pandemic.

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INFORMATION ABOUT Jet Token

Overview

Our business strategy combines concepts from fractional jet membership programs with innovations in artificial intelligence, also referred to herein is “AI.” Our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed our company on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as on our own aircraft. In July 2021, we leased a HondaJet aircraft under a short-term lease arrangement, which terminated in February 2022, to accelerate our aircraft operations and sales of jet card memberships. We have acquired four HondaJet Elite aircraft under our 2020 Purchase Agreement with Honda Aircraft Company, discussed under “– Our Aircraft” below, all four of which have been sold, but three of which remain part of our fleet, as discussed below, with three of the four aircraft having been delivered in 2022. Great Western Air, LLC (DBA Cirrus Aviation Services, LLC) (“Cirrus”) is managing, operating, and maintaining our aircraft and has a growing team of pilots that have been specially trained on the HondaJet at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, NC. Cirrus has additionally developed a safety co-pilot training program in coordination with the FAA and a local flight training academy for licensed pilots already skilled with the Garmin 1000 avionics suite.

We offer the following programs for our HondaJet Elite aircraft:

●	Fractional ownership program: This program provides potential owners the ability to purchase a share in a jet at a fraction of the cost of acquiring an entire aircraft. Each 1/5 share guarantees 75 occupied hours of usage per year with 24 hours of notice. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF). As part of the aircraft purchase agreement, the buyer enters into an aircraft management agreement which lasts three years and, at the end of the contract period, the aircraft is typically sold, and the owners are given their pro-rata share of the sale proceeds. The three-year term is not renewable. Our current contracts do not contemplate the re-fractioning of the aircraft to other buyers at the end of the term, but rather a whole aircraft sale to a single buyer. Monthly management fees are in general subject to an annual CPI-W based step-up. CPI-W is a measure of cost inflation commonly used in long term aviation service contracts with OEMs and engine manufacturers.

●	Jet card program: A membership in our jet card program generally includes 10, 25 or 50 occupied hours of usage per year with 24 hours of notice. Members generally pay 100% upfront and then fly for a fixed hourly rate over the next twelve months. Those who require guaranteed availability may pay a membership fee for an additional charge. Jet card program members may interchange as a set ratio per aircraft onto any one of twenty jets operated by our partner, Cirrus.

In addition to servicing members, fractional owners and third-party charter clients, our HondaJets are available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and is an attractive selling point for potential clients.

In 2022, we entered into agreements with Cirrus under which we will sell jet cards for Cirrus’s aircraft, for a commission for sales and client management services, and we make Cirrus’s aircraft available to our customers for charter bookings at preferred rates and with certain service guarantees. As a result, our jet card members and charter customers have access to twenty of Cirrus’s aircraft in the light, mid, super-mid, heavy, and ultra-long-range categories, comprising the following aircraft: CJ3+, CJ4, Lear 45XR, Citation XLS+, Lear 60, Hawker 900XP, Challenger 300, Challenger 604, Falcon 900EX, Challenger 850, Gulfstream V and Gulfstream G550.

Our booking platform displays a variety of options across private aircraft types in addition to the pricing of our own aircraft, with a range of prices drawn from a list of thousands of aircraft for hire. We offer users the ability to request a jet and to simultaneously task us with seeking a lower-cost otherwise superior alternative. Our App is directly connected via our application programming interface (API) to Avinode, the major centralized database in private aviation. Through Avinode we can electronically and automatically correspond with operators of private jets who have posted their aircraft for hire. We currently accept both cash and blockchain currency, which our payment processor would be expected to promptly convert to fiat currency prior to confirming a booking. To date, we have not received blockchain currency as payment.

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Strategy

Business Aviation

Having successfully executed the HondaJet four aircraft fleet deal and further having sold through all four aircraft, three of which remain part of our fleet, as discussed below, we plan to gradually expand our fleet with super-mid-size aircraft and the help of our operating partner, Cirrus. Cirrus manages a fleet of 30 jets in Las Vegas, where we are headquartered. We have executed a non-binding letter of intent to acquire five new Challenger 3500 aircraft from Bombardier, consisting of three prospective firm orders and two options. Subject to (1) the successful completion of the proposed Business Combination, (2) our securing of debt financing to fund the initial fleet purchase down payment and (3) the development of a management, interchange and support plan with our partner Cirrus, we would then plan to execute a formal fleet purchase agreement to secure the first Challenger 3500 delivery in the fourth quarter of 2024. With a fleet purchase agreement in force, but the first delivery a year or more away, we would then plan to pre-sell one quarter, one half or full interest in these aircraft. Upon delivery the jets would in turn be managed by Cirrus and listed on their Part 135 certificate. Customers would be expected to make a down payment and progress payments, consistent with fractional industry norms, and we would expect to allocate those funds to restricted cash unless otherwise paid toward (1) the initial down payment borrowings or (2) our related progress payment obligations to Bombardier.

If we include its predecessors the Challenger 300 and Challenger 350, Bombardier has sold over 1,000 serial numbers in the Challenger 3500 line, which in our view remains one of the most popular and reliable super-mid-size jets in the world. The aircraft requires no major scheduled maintenance overhaul in its first two years of service, a testament to the depth of historical experience the manufacturer has developed with this model of aircraft since the Challenger 300 was introduced in 1999. The spacious 8-9 seat stand-up cabin, 43,000 foot flight ceiling and Mach 0.83 capability, make it a leading choice for travelers. After twenty-four years in service the Challenger 300/350/3500 airframe has attracted a sizable community of typed pilots and Bombardier has constructed 41 worldwide service centers (11 in the US) to support utilization.

Because all major manufacturers of super-mid or large cabin aircraft such as Gulfstream, Falcon, Bombardier, Embraer, and Textron each have one to three year waiting lists for super-mid-size jets, many of our fractional competitors can only pre-sell, and remain otherwise unable to offer the related service. Our strategy is to allow customers, in advance of delivery, to fly on Cirrus’s managed Challenger 300/350, 604/605 and 850 model Bombardier aircraft. In return the customer would pay a monthly management fee (MMF) and an occupied hourly fee (OHF) at rates substantially similar to those for their Challenger 3500. We believe this “buy and fly” approach may resonate with market participants who may appreciate the convenience of a fractional program without the extraordinarily long wait.

Conventional wisdom in private aviation has been that a light jet FAA Part 135 operation presents financial challenges because the lower hourly rate of a light jet leaves little margin to pay a second pilot and remain profitable. Thanks to our partnership with Cirrus, we have addressed this concern by having a typed pilot in command with at least 1,500 hours in jets, 1,000 of which must have been in the HondaJet specifically, fly alongside a co-pilot who has been through an FAA approved ground school developed by Cirrus and Chennault Flying Service. This “safety co-pilot” is permitted to operate the aircraft in the unlikely event the pilot in command is incapacitated or otherwise unable to act. The HondaJet, which has been designated by the FAA for single pilot operation, integrates the Garmin 3000 flight system and by law does not require a second pilot to fly. This safety co-pilot program brings trained pilots who are already schooled in either the Garmin 1000 or Garmin 3000 flight system, gives them additional training on the HondaJet and Garmin 300 system, and then allows them to develop their skills alongside a mentor. Importantly, the presence of this safety co-pilot is regarded by our insurer as sufficient to maintain our present level of premium. The safety pilot does not require a full wage because of their status as a trainee and the professional value they gain from accruing jet flight hours. This lower cost of labor helps the company overcome the traditional costs of paying a second pilot and helps bring a stream of prospective pilot in command candidates. Some safety pilots are newer to aviation while others have had many years of flight training and thousands of hours of flight time on civilian (or military) jet or turboprop aircraft. We believe that the comparatively low cost of entry of the HondaJet and the proven capabilities of the Challenger 3500 are attractive to new and seasoned traveler alike, particularly given our ability to offer interchange between the two aircraft and onto any one of twenty of the thirty aircraft managed by Cirrus. In addition, while some customers have shorter mission profiles and lower passenger loads better suited to the HondaJet others have longer mission profiles with higher passenger loads – and so the HondaJet and the Challenger 3500 (plus Cirrus’s fleet) again make an excellent combination in our view. We have taken a gradual approach to fleet expansion given the capital-intensive nature of aviation and our view that customers should bear the risk (and related tax reward) of owning and maintaining airplanes.

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With respect to our jet card program, we sell time on our HondaJets and are permitted to sell time on 20 of the 30 Cirrus managed aircraft without so-called owner approval. The jets can be booked for charter and fly without the operator having to seek specific permission from the owner – thereby creating a type of synthetic fleet capability on the part of the management company. A jet card represents a pre-paid block of time that permits a customer to travel by simply booking, typically 24hrs in advance of the flight. The card may entitle the holder to guaranteed availability, and we make this guarantee available on our HondaJets and certain other Cirrus aircraft in the mid-size category, in return for an additional fee. Cards range in price from $58,000 for ten hours on the HondaJet, to $1 million for 50 hours on the Gulfstream G550, and a card holder may use their funds to fly on any aircraft in the fleet subject to an interchange table found in their card contract.

Our fractional program consists of an initial down payment, progress payments and a delivery payment. Once the aircraft is delivered and enters into service, we charge a monthly management fee (the “MMF”) and an occupied hourly fee (the “OHF”). The MMF is intended to cover the fixed costs of maintaining flight readiness including but not limited to pilot’s wage, insurance, management, hangarage, unplanned maintenance, crew expense, training, subscriptions, and WiFi. The OHF is intended to cover the variable costs of flying the aircraft, including but not limited to fuel, the engine maintenance program, and the aircraft maintenance/parts program. We pass through to customers excess fuel cost based on a standard formula, and pass through non-standard catering, certain landing, ramp parking and de-icing fees.

Aviation Software

Flight Club API powered by Jet.AI

The Flight Club API enables FAA Part 135 operators to function simultaneously under FAA Part 380 which permits sale of private jet service by the seat instead of by whole aircraft. The Flight Club software integrates front end ticketing and payment collection with the flight management systems of an FAA Part 135 operator. It automates the process of filing forms for each flight with DOT and conforms with DOT escrow requirements around ticketing and movement of customer funds.

The first use case of the Flight Club is operational as of the second quarter of 2023 through the mechanism of 380 Software LLC. 380 Software LLC is a 50% owned subsidiary founded in co-operation with our operating partner Cirrus Aviation. Cirrus Aviation owns the other 50% of 380 Software LLC, and their fleet serves as a first use case. The Company retains all rights to the technology powering 380 Software LLC and has granted 380 Software LLC a perpetual non-transferrable license.

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The initial implementation of the Flight Club is to permit the 30 owners of Cirrus Aviation managed aircraft to fly on one another’s planes when those planes are otherwise flying empty but at the expense of a charter customer who is typically obliged to pay not only the cost of an outbound leg but also the cost of a return to base. The charter customer is typically obliged to pay the cost of the return because the sale of the empty return is an inherently low probability event based on historical industry experience.

In general, the lower the charter price the higher the probability of damage to the cabin interior. Certain fine hotel and resorts experience the same phenomenon with respect to room damage and so as a rule will stay vacant in place of allowing their lowest room night below a certain absolute price level. The loss of operation of a primary cabin amenity such as passenger seat or lavatory can take an aircraft out of charter operation for weeks or months at a time depending on part availability from the OEM. Such loss of operation creates both direct cost and opportunity cost. Aircraft seats in particular require special FAA certification for fire resistance and their critical role in the unique aerodynamic weight and balance of each aircraft type. The Company therefore advises stringent passenger vetting and holding a credit authorization before flight as surety for the ultimate aircraft owner accountable for any repair.

Reroute powered by Jet.AI

Reroute software recycles aircraft waiting to return to base into prospective new charter bookings to destinations within specific distances. We expect it to support fleet revenue optimization for FAA Part 135 operators. The MVP has been successfully tested and our partner Cirrus has agreed to beta test the product on its fleet ahead of launch. Launch is tentatively scheduled for the third quarter of 2023.

DynoFlight API powered by Jet.AI

DynoFlight API powered by Jet.AI: The DynoFlight API is being developed to enable aircraft operators to track and estimate emissions and then purchase carbon offset credits in small quantities in an ad-hoc manner via our API. DynoFlight offers small to medium sized operators a way to begin tracking and offsetting their carbon credits with advanced estimation techniques, compliant practices, and quality credits at prices usually only accessible to operators working at a much larger scale that are buying in bulk. In addition, the DynoFlight API is expected to offer an advantage even to large organizations that wish to manage working capital more efficiently (i.e. pay as they fly instead of buying in bulk). Launch is tentatively scheduled for the third quarter of 2023.

Artificial Intelligence

CharterGPT: Today we operate the Jet Token app in the iOS and Android stores, respectively. The app functions as a prospecting and quoting tool for those interested in chartering a private jet. Once a prospect receives a quote, a substantial amount of labor is then required to handle all the steps between their firm indication of interest and their arrival at ultimate destination.

The CharterGPT app is expected to automate certain of these manual steps, and we believe this automation would enable us to scale charter activity with fewer persons that would be normally required. In particular, CharterGPT is ultimately expected to do the following: (1) intake travel requirements in natural language and then interact with customers to provide substantive replies and actionable suggestions with quality indistinguishable from an experienced charter professional; (2) power the content behind outbound calls to smaller charter operators to confirm electronic indications of interest communicated via the Avinode centralized booking database of private aircraft; (3) reconcile the natural language terms in a third party jet operator contract with the terms and conditions in the contract the customer signs with us (4) verify that payment for the charter has cleared.

By gradually incorporating the following AI-powered features, we believe our App for private aviation may offer a unique and personalized experience to customers as it evolves:

Aircraft Recommendation Engine: Our AI-enabled App for private aviation is expected to help customers by providing greater transparency and understanding of the characteristics of charter relevant to their trips, making it easier for them to make an informed decision. The recommendation engine is expected to analyze a list of available jets based on the travelers request, and consider factors such as budget, preferred aircraft size, age of aircraft, distance of the trip compared with non-stop/range capability, number of passengers, ages and weights of passengers and their respective bags compared with cargo capacity, basic take-off weight limitations, operator safety audit (Argus/Wyvern), cabin amenities such as a fully enclosed lavatory, WiFi availability and years since last interior refurbishment.

Customer service: The AI-enabled App is expected to provide intelligent customer service by using natural language processing and machine learning algorithms to understand and respond to initial booking requests. Untrained call center staff and brittle chat bots characterize much of the customer facing experience today in the US. With the advent of AI, we believe that even for high ticket items, consumers will come to expect a natural language interface trained on terabytes of data that relate specifically to their respective purchases.

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Charter brokerage is labor intensive, and most customers are highly price sensitive. We believe these two factors explain why no charter broker has acquired more than 3-5% of the one million brokered flights that land each year in North America. The back end of the App is expected to provide three features that may address the labor intensity (and hence scalability) of our charter brokerage business. First, each charter operator has its own form of legal contract for carriage and that contract must be reconciled with the terms found in the charter brokers’ agreement with the passenger. Our AI is expected to perform this reconciliation automatically, improving the speed to close with the client and reducing labor costs. Second, many charter operators do not initially respond to electronic requests delivered through the Avinode charter database that powers our app. Our generative chat AI is expected to perform outbound voice calls to prompt aircraft operators to respond to quotes we have requested via the web interface to their Avinode account. Third, we expect to develop our AI to integrate with Schedero (an Avinode based scheduling application) to generate a trip sheet for a given charter and then to further integrate with Stripe to invoice and confirm payment via credit card, wire, or ACH.

Predictive Destination Optimization: The App is expected to initially make use of information such as airport closures, fuel prices, historical traffic patterns, landing fees, and traveler preferences to then recommend which private airport to select when a traveler’s destination address is serviced by multiple airstrips. For example, Los Angeles is serviced by Los Angeles International Airport (LAX), Van Nuys Airport (KVNY), Burbank Bob Hope Airport (KBUR), John Wayne Airport (KSNA). Landing at an airport farther from one’s ultimate destination may save time if doing so enables faster ground transportation.

Predictive Departure Date: The App is expected to analyze historical pricing data and forward-looking event data related to a given itinerary to predict the best date to book a flight to obtain the lowest price for their desired charter itinerary. Although approximately thirty-five blackout days a year are widely understood to absorb most domestic private aviation capacity, a variety of lesser appreciated grey-out days centered around key sporting events or entirely new happenings can affect both regional and national pricing.

Predictive Departure Time: The App is expected to use machine learning algorithms to recommend the optimal departure time based on both historical and live weather conditions, air traffic, and other factors, to help customers more reliably arrive at their destination on time.

Predictive Ground Transportation: The App is expected to recommend ground transportation. For example, some airports run out of rental cars at certain times each year because of an annual conference or other recurring special event. Some of our competitors have taken steps to remedy the shortage at some airports by positioning in their own vehicles for customer use.

Sales and Marketing

Our marketing and advertising efforts are focused on high-net-worth individuals. We have observed that many first-time private flyers came to market beginning in 2020 in an effort to avoid commercial travel and thereby curtail their prospective exposure to COVID-19. We intend to continue to expand our marketing and advertising through the following channels: online marketing, television advertising and event marketing. Paid social media and search engine advertising drive our online marketing. In the past we have launched 15 and 30 second advertising spots that are targeted at high-net-worth individuals and corporate executives through several channels, including CNBC, Fox Business, and The Golf Channel, as well as online through Facebook and Linked-In. We intend to expand social media and event marketing in particular, provided those meet our internal return targets, and to cut those that do not. With respect to event marketing we intend to have a presence at sporting events, business jet industry gatherings and company hosted aircraft static displays.

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Market Opportunity

Over the past 30 years, the market for private jet travel has transformed significantly. First the model of full aircraft ownership transformed into fractional ownership with companies such as NetJets and FlexJet. This was followed by operators offering jet cards and on-demand service through their fleet of aircraft. The latest iteration of private jet travel provides even more flexibility by providing an on-demand service to travelers while leveraging the flight availability of one or more third party carriers. The result of this transformation is a highly segmented industry with numerous market participants offering varying levels of ownership.

According to National Business Aviation Association, the business jet industry contributes $150 billion dollars per year to the US economy. In 2021, there were 14,488 business jets in the US fleet that generated 4.4 million flight hours per year, and roughly 2,800 of the 14,488 total business jets in the United States were available to charter. Numerous charter brokers and centralized databases each attempt to improve the allocation of that capacity in return for a fee.

Business jet charter operators (those operating under a Part 135 license from the Federal Aviation Administration) logged over a million landings in the US during 2021 according to ARGUS International, Inc., a leading providers of aviation services, including statistical data and ratings. The average flight lasts 1.5 hours with 2-3 passengers, and we estimate the average cost to operate a US business jet at $5,500 per hour. Most charters include the cost of the empty return leg so a 1.5-hour trip typically translates to 3 hours of billed time, or approximately $16,500. As a result, one million landings per year at $8,250 per landing ($16,500 round trip) equals $8.25 billion of revenues in charter landings alone. That’s approximately 2,740 charter landings per day at any one of 5,000 private airports or 500 commercial airports.

Furthermore, for the business jets that do not fly charter, we believe many private plane owners do not seek FAA certification and special insurance to permit third parties to pay to fly on their planes partly because there is no practical way to source and process vetted, willing, passengers. These owners are permitted under FAA rules to offset only their cost by allowing others to use their aircraft. There is currently no electronic marketplace geared toward aircraft owners seeking systematic recruitment of unrelated “at cost” passengers with an eye toward defraying the expense of jet ownership and operation.

We believe that by combining the private jet on-demand model with commercial airline flight availability and prospectively the underutilized flight hours of private jet operators, our company will be positioned to provide optimum flexibility and cost efficiency for our clients.

Our Aircraft

Jet Token’s aircraft fleet consists of four aircraft – three HondaJet HA-420 aircraft (the “HondaJet Elites”) and one Citation CJ4 Gen 2 aircraft. Jet Token acquired the three HondaJet Elites pursuant to a Purchase Agreement with Honda Aircraft Company for a multi-aircraft deal for four HondaJet Elites. One of the HondaJet Elites in our current fleet was sold and is now leased by the Company from Western Finance Company. The other two HondaJet Elites in our current fleet were purchased and subsequently financed through the sale of all fractional interests in each of these aircraft. We also acquired a fourth HondaJet Elite pursuant to the Purchase Agreement with Honda Aircraft Company, but we sold this aircraft in June 2022, after we determined, based on our internal financial and legal review, that the sale of the aircraft would offer a net benefit to our stakeholders. The fourth aircraft in our current fleet - the Citation CJ4 Gen 2 aircraft - is wholly owned by one of our customers who committed his aircraft to us via our Onboard Program for management and charter pursuant to our limited management agreement. Under the terms of our management agreement, which has a term of one year that automatically renews unless otherwise terminated by either party upon 30 days prior notice, the customer pays us a monthly management fee for services, including aircraft management services, flight crew services, such as pilot hiring, flight operations services, aircraft maintenance management and other administrative services.

HondaJet Elite aircraft are ideally suited for trips under 3 hours carrying 2-4 passengers plus two pilots. We believe the HondaJet Elite aircraft is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room (including an enclosed lavatory). The wing mounted engines allow for a tranquil, spacious interior. Engines on the wings mean less weight on the tail and more room in the cabin.

We currently base the fleet at Harry Reid International airport in Las Vegas, NV, a top ten private jet destination and may relocate the fleet based on seasonal travel patterns and the travel patterns of our membership. We also enable customers to offset the carbon footprint of their travel through a relationship with Terrapass, a leading provider of third party verified carbon offset programs.

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Based on our experience, and in light of many of our competitors restricting charters on certain “blackout dates,” we estimate that thirty calendar days per year (due to holidays, major sporting events, etc.) it is extremely difficult to fly private without the guaranteed access provided by a jet membership program such as ours. The ability to safely offer guaranteed capacity, on demand, is one of the most important features one can deliver in private aviation. Also, our aircraft give us the ability to attract online visitors with dynamically priced offers.

We have also entered into an Executive Aircraft Management and Charter Services Agreement. Under this agreement, Cirrus provides management services to Jet Token with respect to the marketing, operation, maintenance and administration of its Aircraft. Specifically, following the initial set-up services, Cirrus provides Flight Crew Services, including selection, training, employment and management of the pilots necessary for operating Jet Token’s Aircraft; Flight Operation Services, including flight scheduling, following and support services; Aircraft Maintenance Services, including maintenance of the Aircraft and/or management of maintenance of the Aircraft performed by third parties, related maintenance support functions and the administration of the Aircraft’s log books, manuals, data, records, reports and subscriptions; Administrative Services, including budgeting, accounting and reporting services; Facility Services, including providing and/or arranging for aircraft hangar and support facilities at the Aircraft’s Operating Base and other locations at which the Aircraft may be situated from time to time; and Insurance Services, including providing insurance policies for the Aircraft. During 2022 we incurred approximately $2.0 million in expenses under this agreement, the majority of which was a pass-through of operating expenses. This compares to expenses of approximately $0.6 million in 2021 due to the significantly fewer number of aircraft operated on behalf of Jet Token.

Cirrus is the largest private jet charter company based in Las Vegas. The Cirrus team has been managing and operating aircraft – commercially and privately – for more than 40 years. In addition, Cirrus is:

●	FAA Eligible On-Demand Approved
●	ARG/US Platinum Rated
●	Wyvern Recommended

Cirrus maintains, services and operates our HondaJet aircraft on our behalf and in compliance with all applicable FAA regulations and certification requirements. Cirrus has the capability to provide substitute aircraft at competitive rates in periods of excess demand for our HondaJet Elite aircraft.

Competition

The private air travel industry is extraordinarily competitive. We will compete against private jet charter and fractional jet companies. Established private jet brokerage and fractional companies include but are not limited to, NetJets, FlexJet, VistaGlobal (including JetSmarter powered by XO), SentientJet, WheelsUp, JetSuite, Flight Options, Nicholas Air, Jet Alliance, Executive Air Share, Plane Sense, One Sky Jets, StarJets, Jet Aviation, JetIt, Volato and Luxury Aircraft Solutions. All compete for passengers with a variety of pricing plans, aircraft types, blackout periods, booking terms, flyer programs and other products and services, including seating, food, entertainment and other on-board amenities.

Both the private jet charter companies and the legacy airlines and low-cost carriers have numerous competitive advantages that enable them to attract both business and leisure travelers. Our competitors may have corporate travel contracts that direct large numbers of employees to fly with a preferred carrier. The enormous route networks operated by our competitors, combined with their marketing and partnership relationships with regional airlines and international alliance partner carriers, allow them to generate increased passenger traffic from domestic and international cities. Our access to smaller aircraft fleet networks and lack of connecting traffic and marketing alliances puts us at a competitive disadvantage, particularly with respect to our appeal to higher-fare business travelers.

The fractional private jet companies and the legacy airlines and low-cost carriers each operate larger fleets of aircraft and have greater financial resources, which would permit them to add service in response to our entry into new markets. Due to our relatively small size, we are more susceptible to fare wars or other competitive activities, which could prevent us from attaining the level of traffic or maintaining the level of sales required to sustain profitable operations.

In 2018 and 2019, respectively, VistaJet acquired XOJET and JetSmarter, combining its heavy jet subscription-based service targeting multinational corporations and ultra-high net worth individuals with XOJET’s super-midsize jet on demand service and JetSmarter’s digital booking platform for business aviation. In addition, during 2020, Wheels Up acquired Delta Private Jets as well as Gama Aviation, a business jet services company and in 2021 Vista Jet acquired a number of smaller players as well as Apollo Jets. Increased consolidation in our industry could further intensify the competitive environment we face.

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Intellectual Property

We registered a trademark on our brand name, Jet Token, and our logo, with the United States Patent and Trademark Office. We have also purchased our domain name, jettoken.com and operate our website under that domain. We have an application pending with the United States Patent and Trademark Office for Jet.AI. We are the sole owner of the copyrights in and to the software code underlying our App.

Employees

In light of our early stage of development, we have 6 full-time employees, our Executive Chairman, our Chief Executive Officer and President, our Chief Operating Officer, our Chief Technology Officer, our Vice President of Sales and a marketing staff person.

Regulation

Regulations Applicable to the Ownership and Operation of Our Aircraft

Once we have leased our aircraft, Cirrus, which will maintain and manage our aircraft, is subject to a high degree of regulation that affects our business, including regulations governing aviation activity, safety standards and environmental standards.

U.S. Department of Transportation (“DOT”)

The DOT primarily regulates economic issues affecting air transportation such as the air carrier’s financial and management fitness, insurance, consumer protection and competitive practices. The DOT has the authority to investigate and bring proceedings to enforce its regulations and may assess civil penalties, revoke operating authority, and seek criminal sanctions. Our operating as an air charter carrier is regulated and certificated by the DOT. The DOT authorizes the carrier to engage in on-demand air transportation within the United States, its territories, and possessions. The DOT can suspend or revoke that authority for cause, essentially stopping all operations.

Federal Aviation Administration (“FAA”)

The FAA primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot, mechanic, dispatcher and flight attendant certification. The FAA regulates:

●	aircraft and associated equipment (and all aircraft are subject to ongoing airworthiness standards),
●	maintenance and repair facility certification
●	certification and regulation of pilots and cabin crew, and
●	management of airspace.

In order to engage in air transportation for hire, each air carrier is required to obtain an FAA operating certificate authorizing the airline to operate using specified equipment in specified types of air service. In the case of our leased aircraft, it is a Part 135 license. The FAA has the authority to modify, suspend temporarily or revoke permanently the authority to provide air transportation for failure to comply with FAA regulations. The FAA can assess civil penalties for such failures or institute proceedings for the imposition and collection of monetary fines for the violation of certain FAA regulations. The FAA can revoke authority to provide air transportation on an emergency basis, without notice and hearing, where significant safety issues are involved. The FAA monitors compliance with maintenance, flight operations and safety regulations, maintains onsite representatives and performs inspections of a carrier’s aircraft, employees and records.

The FAA also has the authority to issue maintenance/airworthiness directives and other mandatory orders relating to aircraft and engines, fire retardant and smoke detection devices, collision and windshear avoidance systems, navigational equipment, noise abatement and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future. FAA enforcement authority over aircraft includes the power to ground aircraft or limit their usage.

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Transportation Security Administration

The TSA is responsible for oversight of passenger and baggage screening, cargo security measures, airport security, assessment and distribution of intelligence and security research and development. Air carriers are subject to TSA mandates and oversight in connection with screening passenger identities and screening baggage. TSA regulations governing passenger identification, which we will apply at the time of Jet Token purchase as well as at the time of travel, requires all passengers to provide identification using a valid verifying identity document. In addition, all passengers must provide their full name, date of birth, and gender, which is screened against the travel ban watch list in effect at the time of initial screening and at the time of travel.

All air carriers are also subject to certain provisions of the Communications Act of 1934 because of their extensive use of radio and other communication facilities and are required to obtain an aeronautical radio license from the Federal Communications Commission, or the FCC.

Property

We lease space for our corporate headquarters in Las Vegas, Nevada and a satellite office in San Francisco, consisting of office space and the use of shared conference facilities.

Share Purchase Agreement

Jet Token executed a Share Purchase Agreement, dated as of August 4, 2022 (the “Share Purchase Agreement”), with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”). Upon the Jet Token Common Stock being publicly listed on a U.S. securities exchange, such as the NYSE or NASDAQ, Jet Token will have the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of Jet Token Common Stock (the “Aggregate Limit”) during the 36-month period following the date of listing.

Upon the election of Jet Token to make such a sale, it will deliver a draw-down notice to GEM, and, if all applicable conditions are satisfied, GEM will purchase newly issued shares for the amount specified in the draw-down notice. The purchase price of the shares to be sold is set at 90% of the average daily closing price of Jet Token’s common stock on the applicable U.S. securities exchange on which Jet Token’s stock is listed during the applicable pricing period. The pricing period for a draw down will be 30 consecutive trading days commencing with the first trading day designated in a draw down notice. Jet Token is not permitted to make a draw-down request in an amount that exceeds 400% of the average daily trading volume for the 30 trading days immediately preceding the draw down exercise date. Each draw down notice shall set forth a threshold price set by Jet Token for such draw down, which is the price set by Jet Token below which Jet Token does not wish to issue shares of its common stock during the applicable pricing period. In no event may Jet Token issue a draw down notice to the extent that the sale of common stock pursuant thereto and pursuant to all other prior draw down notices would cause Jet Token to sell, or GEM to purchase, an aggregate number of shares exceeding the Aggregate Limit. Each draw down is subject to certain closing conditions, including (i) the continued accuracy of the representations and warranties made in the Share Purchase Agreement, (ii) a registration statement registering the resale of the shares sold under the Share Purchase Agreement having been declared effective by the SEC, (ii) the absence of any statute, rule, regulation, executive order, decree, ruling or injunction prohibiting the consummation of the transactions contemplated by the Share Purchase Agreement, (iii) the Company’s common stock not being suspended from trading by the market on which the shares are then listed, (iv) the absence of any litigation commenced, or governmental investigation commenced or threated, against the Company in connection with the Share Purchase Agreement transactions and (v) the delivery of an opinion by the Company’s counsel.

In consideration for these services, Jet Token has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of Jet.AI Common Stock at the “Daily Closing Price” of the Jet.AI Common Stock, at the option of Jet Token. Upon the Company’s issuance of shares in connection with any draw-down purchase made by GEM, the Company will be required to pay GEM a portion of such commitment fee in an amount equal to 2% of the amount purchased in such drawdown; provided that the full commitment fee shall be paid on or before the first anniversary of the date of listing.

On the date of listing, Jet Token will also issue GEM a warrant (the “GEM Warrant”) granting it the right to purchase up to 6% of the outstanding common stock of Jet Token on a fully diluted basis as of the date of listing. The GEM Warrant will have a term of three years. The exercise price of the GEM Warrant will be $10.00 per share; provided, that, if the average closing price of Jet.AI’s Common Stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will be adjusted to 110% of its then current exercise price.

Jet Token has also entered into a Registration Rights Agreement with GEM, obligating Jet Token to file a registration statement with respect to resales of the shares of Jet Token Common Stock issued to GEM under the Share Purchase Agreement and upon exercise of the GEM Warrant.

The issuances of additional shares of Jet.AI Common Stock under the GEM Warrant may result in dilution of future Jet.AI stockholders and have a negative impact on the market price of Jet.AI Common Stock. If the GEM Warrant is exercisable and exercised following completion of the Business Combination, then the ownership of Jet.AI on a non-diluted basis would be as follows:

	Scenario A No Redemptions		Scenario B 50% Redemptions(1)		Scenario C Maximum Redemptions(2)
	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	4,500,000	41.31	4,500,000	41.80	4,500,000	42.32
Public Shareholders	1,301,952	11.95	1,179,317	10.96	1,056,681	9.94
Initial Shareholders	2,875,000	26.39	2,875,000	26.71	2,875,000	27.04
GEM	2,217,393	20.35	2,210,035	20.53	2,202,677	20.71
Total	10,894,345	100.0	10,764,352	100.0	10,634,358	100.0

(1)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 122,644 public shares, or approximately 50% of the number of public shares that may be redeemed under the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

(2)	As of the date of this proxy statement/prospectus, there are 1,301,952 public shares issued and outstanding, which includes 115,000 Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company. The numbers set forth in this column assume that 245,288 public shares, the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” are redeemed at $10.93 per share.

The number of shares and the interests set forth above (a) assume (i) that the payment of the commitment fee to GEM is made in cash and not shares of Jet.AI, (ii) that there are no other issuances of equity interests of Oxbridge or Jet Token, (iii) none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (iv) that there are no exercises of Jet Token Options, Jet Token Warrants or Jet Token RSU Awards, and (v) that GEM has waived the 9.99% ownership cap set forth in the GEM Warrant, which restricts the exercise of the GEM Warrant if it would result in GEM and its affiliates beneficially owning in excess of 9.99% of the then outstanding shares of Jet.AI without GEM’s advance written waiver of such restriction; and (b) do not take into account Oxbridge Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date. Although the total number of shares issuable upon exercise of the GEM Warrant is calculated to represent 6% of Jet Token on a fully diluted basis, the foregoing chart reflects ownership of Jet.AI on a non-diluted basis, meaning that it assumes that none of the Oxbridge Warrants, Merger Consideration Warrants, Jet Token Options, Jet Token Warrants or Jet Token RSU Awards have been exercised, thus resulting in ownership on a non-diluted basis in excess of 20% if the GEM Warrant is exercised in full. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF OXBRIDGE

References to the “Company,” “our,” “us” or “we” refer to Oxbridge Acquisition Corp. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included in “Item 8. Financial Statements and Supplementary Data” of this Annual Report on Form 10-K. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Special Note Regarding Forward-Looking Statements,” “Item 1A. Risk Factors” and elsewhere in this Annual Report on Form 10-K.

Overview

We are a Cayman Islands exempted company incorporated on April 12, 2021, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.

Our sponsor is OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”). The registration statement for our IPO was declared effective on August 11, 2021. On August 16, 2021, we consummated our IPO of 10,000,000 units (each, an “Oxbridge Unit” and collectively, the “Oxbridge Units” and, with respect to the Class A Ordinary Shares included in the Units, the “public shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of $3,500,000 in deferred underwriting commissions. The underwriters exercised the over-allotment option in full and on August 16, 2021, purchased an additional 1,500,000 units (the “Over-Allotment Units”), generating additional gross proceeds of $15,000,000 (the “Over-Allotment”), and incurring additional offering costs of $825,000, inclusive of $525,000 of deferred underwriting commissions.

Substantially concurrently with the closing of our IPO, we completed the private sale (the “private placement”) of 5,760,000 warrants to the Sponsor and Maxim Group, LLC (“Maxim”), the underwriter in our IPO, at a price of $1.00 per private placement warrant, generating gross proceeds of $5,760,000.

Upon the closing of our IPO and the private placement, $116,725,000 (approximately $10.15 per Oxbridge Unit) from the net proceeds of the sale of the Oxbridge Units in the IPO, including a portion of the proceeds from the private placement, was deposited in a trust account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, which may only be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.

On November 9, 2022, Oxbridge held an extraordinary general meeting of shareholders. At the extraordinary general meeting, Oxbridge’s shareholders were presented the proposals to extend the date by which Oxbridge must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the Oxbridge board of directors) by amending Oxbridge’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend Oxbridge’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. Oxbridge filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

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In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The Sponsor agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, Oxbridge issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the Sponsor, in connection with the Extension Loan. The Extension Loan was deposited into the trust account on November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an Initial Business Combination, or (b) the date of the liquidation of Oxbridge.

On July 17, 2023, Oxbridge filed a preliminary proxy statement to call an extraordinary general meeting of shareholders regarding a proposal to allow Oxbridge to elect to extend the period to consummate an initial business combination up to six times, each by an additional one-month period, for a total of up to six months, from August 16, 2023 to February 16, 2024 (or such earlier date as determined by the Oxbridge Board).

We have until August 16, 2023 (or up to February 16, 2024 if extended as a result of the adoption of the 2023 Extension Amendment Proposal) to complete the initial Business Combination (the “Combination Period”). However, if we are unable to complete the initial Business Combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

At March 31, 2023, approximately $12.97 million was held in Trust for possible redemption of 1,186,952 Class A ordinary shares at approximately $10.92 per share.

On June 14, 2023, Oxbridge received a written notice (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) stating that Oxbridge was not in compliance with Listing Rule 5550(b)(2) (the “Minimum Market Value of Listed Securities” or “MVLS”), which requires Oxbridge to have at least $35 million market value of listed securities for continued listing on the NASDAQ Capital Market. The Notice similarly indicates that Oxbridge, pursuant to the Listing Rules, has a compliance period of 180 calendar days in which it can regain compliance. Further, the Notice states that, if at any time during the compliance period the Oxbridge’s MVLS closes at $35 million or more for a minimum of ten consecutive business days, Nasdaq will provide written confirmation of compliance and the matter will be closed.

The Notice is only a notification of deficiency and not a notification of imminent delisting, and the Notice and has no current effect on the listing or trading of Oxbridge’s securities on the Nasdaq Capital Market. The Company intends to take action to regain compliance with Rule 5550(b)(2) during the 180 calendar-day compliance period which expires on December 11, 2023.

Liquidity and Capital Resources

As of March 31, 2023 the Company had cash of approximately $66,000 and a working capital deficit of approximately $249,000 to satisfy the Company’s liquidity needs.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended Initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our Initial Business Combination, we would repay such loaned amounts. In the event that our Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued 1,500,000 warrants if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our Initial Business Combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. As of March 31, 2023 and December 31, 2022, there were no amounts outstanding under any working capital loans.

Based on the foregoing, management believes that we may have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an Initial Business Combination or six months from this filing. Over this time period, we will be using these funds to pay existing accounts payable, performing due diligence on selected target, paying for travel expenditures, and structuring, negotiating and consummating the proposed Business Combination.

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Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of the audited financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of the audited financial statements.

Results of Operations

As of March 31, 2023, we had not commenced any operations. All activity for the three months ended March 31, 2023, the year ended December 31, 2022 and the period from April 12, 2021 (inception) through December 31, 2021 relates to our formation and the IPO, and subsequent to the IPO, identifying a target company for an Initial Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after the completion of our Initial Business Combination, at the earliest. We will generate non-operating income in the form of interest income and unrealized gains from the proceeds derived from the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Net loss for the three months ended March 31, 2023 was $615,245 or $0.15 basic and diluted earnings per share, which consisted of an approximately $364,000 in general and administrative expenses, $137,000 in interest income and approximately $389 thousand loss on warrant liability revaluation.

Net Income for the year ended December 31, 2022 was $7.18 million, or $0.546 basic and diluted earnings per share, which consisted of an approximately $487,000 in general and administrative expenses, $964,000 in interest income and approximately $6.7 million gain on warrant liability revaluation.

For the period from April 12, 2021 (inception) through to December 31, 2021, we had a net loss of approximately $3.54 million, which consisted of an approximately $86,000 in general and administrative expenses and approximately $3.46 million loss on warrant liability revaluation.

Contractual Obligations

Other than the below, we do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Administrative Services Agreement

Commencing on the date that our securities are first listed, we agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our founding team. Upon completion of the Initial Business Combination or our liquidation, we will cease paying such monthly fees. For the three month period end March 31, 2023, we have recognized $30,000 under the Administrative Services Agreement, which is included within General and Administrative Expenses on the Statement of Operations.

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Registration Rights

The holders of the Founder Shares, private placement warrants, Class A Ordinary Shares underlying the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of the Initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On August 16, 2021, we paid an underwriting discount of 2% of the per Oxbridge Unit offering price, or approximately $2,300,000 million in the aggregate at the closing of the IPO, and the underwriters are entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, or $4,025,000 in the aggregate. The deferred fee will be payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an Initial Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

Derivative financial instruments

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, will be re-assessed at the end of each reporting period. Derivative warrant liabilities will be classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The 17,260,000 warrants issued on August 16, 2021 in connection with the IPO and the private placement (including the 11,500,000 warrants included in the Oxbridge Units and the 5,760,000 private placement warrants) are recognized as derivative liabilities in accordance with ASC 815. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the public warrants issued in connection with the IPO were initially measured at fair value using a Black-Scholes option pricing model simulation model and subsequently, the fair value of public warrants issued in connection with the IPO have been measured based on the listed market price of such warrants as of December 31, 2021. The fair value of the private placement warrants has been estimated initially and subsequently, as of December 31, 2021, using a Black-Scholes option pricing model. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly.

Class A Ordinary Shares Subject to Possible Redemption

As of March 31, 2023 and December 31, 2022, there were 1,301,952 Class A ordinary shares issued or outstanding. We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and be subject to occurrence of uncertain future events. Accordingly, at March 31, 2023 and December 31, 2022, 1,186,952 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

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Earnings (Loss) Per Ordinary Share

Oxbridge complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share”. Earnings (Loss) per ordinary share is computed by dividing earnings (loss) by the weighted average number of ordinary shares outstanding during the period.

Oxbridge has two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a business combination as the most likely outcome, in which case, both classes of shares share pro rata in the income/loss of Oxbridge. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

At March 31, 2023, due to net loss, Oxbridge did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the loss of Oxbridge. As a result, diluted loss per share is the same as basic loss per share for the period ended March 31, 2023.

At December 31, 2022, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into Ordinary Shares and then share in our earnings. As a result, diluted earnings per share is the same as basic earnings per share for the period presented.

At December 31, 2021, due to net loss, Oxbridge did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the loss of Oxbridge. As a result, diluted loss per share is the same as basic loss per share for the period ended December 31, 2021.

Balance Sheet Arrangements

As of March 31, 2023 and December 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

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INFORMATION ABOUT Oxbridge

Overview

We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have neither engaged in any operations nor generated any operating revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Our executive offices are located at Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands and our telephone number is +1 (345) 749-7570. Our corporate website address is www.oxbridgeaq.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this annual report. You should not rely on any such information in making your decision whether to invest in our securities.

Company History

On April 12, 2021, our Sponsor purchased an aggregate of 2,875,000 Class B Ordinary Shares (our “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.009 per share. Our Class B Ordinary Shares will automatically convert into Class A Ordinary Shares, on a one-for-one basis, upon the completion of a business combination. The number of Founder Shares issued was based on the expectation that the Founder Shares would represent 20% of the outstanding Class A Ordinary Shares and our Class B Ordinary Shares (collectively, our “Ordinary Shares”) upon completion of our IPO.

On August 16, 2021, we consummated our IPO of 10,000,000 Units at $10.00 per Oxbridge Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of approximately $3,500,000 in deferred underwriting commissions. The underwriter was granted a 45-day option from the date of the final prospectus relating to the initial public offering to purchase up to 1,500,000 additional Oxbridge Units to cover over-allotments, if any, at $10.00 per Oxbridge Unit. On August 16, 2021, the underwriters exercised the over-allotment option in full and, purchased an additional 1,500,000 Over-Allotment Units, generating additional gross proceeds of $15,000,000, and incurring additional offering costs of $825,000, inclusive of approximately $525,000 of deferred underwriting commissions. Each warrant entitles the holder thereof to purchase one share of Class A Ordinary Shares at a price of $11.50 per share, subject to certain adjustments.

Simultaneously with the closing of the IPO, we consummated the sale of 5,760,000 warrants to the Sponsor and Maxim Group, LLC (“Maxim”), the underwriter in our IPO (the “private placement warrants”), at a price of $1.00 per private placement warrant, generating gross proceeds of $5,760,000. An aggregate of $116,725,000 from the proceeds of the IPO and the private placement warrants was placed in a trust account (the “Trust Account”) such that the trust account held $116,725,000 at the time of closing of the IPO. Each private placement warrant is exercisable to purchase one Class A ordinary share at $11.50 per share, subject to certain adjustments.

On September 30, 2021, we announced that, commencing October 1, 2021, holders of the 11,500,000 units sold in the IPO may elect to separately trade the shares of Class A Ordinary Shares and the warrants included in the units. Those units not separated continued to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “OXACU” and the Class A Ordinary Shares and warrants that were separated trade under the symbols “OXAC” and “OXACW,” respectively.

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On November 9, 2022, Oxbridge held an extraordinary general meeting of shareholders. At the extraordinary general meeting, Oxbridge’s shareholders were presented the proposals to extend the date by which Oxbridge must consummate an initial business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the board of directors) by amending Oxbridge’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend Oxbridge’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. Oxbridge filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The Sponsor has agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, Oxbridge issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the Sponsor, in connection with the Extension Loan. The Extension Loan was deposited into the Trust Account on November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an Initial Business Combination, or (b) the date of the liquidation of Oxbridge.

On July 17, 2023, Oxbridge filed a preliminary proxy statement to call an extraordinary general meeting of shareholders regarding a proposal to allow Oxbridge to elect to extend the period to consummate an initial business combination up to six times, each by an additional one-month period, for a total of up to six months, from August 16, 2023 to February 16, 2024 (or such earlier date as determined by the Oxbridge Board).

Our units, Class A Ordinary Shares and warrants are registered under the Exchange Act and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. The SEC’s website (http://www.sec.gov) contains such reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accounting firm.

Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of our signing a definitive agreement in connection with our initial business combination. We refer to this as the 80% of net assets test. If our Board of Directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors. Our Amended and Restated Memorandum and Articles of Association provide that any initial business combination must be approved by at least 75% of our Board of Directors.

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We anticipate structuring our initial business combination so that the post-transaction company in which our public shareholders own shares will own or acquire 100% of the issued and outstanding equity interests or assets of the target business or businesses. We may, however, structure our initial business combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our shareholders prior to our initial business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the issued and outstanding capital stock, shares or other equity securities of a target business or issue a substantial number of new shares to third-parties in connection with financing our initial business combination. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our shareholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% fair market value test. If our initial business combination involves more than one target business, the 80% fair market value test will be based on the aggregate value of all of the target businesses.

Facilities

We maintain our principal executive offices at Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands. We pay our Sponsor $10,000 per month for office space, administrative and support services pursuant to the terms of an administrative services agreement between us and our Sponsor. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we has completed our initial business combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process. We do not intend to have any full-time employees prior to the consummation of an initial business combination.

Competition

We expect to encounter intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses we intend to acquire. Many of these individuals and entities are well established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. Additionally, the number of blank check companies looking for business combination targets has increased compared to recent years and many of these blank check companies are sponsored by entities or persons that have significant experience with completing business combinations. While we believe there are numerous target businesses we could potentially acquire with the net proceeds from our initial public offering and private placement warrants, if we have not completed our initial business combination within the required time period, our public shareholders may receive only approximately $11.07 per share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.

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Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, or December 31, 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt during the prior three-year period.

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EXECUTIVE COMPENSATION

Oxbridge

None of our executive officers or directors have received any cash compensation for services rendered to us. We pay monthly recurring expenses of $10,000 to our Sponsor for office space, administrative and support services. Upon completion of the initial business combination or our liquidation, we will cease paying these monthly fees. Accordingly, in the event the consummation of the initial business combination takes until August 16, 2023, the Sponsor will be paid a total of $240,000 ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.

Our Sponsor, directors and officers or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, directors, officers or our or any of their respective affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination business. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination.

It is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Jet Token

Upon the consummation of the Business Combination, Jet Token will be considered a smaller reporting company and an “emerging growth company” within the meaning of the JOBS Act and has opted to comply with the executive compensation disclosure rules applicable to such companies. These rules provide for reduced compensation disclosure for the principal executive officer and the two most highly compensated executive officers other than the principal executive officer (the “named executive officers”). This section provides an overview of Jet Token’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Jet Token’s named executive officers for fiscal year 2022 are:

●	Michael Winston, Founder and Executive Chairman, Treasurer;

●	George Murnane, Chief Executive Officer and President; and

●	Patrick McNulty, Chief Operating Officer.

Jet Token believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Jet Token’s current compensation programs reflect its startup origins and consist primarily of salary, bonus and equity awards. As Jet Token’s needs evolve, it intends to continue to evaluate its philosophy and compensation programs as circumstances require.

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Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by, and paid to each of Jet Token’s named executive officers for services rendered to Jet Token in all capacities during 2022:

Name and Principal Position	Salary ($)	Bonus / Commission ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Michael D. Winston	$234,791	$25,000	$-	$49,547	$309,338
Founder and Executive Chairman; Treasurer

George Murnane	$250,000	$100,000	$2,472,657	$49,966	$2,872,623
Chief Executive Officer and President

Patrick McNulty	$173,068	$111,840	$1,191,163	$36,730	$1,512,801
Chief Operating Officer

(1) Other compensation consists primarily of the cost of medical, dental, vision and disability insurance costs, as well as retirement contributions made on behalf of named executive officers.

Narrative Disclosure to Summary Compensation Table

For 2022, the compensation program for Jet Token’s named executive officers consisted of base salary, bonus and equity awards.

Employment Agreements

We do not have any formal compensation arrangements with our Founder and Executive Chairman. Rather, Mr. Winston, as our sole board member, determines the compensation to be paid to him from time to time in consultation with our Chief Executive Officer and President. We believe that this provides us with greater flexibility in managing our cash flow needs as we grow our business.

Mr. Murnane, our Chief Executive Officer, entered into an employment offer letter with Jet Token on July 24, 2019. Pursuant to the employment offer letter, Mr. Murnane is entitled to receive a base salary of $250,000 and an annual cash bonus of up to $100,000. A special cash bonus of $1,500,000 is payable at the effective date of a change in control. Additionally, under his employment offer letter, Mr. Murnane received options to purchase 2,700,000 shares of Jet Token’s common stock, vesting monthly over a period of three years, and options to purchase an additional 2,700,000 shares of Jet Token’s common stock, which will only vest upon the closing of a qualified offering of at least $10,000,000. In connection with his employment offer letter, Mr. Murnane entered into a standard confidentiality, invention assignment and non-competition agreement with Jet Token.

Mr. McNulty, our Chief Operating Officer, entered into an offer letter with Jet Token on June 1, 2021. Pursuant to the offer letter, Mr. McNulty is entitled to receive a base salary of $165,000 and 1,000,000 stock options, 100,000 of which vested immediately upon signing, 400,000 of which vest monthly over three years, and 500,000 of which was granted and vested immediately upon Mr. McNulty’s relocation to Las Vegas, Nevada. Mr. McNulty is also entitled to receive commissions for new customer sales.

Base Salary

In 2022, each of Jet Token’s named executive officers received an annual base salary to compensate them for services rendered to Jet Token. On March 10, 2022, the base salary of Mr. McNulty increased from $165,000 to $175,000. On April 1, 2022, the base salary of Mr. Winston increased from $200,000 to $250,000. The actual base salary received by each named executive officer is set forth above in the Summary Compensation Table in the column titled “Salary.”

Cash Bonus

Each named executive officer’s employment arrangement provides that the named executive officer will be eligible to earn a discretionary annual bonus subject to achievement of certain goals (including revenue and profitability targets) as determined by the Jet Token Board. In 2022, Mr. Winston, Mr. Murnane and Mr. McNulty were eligible to earn annual cash bonuses based on their performance, as determined by the Jet Token Board, in its discretion.

The actual annual cash bonuses awarded to each of Jet Token’s named executive officers for 2022 performance are set forth above in the Summary Compensation Table in the column titled “Bonus.”

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2022 Equity Awards

In 2022, Mr. Murnane and Mr. McNulty each received Jet Token Options to purchase shares of Jet Token Common Stock under the Jet Token Option Plan as follows: (a) Mr. Murnane received Jet Token Options to purchase 1,000,000 shares of Jet Token Common Stock; and (c) Mr. McNulty received Jet Token Options to purchase (i) 1,000,000, (ii) 128,000, (iii) 250,000 and (iv) 500,000 shares of Jet Token Class B Common Stock.

Jet Token Option Plans

General. On June 4, 2018, the Jet Token’s Board of Directors adopted the Jet Token Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provides for the grant of equity awards to employees, and consultants, to purchase shares of Jet Token’s common stock. As of December 31, 2020, up to 25,000,000 shares of its common stock could be issued pursuant to awards granted under the 2018 Plan. During the year ended December 31, 2021, the 2018 Plan was amended three times to increase the total number of shares reserved for issuance thereunder. As of December 31, 2022 and 2021, the total number of shares reserved for issuance under the 2018 Plan was 75,000,000 shares, consisting of (i) 25,000,000 shares of common stock and (ii) 50,000,000 shares of non-voting common stock. The 2018 Plan is administered by Jet Token’s Board of Directors.

In August 2021, Jet Token’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. As of December 31, 2021, up to 5,000,000 shares of non-voting common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of non-voting common stock authorized under the 2021 Plan to 15,000,000. In the event that shares of non-voting common stock subject to outstanding options or other securities under the Jet Token’s 2018 Stock Open and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan.

Plan Administration. The Jet Token Board has administered the Jet Token Option Plan. It is expected that the compensation committee of the Jet.AI Board will administer the Jet Token Option Plan following the Closing Date.

Types of Awards. The Jet Token Option Plan provides for the grant of incentive Jet Token Options, non-statutory Jet Token Options, Jet Token Restricted Stock, restricted stock units and stock appreciation rights.

Stock Options. The Jet Token Board has the discretion to grant incentive or non-statutory Jet Token Options under the Jet Token Option Plan, provided that incentive Jet Token Options may only be granted to employees. The exercise price per share applicable to such Jet Token Options must generally be equal to at least the fair market value per share of Jet Token Common Stock on the date of grant. Subject to the provisions of the Jet Token Option Plan, the Jet Token Board has the discretion to determine the remaining terms of the Jet Token Options (e.g., vesting). After the termination of a participant’s service, the participant may only exercise his or her Jet Token Option, to the extent vested, for a specified period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the Jet Token Option will remain exercisable for 18 months and 12 months following the termination of service, respectively. In all other cases except for a termination for cause, the Jet Token Option will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the Jet Token Option will immediately terminate. However, in no event may a Jet Token Option be exercised later than the expiration of its maximum term.

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Restricted Stock. The Jet Token Board has the discretion to grant Jet Token Restricted Stock under the Jet Token Option Plan. Jet Token Restricted Stock are generally shares of Jet Token Common Stock that are issued or sold to a participant pursuant to the Jet Token Option Plan and subject to repurchase by Jet Token under certain circumstances and that are fully vested at grant or that will vest in accordance with terms and conditions established by the Jet Token Board, in its sole discretion. The Jet Token Board has the discretion to determine the number of shares that the participant may receive or purchase, the price to be paid (if any), and the time by which the participant must accept the shares/offer.

Restricted Stock Units. The Jet Token Board has the discretion to grant restricted stock units under the Jet Token Option Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of Jet Token Common Stock. The Jet Token Board, in its discretion, determines whether restricted stock units should be granted, the total units granted and/or the vesting terms applicable to such units. Participants holding restricted stock units will hold no voting rights by virtue of such restricted stock units. The Jet Token Board may, in its sole discretion, award dividend equivalents in connection with the grant of restricted stock units. Restricted stock units may be settled in cash, shares of Jet Token Common Stock, as applicable, or any combination thereof or in any other form of consideration, as determined by the Jet Token Board, in its sole discretion.

Stock Appreciation Rights. The Jet Token Board has the discretion to grant stock appreciation rights under the Jet Token Option Plan and to determine the terms and conditions of each stock appreciation right, except that the exercise price for each stock appreciation right cannot be less than 100% of the fair market value of the underlying shares of Jet Token Common Stock on the date of grant. Upon exercise of a stock appreciation right, a participant will receive payment from Jet Token in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares of Jet Token Common Stock, or any combination thereof, or in any other form of consideration, as determined by the Jet Token Board in its discretion. Stock appreciation rights are exercisable at the times and on the terms established by the Jet Token Board, in its discretion.

Non-transferability of Awards. Unless the Jet Token Board provides otherwise, awards granted under the Jet Token Option Plan are generally not transferable.

Certain Adjustments. In the event of certain corporate events or changes in Jet Token’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Jet Token Option Plan, the Jet Token Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the Jet Token Option Plan and/or the number, kind, class and price of securities covered by each outstanding award.

Dissolution or liquidation. In the event of Jet Token’s dissolution or liquidation, each outstanding award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Jet Token Board.

Change in Control. The Jet Token Option Plan provides that in the event of a change in control, unless otherwise provided in the applicable award agreement or as determined by the Jet Token Board at the time of grant, outstanding awards will be assumed, canceled if not exercised/settled or cashed out in lieu of exercise as determined by the Jet Token Board.

Amendment or Termination. The Jet Token Board may amend or terminate the Jet Token Option Plan at any time, provided such action does not impair the rights or obligations of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.

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Benefits and Perquisites

Jet Token provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; health savings account; life insurance; and a tax-qualified Section 401(k) plan for which Jet Token matches 100% of contributions up to 6% of the employee’s salary. In addition, Jet Token provides Mr. Murnane subsidies in the form of monthly reimbursements for costs related to inter-state commuting for automotive ($300), wireless communication ($200), health club ($170) and out-of-pocket medical ($50).

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding each outstanding Jet Token Option award or unvested stock award held by Messrs. Winston, Murnane and McNulty as of December 31, 2022.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Jet Token Options (#) Exercisable	Number of Securities Underlying Unexercised Jet Token Options (#) Unexercisable	Jet Token Option Exercise Price ($)	Jet Token Option Expiration Date	Number of Securities that Have Not Vested (#)	Market Value of Securities that Have Not Vested ($)
Michael Winston	-	-	-	-	-	-
George Murnane	5,400,000	-	$0.06	9/23/2029
	5,400,000	1,500,000	$0.30	12/31/2030
	12,000,000	5,666,667	$0.75	7/30/2031
	1,000,000	694,445	$0.75	3/16/2032
					-	-
Patrick McNulty	400,000	188,889	$0.75	7/1/2031
	500,000	-	$0.75	7/1/2031
	100,000	-	$0.75	8/2/2031
	1,000,000	583,334	$0.75	10/31/2031
	1,000,000	638,889	$0.75	1/5/2032
	128,000	-	$0.75	3/1/2032
	250,000	-	$0.75	8/31/2032
	500,000	-	$0.75	9/30/2032

Additional Narrative Disclosure

Retirement Benefits

Jet Token currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code where employees, including the named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. Jet Token matches 100% of contributions of up to 6% of the employee’s salary. The contributions made on behalf of the named executive officers for fiscal year 2022 are disclosed above in the notes to the Summary Compensation Table.

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Potential Payments on Termination or Change in Control

Mr. Murnane is entitled to a special cash bonus of $1.5 million paid at the effective date of a Change of Control transaction provided he is still employed by Jet Token at the time of the closing. For purposes of hie employment agreement, “Change of Control” means (i) the closing of a merger, consolidation, liquidation or reorganization of Jet Token into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of Jet Token outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person of more than 50% of the voting capital stock of Jet Token, in a single or series of related transactions; (iii) the sale, exchange, or transfer of all or substantially all of Jet Token’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of Jet Token immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred). The transaction contemplated herein will not constitute a Change of Control under Mr. Murnane’s employment agreement.

Post-Closing Executive Compensation Arrangements

This section describes the plans and arrangements Jet.AI Inc. intends to maintain following the consummation of the Business Combination for the benefit of its employees, including the named executive officers.

It is a condition to Jet Token’s obligation to close the Business Combination that Oxbridge shall have entered into new or amended employment agreements or arrangements with Michael Winston, George Murnane and Patrick McNulty, effective as of the Closing. The terms of those employment agreements and arrangements are disclosed below.

In addition, in connection with the Business Combination, the Oxbridge Board will adopt the Omnibus Incentive Plan, subject to shareholder approval, in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of Jet.AI Inc. and its affiliates, which is essential to Jet.AI Inc.’s long term success. The Omnibus Incentive Plan is a continuation of the Jet Token Option Plans, which will be assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination. For additional information about the Omnibus Incentive Plan, please see “Proposal No. 5 — The Omnibus Incentive Plan Proposal.”

Executive Chairman Compensation

Prior to the Closing, the current Executive Chairman of Jet Token, Michael Winston, will be entering into an amended and restated employment offer letter to serve as the Executive Chairman of Jet.AI after the consummation of the Closing. The terms of such agreement will be disclosed after such agreement is finalized. The offer letter will commence on the Closing.

Chief Executive Officer Compensation

It is anticipated that the current Chief Executive Officer of Jet Token, George Murnane, will be entering into an amended and restated employment offer letter to serve as the Chief Executive Officer of Jet.AI after the consummation of the Closing. The terms of such agreement will be disclosed after such agreement is finalized.

Chief Operating Officer Compensation

It is anticipated that the current Chief Operating Officer of Jet Token, Patrick McNulty, will be entering into an amended and restated employment offer letter to serve as the Chief Operating Officer of Jet.AI after the consummation of the Closing. The terms of this agreement will be disclosed after such agreement is finalized.

Director Compensation

Historically, Mr. Winston has been Jet Token’s sole director. Mr. Winston did not receive any additional compensation for his service as a director for 2022.

Non-Employee Director Compensation Arrangements

In connection with the Business Combination, the Jet.AI Board will adopt a new non-employee director compensation policy effective upon the closing of the Business Combination. The new policy is designed to attract and retain high quality non-employee directors by providing competitive compensation and aligning their interests with the interests of Jet.AI stockholders through equity awards.

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MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Effective immediately after the consummation of the Business Combination, the business and affairs of the post-combination company will be managed by or under the direction of the Jet.AI Board. The following table sets forth certain information, including ages as of June 20, 2023, regarding the persons who are expected to serve as executive officers and directors of Jet.AI upon the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in the section entitled “Proposal No. 6 — The Director Election Proposal.”

Name	Age	Position
Michael D. Winston, CFA(b)	46	Executive Chairman, Director
George Murnane(b)	65	Chief Executive Officer, Director
William Yankus(a)	63	Director
Wrendon Timothy(a)	43	Director
Patrick McNulty(b)	39	Chief Operating Officer
Lt. Col. Ran David(b)	48	Director
Donald Jeffrey Woods(b)	47	Director
Ehud Talmor(b)	48	Director

(a)	Oxbridge designee.
(b)	Jet Token designee.

Information about Anticipated Executive Officers and Directors upon the Consummation of the Business Combination

Executive Officers

Michael D. Winston, CFA founded Jet Token in 2018 and has served as its Executive Chairman since Jet Token’s founding. Mr. Winston began his career in 1999 with Credit Suisse First Boston Corporation and later worked as a portfolio manager at Millennium Partners LP. In 2012, Mr. Winston formed the Sutton View group of companies, an alternative asset management platform where he advised one of the largest academic endowments in the world. Mr. Winston received an MBA in Finance and Real Estate from Columbia Business School in 2005, and a BA in Economics from Cornell University in 1999. While at Cornell he studied for a year at the London School of Economics and at age 18 won a $1 million prize from IBM for his first startup company. Mr. Winston is a CFA Charterholder, and a member of the Economic Club of New York. We believe Mr. Winston is qualified to serve as a director because of his operational and historical expertise gained from serving as Jet Token’s Founder and Executive Chairman.

George Murnane has served as Jet Token’s Chief Executive Officer since September 2019. Mr. Murnane has over 20 years of senior executive experience, including 14 years as a Chief Operating Officer and/or Chief Financial Officer in the air transportation and aircraft industry, including as Chief Executive Officer for ImperialJet S.a.l from 2013 to 2019, Chief Operating Officer and Acting Chief Financial Officer of VistaJet Holdings, S.A. in 2008, Chief Financial Officer of Mesa Air Group from 2002 to 2007, Chief Operating Officer and Chief Financial Officer of North-South Airways from 2000 to 2002, Executive Vice President, Chief Operating Officer and Chief Financial Officer of International Airline Support Group from 1996 to 2002 and Executive Vice President and Chief Operating Officer of Atlas Air, Inc. from 1995 to 1996. From 2009 until he joined Jet Token, Mr. Murnane was a managing partner of Barlow Partners, a consulting services firm providing operational and financial management, merger and acquisition, financing and restructuring expertise to industrial and financial companies. Mr. Murnane received an MBA from The Wharton School of the University of Pennsylvania and a BA in Economics from the University of Pennsylvania in 1980. We believe Mr. Murnane is qualified to serve as a director because of his expertise gained from serving as Jet Token’s Chief Executive Officer and his extensive financial experience.

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Patrick McNulty has served as Jet Token’s Chief Operating Officer since June 2021. Prior to joining Jet Token, Mr. McNulty served as a manager of Sales Operations and Business Development with Honda Aircraft Company. While with Honda Aircraft, Mr. McNulty led the development of a robust sales engineering team and was instrumental in product development and market analysis for the manufacturer. Prior to Honda Aircraft Company, Mr. McNulty worked in the aircraft engine division of Rolls-Royce North America and at light jet manufacturer Eclipse Aviation. Mr. McNulty is a graduate of the Embry-Riddle Aeronautical University (BS Aerospace Engineering, MBA Aviation).

Non-Employee Directors

Wrendon Timothy has been Oxbridge’s Chief Financial Officer, Treasurer, Secretary and director since April 2021. He has served as a director, chief financial officer and corporate secretary of Oxbridge Re Holdings Limited (NASDAQ: OXBR), a Cayman Islands based NASDAQ-listed reinsurance holding company. He has served in the positions of chief financial officer and corporate secretary since August 2013 and as a director since November 2021. In his role, he has provided financial and accounting consulting services with a focus on technical and SEC reporting, compliance, internal auditing, corporate governance, mergers & acquisitions analysis, risk management, and CFO and controller services. Mr. Timothy also serves as an executive and director of Oxbridge Reinsurance Limited and Oxbridge Re NS, the wholly-owned licensed reinsurance subsidiaries of Oxbridge Re Holdings Limited. Mr. Timothy also serves as a director of Oxbridge’s Sponsor, OAC Sponsor Ltd, and as a director of SurancePlus Inc., a British Virgin Islands wholly-owned Web3 subsidiary of Oxbridge Re Holdings Limited.

Mr. Timothy started his financial career at PricewaterhouseCoopers (Trinidad) in 2004 as an Associate in their assurance division, performing external and internal audit work, and tax-related services. Throughout his career progression and transitions through KPMG Trinidad and PricewaterhouseCoopers (Cayman Islands), Mr. Timothy has successfully delivered services across both the public and private sectors, spanning insurance and reinsurance, banking, hedge funds, trusts, investment management, manufacturing, beverage, construction, glass, healthcare, retail, construction, marketing, restaurant, software, sports, and tourism industries. Mr. Timothy management roles allowed him to be heavily involved in the planning, budgeting, and leadership of engagement teams, serving as a liaison for senior client management, and advising on technical accounting matters. Mr. Timothy is a Fellow of the Association of Chartered Certified Accountants (ACCA), a Fellow Chartered Corporate Secretary and also holds a Postgraduate Diploma in Business Administration and a Master of Business Administration, with Distinction (with a Specialism in Finance (with Distinction), from Heriot Watt University in Edinburg, Scotland. Mr. Timothy holds directorship and leadership roles with a number of privately-held companies, and also serves on various not-for-profit organizations, including his governance role as Chairman of Audit & Risk Committee of The Utility Regulation & Competition Office of the Cayman Islands, and Chairman of the Cayman Islands Conference of SDA. Mr. Timothy is an active Fellow Member of the ACCA, an active member of the Cayman Islands Institute of Professional Accountants (CIIPA), and an active Fellow Member of the Chartered Governance Institute (formerly the Institute of Chartered Secretaries and Administrators).

We believe that Mr. Timothy is qualified to serve as a director because of his extensive capital markets experience and significant expertise across a wide array of corporate matters.

William L. Yankus has been one of Oxbridge’s independent directors since August 2021. Mr. Yankus is an experienced investment banking specialist with a demonstrated history of working in the insurance industry. Since July 2015, Mr. Yankus has served as Founder and Principal of Pheasant Hill Advisors, LLC, a New York based advisor firm that provides various research, advisory, private equity capital raising and M&A services primarily to the insurance industry and insurance industry investors. Since March 2016, Mr. Yankus has served on the board of directors of Kingstone Companies, Inc. (NASDAQ: KINS), a New York based NASDAQ-listed property and casualty insurance company. He has also served as the Chairman of Kingstone’s Compensation Committee since April 2017, and as the Chairman of Kingstone’s Investment Committee since February 2020. Mr. Yankus is also a Senior Advisor at Independent Insurance Analysts LLC, which provides investment analysis, credit research and investment banking services related to the life insurance industry.

From September 2011 to June 2015, Mr. Yankus served as Managing Director for Sterne Agee, one of the oldest privately owned financial services firm in the USA. Sterne Agee offered wealth management and investment services to a diverse client base and custodies nearly $26 billion in client assets. Prior to Sterne Agee, Mr. Yankus also held executive and leadership roles with other reputable financial services and investment banking firms, including serving as Head of Insurance Research at Macquarie Group from December 2009 to November 2010, Managing Director-Insurance Research for Fox-Pitt, Kelton from May 1993 to November 2009, and Vice President, Insurance Research at Conning & Company from June 1985 to Apr 1993. He completed the CFA program in 1989 and passed the CT uniform CPA exam in 1984. He received his B.A. degree in Economics and Accounting from The College of the Holy Cross.

Mr. Yankus brings significant leadership, insurance, public company, mergers & acquisitions, corporate governance and investment banking experience to our Board of Directors.

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Ehud Talmor (Maj. IAF Ret.) is a decorated, retired, senior officer from the Israeli Air Force with over twenty-five years of experience in all aspects of air combat and aircraft logistics. He began his career in 1995 as a fighter pilot and later, flight instructor. He subsequently took on a variety of supervisory roles, including F-16 deputy squadron commander. In 2007, he joined the Acquisitions Department of the Israeli Ministry of Defense and later held the position of Project Manager for three separate Air Force jet acquisition projects. The jet acquisition projects were: (1) the Beechcraft T-6II, (2) the Leonardo M-346, and (3) the Lockheed Martin F-35A. In addition to serving as Project Manager for the F-35 program, Mr. Talmor was also the Israeli Air Force’s Chief Instructor for the F-35. Mr. Talmor graduated from I.D.C. Herzliya with a B.A. in Psychology. We believe Mr. Talmor is qualified to serve as a director because of his considerable aviation industry, business and project management experience.

Lt. Col. Ran David (IAF) is a decorated combat pilot in the Israeli Air Force. He has served as a deputy squadron commander and spent ten years as a flight instructor. One of Lt. Col David’s primary responsibilities has been to train, test and approve new IAF fighter pilots. Lt. Col David is a graduate of the USAF Air Command and Staff College and the University of Haifa. Lt. Col David is qualified to serve as a director because of his considerable aviation industry and pilot training experience.

Jeff Woods is currently the Co-Founder and Chief Product Officer of Puzl LLC, a company using artificial intelligence to transform retail. He also currently serves as President and Board Member of Woods Supermarket, Inc., a mid-sized family-owned chain of supermarkets operating across Missouri, which has been serving its communities for over 75 years. Prior to these roles, from 2011 to 2019, Mr. Woods served in roles of Vice President of Marketing Strategy and Chief Product Strategist with SAP SE (NYSE: SAP) in London and New York.  From 2001 to 2011, Mr. Woods served as Vice President of Enterprise Applications Research at Gartner Inc (NYSE: IT) where he was the global lead for enterprise applications. Prior to this, Mr. Woods built and sold his own logistics company. Mr. Woods is a graduate of Cornell University in Applied Economics and holds an MBA from Columbia Business School. Mr. Woods is qualified to serve as a director because of his considerable technology development, artificial intelligence, business and marketing experience.

Family Relationships

There are no familial relationships among the Jet.AI directors and executive officers.

Board Composition

If the Proposed Organizational Documents are approved, upon the consummation of the Business Combination, the Jet.AI Board will be comprised of seven directors and will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Jet.AI’s directors will be divided among the three classes as follows:

●	the Class I directors will be Lt. Col. Ran David and Jeffrey Woods and their terms will expire at the 1st annual meeting of stockholders after Closing;

●	the Class II directors will be William Yankus and Wrendon Timothy and their terms will expire at the 2nd annual meeting of stockholders after Closing; and

●	the Class III directors will be Michael Winston, George Murnane and Ehud Talmor and their terms will expire at the 3rd annual meeting of stockholders after Closing.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of Jet.AI stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal. This classification of the Jet.AI Board may have the effect of delaying or preventing changes in Jet.AI’s control or management.

The Proposed Organizational Documents that will be in effect upon the completion of the Business Combination provide that only the Jet.AI Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. The Proposed Organizational Documents will also provide that Jet.AI’s directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

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Director Independence

Upon the consummation of the Business Combination, the Jet.AI Board is expected to determine that each of the directors serving on the Jet.AI Board, other than Michael Winston and George Murnane, will qualify as an independent director, as defined under the listing rules of Nasdaq, and the Jet.AI Board will consist of a majority of “independent directors,” as defined under the applicable rules of the SEC and Nasdaq relating to director independence requirements. In addition, Jet.AI will be subject to certain rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Leadership Structure

It is not expected that the Jet.AI Board will have a policy requiring the positions of the Chairperson of the board of directors and Chief Executive Officer to be separate or held by the same individual. The intended members of the Jet.AI Board believe that this determination should be based on circumstances existing from time to time, based on criteria that are in Jet.AI’s best interests and the best interests of its stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by Jet.AI or the industry in which it operates and governance efficiency. The proposed Jet.AI Board intends to adopt Corporate Governance Guidelines, effective as of the consummation of the Business Combination, which will provide for the appointment of a lead independent director at any time when the Chairperson is not independent.

Board Committees

Effective as of the consummation of the Business Combination, it is expected that the Jet.AI Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. The Jet.AI Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Jet.AI Board will delegate various responsibilities and authority to its committees and the committees will regularly report on their activities and actions to the full board of directors. Members will serve on these committees until their resignation or until otherwise determined by the Jet.AI Board. The Jet.AI Board may establish other committees to facilitate the management of Jet.AI’s business as it deems necessary or appropriate from time to time.

Each committee of the Jet.AI Board will operate under a written charter approved by the Jet.AI Board. Following the consummation of the Business Combination, copies of each charter will be posted on the Investor Relations section of Jet.AI’s website at www.jettoken.com. The inclusion of the post-combination company’s website address or the reference to Jet.AI’s website in this proxy statement/prospectus does not include or incorporate by reference the information on Jet Token’s website into this proxy statement/prospectus.

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Audit Committee

Following the consummation of the Business Combination, Jet.AI’s audit committee will be comprised of Wrendon Timothy, William Yankus and Ehud Talmor, with Mr. Timothy serving as audit committee chairperson. It is anticipated that the Jet.AI Board will determine that Messrs. Timothy, Woods and Talmor will each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, the Jet.AI Board expects to determine that each of Messrs. Timothy and Yankus is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of the audit committee and the Jet.AI Board. The audit committee will be responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit Jet.AI’s financial statements;

●	helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

●	reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, Jet.AI’s interim and year-end operating results;

●	reviewing Jet.AI’s financial statements and critical accounting policies and estimates;

●	reviewing the adequacy and effectiveness of Jet.AI’s internal controls;

●	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;

●	overseeing Jet.AI’s policies on risk assessment and risk management;

●	overseeing compliance with Jet.AI’s code of business conduct and ethics;

●	reviewing related party transactions; and

●	approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

The audit committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which will be available on Jet.AI’s website upon the consummation of the Business Combination. All audit services to be provided to Jet.AI and all permissible non-audit services, other than de minimis non-audit services, to be provided to Jet.AI by Jet.AI’s independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee

Following the consummation of the Business Combination, Jet.AI’s compensation committee will be comprised of Lt. Col. Ran David, Wrendon Timothy and Ehud Talmor, and Mr. Talmor will be the chairperson of the compensation committee. The proposed Jet.AI Board expects to determine that each member of the compensation committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Following the consummation of the Business Combination, the compensation committee will be responsible for, among other things:

●	reviewing, approving and determining, or making recommendations to the Jet.AI Board regarding, the compensation of Jet.AI’s executive officers, including the Chief Executive Officer;

●	making recommendations regarding non-employee director compensation to the full Jet.AI Board;

●	administering Jet.AI’s equity compensation plans and agreements with Jet.AI executive officers;

●	reviewing, approving and administering incentive compensation and equity compensation plans; and

●	reviewing and approving Jet.AI’s overall compensation philosophy.

The compensation committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and Nasdaq listing standards, and will be available on Jet.AI’s website upon the consummation of the Business Combination.

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Nominating and Corporate Governance Committee

Following the consummation of the Business Combination, the nominating and corporate governance committee will be comprised of William Yankus, Wrendon Timothy and Jeff Woods, and Mr. Woods will be the chairperson of the nominating and corporate governance committee. The proposed Jet.AI Board expects to determine that each member of the nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Following the consummation of the Business Combination, the nominating and corporate governance committee will be responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to the Jet.AI Board regarding nominees for election to the Jet.AI Board and its committees;

●	considering and making recommendations to the Jet.AI Board regarding the composition of the Jet.AI Board and its committees;

●	developing and making recommendations to the Jet.AI Board regarding corporate governance guidelines and matters;

●	overseeing Jet.AI’s corporate governance practices;

●	overseeing the evaluation and the performance of the Jet.AI Board and individual directors; and

●	contributing to succession planning.

The nominating and corporate governance committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and Nasdaq listing standards and will be available on Jet.AI’s website upon the consummation of the Business Combination.

Code of Business Conduct and Ethics

The Jet.AI Board expects to adopt a Code of Business Conduct and Ethics that will apply to all of Jet.AI’s directors, officers and employees, including Jet.AI’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Upon the consummation of the Business Combination, the Code of Business Conduct and Ethics will be available on the Corporate Governance section of Jet.AI’s website. In addition, Jet.AI intends to post on the Corporate Governance section of Jet.AI’s website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Jet.AI compensation committee is or has been at any time one of Jet.AI’s officers or employees. None of Jet.AI’s expected executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has or has had one or more executive officers serving as a member of the Jet.AI Board or compensation committee.

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Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, limits Jet.AI’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Jet.AI’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide that Jet.AI will, in certain situations, indemnify Jet.AI’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Jet.AI will enter into separate indemnification agreements with Jet.AI’s directors and officers. These agreements, among other things, will require Jet.AI to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Jet.AI’s directors or officers or any other company or enterprise to which the person provides services at Jet.AI’s request.

Jet.AI plans to maintain a directors’ and officers’ insurance policy pursuant to which Jet.AI’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Oxbridge is a Cayman Islands exempted company. The Cayman Islands Companies Act (As Revised) and the Existing Organizational Documents govern the rights of Oxbridge’s shareholders. The Cayman Islands Companies Act (As Revised) differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Organizational Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Jet.AI, your rights will differ in some regards as compared to when you were a shareholder of Oxbridge.

Below is a summary chart outlining important similarities and differences in the corporate governance and rights associated with owning shares of Oxbridge, as a Cayman Islands exempted company, and Jet.AI, as a corporation incorporated under the laws of the State of Delaware.

This summary is qualified in its entirety by reference to the complete text of the Existing Organizational Documents, the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B, and the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. You should review each of the Proposed Organizational Documents, as well as the DGCL and the Cayman Islands Companies Act (As Revised), for more information as to how these laws apply to Jet.AI and Oxbridge, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Act (As Revised) and the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote (in person, online or by proxy) of a majority of the holders of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class).

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	Delaware	Cayman Islands
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Organizational Documents Proposal 4F).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of Oxbridge owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

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DESCRIPTION OF SECURITIES

If the Business Combination is consummated, Jet.AI will replace its Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex B and Annex C, which, in the judgment of the Oxbridge Board, is necessary to adequately address the needs of the post-combination company.

The following summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. We urge you to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combination.

For more information on the Organizational Documents Proposal and Advisory Organizational Documents Proposals, see the sections entitled “Proposal No. 3 — The Organizational Documents Proposal” and “Proposal No. 4 — The Advisory Organizational Documents Proposals.”

Capital Stock

Authorized Capitalization

The Proposed Certificate of Incorporation will authorize the issuance of 59,000,000 shares of capital stock, consisting of two classes: 55,000,000 shares of Jet.AI Common Stock and 4,000,000 shares of Jet.AI Preferred Stock. We expect to have approximately 8.67 million shares of Jet.AI Common Stock outstanding immediately after the consummation of the Business Combination, assuming none of the outstanding public shares are redeemed in connection with the Business Combination, and approximately 8.44 million shares of Jet.AI Common Stock outstanding immediately after the consummation of the Business Combination, assuming maximum redemptions by our public shareholders in connection with the Business Combination.

Jet.AI Common Stock

Voting Rights

The Proposed Certificate of Incorporation provides that, except as otherwise expressly provided by the Proposed Certificate of Incorporation or as provided by law, the holders of Jet.AI Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Jet.AI Common Stock shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Jet.AI Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise expressly provided in the Proposed Certificate of Incorporation or by applicable law, each holder of Jet.AI Common Stock shall have the right to one vote per share of Jet.AI Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of Jet.AI Preferred Stock outstanding at the time, shares of Jet.AI Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Jet.AI Board out of any assets of Jet.AI legally available therefor.

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Rights Upon Liquidation, Dissolution and Winding Up

Subject to any preferential or other rights of any holders of Jet.AI Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of Jet.AI, whether voluntary or involuntary, holders of Jet.AI Common Stock will be entitled to receive ratably all assets of Jet.AI available for distribution to its stockholders.

Other Rights

The holders of Jet.AI Common Stock will not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Jet.AI Common Stock. The rights, preferences and privileges of holders of shares of Jet.AI Common Stock will be subject to those of the holders of any shares of Jet.AI Preferred Stock that Jet.AI may issue in the future.

Jet.AI Preferred Stock

The Proposed Certificate of Incorporation provides that shares of Jet.AI Preferred Stock may be issued from time to time in one or more series. The Jet.AI Board will be authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

The number of authorized shares of Jet.AI Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Jet.AI entitled to vote thereon, without a separate vote of the holders of the Jet.AI Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Jet.AI Preferred Stock.

The Jet.AI Board will be able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue Jet.AI Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Jet.AI Common Stock and could have anti-takeover effects. The ability of the Jet.AI Board to issue Jet.AI Preferred Stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Jet.AI or the removal of Jet.AI’s management and may adversely affect the market price of Jet.AI Common Stock and the voting and other rights of the holders of Jet.AI. Jet.AI will have no Jet.AI Preferred Stock outstanding at the date the Proposed Certificate of Incorporation becomes effective. Although the Oxbridge Board does not currently intend to issue any shares of Jet.AI Preferred Stock, we cannot assure you that the Jet.AI Board will not do so in the future.

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Warrants

Public Warrants

Public warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the Oxbridge Units and only whole public warrants will trade. The public warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO; provided in each case that we have an effective registration statement under the Securities Act covering the Jet.AI Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under certain circumstances). We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Jet.AI Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to the Jet.AI Common Stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the Jet.AI Common Stock issuable upon exercise of the warrants is not effective 60 business days after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Jet.AI Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of the Business Combination or any other Initial Business Combination or earlier upon redemption or liquidation. In addition, if we issue additional Jet.AI Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Jet.AI Common Stock (with such issue price or effective issue price to be determined in good faith by the Oxbridge Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Once the warrants become exercisable, we may redeem the outstanding warrants for cash (except as described herein with respect to the private placement warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Jet.AI Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Jet.AI Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to the Jet.AI Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

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Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants for Jet.AI Common Stock:

●	in whole and not in part;

●	at a price equal to a number of shares of Jet.AI Common Stock to be determined by reference to an agreed upon table based on the redemption date and the “fair market value” of the Jet.AI Common Stock, where the “fair market value” of the Jet.AI Common Stock means the average reported last sale price of the Jet.AI Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Jet.AI Common Stock equals or exceeds $18.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Jet.AI Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Pursuant to the terms of the Warrant Agreement, if we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”) and will mail the notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on our registration books. In addition, we will issue a press release and file a current report on Form 8-K with the SEC containing notice of redemption. We are not contractually obligated to notify investors when our warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the warrants for redemption, unless and until we elect to redeem such warrants pursuant to the terms of the Warrant Agreement.

In no event will we be required to net cash settle any warrant. If we are unable to complete the Business Combination or any other Initial Business Combination within the Combination Period and we liquidate the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Private Placement Warrants

The private placement warrants are identical to the public warrants underlying the Oxbridge Units sold in the IPO, except that the private placement warrants and the Jet.AI Common Stock issuable upon exercise of the private placement warrants will not be transferrable, assignable or salable until 30 days after the completion of the Business Combination or any other Initial Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees, whereas the public warrants are redeemable and may only be exercised on a cashless basis if Oxbridge calls the public warrants for redemption and elects to require holders to exercise their public warrants on a cashless basis. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by Oxbridge and exercisable by such holders on the same basis as the public warrants.

Merger Consideration Warrants

The Merger Consideration Warrants are substantially similar to the public warrants underlying the Oxbridge Units sold in the IPO, except that the Merger Consideration Warrants will become exercisable upon completion of the Business Combination, have an exercise price of $15.00 per share, subject to adjustments, and will expire ten years after the completion of the Business Combination or earlier upon redemption or liquidation. In addition, the Merger Consideration Warrants do not provide for any adjustments to the exercise price for the Newly Issued Price and are not subject to redemption by Jet.AI.

In no event will Jet.AI be required to net cash settle any warrant. Upon exercise of the Merger Consideration Warrants, in lieu of any fractional share of Jet.AI Common Stock to which any holder would otherwise be entitled, Jet.AI’s exchange agent shall round up or down to the nearest whole share of Jet.AI Common Stock with a fraction of 0.5 rounded up.

GEM Warrant

The GEM Warrant to be issued upon the closing of the Business Combination entitles GEM to purchase up to 6% of the outstanding common stock of Jet Token on a fully diluted basis as of the date of listing. The GEM Warrant will have a term of three years. The exercise price of the GEM Warrant will be $10.00 per share, subject to adjustment. See the subsection entitled “Information About Jet Token – Share Purchase Agreement” for a description of the GEM Warrant.

Our Transfer Agent and Warrant Agent

The transfer agent for our Ordinary Shares (and, after the consummation of the Business Combination, the Jet.AI Common Stock) and the warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

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Certain Anti-Takeover Provisions of Delaware Law and our Proposed Organizational Documents

We will not opt out of Section 203 of the DGCL under the Proposed Organizational Documents. Under Section 203 of the DGCL, Jet.AI will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of Jet.AI (the “acquisition”), except if:

●	the Jet.AI Board approved the acquisition prior to its consummation;

●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the business combination is approved by the Jet.AI Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Jet.AI for a three-year period. This may encourage companies interested in acquiring Jet.AI to negotiate in advance with the Jet.AI Board because the stockholder approval requirement would be avoided if the Jet.AI Board approves the acquisition which results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in the Jet.AI Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under the Proposed Organizational Documents, subject to the rights of any series of Jet.AI Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of Jet.AI must be effected at a duly called annual or special meeting of stockholders of Jet.AI and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under the Proposed Organizational Documents, special meetings of stockholders of Jet.AI may be called only by the chairperson of the Jet.AI Board, the chief executive officer or president of Jet.AI, or the Jet.AI Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Proposed Bylaws, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Jet.AI shall be given in the manner and to the extent provided in Jet.AI’s bylaws.

Listing of Securities

We have applied to list the Jet.AI Common Stock, the Jet.AI Warrants and the Merger Consideration Warrants on Nasdaq under the symbols “JTAI,” “JTAIW” and “JTAIZ,” respectively, upon the Closing. The Oxbridge Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

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SECURITIES ACT RESTRICTIONS ON RESALE OF Jet.AI Common Stock

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Jet.AI Common Stock or Jet.AI Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of Jet.AI Common Stock or Jet.AI Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of such Jet.AI securities then-outstanding; or

●	the average weekly reported trading volume of such Jet.AI securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will not be able to sell their Jet.AI Common Stock pursuant to Rule 144 without registration until one year after we have completed the Business Combination or any other Initial Business Combination, although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Oxbridge regarding (a) the actual beneficial ownership of our Ordinary Shares as of the record date (prior to the Domestication and Business Combination) and (b) the expected beneficial ownership of our voting common stock immediately following consummation of the Domestication and Business Combination, assuming that no public shares of Oxbridge are redeemed, and alternatively the maximum redemptions scenario, which assumes that 245,288 Class A Ordinary Shares are redeemed as further described in the subsection entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” resulting in an aggregate payment of $2,681,000 million out of the Trust Account, in each case, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Jet.AI Common Stock;

●	each of our named executive officers and directors;

●	each person who will become a named executive officer or director of Jet.AI post-Business Combination; and

●	all current executive officers and directors of Oxbridge, as a group pre-Business Combination and all executive officers and directors of Jet.AI post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Ordinary Shares prior to the Domestication and Business Combination is based on 4,176,952 Class A Ordinary Shares and Class B Ordinary Shares issued and outstanding in the aggregate as of July 11, 2023.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the Domestication and Business Combination, assuming none of our public shares are redeemed, (a) assumes (i) that none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (ii) that there are no other issuances of equity interests of Oxbridge or Jet Token and (iii) that there are no exercises of Jet Token Options or Jet Token Warrants and (b) does not take into account Jet.AI Warrants or Merger Consideration Warrants that will remain outstanding following the Business Combination and may be exercised at a later date.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the Domestication and Business Combination, assuming the maximum redemptions scenario where 245,288 public shares have been redeemed, (a) assumes (i) that none of Oxbridge’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (ii) that there are no other issuances of equity interests of Oxbridge or Jet Token and (iii) that there are no exercises of Jet Token Options or Jet Token Warrants and (b) does not take into account Jet.AI Warrants that will remain outstanding following the Business Combination and may be exercised at a later date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

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Shares of Jet.AI Common Stock that may be acquired by an individual or group within 60 days of July 11, 2023, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

	Pre-Business Combination		Post-Business Combination
	Common Stock		Assuming No Further Redemption		Assuming Interim Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Shares Beneficially Owned	% of Outstanding Shares of Common Stock	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of Oxbridge(1):
Jay Madhu	—	—	—	—	—	—	—	—
Wrendon Timothy	—	—	—	—	—	—	—	—
Jason Butcher	—	—	—	—	—	—	—	—
Allan Martin	—	—	—	—	—	—	—	—
William Yankus	—	—	—	—	—	—	—	—
All Directors and Executive Officers of Oxbridge Pre-Business Combination as a Group (Five Individuals)	—	—	—	—	—	—	—	—
Five Percent Holders of Oxbridge:
OAC Sponsor Ltd.(2)	2,875,000	68.8	2,875,000	33.1	2,875,000	33.6	2,875,000	34.1
Directors and Executive Officers of Post-Business Combination Company:	—	—	—	—	—	—	—	—
Michael D. Winston, CFA(3)	—	—	2,547,553	29.4	2,547,553	29.8	2,547,553	30.2
George Murnane(3)	—	—	569,166	6.2	569,166	6.2	569,166	6.3
William L. Yankus(1)	—	—	—	—	—	—	—	—
Wrendon Timothy(1)	—	—	—	—	—	—	—	—
Patrick McNulty(3)	—	—	86,177	1.0	86,177	1.0	86,177	1.0
Lt. Col. Ran David(3)	—	—	92,325	1.1	92,325	1.1	92,325	1.1
Jeffrey Woods(3)	—	—	—	—	—	—	—	—
Ehud Talmor(3)	—	—	61,550	0.7	61,550	0.7	61,550	0.7
All Directors and Executive Officers of Post-Business Combination Company as a group (8 individuals)	—	—	3,356,771	38.7	3,356,771	39.2	3,356,771	39.8
Five Percent Holders of Post-Business Combination Company After Consummation of the Business Combination:
OAC Sponsor Ltd.	2,875,000	68.8	2,875,000	33.1	2,875,000	34.1	2,875,000	34.1
Michael D. Winston	—	—	2,547,553	29.4	2,547,553	30.2	2,547,553	30.2
GEM Yield Bahamas Limited(4)	—	—	2,217,393	20.4	2,210,035	20.5	2,202,677	20.7

* Less than 1%.

(1)	Unless otherwise noted, the business address of each of the entities or individuals is c/o Oxbridge Acquisition Corp. Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands.

(2)	OAC Sponsor Ltd. is the record holder of the shares reported herein. Each of our directors and officers have direct or indirect membership interests in OAC Sponsor Ltd. OAC Sponsor Ltd. is governed and controlled by a board of directors of 3 members, Jay Madhu, Wrendon Timothy, and Jason Butcher. Each director has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by a majority comprised of two or more individuals of a three-member (or greater) board, and a voting and dispositive decision requires the approval of a majority of those individuals, none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to OAC Sponsor Ltd. Based on the foregoing, no director exercises voting or dispositive control over any of the securities held by OAC Sponsor Ltd. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares and, for the avoidance of doubt, each expressly disclaims any such beneficial interest to the extent of any pecuniary interest he may have therein, directly or indirectly. Each of our officers, directors and advisors is, directly or indirectly, a member of our sponsor.

(3)	Unless otherwise indicated, the address of each of the entities or individuals is c/o Jet Token, 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135.

(4)	Consists of shares of common stock issuable upon exercise of the GEM Warrant. Based upon information provided by GEM Yield Bahamas Limited, Christopher F. Brown has sole voting and investment power with respect to such shares. The address of GEM Yield Bahamas Limited is 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Oxbridge Related Party Transactions

Founder Shares

On April 12, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain expenses on behalf of Oxbridge in exchange for issuance of 2,875,000 Class B Ordinary Shares, par value $0.0001 (the “Founder Shares”). The Founder Shares will automatically convert into shares of Class A Ordinary Shares at the time of Oxbridge’s initial Business Combination and are subject to certain transfer restrictions.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which Oxbridge completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the IPO, Oxbridge consummated the Private Placement of 5,760,000 Private Placement Warrants to the Sponsor and Maxim at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Oxbridge of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of Oxbridge’s initial Business Combination. Additionally, the Private Placement Warrants are not redeemable by Oxbridge and are exercisable on a cashless basis so long as they are held by the Sponsor and Maxim or their respective permitted transferees, whereas the public warrants are redeemable and may only be exercised on a cashless basis if Oxbridge calls the public warrants for redemption and elects to require holders to exercise their public warrants on a cashless basis.

Certain proceeds from the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If Oxbridge does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

On April 19, 2021, the Sponsor agreed to loan Oxbridge an aggregate of up to $300,000 to cover for expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable upon the earlier of December 31, 2021 or the completion of the IPO. The loan amounted to $195,175 and was repaid upon the closing of the IPO out of offering proceeds not held in the Trust Account.

Extension Amendment Proposal and Promissory Note

On November 9, 2022, Oxbridge held an extraordinary general meeting of shareholders. At the extraordinary general meeting, Oxbridge’s shareholders were presented the proposals to extend the date by which Oxbridge must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the board of directors) by amending Oxbridge’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend Oxbridge’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. Oxbridge filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

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In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The Sponsor agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, Oxbridge issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the Sponsor, in connection with the Extension Loan. The Extension Loan was deposited into the Trust Account on November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an Initial Business Combination, or (b) the date of the liquidation of Oxbridge.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, other Initial Shareholder, or certain of Oxbridge’s officers and directors may, but are not obligated to, loan Oxbridge funds as may be required (“Working Capital Loans”). If Oxbridge completes a Business Combination, Oxbridge would repay the Working Capital Loans. In the event that a Business Combination does not close, Oxbridge may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of December 31, 2022 and 2021, Oxbridge did not have any outstanding borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the effective date of the Company’s IPO, Oxbridge agreed to pay its Sponsor a total of up to $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the initial Business Combination or Oxbridge’s liquidation, Oxbridge will cease paying these monthly fees. For the year ended December 31, 2022, and for the period ending December 31, 2021, Oxbridge paid $100,000 and $50,000, respectively, to the Sponsor under the Administrative Services Agreement.

Jet Token’s Related Party Transactions

From time to time, related parties make payments on Jet Token’s behalf or advance cash to Jet Token for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2022 and 2021, Michael Winston, Jet Token’s Founder and Executive Chairman, advanced a total of $42,000 and $200,196, respectively, to Jet Token in the form of a non-interest-bearing loan. As of December 31, 2022 such advances had been fully repaid.

LEGAL MATTERS

Dykema Gossett PLLC has passed upon the validity of the securities of Jet.AI offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

221

EXPERTS

The consolidated financial statements of Jet Token as of December 31, 2022 and 2021 included in this proxy statement/prospectus have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Oxbridge as of December 31, 2022 and 2021 included in this proxy statement/prospectus have been audited by Hacker Johnson & Smith P.A., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless Oxbridge has received contrary instructions, Oxbridge may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of Oxbridge’s disclosure documents at the same address this year, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Oxbridge’s disclosure documents, the shareholders should follow these instructions:

●	If the shares are registered in the name of the shareholder, the shareholder should contact Oxbridge at its offices at Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands, KY1-9006, directed to the attention of its Secretary, or its telephone number at (345) 749-7570 to inform Oxbridge of his or her request; or

●	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SHAREHOLDER PROPOSALS AND NOMINATIONS

The Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of Jet.AI not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. The Chairperson of the Jet.AI Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

222

Further, the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of Jet.AI in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. The Chairperson of the Jet.AI Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before Jet.AI begins to print and send out its proxy materials for such 2023 annual meeting (and Jet.AI will publicly disclose such date when it is known).

In addition, if applicable, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Jet.AI’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act within the time periods described above.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Oxbridge Board, any committee chairperson or the non-management directors as a group by writing to the Oxbridge Board or committee chairperson in care of Oxbridge Acquisition Corp., Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands, KY1-9006. Following the Business Combination, such communications should be sent in care of Jet.AI, 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

ENFORCEABILITY OF CIVIL LIABILITY

Oxbridge is a Cayman Islands exempted company. If Oxbridge does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Oxbridge. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Oxbridge in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Oxbridge may be served with process in the United States with respect to actions against Oxbridge arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Oxbridge’s securities by serving Oxbridge’s U.S. agent irrevocably appointed for that purpose.

Until the Domestication is effected, Oxbridge’s corporate affairs are governed by the Existing Organizational Documents, the Cayman Islands Companies Act (As Revised) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Oxbridge under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Oxbridge’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

We have been advised by our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Oxbridge files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Oxbridge’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the extraordinary general meeting, you should contact Oxbridge’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

If you are an Oxbridge shareholder and would like to request documents, please do so by , 2023, in order to receive them before the extraordinary general meeting. If you request any documents from Oxbridge, Oxbridge will mail them to you by first class mail, or another equally prompt means.

All information included in this proxy statement/prospectus relating to Oxbridge has been supplied by Oxbridge, and all such information relating to Jet Token has been supplied by Jet Token. Information provided by either Oxbridge or Jet Token does not constitute any representation, estimate or projection of any other party.

Neither Oxbridge nor Jet Token has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

223

INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements of Oxbridge Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2022 and 2021 (as restated)	F-3
Statement of Operations for the year ended December 31, 2022 and for the Period from April 12, 2021 (inception) through December 31, 2021 (as restated)	F-4
Statement of Changes in Shareholders Deficit for the year ended December 31, 2022 and for the Period from April 12, 2021 (inception) through December 31, 2021 (as restated)	F-5
Statement of Cash Flows for the year ended December 31, 2022 and for the Period from April 12, 2021 (inception) through December 31, 2021 (as restated)	F-6
Notes to the Consolidated Financial Statements	F-7

Condensed Balance Sheets as of March 31, 2023 (unaudited) and December 31, 2022	F-22
Condensed Statements of Operations for the Three Months Ended March 31, 2023 and 2022 (unaudited)	F-23
Condensed Statements of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2023 and 2022 (unaudited)	F-24
Condensed Statement of Cash Flows for the Three Months Ended March 31, 2023 and 2022 (unaudited)	F-25
Notes to Condensed Financial Statements (unaudited)	F-26

Consolidated Financial Statements of Jet Token Inc.
Report of Independent Registered Public Accounting Firm	F-44
Consolidated Balance Sheets as of March 31, 2023 (unaudited) and December 31, 2022 and 2021	F-45
Consolidated Statements of Operations for the thee months ended March 31, 2023 and 2022 (unaudited) and the years ended December 31, 2022 and 2021	F-46
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2022 and 2021 and three months ended March 31, 2023 (unaudited)	F-47
Consolidated Statements of Cash Flows for the three months ended March 31, 2023 and 2022 (unaudited) and the years ended December 31, 2022 and 2021	F-48
Notes to the Consolidated Financial Statements	F-49

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Oxbridge Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Oxbridge Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021 (as restated), the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from April 12, 2021 (inception) through December 31, 2021 (as restated), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 (as restated), and the results of its operations and its cash for the year ended December 31, 2022 and the period from April 12, 2021 (inception) through December 31, 2021 (as restated), in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to complete a business combination by August 16, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ HACKER JOHNSON & SMITH PA

Hacker Johnson & Smith PA

We have served as the Company’s auditor since 2021.

Tampa, Florida

February 22, 2023

PCAOB ID #400

F-2

OXBRIDGE ACQUISITION CORP.

Balance Sheets

	December 31,	December 31,
	2022	2021
		(as restated)
Assets
Current assets
Cash	$211,718	$614,395
Accrued interest, prepaid expenses and other receivables	3,593	81
Total current assets	215,311	614,476
Marketable securities held in Trust Account	12,834,629	116,725,000
Total Assets	$13,049,940	$117,339,476

Liabilities and Shareholders’ Deficit
Current liabilities
Due to affiliates	$3,861	$-
Accrued expenses	97,981	18,000
Total current liabilities	101,842	18,000
Promissory note payable	575,000	-
Deferred underwriting commissions	4,025,000	4,025,000
Derivative warrant liabilities	369,902	7,069,300
Total liabilities	5,071,744	11,112,300

Commitments and Contingencies
Class A ordinary shares; 1,186,952 (2021:11,500,000) shares subject to possible redemption (at redemption value)	12,834,629	116,725,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 4,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 115,000 (2021: 115,000) issued and outstanding (excluding 1,186,952 (2021: 11,500,000) shares subject to possible redemption)	-	-
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	288
Additional paid-in capital, net of offering costs	-	-
Accumulated Deficit	(4,856,721)	(10,498,112)
Total shareholders’ deficit	(4,856,433)	(10,497,824)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$13,049,940	$117,339,476

The accompanying notes are an integral part of financial statements.

F-3

OXBRIDGE ACQUISITION CORP.

Statements of Operations

	Year Ended December 31, 2022	Period from April 12, 2021 (inception) through December 31, 2021
		(as restated)
Expenses
General and administrative expenses	$(487,072)	$(85,515)
Loss from operations	(487,072)	(85,515)
Change in fair value of warrant liabilities	6,699,398	(3,456,800)
Other income
Other interest income	4,065	443
Interest earned on marketable securities held in trust account	959,589	-
Net income (loss)	$7,175,980	$(3,541,872)
Earnings (loss) per share:
Basic weighted average shares outstanding	13,133,764	14,490,000
Diluted weighted average shares outstanding	13,133,764	14,490,000
Basic and diluted net earnings (loss) per ordinary share	$0.546	$(0.244)

The accompanying notes are an integral part of financial statements.

F-4

OXBRIDGE ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2022 AND THE PERIOD FROM APRIL 12, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021 (as restated)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – April 12, 2021 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B ordinary shares to Sponsor	-	-	2,875,000	288	24,712	-	25,000
Issuance of Class A ordinary shares (net of offering costs)	11,615,000	1,161	-	-	103,983,884	-	103,985,045
Issuance of private placement warrants	-	-	-	-	5,760,000	-	5,760,000
Class A Ordinary shares reclassified to Commitments subject to possible redemption	(11,500,000)	(1,161)	-	-	(101,227,174)	-	(101,228,335)
Accretion for Class A Ordinary Shares to redemption amount					(8,541,422)	(6,956,240)	(15,497,662)
Net loss	-	-	-	-	-	(3,541,872)	(3,541,872)
Balance - December 31, 2021 (as restated)	115,000	$-	2,875,000	$288	$-	$(10,498,112)	$(10,497,824)

Accretion for Class A Ordinary Shares to redemption amount	-	-	-	-	-	(1,534,589)	(1,534,589)
Net income	-	-	-	-	-	7,175,980	7,175,980
Balance - December 31, 2022	115,000	$-	2,875,000	$288	$-	$(4,856,721)	$(4,856,433)

The accompanying notes are an integral part of financial statements.

F-5

OXBRIDGE ACQUISITION CORP.

Statements of Cash Flows

		Period from
		April 12, 2021
	Year ended December 31, 2022	(inception) through December 31, 2021
		(as restated)

Cash flows from Operating Activities:
Net income (loss)	$7,175,980	$(3,541,872)
Adjustments to reconcile net income to cash used in operating activities
Change in fair value of warrant liabilities	(6,699,398)	3,456,800
Income earned on marketable securities held in Trust Account	(959,589)	-

Changes in operating assets and liabilities:
Accrued interest receivable	-	(81)
Prepaid expenses and other receivables	(3,512)	-
Due to affiliates	3,861	45,833
Accrued expenses	79,981	18,000
Net cash used in operating activities	$(402,677)	$(21,320)

Cash flows from Investing Activities:
Proceeds from liquidation of marketable securities held in Trust Account	105,424,960	-
Investment in Trust Account	(575,000)	(116,725,000)
Net cash provided by (used in) investing activities	$104,849,960	$(116,725,000)

Cash flows from Financing Activities:
Redemption of 10,313,048 Class A Ordinary Shares	(105,424,960)	-
Proceeds from issuance of promissory note	575,000	-
Proceeds from issuance of Class B ordinary shares	-	25,000
Proceeds from issuance of private placement warrants	-	5,760,000
Proceeds from issuance of units (net of offering costs)	-	111,575,715
Net cash (used in) provided by financing activities	$(104,849,960)	$117,360,715

Net Change in Cash	(402,677)	614,395
Cash – Beginning of period	614,395	-
Cash – Ending of period	$211,718	$614,395

Supplemental disclosure of non-cashflow information
Deferred underwriting commissions in connection with the initial public offering	$-	$4,025,000
Derivative warrant liabilities issued in connection with the initial public offering	$-	$3,612,500
Accretion for Class A ordinary shares to redemption amount	$1,534,589	$15,497,662

The accompanying notes are an integral part of financial statements.

F-6

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 1—Description of Organization and Business Operations

Oxbridge Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on April 12, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock or share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 12, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering” or “IPO”) described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company may generate non-operating income in the form of interest income on marketable securities from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 11, 2021. On August 16, 2021, the Company consummated its IPO of 10,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of $3,500,000 in deferred underwriting commissions. The underwriter exercised the over-allotment option in full and on August 16, 2021, purchased an additional 1,500,000 units (the “Over-Allotment Units”), generating additional gross proceeds of $15,000,000 (the “Over-Allotment”), and incurring additional offering costs of $825,000, inclusive of $525,000 of deferred underwriting commissions (Note 5).

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,760,000 warrants to the Sponsor and Maxim Group, LLC (“Maxim”), the underwriter in our Initial Public Offering (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $5,760,000, which is discussed in Note 4. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share.

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $116,725,000 ($10.15 per Unit) of the net proceeds of the Initial Public Offering and certain proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and may be invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

F-7

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1—Description of Organization and Business Operations (continued)

The Company will provide the holders (the “Public Shareholders”) of its Public Shares, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (anticipated to be approximately $11.07 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. These Public Shares have been classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting in favor of the business combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, as amended (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholder (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholder have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor (the “Initial Shareholder”) officers and directors have agreed not to propose an amendment to Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination by August 16, 2023, as described in more detail in the prospectus for the IPO) (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

F-8

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1—Description of Organization and Business Operations (continued)

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The Initial Shareholder, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholder or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. Maxim has agreed to waive their rights to its deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be approximately $11.07 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2022 the Company had cash of approximately $212,000 and a working capital of approximately $110,000 to satisfy the Company’s liquidity needs. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.

F-9

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X of the SEC.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance GAAP, management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by August 16, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 16, 2023.

Management’s plans to address this need for capital through potential loans from certain of our affiliates. However, our affiliates are not obligated to make loans to us in the future, and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-10

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

A material estimate that is particularly susceptible to significant change in the near-term relates to the fair value of the derivative warrant liabilities. Although considerable variability is likely to be inherent in this estimate, management believes that the amounts provided are reasonable. This estimate is continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022, the Company had approximately $212,000 of cash and cash equivalents.

Marketable Securities Held in Trust Account

At December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Company coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

F-11

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies (continued)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, will be re-assessed at the end of each reporting period. Derivative warrant liabilities will be classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The 17,260,000 warrants issued on August 16, 2021 in connection with the IPO and the Private Placement (including the 11,500,000 warrants included in the Units and the 5,760,000 Private Placement Warrants) are recognized as derivative liabilities in accordance with ASC 815. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Black-Scholes option pricing model and subsequently, the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants beginning from December 31, 2021, and through to December 31, 2022. The fair value of the Private Warrants has been estimated initially and subsequently, as of December 31, 2022, using a version of the Black-Scholes option pricing model. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly.

Class A Ordinary Shares Subject to Possible Redemption

As of December 31, 2022, there were 1,301,952 Class A ordinary shares issued or outstanding. The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and be subject to occurrence of uncertain future events. Accordingly, at December 31, 2022, 1,186,952 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Earnings (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share”. Earnings (Loss) per ordinary share is computed by dividing earnings (loss) by the weighted average number of ordinary shares outstanding during the period.

The Company has two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income/loss of the Company. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

At December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company due to the exercise price exceeding the average market price of the Company’s ordinary share during the year ended December 31, 2022. As a result, diluted earnings per share is the same as basic earnings per share for the year ended December 31, 2022.

At December 31, 2021, due to net loss the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the loss of the Company. As a result, diluted loss per share is the same as basic loss per share for the period ended December 31, 2021.

The following table reflects the calculation of basic and diluted net earnings (loss) per share (in dollars, except per share amounts):

	For the Year Ended December 31, 2022		For the Period from April 12, 2021 (Inception) Through December 31, 2021 (as restated)
	Class A	Class B	Class A	Class B
Basic and diluted earnings (loss) per ordinary share
Numerator:
Allocation of net earnings (loss)	$5,605,148	$1,570,832	$(2,839,120)	$(702,753)
Denominator:
Basic and diluted weighted average shares outstanding	10,258,764	2,875,000	11,615,000	2,875,000
Basic and diluted net earnings (loss) per ordinary share	$0.546	$0.546	$(0.244)	$(0.244)

F-12

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies (continued)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Reclassifications

Any reclassifications of prior year amounts have been made to conform to the current period presentation.

F-13

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 3—Initial Public Offering

On August 16, 2021, the Company consummated its IPO of 10,000,000 Units at $10.00 per Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of approximately $3,500,000 in deferred underwriting commissions. The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On August 16, 2021, Maxim exercised the over-allotment option in full and, purchased an additional 1,500,000 Over-Allotment Units, generating additional gross proceeds of $15,000,000, and incurring additional offering costs of $825,000, inclusive of approximately $525,000 of deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On April 12, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain expenses on behalf of the Company in exchange for issuance of 2,875,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). The Founder Shares will automatically convert into shares of Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6.

The Initial Shareholder have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Company consummated the Private Placement of an 5,760,000 Private Placement Warrants to the Sponsor and Maxim at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination. The Private Placement Warrants are also not redeemable by the Company so long as they are held by the Sponsor and Maxim or their respective permitted transferees.

Certain proceeds from the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

F-14

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 4—Related Party Transactions (continued)

Related Party Loans

On April 19, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable upon the earlier of September 30, 2021 or the completion of the IPO. The loan amounted to $195,175 and was repaid upon the closing of the IPO out of offering proceeds not held in the Trust Account.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, other Initial Shareholder, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of December 31, 2022, the Company did not have any outstanding borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the effective date of the Company’s IPO, the Company agreed to pay its Sponsor a total of up to $10,000 per month, for office space, utilities, secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, and for the period ending December 31, 2021, the Company recorded expenses of $100,000 and $50,000, respectively, to the Sponsor under the Administrative Services Agreement.

Extension Amendment Proposal and Promissory Note

On November 9, 2022, the Company held an extraordinary general meeting (the “EGM”) of shareholders. At the EGM, the Company’s shareholders were presented the proposals to extend the date by which the Company must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the Board of Directors) by amending the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. The Company filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The sponsor has agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, the Company issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the sponsor, in connection with the Extension Loan. The Extension Loan will be deposited into the trust account on or around November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an initial business combination, or (b) the date of the liquidation of the Company.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-15

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 5—Commitments and Contingencies (continued)

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On August 16, 2021, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $2.0 million in the aggregate (or $2.3 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the IPO. In addition, $0.35 per unit, or approximately $3.5 million in the aggregate (or approximately $4.03 million in the aggregate if the underwriters’ over-allotment option was exercised in full) was payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of this Annual Report on Form 10-K and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of this Annual Report on Form 10-K.

Note 6 – Derivative Warrant Liabilities

As of December 31, 2022, the Company had 11,500,000 Public Warrants and 5,760,000 Private Placement Warrants, outstanding.

The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption

F-16

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 6 – Derivative Warrant Liabilities (continued)

Redemption of Warrants for Cash When the Price per Class A Ordinary Share Equals or Exceeds $18.00

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

In addition, if (x) the Company issues additional shares of Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

F-17

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 6 – Derivative Warrant Liabilities (continued)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Initial Shareholders or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Company has accounted for the 17,260,000 warrants issued in connection with the IPO (including 11,500,000 Public Warrants and 5,760,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. For the year ended December 31, 2022 and the period from April 12, 2021 (inception) to December 31, 2021, the Company recognized a gain (loss) on revaluation of approximately $6.7 million and ($3.5 million), respectively.

The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A common stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the common stock consists exclusively of cash, the amount of such cash per common stock, and (ii) in all other cases, the volume weighted average price of the common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the IPO. Accordingly, the Company classifies each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined using Black-Scholes option pricing model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

F-18

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 7 - Fair Value Measurements

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis as of the initial issuance date, December 31, 2022 and 2021, by level within the fair value hierarchy:

	Fair Value Measurements Using
At December 31, 2022	(Level 1)	(Level 2)	(Level 3)	Total
Description
Liabilities:
Warrant liabilities - public warrants	$368,000	$-	$-	$368,000
Warrant liabilities - private warrants	-	-	1,902	1,902
Total	$368,000	$-	$1,902	$369,902

	Fair Value Measurements Using
At December 31, 2021	(Level 1)	(Level 2)	(Level 3)	Total
Description
Liabilities:
Warrant liabilities - public warrants	$4,655,200	$-	$-	$4,655,200
Warrant liabilities - private warrants	-	-	2,414,100	2,414,100
Total	$4,655,200	$-	$2,414,100	$7,069,300

The Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were initially and subsequently measured at fair value using a Black-Scholes option pricing model. The subsequent measurement of the Public Warrants as of December 31, 2022, and December 31, 2021, are classified as Level 1 due to the use of an observable market quote in an active market.

The Company utilizes a Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of earnings. The estimated fair value of the Private Placement Warrant liability is determined using Level 3 inputs. Inherent in the Black-Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on historical volatility of its stock price. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The Company used the modified extension date deadline of August 16, 2023, to determine the estimated life of the warrants. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2022. There were no transfers between Levels 1, 2 or 3 during the period from April 12, 2021 (inception) through December 31, 2021, other than the transfer of public warrants liabilities from Level 3 to Level 1.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for private placement warrants at their measurement dates:

	At December 31, 2022	At December 31, 2021

Share price	$10.45	$9.90
Exercise price	$11.5	$11.5
Expected dividend yield	0%	0%
Expected volatility	2.97%	24.01%
Risk-free interest rate	4.85%	0.54%
Expected life (in years)	0.67	0.98

F-19

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 7 - Fair Value Measurements (continued)

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the liabilities classified as Level 3:

	Private Placement Warrants	Public Warrants	Warrant Liabilities

Fair value of Level 3 warrants at January 1, 2022	$2,414,100	$-	$2,414,100
Change in valuation inputs or other assumptions	(2,412,198)	-	(2,412,198)
Fair value of Level 3 warrants at December 31, 2022	$1,902	$-	$1,902

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement Warrants	Public Warrants	Total Warrant Liabilities

Fair value as of January 1, 2022	$2,414,100	$4,655,200	$7,069,300
Change in valuation inputs or other assumptions	(2,412,198)	(4,287,200)	(6,699,398)
Fair value as of December 31, 2022	$1,902	$368,000	$369,902

Note 8—Shareholders’ Deficit

Preference Shares—The Company is authorized to issue 4,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 1,301,952 and 11,615,000, respectively, Class A ordinary shares outstanding, of which 1,186,952 and 11,500,000, respectively, has been classified as temporary equity due to its redeemable nature.

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. At December 31, 2022, there were 2,875,000 Class B ordinary shares issued and outstanding. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by applicable law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the appointment of the Company’s directors prior to the initial Business Combination.

F-20

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 8—Shareholders’ Deficit (continued)

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis (as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 9—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-21

OXBRIDGE ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Cash	$66,391	$211,718
Accrued interest, prepaid expenses and other receivables	24,925	3,593
Marketable securities held in Trust Account	12,970,811	12,834,629
Total Current Assets	$13,062,127	$13,049,940

Liabilities and Shareholders’ Equity
Current liabilities
Due to affiliates	$-	$3,861
Accrued expenses	340,155	97,981
Total current liabilities	340,155	101,842
Promissory note payable	575,000	575,000
Deferred underwriting commissions	4,025,000	4,025,000
Derivative warrant liabilities	759,021	369,902
Total liabilities	5,699,176	5,071,744

Commitments and Contingencies
Class A ordinary shares; 1,186,952 shares subject to possible redemption (at redemption value)	12,970,811	12,834,629

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 4,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 115,000 issued and outstanding (excluding 1,186,952 shares subject to possible redemption)	-	-
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	288
Accumulated Deficit	(5,608,148)	(4,856,721)
Total shareholders’ deficit	(5,607,860)	(4,856,433)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$13,062,127	$13,049,940

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-22

OXBRIDGE ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2023	2022
Expenses
General and administrative expenses	$(363,654)	$(56,158)
Loss from operations	(363,654)	(56,158)
Change in fair value of warrant liabilities	(389,119)	3,420,640
Other income
Other interest income	1,346	220
Income earned on marketable securities held in trust account	136,182	-
Net (loss) income	$(615,245)	$3,364,702
(Loss) Earnings per share:
Basic weighted average shares outstanding	4,176,952	14,490,000
Diluted weighted average shares outstanding	4,176,952	14,490,000
Basic and diluted net (loss) earnings per ordinary share	$(0.15)	$0.23

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-23

OXBRIDGE ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(UNAUDITED)

	Ordinary Shares					Total
	Class A		Class B		Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Deficit	Deficit

Balance - December 31, 2021	115,000	$-	2,875,000	$288	$(10,498,112)	$(10,497,824)
Net income	-	-	-	-	3,364,702	3,364,702
Balance - March 31, 2022	115,000	$-	2,875,000	$288	$(7,133,410)	$(7,133,122)

Balance - December 31, 2022	115,000	$-	2,875,000	$288	$(4,856,721)	$(4,856,433)
Accretion for Class A Ordinary Shares to redemption amount	-	-	-	-	(136,182)	(136,182)
Net loss	-	-	-	-	(615,245)	(615,245)
Balance - March 31, 2023	115,000	$-	2,875,000	$288	$(5,608,148)	$(5,607,860)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-24

OXBRIDGE ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(UNAUDITED)

	Three Months Ended
	March 31,
	2023	2022

Cash flows from Operating Activities:
Net (loss) income	$(615,245)	$3,364,702
Adjustments to reconcile net (loss) income to cash used in operating activities
Change in fair value of warrant liabilities	389,119	(3,420,640)
Income earned on marketable securities held in Trust Account	(136,182)	-

Changes in operating assets and liabilities:
Accrued interest, prepaid expenses and other receivables	(21,332)	(48,570)
Due to affiliates	(3,861)	34,745
Accrued expenses	242,174	9,743
Net cash used in operating activities	$(145,327)	$(60,020)

Net Change in Cash	(145,327)	(60,020)
Cash – Beginning of period	211,718	614,395
Cash – Ending of period	$66,391	$554,375

Supplemental disclosure of non-cashflow information
Accretion for Class A ordinary shares to redemption amount	$136,182	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-25

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 1—Description of Organization and Business Operations

Oxbridge Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on April 12, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock or share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from April 12, 2021 (inception) through March 31, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering” or “IPO”) described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company may generate non-operating income in the form of interest and dividend income on marketable securities from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 11, 2021. On August 16, 2021, the Company consummated its IPO of 10,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of $3,500,000 in deferred underwriting commissions. The underwriter exercised the over-allotment option in full and on August 16, 2021, purchased an additional 1,500,000 units (the “Over-Allotment Units”), generating additional gross proceeds of $15,000,000 (the “Over-Allotment”), and incurring additional offering costs of $825,000, inclusive of $525,000 of deferred underwriting commissions (Note 5).

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,760,000 warrants to the Sponsor and Maxim Group LLC (“Maxim”), the underwriter in this offering (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $5,760,000, which is discussed in Note 4. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share.

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $116,725,000 ($10.15 per Unit) of the net proceeds of the Initial Public Offering and certain proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and may be invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

On November 9, 2022, the Company held an extraordinary general meeting (the “EGM”) of shareholders. At the EGM, the Company’s shareholders were presented the proposals to extend the date by which the Company must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the Board of Directors) by amending the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. The Company filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The Sponsor agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, the Company issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the Sponsor, in connection with the Extension Loan. The Extension Loan was deposited into the trust account on November 15, 2022. The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an initial business combination, or (b) the date of the liquidation of the Company.

We have until August 16, 2023 to complete the initial Business Combination (the “Combination Period”). However, if we are unable to complete the initial Business Combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay the our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

At March 31, 2023, approximately $12.97 million was held in Trust for possible redemption of 1,186,952 Class A ordinary shares at approximately $10.92 per share.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

F-26

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 1—Description of Organization and Business Operations (continued)

The Company will provide the holders (the “Public Shareholders”) of its Public Shares, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (anticipated to be approximately $11.07 per Public Share as of August 16, 2023). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. These Public Shares have been classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting in favor of the business combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, as amended (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholder (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholder have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor (the “Initial Shareholder”) officers and directors have agreed not to propose an amendment to Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination by August 16, 2023, as described in more detail in the prospectus for the IPO) (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

F-27

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 1—Description of Organization and Business Operations (continued)

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The Initial Shareholder, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholder or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. Maxim has agreed to waive their rights to its deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be approximately $11.07 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-28

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 1—Description of Organization and Business Operations (continued)

Proposed Business Combination

On February 24, 2023, Oxbridge Acquisition Corp. (“Oxbridge” or the “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization (the “Merger Agreement”) with OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token, Inc., a Delaware corporation (“Jet Token”), pursuant to which the Company will redomicile as a Delaware corporation and immediately renamed Jet.AI (the “Domestication”), and promptly following the Domestication, (a) First Merger Sub will merge with and into Jet Token (the “First Merger”), with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI (the time at which the First Merger becomes effective, the “Effective Time”), and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Proposed Business Combination”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of Jet.AI.

The aggregate consideration payable to the stockholders of Jet.AI at the closing of the Proposed Business Combination (the “Closing”) is $105,000,000, payable through 4,500,000 in shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), valued at $10.00 per share, as well as warrants valued at $60,000,000 using agreed-upon Black Scholes pricing model. The number of warrants will be determine at or near Closing and will be determined through the quotient of $60,000,000 and the price of each warrant as determined from the Black Scholes pricing model. There is no cash consideration in the Proposed Business Combination.

As consideration for the Mergers, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Company Preferred Stock Conversion) shall be canceled and converted into the right to receive: (i) the number of shares of Domesticated Acquiror Common Stock equal to the Stock Exchange Ratio (the “Per Share Stock Merger Consideration”), plus (ii) a warrant (each, an “Merger Consideration Warrant”) to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio (the “Per Share Warrant Merger Consideration”; and together with the Per Share Stock Merger Consideration, the “Per Share Merger Consideration”), with each Merger Consideration Warrant being exercisable during the ten-year period following the Effective Time at an exercise price of $15.00 per share.

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto, including, among other things, covenants with respect to the conduct of the Company and Jet Token during the period between execution of the Merger Agreement and the Closing. The representations, warranties and covenants made under the Merger Agreement will not survive the closing; provided, any covenants that are to be performed at or after the closing shall survive until such covenant has been performed or satisfied. No party to the Merger Agreement will have any liabilities to such other parties, other than claims for willful and material breach or fraud. Each of the Company and Jet Token have agreed to use their commercially reasonable efforts to cause the Merger to be consummated as soon as practicable.

The closing of the Proposed Business Combination is subject to certain conditions, including, among others, that (i) the stockholders of Jet Token and the stockholders of the Company approve the Proposed Business Combination, (ii) the Nasdaq Stock Market approves for listing the common stock to be issued in connection with the Proposed Business Combination, and (iii) the Company has $5,000,001 or more in net tangible assets at the closing.

F-29

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 1—Description of Organization and Business Operations (continued)

Proposed Business Combination (continued)

The Merger Agreement may be terminated prior to the closing under certain circumstances, including, among others, (i) by written consent of Jet Token and the Company, (ii) by written notice from either the Company or Jet Token, if (A) the closing has not occurred on or before July 1, 2023 (the “Outside Date”), unless the terminating party’s failure to comply in any material respect with its obligations under the Merger Agreement shall have proximately contributed to the failure of the closing to have occurred on or prior to the Outside Date, (iii) the Company or Jet Token does not obtain stockholder approval of the Proposed Business Combination at its special meeting, (iii) by written notice from either the Company or Jet Token, in the event that the other party breaches any of its representations, warranties, covenants or other agreements under the Merger Agreement that would result in the failure of the conditions to the Company’s or Jet Token’s obligation to consummate the Proposed Business Combination and such breach has not been cured by the breaching party by the earlier of 30 days after receiving notice of such breach.

During the Three Months ended March 31, 2023, the Company incurred approximately $251,000 of expenses associated with the Proposed Business Combination.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance GAAP, management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by August 16, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 16, 2023.

Management’s plans to address this need for capital through potential loans from certain of our affiliates. However, our affiliates are not obligated to make loans to us in the future, and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses.

Liquidity and Capital Resources

As of March 31, 2023 the Company had cash of approximately $66,000 and a working capital deficit of approximately $249,000 to satisfy the Company’s liquidity needs. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2023, there were no amounts outstanding under any Working Capital Loans.

F-30

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Form S-1 which contains the initial audited financial statements and notes thereto for the period from April 12, 2021 (inception) to April 16, 2021 as filed with the SEC on July 19, 2021 and the Form 10-K’s as filed with the SEC on March 30, 2022 and February 22, 2023. The interim results for the three-month period ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-31

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 2—Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Material estimate that is particularly susceptible to significant change in the near-term relate to the fair value of the derivative warrant liabilities. Although considerable variability is likely to be inherent in this estimate, management believes that the amounts provided are reasonable. This estimate is continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2023, the Company had approximately $66,000 of cash and cash equivalents.

Marketable Securities Held in Trust Account

At March 31, 2023, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account as well as interest and dividends are included in income earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which exceeds the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts.

Offering Costs

The Company accounts for offering costs in accordance with the requirements of ASC 340-10-S99-1. Offering costs consist of legal, accounting, underwriting fees and other costs that are directly related to the IPO. Offering costs associated with warrant liabilities are expensed, and offering costs associated with the Class A ordinary shares are recorded to shareholders’ deficit as a reduction of cash proceeds.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

F-32

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 2—Summary of Significant Accounting Policies (continued)

Fair value measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value:

Money Market Funds

Valued at the daily closing price as reported by the fund. Money market funds held by the Company are open-end funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at the price. The funds are deemed to be actively traded.

Derivative Warrant Liabilities

The fair value of the Private Placement Warrants is based on the Black Scholes option pricing model utilizing various assumptions based on management’s judgment. Significant deviations from management’s estimates and inputs could result in a material change in fair value. As such, the fair value of the Private Placement Warrants is classified as Level 3. The fair value of the Public Warrants is classified as Level 1 due to the use of an observable market price in an active market.

There have been no changes in the methodologies used at March 31, 2023 or December 31, 2022. See Note 7 for additional information on assets and liabilities measured at fair value.

Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, will be re-assessed at the end of each reporting period. Derivative warrant liabilities will be classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The 17,260,000 warrants issued on August 16, 2021 in connection with the IPO and the Private Placement (including the 11,500,000 warrants included in the Units and the 5,760,000 Private Placement Warrants) are recognized as derivative liabilities in accordance with ASC 815. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Black-Scholes option pricing model and subsequently, the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants beginning from December 31, 2021, and through to March 31, 2023. The fair value of the Private Warrants has been estimated initially and subsequently, as of March 31, 2023, using a version of the Black-Scholes option pricing model. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly.

F-33

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 2—Summary of Significant Accounting Policies (continued)

Class A Ordinary Shares Subject to Possible Redemption

As of March 31, 2023, there were 1,301,952 Class A ordinary shares issued or outstanding. The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and be subject to occurrence of uncertain future events. Accordingly, at March 31, 2023 and December 31, 2022, 1,186,952 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets. At March 31, 2023 and December 31, 2022, there are no mandatory convertible ordinary shares.

(Loss) Earnings Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share”. (Loss) earnings per ordinary share is computed by dividing (loss) earnings by the weighted average number of ordinary shares outstanding during the period.

The Company has two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income/loss of the Company. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

At March 31, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the loss of the Company. As a result of the net loss, any potentially dilutive securities would be considered anti-dilutive. As a result, diluted loss per share is the same as basic loss per share for the period ended March 31, 2023.

At March 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company due to the exercise price exceeding the average market price of the Company’s ordinary shares during the period ended March 31, 2022. As a result, diluted earnings per share is the same as basic earnings per share for the period ended March 31, 2022.

The following table reflects the calculation of basic and diluted net (loss) earnings per share (in dollars, except per share amounts):

	For Three Months Ended March 31
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted (loss) earnings per ordinary share
Numerator:
Allocation of net (loss) earnings	$(191,771)	$(423,474)	$2,697,102	$667,600
Denominator:
Basic and diluted weighted average shares outstanding	1,301,952	2,875,000	11,615,000	2,875,000
Basic and diluted net (loss) earnings	$(0.15)	$(0.15)	$0.23	$0.23

F-34

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 2—Summary of Significant Accounting Policies (continued)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On August 16, 2021, the Company consummated its IPO of 10,000,000 Units at $10.00 per Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of approximately $3,500,000 in deferred underwriting commissions. The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On August 16, 2021, Maxim exercised the over-allotment option in full and, purchased an additional 1,500,000 Over-Allotment Units, generating additional gross proceeds of $15,000,000, and incurring additional offering costs of $825,000, inclusive of approximately $525,000 of deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

F-35

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 4—Related Party Transactions

Founder Shares

On April 12, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain expenses on behalf of the Company in exchange for issuance of 2,875,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). The Founder Shares will automatically convert into shares of Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6.

The Initial Shareholder have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of an 5,760,000 Private Placement Warrants to the Sponsor and Maxim at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the Initial Public Offering, except that the Sponsor and Maxim have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination. The Private Placement Warrants are also not redeemable by the Company so long as they are held by the Sponsor and Maxim or their respective permitted transferees.

Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

F-36

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 4—Related Party Transactions (continued)

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, other Initial Shareholder, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of March 31, 2023, the Company did not have any outstanding borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the effective date of the Company’s IPO, the Company agreed to pay its Sponsor a total of up to $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three month period ended March 31, 2023, the Company recorded expenses of $50,000 (including a previously omitted charge of $20,000 relating to November and December 2022 charges) to the Sponsor under the Administrative Services Agreement.

Extension Amendment Proposal and Promissory Note

On November 9, 2022, the Company held an extraordinary general meeting (the “EGM”) of shareholders. At the EGM, the Company’s shareholders were presented the proposals to extend the date by which the Company must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the Board of Directors) by amending the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. The Company filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The sponsor has agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, the Company issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the sponsor, in connection with the Extension Loan. The Extension Loan was deposited into the trust account on or around November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an initial business combination, or (b) the date of the liquidation of the Company.

F-37

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On August 16, 2021, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $2.0 million in the aggregate (or $2.3 million in the aggregate including the underwriters’ over-allotment option which was exercised in full), payable upon the closing of the IPO. In addition, $0.35 per unit, or approximately $3.5 million in the aggregate (or approximately $4.03 million in the aggregate including the underwriters’ over-allotment option which was exercised in full) was payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of this report and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of this Quarterly Report on Form 10-Q.

Note 6 – Derivative Warrant Liabilities

As of March 31, 2023, the Company had 11,500,000 Public Warrants and 5,760,000 Private Placement Warrants, outstanding.

The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

F-38

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 6 – Derivative Warrant Liabilities (continued)

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Warrants for Cash When the Price per Class A Ordinary Share Equals or Exceeds $18.00

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

F-39

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 6 – Derivative Warrant Liabilities (continued)

In addition, if (x) the Company issues additional shares of Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Initial Shareholders or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Company has accounted for the 17,260,000 warrants issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 5,760,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40.

The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A common stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the common stock consists exclusively of cash, the amount of such cash per common stock, and (ii) in all other cases, the volume weighted average price of the common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

F-40

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 6 – Derivative Warrant Liabilities (continued)

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classifies each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined using Black-Scholes option pricing model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. For the three-month periods ending March 31, 2023 and 2022, the Company recognized a (loss)/gain on revaluation of approximately ($0.39 million) and $3.4 million, respectively. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 7 - Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022, by level within the fair value hierarchy:

	Fair Value Measurements Using
At March 31, 2023	(Level 1)	(Level 2)	(Level 3)	Total
Description
Assets
Marketable securities held in trust account	$12,970,811	$-	$-	$12,970,811
Liabilities:
Warrant liabilities - public warrants	$754,400	$-	$-	$754,400
Warrant liabilities - private warrants	$-	$-	$4,621	$4,621

	Fair Value Measurements Using
At December 31, 2022	(Level 1)	(Level 2)	(Level 3)	Total
Description
Assets
Marketable securities held in trust account	$12,834,629	$-	$-	$12,834,629
Liabilities:
Warrant liabilities - public warrants	$368,000	$-	$-	$368,000
Warrant liabilities - private warrants	$-	$-	$1,902	$1,902

The Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were initially and subsequently measured at fair value using a Black-Scholes option pricing model. The subsequent measurement of the Public Warrants as of March 31, 2023 and December 31, 2022, are classified as Level 1 due to the use of an observable market quote in an active market.

F-41

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 7 - Fair Value Measurements (continued)

The Company utilizes a Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the Private Placement Warrant liability is determined using Level 3 inputs. Inherent in the Black-Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on historical volatility of its stock price. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The Company used the modified extension date deadline of August 16, 2023, to determine the estimated life of the warrants. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

There were no transfers between Levels 1, 2 or 3 during the three-month periods ended March 31, 2023 and 2022.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	At March 31, 2023	At December 31, 2022

Share price	$10.71	$10.45
Exercise price	$11.5	$11.5
Expected dividend yield	0%	0%
Expected volatility	3.39%	2.97%
Risk-free interest rate	4.95%	4.85%
Expected life (in years)	0.42	0.67

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the liabilities classified as Level 3:

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Fair value of Level 3 warrants at January 1, 2023	$1,902	$-	$1,902
Change in valuation inputs or other assumptions	2,719	-	2,719
Fair value of Level 3 warrants at March 31, 2023	$4,621	$-	$4,621

The following table presents the changes in the fair value of derivative warrant liabilities:

	Private Placement Warrants	Public Warrants	Total Warrant Liabilities

Fair value as of January 1, 2023	$1,902	$368,000	$369,902
Change in valuation inputs or other assumptions	2,719	386,400	389,119
Fair value as of March 31, 2023	$4,621	$754,400	$759,021

F-42

OXBRIDGE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

Note 8—Shareholders’ Equity

Preference Shares—The Company is authorized to issue 4,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 1,301,952 Class A ordinary shares outstanding, of which 1,186,952 has been classified as temporary equity due to its redeemable nature.

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. At March 31, 2023 and December 31, 2022, there were 2,875,000 Class B ordinary shares issued and outstanding. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by applicable law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the appointment of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis (as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 9—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except for as disclosed below.

ADD – ISSUANCE OF NEW PROMISSORY NOTE; S-4 AMENDMENT (IF DONE BEFORE FILING DATE)

F-43

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Jet Token, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jet Token, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2019

Lakewood, CO

February 23, 2023

F-44

JET TOKEN, INC.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2023 (UNAUDITED) AND DECEMBER 31, 2022 AND 2021

	March 31, 2023	December 31, 2022	December 31,2021
Assets
Current assets:
Cash and cash equivalents	$1,393,437	$1,527,391	$643,494
Other current assets	456,432	357,861	79,548
Total current assets	1,849,869	1,885,252	723,042

Property and equipment, net	9,733	5,814	7,495
Intangible assets, net	126,127	155,009	287,711
Right-of-use asset	1,955,684	2,081,568	-
Investment in joint venture	100,000	-	-
Other assets	747,976	762,976	1,122,789
Total assets	$4,789,389	$4,890,619	$2,141,037

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$265,038	$242,933	$296,201
Accrued liabilities	759,064	951,689	116,113
Deferred revenue	1,285,762	933,361	436,331
Related party advances	-	-	200,196
Lease liability, current portion	498,700	494,979	-
Line of credit	-	-	194,727
Total current liabilities	2,808,564	2,622,962	1,243,568

Lease liability, net of current portion	1,405,284	1,531,364	-
Total liabilities	4,213,848	4,154,326	1,243,568

Commitments and contingencies (Note 5)	-	-	-

Stockholders’ Equity
Series Seed Preferred stock, 10,000,000 shares authorized, $0.0000001 par value, 683,333, 683,333, and 983,333 issued and outstanding, respectively	20,500	20,500	29,500
Series CF Non-voting Preferred stock, 25,000,000 shares authorized, 18,813,002 issued and outstanding	704,396	704,396	704,396
Preferred Stock, 15,000,000 shares authorized, $0.0000001 par value, 0 issued and outstanding	-	-	-

Common stock, 300,000,000 shares authorized, par value $0.0000001, 78,353,333 issued and outstanding	8	8	8
Non-voting Common Stock, 200,000,000 shares authorized, par value $0.0000001, 48,221,393, 46,089,886, and 42,169,330 issued and outstanding, respectively	4	4	4
Subscription receivable	(25,479)	(15,544)	(96,600)
Additional paid-in capital	29,251,614	26,682,909	19,177,938
Accumulated deficit	(29,375,502)	(26,655,980)	(18,917,777)
Total stockholders’ equity	575,541	736,293	897,469
Total liabilities and stockholders’ equity	$4,789,389	$4,890,619	$2,141,037

See accompanying notes to the consolidated financial statements

F-45

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021

Revenues	$1,875,508	$731,437	$21,862,728	$1,112,195

Cost of revenues	1,950,526	807,322	19,803,739	1,383,100

Gross profit (loss)	(75,018)	(75,885)	2,058,989	(270,905)

Operating Expenses:
General and administrative (including stock-based compensation of $1,407,044, $1,151,092, $6,492,653, and $12,690,373, respectively)	2,488,018	1,713,731	9,230,789	14,879,597
Sales and marketing	120,167	85,652	426,728	704,724
Research and development	36,319	19,111	137,278	117,391
Total operating expenses	2,644,504	1,818,494	9,794,795	15,701,712

Operating loss	(2,719,522)	(1,894,379)	(7,735,806)	(15,972,617)

Other (income) expense:
Other income	-	(1)	(3)	(207,368)
Total other (income) expense	-	(1)	(3)	(207,368)

Loss before provision for income taxes	(2,719,522)	(1,894,378)	(7,735,803)	(15,765,249)

Provision for income taxes	-	800	2,400	-

Net Loss	$(2,719,522)	$(1,895,178)	$(7,738,203)	$(15,765,249)

Weighted average shares outstanding - basic and diluted	126,129,302	121,326,331	122,747,555	118,503,131
Net loss per share - basic and diluted	$(0.02)	$(0.02)	$(0.06)	$(0.13)

See accompanying accountants’ review report and notes to financial statements

F-46

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021 AND THREE MONTHS ENDED MARCH 31, 2023 (UNAUDITED)

	Series Seed Preferred Stock		Series CF Non-Voting Preferred Stock		Common Stock		Non-voting Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at December 31, 2020	983,333	$29,500	18,813,002	$704,396	85,000,000	$9	31,402,755	$3	$(522,966)	$5,743,728	$(3,152,528)	$2,802,142
Stock option compensation	-	-	-	-	-	-	-	-	-	12,690,373	-	12,690,373
Sale of Non-Voting Common Stock for cash	-	-	-	-	-	-	4,119,908	-	(96,600)	2,417,424	-	2,320,824
Receipt of subscription receivable	-	-	-	-	-	-	-	-	522,966	-	-	522,966
Offering costs	-	-	-	-	-	-	-	-	-	(1,673,587)	-	(1,673,587)
Share exchange	-	-	-	-	(6,646,667)	(1)	6,646,667	1	-	-		-
Net loss	-	-	-	-	-	-	-	-	-	-	(15,765,249)	(15,765,249)
Balance at December 31, 2021	983,333	$29,500	18,813,002	$704,396	78,353,333	$8	42,169,330	$4	$(96,600)	$19,177,938	$(18,917,777)	$897,469
Stock option compensation	-	-	-	-	-	-	-	-	-	6,492,653	-	6,492,653
Sale of Non-Voting Common Stock for cash	-	-	-	-	-	-	3,920,556	-	(15,544)	2,919,704	-	2,904,160
Receipt of subscription receivable	-	-	-	-	-	-	-	-	96,600	-	-	96,600
Offering costs	-	-	-	-	-	-	-	-	-	(1,691,386)	-	(1,691,386)
Preferred share redemption	(300,000)	(9,000)	-	-	-	-	-	-	-	(216,000)	-	(225,000)
Net loss	-	-	-	-	-	-	-	-	-	-	(7,738,203)	(7,738,203)
Balance at December 31, 2022	683,333	$20,500	18,813,002	$704,396	78,353,333	$8	46,089,886	$4	$(15,544)	$26,682,909	$(26,655,980)	$736,293
Stock option compensation	683,333	$20,500	-	-	-	-	-	-	-	1,407,044	-	1,407,044
Sale of Non-Voting Common Stock for cash	-	-	-	-	-	-	2,131,507	-	(86,370)	1,598,630		1,512,260
Receipt of subscription receivable	-	-	-	-	-	-	-	-	76,435	-	-	76,435
Offering costs	-	-	-	-	-	-	-	-	-	(436,969)	-	(436,969)
Net loss	-	-	-	-	-	-	-	-	-	-	(2,719,522)	(2,719,522)
Balance at March 31, 2023	683,333	$20,500	18,813,002	$704,396	78,353,333	$8	48,221,393	$4	$(25,479)	$29,251,614	$(29,375,502)	$575,541

See accompanying notes to the consolidated financial statements

F-47

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,719,522)	$(1,895,178)	$(7,738,203)	$(15,765,249)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and depreciation	33,596	33,596	134,383	133,608
Amortization of lease financing costs	-	-	-	1,175
Gain on loan forgiveness	-	-	-	(207,360)
Stock-based compensation	1,407,044	1,151,092	6,492,653	12,690,373
Non-cash operating lease costs	125,884	122,271	494,468	-
Changes in operating assets and liabilities:
Accounts receivable	-	-	-	400
Other current assets	(98,571)	(69,091)	(278,313)	(28,980)
Accounts payable	22,105	139,152	(53,268)	15,643
Accrued liabilities	(192,625)	60,629	835,576	111,480
Deferred revenue	352,401	873,900	497,030	436,331
Lease liability	(122,359)	(118,746)	(480,368)	-
Net cash provided by (used in) operating activities	(1,192,047)	297,625	(96,042)	(2,612,579)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,339)	-	-	(8,407)
Purchase of intangible assets	(4,294)	-	-	(97,978)
Investment in joint venture	(100,000)	-	-	-
Return of aircraft deposit	-	-	1,093,600	-
Deposits and other assets	15,000	(763,600)	(803,112)	(439,750)
Net cash provided by (used in) investing activities	(93,633)	(763,600)	290,488	(546,135)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds - related party advances	-	-	42,000	200,196
Repayments - related party advances	-	(14,986)	(242,196)	-
Proceeds - notes payable	-	-	-	86,360
Payments on line of credit	-	(194,727)	(194,727)	(257,308)
Offering costs	(436,969)	(551,310)	(1,691,386)	(1,221,552)
Payment of lease financing costs	-	-	-	(70,500)
Preferred share redemption	-	-	(225,000)	-
Proceeds from sale of Non-Voting Common Stock	1,588,695	1,163,998	3,000,760	2,843,790
Net cash provided by financing activities	1,151,726	402,975	689,451	1,580,986

Increase (decrease) in cash and cash equivalents	(133,954)	(63,000)	883,897	(1,577,728)
Cash and cash equivalents, beginning of period	1,527,391	643,494	643,494	2,221,222
Cash and cash equivalents, end of period	$1,393,437	$580,494	$1,527,391	$643,494

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-	$-	$-
Cash paid for income taxes	$-	$800	$2,400	$-

Non cash investing and financing activities:
Subscription receivable from sale of Non-Voting Common Stock	$25,479	$-	$15,544	$96,600
Line of credit issued for offering expenses paid on behalf of the Company	$-	$-	$-	$452,035
Application of equipment deposit to aircraft maintenance reserve account	$-	$-	$-	$250,000
Operating lease, Right-of-use assets and liabilities	$-	$2,506,711	$2,506,711	$-

See accompanying notes to the consolidated financial statements

F-48

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware. The consolidated financial statements of Jet Token Inc. (the “Company” or “Jet Token”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company is headquartered in Las Vegas, Nevada.

In September 2020, the Company formed a wholly-owned subsidiary Galilee LLC, a Delaware limited liability company. In November 2020, the Company formed a wholly-owned subsidiary Jet Token Management Inc., a Delaware corporation, and later changed its name to Jet Token Software Inc. In November 2020, the Company formed another wholly-owned subsidiary, Jet Token Management Inc. a California corporation. In June 2021, the Company formed a wholly-owned subsidiary Galilee 1 SPV LLC, a Delaware limited liability company. In March and June 2022, the Company formed two wholly owned subsidiaries, Galilee II SPV LLC and Galilee III SPV LLC, respectively. Both are Delaware limited liability companies. These were both sold during the year as part of the Company’s fractional ownership program. To date, all subsidiaries have had no operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since Inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022 and 2023. During the next twelve months, the Company intends to fund its operations with capital from its operations, prior and its most recent Regulation A campaign and prospectively, additional equity offerings. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business Plan and harm its business, financial condition and operating results. The balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The accounting and reporting policies of the Company conform with generally accepted accounting principles in the United States (“GAAP”).

Unaudited Interim Financial Statements

Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these unaudited consolidated interim financial statements have been included. Such adjustments consist of normal recurring adjustments. The results of operations for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the full year.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jet Token Inc. and its wholly owned subsidiaries, Jet Token Software Inc., Jet Token Management Inc., Galilee LLC, Galilee 1 SPV LLC, Galilee II SPV LLC and Galilee III SPV LLC. All intercompany accounts and transactions have been eliminated in consolidation.

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Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company does not have any financial instruments as of March 31, 2023, December 31, 2022 and 2021.

Risks and Uncertainties

The Company has a limited operating history and has only recently begun generating revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, market acceptance of the Company’s business model and COVID-19 issues more fully described below. These adverse conditions could affect the Company’s financial condition and the results of its operations.

On January 30, 2020, the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, it is known that the travel industry in which we operate has been severely impacted. The Company is monitoring the situation and exploring opportunities in regard to travel behavior for when travel restrictions ease.

Cash and Cash Equivalents

For purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

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Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Other Current Assets

Other current assets include security deposits, which relate primarily to contractual prepayments to third-parties for future services, prepaid expenses and customer receivables for additional expenses incurred in their charter trips.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. As of March 31, 2023 and December 31, 2022, property and equipment consisted entirely of equipment which is being depreciated over a three-year period.

Internal Use Software

The Company incurs software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver its services. In accordance with ASC 350-40, Internal-Use Software, the Company capitalizes development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of March 31, 2023, December 31, 2022 and 2021, the Company has capitalized approximately $398,000 of internal software related costs, which is included in intangible assets in the accompanying consolidated balance sheets. The software officially launched on December 31, 2020. Amortization expense for the years ended December 31, 2022 and 2021 was $132,702 and $132,696, respectively. Amortization expense for the three months ended March 31, 2023 and 2022 was $33,176 and $33,176, respectively. Accumulated amortization as of March 31, 2023 and December 31, 2022 was $298,574 and $265,398, respectively.

Investments in Joint Ventures

In January 2023, the Company formed a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services, 380 Software LLC, a Nevada limited liability company. Costs and profits are to be shared equally. The Company accounts for these investments using the equity method whereby the initial investment is recorded at cost and subsequently adjusted by the Company’s share of income or loss from the joint venture. The Company has made investments in the joint venture totaling $100,000 during the three months ended March 31, 2023. There is currently no financial activity or material assets to report for this joint venture beyond this initial investment.

Leases

The Company determines if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term. Operating lease right-of-use assets are recognized at lease commencement date based on the present value of the future minimum lease payments over the lease term. The interest rate implicit in each lease was readily determinable to discount lease payments.

The operating lease right-of-use assets include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset when they are at the Company’s discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on the Company’s consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

Impairment of Long-Lived Assets

The Company follows ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Revenue Recognition

In applying the guidance of ASC 606, the Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) fractional/whole aircraft sales, (ii) fractional ownership and jet card programs, (iii) ad hoc charter through the Jet Token App and (iv) aircraft management.

Under the fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF). Revenues from the sale of fractional or whole interests in an aircraft are recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

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The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The jet card program consists of a fixed hourly rate for flight hours typically paid 100% upfront.

Revenue is recognized upon transfer of control of the Company’s promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date. As of March 31, 2023 and December 31, 2022, the Company deferred $1,285,762 and $933,361, respectively, related to prepaid flight hours under the jet card program for which the related travel had not yet occurred.

The Company also generates revenues from individual ad hoc charter bookings processed through the Company’s App, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the App. In addition, Cirrus markets charter on the Company’s aircraft for the Company’s benefit.

The Company utilizes registered independent third-party air carriers in the performance of a portion of flights. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to members is similar regardless of which third-party air carrier is involved. The Company directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. The Company records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If the Company has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

The following is a breakout of revenue components by subcategory for the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022 and 2021.

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021

Software App and Cirrus Charter	$994,253	$398,267	$2,004,807	$1,007,468
Jet Card and Fractional Programs	547,545	333,170	2,257,736	104,726
Management and Other Services	333,710	-	$400,185	$-
Fractional/Whole Aircraft Sales	-	-	17,200,000	-
	$1,875,508	$731,437	$21,862,728	$1,112,194

Flights

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round-trip flights, revenue is recognized upon arrival at the destination for each flight segment.

Fractional and jet card members pay a fixed quoted amount for flights based on a contractual capped hourly rate. Ad hoc charter customers primarily pay a fixed rate for flights. In addition, flight costs are paid by members through the purchase of dollar-denominated prepaid blocks of flight hours (“Prepaid Blocks”), and other incidental costs such as catering and ground transportation are billed monthly as incurred. Prepaid Blocks are deferred and recognized as revenue when the member completes a flight segment.

Aircraft Management

The Company manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner-incurred expenses including maintenance coordination, cabin crew and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking and other related operating costs. The Company passes the recovery and recharge costs back to owners at either cost or a predetermined margin.

Aircraft management-related revenue contains two types of performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.

Aircraft Sales

The Company acquires aircraft from vendors and various other third-party sellers in the private aviation industry. The Company’s classifies the purchase as aircraft inventory on the consolidated balance sheets. Aircraft inventory is valued at the lower of cost or net realizable value. Sales are recorded on a gross basis within revenues and cost of revenue in the consolidated statements of operations. The Company recorded $17.2 million of revenue for aircraft sales during the year ended December 31, 2022, and none for the year ended December 31, 2021 or for the three months ended March 31, 2023 and 2022.

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Pass-Through Costs

In applying the guidance of ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are distinct performance obligations. The Company then assesses whether it is acting as an agent or a principal for each identified performance obligation and includes revenue within the transaction price for third-party costs when the Company determines that it is acting as the principal.

Cost of Sales

The cost of sales expenses includes costs incurred in providing air transportation services, such as chartering third-party aircraft, aircraft lease expenses, pilot training and wages, aircraft fuel, aircraft maintenance, and other aircraft operating expenses.

1.	Chartering Third-Party Aircraft: The cost of chartering third-party aircraft is recorded as a part of the cost of sales expense. These expenses include the fees paid to third-party operators for providing aircraft services on behalf of the company. Expenses are recognized in the income statement in the period when the service is rendered and are reported on an accrual basis.

2.	Aircraft Lease Expenses: Aircraft lease expenses include the cost of leasing aircraft for the company’s operations. The lease expenses are recognized as an operating expense in the income statement over the lease term on a straight-line basis.

3.	Pilot Training and Wages: Pilot training costs are expensed as incurred and are included in the cost of sales expenses. This encompasses expenses related to initial pilot training, recurrent training, and any additional required training programs. Pilot wages, including salaries, bonuses, and benefits, are also recognized as a part of the cost of sales expenses and are reported on an accrual basis.

4.	Aircraft Fuel: The cost of aircraft fuel is recognized as an expense in the cost of sales category based on the actual consumption during flight operations. Fuel costs are recorded in the income statement in the period when the fuel is consumed and are reported on an accrual basis.

5.	Aircraft Maintenance: Aircraft maintenance expenses include both routine and non-routine maintenance. Routine maintenance costs are expensed as incurred and are recorded as a part of the cost of sales expense. Non-routine maintenance expenses, such as major repairs and overhauls, are capitalized and amortized over their expected useful life. The amortization expense is included in the cost of sales expense and is recognized in the income statement on a straight-line basis over the asset’s useful life.

6.	Other Aircraft Operating Expenses: Other aircraft operating expenses include costs such as insurance, landing fees, navigation charges, and catering services. These expenses are recognized in the income statement as a part of the cost of sales expenses in the period when they are incurred and are reported on an accrual basis.

Advertising Costs

The Company expenses the cost of advertising and promoting the Company’s services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $426,728 and $704,724, for the years ended December 31, 2022 and 2021, respectively. Such amounts totaled $120,167 and $85,652 for the three months ended March 31, 2023 and 2022, respectively.

Research and Development

The Company incurs research and development costs during the process of researching and developing its technologies and future offerings. The Company’s research and development costs consist primarily of payments for third party software development that is not capitalizable. The Company expenses these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

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On March 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Cares Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act retroactively suspends the 80% income limitation on use of NOL carryovers for taxable years beginning before January 1, 2021, and allows 100% of any such taxable income to be offset by the amount of such NOL carryforward. This 80% income limitation is reinstated (with slight modifications) for tax years beginning after December 31, 2021.

As of December 31, 2022 and 2021, the Company had deferred tax assets of approximately $1,465,000 and $1,213,000, respectively, primarily from net operating losses of approximately $6,980,000 and $5,778,000. The Company maintains a full valuation allowance on the deferred tax assets as of December 31, 2022 and 2021. The valuation allowance increased by $260,000 and $694,000 during the years ended December 31, 2022 and 2021, respectively. Deferred tax assets after 2018 have no expiration.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and Nevada state jurisdiction. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which the Company incurs a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the years ended December 31, 2022 and 2021, there were 70,373,357 and 61,195,357 options, 1,666,667 and 1,666,667 warrants, and 19,509,718 and 19,809,718 convertible preferred shares, respectively, excluded. For the three months ended March 31, 2023 and 2022, there were 72,573,357 and 66,823,357 options, 1,666,667 and 1,666,667 warrants, and 19,496,335 and 19,809,718 convertible preferred shares, respectively, excluded.

Concentration of Credit Risk

The Company maintains its cash with several major financial institutions located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Segment Reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. The Company determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, for purposes of making operating decisions, allocating resources, and assessing performance. All of the Company’s long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

New Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), specifying the accounting for leases, which supersedes the leases requirements in Topic 840, Leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting is largely unchanged from the previous accounting standard. In addition, Topic 842 expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes several practical expedients. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company adopted the provisions of the new standard starting January 1, 2022 using the modified retrospective approach. As a result, the comparative financial information prior to the date of adoption has not been updated and continue to be reported under the accounting standards in effect for those periods. The adoption of ASC 842 resulted in the recognition of operating lease ROU assets and lease liabilities for operating leases of $2,506,711 as of January 1, 2022 (the present value of the remaining lease payments), and those accounts will be amortized over the remaining lease term of 59 months.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on the Company’s consolidated financial statements.

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NOTE 3 – OTHER ASSETS

Other assets consisted of the following:

	March 31, 2023	December 31, 2022	December 31, 2021
Aircraft Deposit	$-	$-	$350,000
Deposits	58,226	73,226	13,714
Lease Maintenance Reserve	689,750	689,750	689,750
Lease Financing Costs	-	-	69,325
Total Other Assets	$747,976	$762,976	$1,122,789

During 2020, the Company entered and executed an Aircraft purchase agreement with certain terms and conditions under which it made two payments in the amounts of $450,000 and $150,000 as purchase deposits for Aircrafts. The terms of the agreement specify that $250,000 of this amount shall be considered nonrefundable. During the year ended December 31, 2021, $250,000 of this amount was applied to the lease maintenance reserve required under the aircraft lease discussed in Note 5.

The Company also entered and executed an Aircraft management and charter service agreement. The Company made an operating deposit of $50,000 into a segregated operating account as part of the service agreement. The Company is to maintain a $50,000 operating deposit for the length of the agreement.

NOTE 4 – NOTE PAYABLE

In May 2020, the Company received a loan in the amount of $121,000 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. Subject to the terms of the Note, the PPP Loan bore interest at a fixed rate of one percent (1%) per annum, with the first six months of interest and principal payments deferred, had an initial term of two years, and was unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the 24-week period beginning on April 13, 2020, calculated in accordance with the terms of the CARES Act. The Note provided for customary events of default including, among other things, cross-defaults on any other loan with the Lender. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP loan proceeds were used for payroll, covered rent and other covered payments. The PPP Loan was formally forgiven effective January 2021.

On February 2021, the Company received a loan in the amount of $86,360 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. Subject to the terms of the Note, the PPP Loan bore interest at a fixed rate of one percent (1%) per annum, with the first six months of interest and principal payments deferred, had an initial term of two years, and was unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the 24-week period beginning on February 18, 2021, calculated in accordance with the terms of the CARES Act. The Note provided for customary events of default including, among other things, cross-defaults on any other loan with the Lender. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP loan proceeds were used for payroll, covered rent and other covered payments. The PPP Loan was formally forgiven effective July 2021.

F-55

In July 2021, the Company entered into a loan agreement with StartEngine Primary, LLC, a service provider of the Company. The agreement allows for advances up to an aggregate amount of $500,000 to pay for advertising and promotion services in connection with the Company’s equity offerings. The advances are non-interest bearing and shall be repaid on the date of the closing of the Company’s equity offering from the proceeds of the offering. During the year ended December 31, 2021, approximately $452,000 had been drawn on the loan, with a balance of $194,727 due as of December 31, 2021. During the year ended December 31, 2022, the Company repaid this remaining balance in full.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease

In November 2021, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations. The lease term is for 60 months, expiring November 2026, and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time.

The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. As such, this is classified as restricted cash in the accompanying balance sheet. The maintenance reserve are funds held by the lessor to be used for reasonable maintenance expenses in excess of those covered by the airframe and engine maintenance programs maintained by the Company. These maintenance programs are designed to fully cover the Company’s aircraft’s maintenance costs, both scheduled and unscheduled, and therefore the Company does not expect these funds will be drawn upon. If funds from the maintenance reserve are expended by the lessor, the Company is required to replenish the maintenance reserve account up to the required reserve amount. Any funds remaining at the end of the Lease term will be returned to the Company. In connection with this leasing arrangement, the Company agreed to pay an arrangement fee of $70,500 to a separate third party. Upon adopting ASC 842 effective January 1, 2022 as discussed in Note 2, the Company elected to adopt the package of practical expedients, which include the option to not reassess whether initial direct costs meet the new definition under ASC 842 at the initial application date. As such, the unamortized balance of the arrangement fee has been included within the right-of-use asset in the accompanying balance sheet and is being amortized to lease expense over the remaining term of the lease.

On April 4, 2022, the Company entered into an additional leasing arrangement with a third party for an aircraft to be used in the Company’s operations, substantially identical to the terms of the November 2021 agreement. The lease term was for 60 months, expiring April 4, 2027, and required monthly lease payments. At any time during the lease term, the Company had the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time. The lease agreement also required the Company to maintain its existing liquidity reserve of $500,000 in a separate bank account as well as an additional maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is required to be held in a bank account owned by the Company. Any funds remaining at the end of the Lease term would be returned to the Company. In May 2022, the Company exercised the option to purchase the aircraft from the lessor and in June 2022 sold the aircraft.

Total lease expense for the years ended December 31, 2022 and 2021 was $863,824 and $90,165, respectively, which is included within cost of revenues in the accompanying statement of operations. Total lease expense for the three months ended March 31, 2023 and 2022 was $200,775 and $140,775, respectively, which is included within cost of revenues in the accompanying statement of operations.

F-56

As of December 31, 2022, future minimum required lease payments due under the non-cancellable operating lease are as follows:

2023	$549,000
2024	549,000
2025	549,000
2026	503,250
Total future minimum lease payments	$2,150,250
Less imputed interest	(123,907)
Maturities of lease liabilities	$2,026,343

Share Purchase Agreement

The Company executed a Share Purchase Agreement, dated as of August 4, 2022, with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”). Upon the Company’s common stock being publicly listed on a U.S. securities exchange, such as the NYSE or NASDAQ, the Company will have the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s common stock during the 36-month period following the date of listing.

In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of the Company’s common stock, payable on or prior to the first anniversary of the date of listing. On the date of listing, the Company will also issue to GEM warrants granting it the right to purchase up to 6% of the outstanding common stock of the Company on a fully diluted basis as of the date of listing. The warrant will have a term of three years.

The Company has also entered into a Registration Rights Agreement with GEM, obligating the Company to file a Registration Statement with respect to resales of the shares of common stock issued to GEM under the Share Purchase Agreement and upon exercise of the warrant.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized the issuance of 50,000,000 shares of its preferred stock with par value of $0.0000001. Of the authorized number of preferred shares, 10,000,000 shares have been designated as Series Seed Preferred Stock, 25,000,000 have been designated Series CF Non-Voting Preferred Stock (“Series CF”), and 15,000,000 are undesignated. Each share of preferred stock can be converted to one share of common stock.

In October 2021, the Company redeemed 300,000 shares of its outstanding Series Seed Preferred Stock for a total purchase price of approximately $225,000.

Common Stock

The Company has authorized the issuance of 500,000,000 shares of its common stock, of which 300,000,000 are designated as common stock and 200,000,000 are non-voting common stock, all par value of $0.0000001. Shares of non-voting common stock will convert automatically into fully paid and nonassessable shares of the Company’s voting common stock upon the closing of the sale of shares of voting common stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or upon the merger of the Company with and into another entity. The conversion rate is currently one share of voting common stock per share of non-voting common stock.

F-57

In February 2020, the Company undertook a Regulation A, Tier 2 offering for which it is selling up to 33,333,333 non-voting common stock at $0.30 per share for a maximum of $10,000,000. During the year ended December 31, 2020, the Company issued 31,402,755 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $9,420,827, with $522,966 of these proceeds pending release from escrow. During the year ended December 31, 2021, the Company closed on 1,494,462 shares of non-voting common stock for gross proceeds of $448,339, which had been committed to and held in a third-party escrow prior to December 31, 2020. The Company also collected the remining $522,966 of the proceeds that had been subject to hold-back in escrow. During the year ended December 31, 2022, the Company also collected on the sale of an additional 61,894 shares of non-voting common stock for gross proceeds of $18,598 under this offering.

In June 2021, the Company undertook another Regulation A, Tier 2 offering for which it is selling up to 29,173,333 non-voting common stock at $0.75 per share for a maximum of $21,880,000. During the year ended December 31, 2021, the Company issued 2,625,446 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,969,085, with $96,600 of these proceeds pending release from escrow at December 31, 2021. During the year ended December 31, 2022, the Company collected on the escrow funds and issued an additional 3,858,662 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $2,901,106, with $15,544 of these proceeds pending release from escrow at December 31, 2022. During the three months ended March 31, 2023, the Company collected on the escrow funds and issued an additional 2,131,507 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,598,630, with $25,479 of these proceeds pending release from escrow at March 31, 2023. This offering closed on January 18, 2023.

During the year ended December 31, 2021, the Company entered into an agreement with its Executive Chairman to exchange 6,646,667 shares of common stock for 6,646,667 shares of non-voting common stock for no consideration.

Warrants

In connection with the Regulation A, Tier 2 offerings noted above, the Company engaged StartEngine Primary, LLC (“StartEngine”) to act as its placement agent. For such, StartEngine will receive 7% commissions on proceeds from the offering, and the Company will issue warrants to StartEngine up to a percentage specified within the agreements of the non-voting common stock sold through StartEngine at exercise price consistent with the selling price of the shares in the offering.

In December 2020, the Company issued the 1,666,667 warrants owed to StartEngine in connection with this arrangement for the offering that began in February 2020. The warrants have an exercise price of $0.30 and a term of three years. The warrants allow for adjustments to the exercise price and number of shares based on future stock dividends, stock splits, and subsequent non-exempt equity sales. The Company accounts for these warrants in accordance with ASU 2017-11, which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. Accordingly, the value of these warrants is contained within equity, both increasing and decreasing additional paid-in capital for a net zero effect. The Company valued the warrants earned during the year ended December 31, 2020 at approximately $184,000, using the Black-Scholes model, with similar inputs to those disclosed in the stock option section below, with the exception that the expected life was three years.

Stock Options

On June 4, 2018, the Company’s Board of Directors adopted the Jet Token, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provides for the grant of equity awards to employees, and consultants, to purchase shares of the Company’s common stock. As of December 31, 2020, up to 25,000,000 shares of its common stock could be issued pursuant to awards granted under the 2018 Plan. During the year ended December 31, 2021, the 2018 Plan was amended three times to increase the total number of shares reserved for issuance thereunder. As of December 31, 2022 and 2021, the total number of shares reserved for issuance under the 2018 Plan was 75,000,000 shares, consisting of (i) 25,000,000 shares of common stock and (ii) 50,000,000 shares of non-voting common stock. The 2018 Plan is administered by the Company’s Board of Directors.

F-58

In August 2021, the Company’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. As of December 31, 2021, up to 5,000,000 shares of non-voting common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of non-voting common stock authorized under the 2021 Plan to 15,000,000. In the event that shares of non-voting common stock subject to outstanding options or other securities under the Company’s 2018 Stock Open and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan. The 2021 Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

During the year ended December 31, 2021, the Company granted a total of 36,945,357 stock options to purchase common stock to various advisors and consultants. The options have a ten-year life. 1,000,000 of the options are exercisable at $0.30 and the remaining are exercisable at $0.75. 17,495,357 of the options were immediately vested on the grant date, 1,450,000 of the options will vest upon the achievement of certain sales targets or other requirements, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $20,048,000, which will be recognized over the vesting period.

During the year ended December 31, 2022, the Company granted an additional 1,000,000 stock options to purchase common stock to the Company’s Chief Executive Officer. The options have a ten-year life and are exercisable at $0.75. The options vest in monthly tranches through March 31, 2025. The options had a grant date fair value of approximately $522,000, which will be recognized over the vesting period.

During the year ended December 31, 2022, the Company granted a total of 8,178,000 stock options to purchase common stock to various employees, advisors and consultants. The options have a ten-year life and are exercisable at $0.75. 1,678,000 of the options were immediately vested on the grant date, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $4,439,000, which will be recognized over the vesting period.

During the three months ended March 31, 2023, the Company granted a total of 2,200,000 stock options to purchase common stock to various employees, advisors and consultants. The options have a ten-year life and are exercisable at $0.75. 200,000 of the options vest over a period of two months, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $1,271,040, which will be recognized over the vesting period.

A summary of our stock option activity for the years ended December 31, 2022 and 2021, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2020	24,300,000	$0.25	-
Granted	36,945,357	0.74	-
Exercised	-	-	-
Expired/Cancelled	(50,000)	-	-
Outstanding at December 31, 2021	61,195,357	$0.54	9.2
Granted	9,178,000	0.75	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2022	70,373,357	$0.57	8.3

Exercisable at December 31, 2021	36,521,147	$0.50	9.1
Exercisable at December 31, 2022	52,584,463	$0.53	8.2

The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model. The range of input assumptions used by the Company were as follows:

	March 31, 2023	December 31, 2022	December 31, 2021
Expected life (years)	6 to 10	6 to 10	5 to 10
Risk-free interest rate	3.55% - 3.94%	1.43% - 4.10%	0.01% - 1.43%
Expected volatility	90%	80%	80%
Annual dividend yield	0%	0%	0%

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

F-59

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

During the years ended December 31, 2022 and 2021, stock-based compensation expense of $6,492,653 and $12,690,373, respectively, was recognized for the vesting of these options. As of December 31, 2022, there was approximately $8,115,000 in unrecognized stock-based compensation, which will be recognized through September 2025. During the three months ended March 31, 2023 and 2022, stock-based compensation expense of $1,407,044 and $1,151,092, respectively, was recognized for the vesting of these options. As of March 31, 2023, there was approximately $8,091,000 in unrecognized stock-based compensation, which will be recognized through December 2025.

Restricted Stock Units

In August 2021, the Company granted Restricted Stock Units (RSUs) to a contractor. The grant allows the contractor to earn up to 4,813,333 shares of non-voting common stock and contains both service-based vesting requirements and liquidity event requirements. Service-based requirements are such that the contractor needs to continue to provide service through August 2022. In addition to the service-based requirements, in order for the RSUs to vest, the Company will need to undertake an IPO or a sale as defined by the grant notice. The RSUs expire in seven years. As of March 31, 2023, the Company has determined that it is not yet probable that these RSUs will vest, and accordingly, have not yet recorded expense related to these RSUs.

NOTE 7 – RELATED PARTY TRANSACTIONS

From time to time, related parties make payments on the Company’s behalf or advance cash to the Company for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2022 and 2021, the Company’s Founder and Executive Chairman advanced a total of $42,000 and $200,196, respectively, to the Company in the form of a non-interest-bearing loan, and repaid $242,196 and $0 of these advances, respectively. As of March 31, 2023, December 31, 2022 and 2021, the Company owed $0, $0 and $200,196 , respectively, to the Company’s Founder and Executive Chairman related to such advances.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after March 31, 2023 through June __, 2023, the date of these consolidated financial statements were available to be issued, and noted no additional events requiring recognition for disclosure.

F-60

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

OXBRIDGE ACQUISITION CORP.,

as the Acquiror,

OXAC merger sub i, inc.,

as First Merger Sub,

OXAC merger sub ii, llc,

as Second Merger Sub,

and

JET TOKEN, INC.,

as the Company

Dated as of February 24, 2023

A-1

ARTICLE I DEFINITIONS		3

1.1	Certain Definitions.	3
1.2	Further Definitions.	12
1.3	Construction.	15

ARTICLE II AGREEMENT AND PLAN OF MERGER		15

2.1	The Mergers.	15
2.2	Effective Times; Closing; Closing Statements.	16
2.3	Effect of the Mergers.	17
2.4	Certificate of Incorporation; Bylaws.	17
2.5	Directors and Managers.	17

ARTICLE III CONVERSION OF SECURITIES; EXCHANGE; ADJUSTMENT		18

3.1	Conversion of Securities.	18
3.2	Exchange.	21
3.3	Stock Transfer Books.	22
3.4	Appraisal Rights.	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		23

4.1	Organization and Qualification; Subsidiaries.	23
4.2	Certificate of Incorporation and Bylaws.	24
4.3	Capitalization.	24
4.4	Authority Relative to this Agreement.	26
4.5	No Conflict; Required Filings and Consents.	26
4.6	Permits; Compliance.	27
4.7	Financial Statements.	27
4.8	Absence of Certain Changes or Events.	28
4.9	Absence of Litigation.	28
4.10	Employee Benefit Plans.	28
4.11	Labor and Employment Matters.	30
4.12	Real Property; Title to Assets.	31
4.13	Intellectual Property.	32
4.14	Taxes.	34
4.15	Environmental Matters.	37
4.16	Material Contracts.	37
4.17	Customers, Vendors and Suppliers.	39
4.18	Insurance.	39
4.19	Board Approval; Vote Required.	39
4.20	Certain Business Practices.	40
4.21	Interested Party Transactions.	40

ii

4.22	Exchange Act.	40
4.23	Brokers.	40
4.24	Exclusivity of Representations and Warranties.	41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR, FIRST MERGER SUB AND SECOND MERGER SUB		41

5.1	Corporate Organization.	41
5.2	Organizational Documents.	41
5.3	Capitalization.	42
5.4	Authority Relative to This Agreement.	43
5.5	No Conflict; Required Filings and Consents.	43
5.6	Compliance.	44
5.7	SEC Filings; Financial Statements; Sarbanes-Oxley.	44
5.8	Absence of Certain Changes or Events.	46
5.9	Absence of Litigation.	46
5.10	Board Approval; Vote Required.	46
5.11	No Prior Operations of First Merger Sub and Second Merger Sub.	47
5.12	Brokers.	47
5.13	Acquiror Trust Fund.	47
5.14	Employees.	48
5.15	Taxes.	48
5.16	Registration and Listing.	50
5.17	Insurance.	51
5.18	Intellectual Property.	51
5.19	Agreements, Contracts and Commitments.	51
5.20	Title to Property.	51
5.21	Investment Company Act.	51
5.22	Acquiror’s and Merger Sub’s Investigation and Reliance.	51

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGERS		52

6.1	Conduct of Business by the Company Pending the Mergers.	52
6.2	Conduct of Business by Acquiror and Merger Subs Pending the Mergers.	54
6.3	Claims Against Trust Account.	56
6.4	Domestication.	56

ARTICLE VII ADDITIONAL AGREEMENTS		57

7.1	No Solicitation.	57
7.2	Registration Statement; Proxy Statement.	59
7.3	Written Consent; Information Statement; Company Change in Recommendation.	61
7.4	Acquiror Stockholders’ Meeting; First Merger Sub Stockholder’s Approval and Second Merger Sub Member Approval.	61
7.5	Access to Information; Confidentiality.	62

iii

7.6	[Reserved]	62
7.7	Directors’ and Officers’ Indemnification.	63
7.8	Notification of Certain Matters.	65
7.9	Further Action; Reasonable Best Efforts.	65
7.10	Public Announcements; Other Filings.	66
7.11	Stock Exchange Listing.	67
7.12	Antitrust.	67
7.13	Trust Account.	68
7.14	Tax Matters.	68
7.15	Directors.	69
7.16	PCAOB Financial Statements.	69
7.17	Section 16 Matters.	69
7.18	Domestication Bylaws.	69
7.19	Registration Rights Agreement.	69
7.20	Lock-Up Agreement.	69
7.21	Omnibus Incentive Plan.	69
7.22	Sponsor Agreement.	70

ARTICLE VIII CONDITIONS TO THE MERGERS		70

8.1	Conditions to the Obligations of Each Party.	70
8.2	Conditions to the Obligations of Acquiror, First Merger Sub and Second Merger Sub.	71
8.3	Conditions to the Obligations of the Company.	72

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		73

9.1	Termination.	73
9.2	Effect of Termination.	74
9.3	Expenses.	74
9.4	Amendment.	74
9.5	Waiver.	74

ARTICLE X GENERAL PROVISIONS		75

10.1	Notices.	75
10.2	Nonsurvival of Representations, Warranties and Covenants.	75
10.3	Severability.	76
10.4	Entire Agreement; Assignment.	76
10.5	Parties in Interest.	76
10.6	Governing Law.	76
10.7	WAIVER OF JURY TRIAL.	76
10.8	Headings.	77
10.9	Counterparts.	77
10.10	Specific Performance.	77
10.11	No Recourse.	77
10.12	Legal Representation.	77

iv

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 24, 2023 (this “Agreement”), by and among Oxbridge Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), OXAC Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), OXAC Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquiror (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), and Jet Token, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses; and (b) First Merger Sub and Second Merger Sub are, as of the date of this Agreement, wholly-owned direct subsidiaries of Acquiror that were formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, the Company, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, as well as the sale of fractional interests in aircraft, and (ii) the operation of a proprietary booking platform, which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft;

WHEREAS, prior to the Closing and subject to the conditions of this Agreement, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the Cayman Islands Companies Act (2021 Revision) (the “Companies Act”) (such deregistration and domestication, including all matters necessary or ancillary in order to effect such domestication, the “Domestication”);

WHEREAS, concurrently with and as part of the Domestication, Acquiror shall file a certificate of incorporation (the “Domestication Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws (the “Domestication Bylaws” and collectively with the Domestication Certificate of Incorporation, the “Domestication Organizational Documents”) (in forms mutually agreeable to Acquiror and the Company);

WHEREAS, in connection with and as part of the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (c) each then issued and outstanding Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Acquiror Warrant Agreement; (d) each then issued and outstanding Acquiror Unit shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one Domesticated Acquiror Warrant; and (e) after its domestication as a corporation incorporated in the State of Delaware, Acquiror shall immediately be renamed “Jet AI Inc.” upon the Effective Time;

1

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), Acquiror and the Company will enter into a business combination transaction pursuant to which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to herein as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within three (3) days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into the Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, after consultation with their respective Tax advisors, Acquiror and the Company (a) intend, for U.S. federal and applicable state income Tax purposes, that (i) the Domestication (and the conversion of Acquiror Class A Common Stock and Acquiror Class B Common Stock into Domesticated Acquiror Common Stock in connection therewith) shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the First Merger and the Second Merger shall be viewed as a single integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and, taken together, are treated as a merger of the Company with and into Acquiror that will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (b) intend for this Agreement to constitute, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and (c) intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the shareholders of the Company (the “Company Recommendation”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the applicable Per Share Merger Consideration to shareholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the Mergers and the Domestication, by the shareholders of Acquiror;

WHEREAS, the Board of Directors of First Merger Sub (the “First Merger Sub Board”) has (a) determined that the First Merger is fair to, and in the best interests of, First Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the First Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the First Merger by the sole stockholder of First Merger Sub;

WHEREAS, Acquiror, as the sole member of Second Merger Sub, has authorized, approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

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Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

 “Acquiror Articles of Association” means Acquiror’s Amended and Restated Memorandum and Articles of Association dated August 11, 2021.

“Acquiror Class A Common Stock” means Acquiror’s Class A ordinary shares, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B ordinary shares, par value $0.0001 per share.

“Acquiror Common Stock” means (a) prior to the Domestication, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock, and (b) immediately following the Domestication, the Domesticated Acquiror Common Stock.

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) is or is reasonably expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror, or (ii) would prevent, materially delay or materially impede the performance by Acquiror, First Merger Sub or Second Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Acquiror operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts), and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Acquiror as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (g) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that Acquiror is materially disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Organizational Documents” means the Acquiror Articles of Association and the Trust Agreement.

“Acquiror Units” means one share of Acquiror Class A Common Stock and one Acquiror Warrant.

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“Acquiror Warrant Agreement” means that certain Warrant Agreement dated August 11, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company.

“Acquiror Warrants” means whole warrants to purchase shares of Acquiror Class A Common Stock as contemplated under the Acquiror Warrant Agreement, with each whole warrant exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50.

“Adjusted Base Stock Merger Consideration” means the quotient equal to (a) (i) $45,000,000 less (ii) Net Indebtedness as of the Closing Date multiplied by 0.428571; and (b) $10.00.

“Adjusted Strike Price” means the Existing Strike Price of the applicable Company Option divided by 0.72.

“Advisory Charter Proposals” means the non-binding proposals relating to the approval of the Domestication Organizational Documents submitted for a vote at the Acquiror Stockholders’ Meeting.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“AICPA” means the American Institute of Certified Public Accountants and any division or subdivision thereof.

“Ancillary Agreements” means the Registration Rights Agreement, the Lock-Up Agreements, and all other agreements, certificates and instruments executed and delivered by Acquiror, First Merger Sub, Second Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Assumed Options Exchange Value” means 0.72 minus the Existing Strike Price.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

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“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, including all Certificates of Designation thereto, as amended and effective under the DGCL prior to the Effective Time.

“Company Common Stock” means the Company Voting Common Stock and the Company Non-Voting Common Stock.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts), and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (g) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Non-Voting Common Stock” means the shares of the Company’s Non-Voting Common Stock, par value $0.0000001 per share.

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“Company Options” means all outstanding options to purchase shares of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plans.

“Company Option Plans” means the Jet Token, Inc. 2021 Stock Plan, adopted on August 20, 2021, and the Jet Token, Inc. Amended and Restated 2018 Stock Option and Grant Plan, adopted on September 22, 2019, as each such Company Option Plan may have been amended, supplemented or modified from time to time.

“Company Outstanding Shares” means the total number of shares of Company Common Stock (including all Company Voting Common Stock and Company Non-Voting Common Stock) outstanding immediately prior to the Effective Time, including, without limitation or duplication, the number of shares of Company Voting Common Stock issuable upon conversion of the Company Preferred Stock pursuant to Section 3.1(a).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company Series Seed Preferred Stock and the Company Series CF Non-Voting Preferred Stock.

“Company RSU Award” means each Restricted Stock Unit Award of the Company granted, and that remains outstanding.

“Company Series Seed Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series Seed Preferred Stock in the Company Certificate of Incorporation.

“Company Series CF Non-Voting Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series CF Non-Voting Preferred Stock in the Company Certificate of Incorporation.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Stockholder Approval” means the affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Voting Common Stock and Company Series Seed Preferred Stock, voting together as a single class on an as-converted basis, and (ii) with respect to the Preferred Stock Conversion, the holders of a majority of the outstanding shares of Company Series Seed Preferred Stock, voting as a single class.

“Company Voting Common Stock” means the shares of the Company’s Common Stock, par value $0.0000001 per share.

“Company Warrants” means all outstanding warrants to acquire shares of Company Common Stock, as applicable, whether or not exercisable, immediately prior to the Closing.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries or Acquiror or its subsidiaries (as applicable) that is bound by any written confidentiality agreements.

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“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP or Business Data from unauthorized access, acquisition or misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; or (iv) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Existing Strike Price” means the per share exercise price for the shares of Company Common Stock subject to the applicable Company Option, as in effect immediately prior to the Effective Time.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“First Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of First Merger Sub, as amended, modified or supplemented from time to time.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means rights in (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (v) Internet domain names and social media accounts, and (vi) rights of privacy and publicity and all other intellectual property, industrial property, or proprietary rights of any kind or description.

“Key Company Stakeholders” means the persons and entities listed on Schedule 1.1 to the Company Disclosure Schedules.

“Knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Jay Madhu and Wrendon Timothy after reasonable inquiry, and in the case of Acquiror, the actual knowledge of Michael Winston and George Murnane after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

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“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Consideration Warrant Count” means the quotient equal to (a) (i) $60,000,000 less (ii) Net Indebtedness as of the Closing Date multiplied by 0.571429 and (b) the Warrant Fair Market Value.

“Net Indebtedness” means at any specified time, the Company’s Indebtedness less the Company’s cash and cash equivalents, which may be a positive or negative amount.

“Net Working Capital” means at any specified time, (i) all current assets of the Company and its Subsidiaries (excluding, without duplication, the Company’s cash and cash equivelants), on a consolidated basis, minus (ii) all current liabilities of the Company and its Subsidiaries (excluding, without duplication, Indebtedness), on a consolidated basis and as determined in accordance with the Company’s consistently applied accounting principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Company’s accounting principles, “current assets” will exclude any receivable from a Company Affiliate.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the Free Software Foundation, or (iii) any Reciprocal License.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, encumbrance, Lien or restriction that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Audited Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

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“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual or household (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual or household, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by Privacy/Data Security Laws and (iv) any information that is covered by PCI DSS.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data, including the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made publicly available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Articles 8 and 49 of the Acquiror Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

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“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Second Merger Sub Organizational Documents” means the certificate of formation and limited liability company agreement of Second Merger Sub, as amended, modified or supplemented from time to time.

“Software” means all computer software (in object code or source code format), and related documentation.

“Sponsor” means OAC Sponsor Ltd., a Cayman Islands exempted company.

“Stock Exchange Ratio” means the ratio (rounded to six decimal places), which is the quotient obtained by dividing (i) the Adjusted Base Stock Merger Consideration by (ii) the Company Outstanding Shares.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, the Surviving Entity, Acquiror or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Acquiror, First Merger Sub, Second Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

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“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company via DropBox, access to which was given to Acquiror and/or its Representatives in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Warrant Exchange Ratio” means the ratio (rounded to six decimal places) equal to the quotient obtained by dividing (i) the Merger Consideration Warrant Count by (ii) the Company Outstanding Shares.

“Warrant Fair Market Value” means the fair market value of a Merger Consideration Warrant as determined using the Black-Scholes method with the following inputs: (a) risk-free rate equal to the UST 10-year rate on the second Business Day immediately before the Closing Date as published on https://home.treasury.gov/resource-center/data-chart-center/interest-rates/TextView?type=daily_treasury_yield_curve&field_tdr_date_value=2023 (or if unavailable, as published by Bloomberg L.P.); (b) current stock price of $10.00; (c) exercise price of $15.00; (d) dividend yield of 0.00%; (e) term of 10 years; and (f) stock price annualized standard deviation (volatility) equal to the average of the most recent twenty (20) trading days of daily volatility of Wheels Up Experience Inc. through the second Business Day immediately before the Closing Date, as determined using the volatility calculator available at https://www.fintools.com/resources/online-calculators/volatilitycalc/ (or if such calculator is unavailable, using a volatility calculator from Bloomberg L.P.); provided, however that if Wheels Up Experience Inc. (NYSE:UP) is acquired or has a material transaction or event materially affecting its volatility during such 20-day period, then volatility shall be determined using the average of the most recent 20 days of daily volatility preceding such transaction or event.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of such Company Warrant.

1.2 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Balance Sheet	Section 4.7(a)
Action	Section 4.9
Acquiror	Preamble
Acquiror Alternative Transaction	Section 7.1(d)
Acquiror Articles of Association	Recitals
Acquiror Board	Recitals
Acquiror Closing Statement	Section 2.2(d)
Acquiror D&O Indemnitees	Section 7.7(b)
Acquiror D&O Insurance	Section 7.7(d)
Acquiror Disclosure Schedule	Article V
Acquiror Material Contract	Section 5.19(a)
Acquiror Preferred Stock	Section 5.3(a)
Acquiror Proposals	Section 7.2(a)
Acquiror Recommendation	Section 7.4(a)
Acquiror SEC Reports	Section 5.7(a)

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Defined Term	Location of Definition
Acquiror Stockholders’ Approval	Section 5.4
Acquiror Stockholders’ Meeting	Section 7.2(a)
Agreement	Preamble
Alternative Transaction	Section 7.1(a)
Antitrust Laws	Section 7.12(a)
Assumed Option	Section 3.1(e)
Assumed Warrant	Section 3.1(c)
Audited Financial Statements	Section 4.7(a)
Blue Sky Laws	Section 4.5(b)
Claims	Section 6.3
Closing	Section 2.2(b)
Closing Date	Section 2.2(b)
Closing Form 8-K	Section 7.10(c)
Closing Press Release	Section 7.10(d)
Code	Section 3.2(h)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Closing Statement	Section 2.2(e)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	Section 4.21
Company Permits	Section 4.6
Company Recommendation	Recitals
Confidentiality Agreement	Section 7.5(b)
Continuing Employees	Section 7.6(a)
Continuation Period	Section 7.6(a)
D&O Indemnities	Section 7.7(a)
D&O Insurance	Section 7.7(b)
Data Security Requirements	Section 4.13(k)
DGCL	Recitals
DLLCA	Recitals
Domesticated Acquiror Common Stock	Recitals
Domesticated Acquiror Units	Recitals
Domesticated Acquiror Warrants	Recitals
Domestication	Recitals
Domestication Bylaws	Recitals
Domestication Certificate of Incorporation	Recitals
Domestication Organizational Documents	Recitals
Effective Time	Section 2.2(a)
Environmental Permits	Section 4.15
ERISA Affiliate	Section 4.10(c)
Exchange Act	Section 3.1(e)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Board	Recitals
First Merger Sub Common Stock	Section 5.3(b)
GAAP	Section 4.7(a)

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Defined Term	Location of Definition
Governmental Authority	Section 4.5(b)
Health Plan	Section 4.10(k)
Information Statement	Section 7.3(a)
IRS	Section 4.10(b)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Letter Agreement	Recitals
Letter of Transmittal	Section 3.2(b)
Lock-Up Agreement	Recitals
Material Contracts	Section 4.16(a)
Material Customers	Section 4.17
Material Suppliers	Section 4.17
Mergers	Recitals
Merger Materials	Section 7.2(a)
Merger Subs	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 5.3(b)
Nonparty Affiliates	Section 10.11
Omnibus Incentive Plan	Section 7.2(a)
Omnibus Incentive Plan Share Reserve	Section 7.2(a)
Outside Date	Section 9.1(b)
PCAOB Financial Statements	Section 7.16
Per Share Stock Merger Consideration	Section 3.1(b)(i)
Per Share Warrant Merger Consideration	Section 3.1(b)(ii)
Per Share Merger Consideration	Section 3.1(b)(ii)
Plans	Section 4.10(a)
Post-Closing Equity Award Commitments	Section 6.1(b)(ii)
PPACA	Section 4.10(k)
Preferred Stock Conversion	Section 4.3(h))
Proxy Statement	Section 7.2(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 7.2(a)
Remedies Exceptions	Section 4.4
Representatives	Section 7.5(a)
SEC	Section 5.7(a)
Second Effective Time	Section 2.2(a)
Second Merger	Recitals
Second Merger Sub	Preamble
Securities Act	Section 4.5(b)
Sponsor Letter	Recitals
Stockholder Support Agreement	Recitals
Surviving Corporation	Recitals
Surviving Entity	Recitals
Terminating Company Breach	Section 9.1(f)
Terminating Acquiror Breach	Section 9.1(g))
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
Written Consent	Section 7.3(a)

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1.3 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
AGREEMENT AND PLAN OF MERGER

2.1 The Mergers.

(a)   Upon the terms and subject to the conditions set forth in Article VIII, and following the Domestication, the Conversion, and the conversion of the Company Preferred Stock pursuant to Section 3.1(a), and in accordance with the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the surviving corporation of the First Merger (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b)   Upon the terms and subject to the conditions set forth in Article VIII, and following the Domestication, the Conversion, the conversion of the Company Preferred Stock pursuant to Section 3.1(a), and the Effective Time, and in accordance with the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

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2.2 Effective Times; Closing; Closing Statements.

(a)   As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), and following the Domestication, the Conversion, and the conversion of the Company Preferred Stock pursuant to Section 3.1(a), the parties hereto shall cause the First Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”). As soon as practicable following the Effective Time, but in any event within three (3) days of the Effective Time, the parties hereto shall cause the Second Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and DLLCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Second Effective Time”).

(b)   Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.2(a) with respect to the First Merger, a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c)   For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of the Domestication, the Conversion and the conversion of the Company Preferred Stock pursuant to Section 3.1(a).

(d)   No later than two (2) Business Days prior to the Closing Date, Acquiror shall deliver to the Company written notice (the “Acquiror Closing Statement”) setting forth Acquiror’s good faith estimate of: (i) the amount of cash Acquiror will have on hand as of the Closing Date, and after deducting all amounts to be paid pursuant to the exercise of Redemption Rights (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions); (ii) the number of shares of Domesticated Acquiror Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the exercise of all Redemption Rights; and (iii) the amount of transaction fees, costs and expenses paid or required to be paid (or projected to be paid after the Closing Date) by Acquiror and its affiliates in connection with the Transactions (including the amount paid or required to be paid to each applicable payee thereof). Acquiror will consider in good faith the Company’s comments to the Acquiror Closing Statement, and if any adjustments are made to the Acquiror Closing Statement by Acquiror prior to the Closing, such adjusted Acquiror Closing Statement shall thereafter become the Acquiror Closing Statement for all purposes of this Agreement. The Acquiror Closing Statement shall be prepared in accordance with the applicable definitions contained in this Agreement.

(e)   No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror written notice (the “Company Closing Statement”) certified by the Company’s Treasurer setting forth: (i) an estimated consolidated balance sheet of the Company as of the Effective Time; (ii) a calculation of the Company’s Net Indebtedness, Company Outstanding Shares, Stock Exchange Ratio, Warrant Fair Market Value, Warrant Exchange Ratio, Per Share Stock Merger Consideration, and Per Share Warrant Merger Consideration, in reasonable detail including for each component thereof; and (iii) the amount of transaction fees, costs and expenses paid or required to be paid and outstanding by the Company and its affiliates in connection with the Transactions (including the amount paid or required to be paid to each applicable payee thereof). Promptly upon delivering the Closing Statement to Acquiror, if requested by Acquiror, the Company will meet with Acquiror to review and discuss the Closing Statement and the Company will consider in good faith Acquiror’s comments to the Company Closing Statement and make any appropriate adjustments to the Company Closing Statement prior to the Closing, as mutually approved by the Company and Acquiror both acting reasonably and in good faith, which adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Company’s organizational documents, all documents, plans and agreements governing the Company Outstanding Shares, the DGCL and the applicable definitions contained in this Agreement.

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2.3 Effect of the Mergers.

(a)   At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b)   At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

2.4 Certificate of Incorporation; Bylaws.

(a)   At the Effective Time, the certificate of incorporation of the First Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.7).

(b)   At the Effective Time, the bylaws of the First Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.7).

(c)   At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with their terms and as provided by DLLCA (subject to Section 7.7).

2.5 Directors and Managers.

(a)   The parties will take all requisite actions such that the initial directors of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Section 2.5(a) of the Disclosure Schedules and/or such other individuals as are mutually agreed by the parties, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

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(b)   The parties will take all requisite actions such that the initial managers of the Surviving Entity immediately after the Second Effective Time shall be the individuals set forth on Section 2.5(b) of the Disclosure Schedules and/or such other individuals as are mutually agreed by the parties, each to hold office in accordance with the provisions of the DLLCA and the certificate of formation and operating agreement of the Surviving Entity and until their respective successors are duly elected or appointed and qualified.

(c)   The parties shall cause the Acquiror Board as of immediately following the Effective Time to be comprised of the individuals set forth on Section 2.5(c) of the Disclosure Schedules and/or such other individuals as are mutually agreed by the parties, each to hold office in accordance with the DGCL and the Domestication Certificate of Incorporation and the bylaws of Acquiror and until their respective successors are duly elected or appointed and qualified.

Article III
CONVERSION OF SECURITIES; EXCHANGE; ADJUSTMENT

3.1 Conversion of Securities.

(a)   Immediately prior to the Effective Time, the Company shall cause (i) each share of Company Series Seed Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Voting Common Stock at the then-effective conversion rate as calculated pursuant to Section 3.10 of the Company Certificate of Incorporation, and (ii) each share of Company Series CF Non-Voting Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Voting Common Stock at the then-effective conversion rate as calculated pursuant to Section 3.8 of the Company Certificate of Incorporation. All of the shares of Company Preferred Stock converted into shares of Company Voting Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(b)   At the Effective Time, by virtue of the Mergers and without any action on the part of Acquiror, First Merger Sub, Second Merger Sub, the Company or the holders of any of the following securities:

(i)    each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.1(a)) shall be canceled and converted into the right to receive:

(a)   the number of shares of Domesticated Acquiror Common Stock equal to the Stock Exchange Ratio (the “Per Share Stock Merger Consideration”); plus

(b)   a warrant (each, an “Merger Consideration Warrant”) to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio (the “Per Share Warrant Merger Consideration” and

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together with the Per Share Stock Merger Consideration, the “Per Share Merger Consideration”). Each Merger Consideration Warrant is exercisable during the ten (10) year period following the Effective Time at an exercise price of $15.00 per share, and subject to the terms and conditions of a Merger Consideration Warrant Agreement in a form mutually agreed-to by the Company and Acquiror (“Merger Consideration Warrant Agreement”). Acquiror shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Merger Consideration Warrants to be issued under this Agreement remain outstanding, a sufficient number of shares Domesticated Acquiror Common Stock for delivery upon the exercise of such Assumed Warrants;

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of First Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire (1) that number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of Company Common Stock subject to the applicable Company Warrant multiplied by (y) the Stock Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Common Stock; and (2) a Merger Consideration Warrant to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio (each such resulting warrant, an “Assumed Warrant”).

Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Domesticated Acquiror Common Stock; and (b) the per share exercise price for the Domesticated Acquiror Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Stock Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. Acquiror shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares Domesticated Acquiror Common Stock for delivery upon the exercise of such Assumed Warrants.

(d) Effective as of the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be converted into a Restricted Stock Unit Award of the Acquiror (“Acquiror RSU Award”) (1) covering the number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of Company Non-Voting Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (y) the Stock Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Common Stock; and (2) a Merger Consideration Warrant to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio. Except as specifically provided above, following the Effective Time, each Acquiror RSU Award shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding Company RSU Award immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Mergers and any related transactions. Acquiror shall take all corporate action necessary to reserve for future issuance a sufficient number of shares of Domesticated Acquiror Common Stock for delivery upon the settlement of Acquiror RSU Awards, and shall maintain such reserve for so long as any of the Acquiror RSU Awards remain outstanding.

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(e) Effective as of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically, without any action on the part of the holder thereof or the Company, be assumed and converted into an option to purchase a number of shares of Domesticated Acquiror Common Stock as determined under this Section 3.1(e) (such option, an “Assumed Option”). Each Assumed Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time:

(i) each Company Option with an Existing Strike Price of $0.06 or $0.30 shall (A) be assumed and converted into an Assumed Option to purchase a number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable, subject to such Company Option immediately prior to the Effective Time multiplied by (y) the Assumed Options Exchange Value divided by (z) the difference resulting from subtracting the Adjusted Strike Price from $10.00; and (B) provide that the per share exercise price of each such Assumed Option shall be equal to the Adjusted Strike Price, rounding the resulting exercise price up to the nearest whole cent.

(ii) each Company Option with an Existing Strike Price of $0.75 shall (A) be assumed and converted into an Assumed Option to purchase a number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable, subject to such Company Option immediately prior to the Effective Time multiplied by (y) the Stock Exchange Ratio; and (B) provide that the per share exercise price of each such Assumed Option shall be equal to the Adjusted Strike Price, rounding the resulting exercise price up to the nearest whole cent;

provided, however, that the exercise price and the number of shares of Domesticated Acquiror Common Stock purchasable pursuant to the Assumed Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Assumed Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Acquiror shall take all corporate action necessary to reserve for future issuance pursuant to the Omnibus Incentive Plan, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares Domesticated Acquiror Common Stock for delivery upon the exercise of such Assumed Options. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection, or to cause any disposition or acquisition of equity securities of Acquiror pursuant to this Section 3.1(e) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to Acquiror or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Acquiror to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, Acquiror shall file an appropriate registration statement or registration statements with respect to the shares of Domesticated Acquiror Common Stock subject to such Assumed Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

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3.2 Exchange.

(a) Exchange Agent. On the Closing Date, Acquiror shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company, or such other bank or trust company that shall be designated by Acquiror and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Stock, for exchange in accordance with this Article III, the number of shares of Domesticated Acquiror Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Domesticated Acquiror Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.2(c) being hereinafter referred to as the “Exchange Fund”). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.2(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, Acquiror shall use its reasonable best efforts to cause the Exchange Agent to mail (or send by electronic mail) to each holder of Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.1(a) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.1 a letter of transmittal, which shall be in a form reasonably acceptable to Acquiror and the Company (the “Letter of Transmittal”) and shall specify instructions for delivering the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after submitting to the Exchange Agent such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, such holder of shares of Company Stock shall be entitled to receive in exchange therefore, and Acquiror shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.1, and such shares of Company Stock shall forthwith be cancelled. Notwithstanding the foregoing, after the Effective Time Acquiror may in its sole discretion cause the Exchange Agent to deliver the applicable Per Share Merger Consideration to any holder of shares of Company Stock notwithstanding the fact that such holder has not submitted a Letter of Transmittal to the Exchange Agent, after which the shares of Company Stock held by such holder shall forthwith be cancelled.

(c) Distributions with Respect to Uncancelled Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Domesticated Acquiror Common Stock with a record date after the Effective Time shall be paid to any holder of shares of Company Stock with respect to the shares of Domesticated Acquiror Common Stock represented thereby until the Company Stock held by such holder is cancelled in accordance with Section 3.2(b)Subject to the effect of escheat, Tax or other applicable Laws, following such cancellation, Acquiror shall pay or cause to be paid to the holder of the shares of Domesticated Acquiror Common Stock issued to such holder, without interest, (i) promptly, but in any event within five (5) Business Days of such cancellation, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Domesticated Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such cancellation and a payment date occurring after surrender, payable with respect to such shares of Domesticated Acquiror Common Stock.

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(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.1(a) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Class A Common Stock, Acquiror Class B Common Stock and/or Domesticated Acquiror Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.2 shall thereafter look only to Acquiror for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Acquiror, the Surviving Entity or the Surviving Corporation shall be liable to any holder of Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.1(a) for any Domesticated Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.2.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, the Surviving Entity, First Merger Sub, Second Merger Sub, Acquiror, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i) Fractional Shares. No certificates or scrip or shares representing fractional shares of Domesticated Acquiror Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Acquiror or a holder of shares of Domesticated Acquiror Common Stock. In lieu of any fractional share of Domesticated Acquiror Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Domesticated Acquiror Common Stock with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law.

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3.4 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such shareholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon in accordance with this Agreement.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Sections 4.1, 4.2, 4.3 or 4.4 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to Acquiror, First Merger Sub and Second Merger Sub as follows:

4.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.1(b) of the Company Disclosure Schedule. Other than the Company Subsidiaries set forth in Section 4.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

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4.2 Certificate of Incorporation and Bylaws. The Company has made available (and, with respect to organizational documents of the Company and Company Subsidiaries in existence as of the date hereof, has made available prior to the date of this Agreement) to Acquiror and/or its Representatives in the Virtual Data Room a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Voting Common Stock, 200,000,000 shares of Company Non-Voting Common Stock and 50,000,000 shares of Company Preferred Stock, of which (i) 10,000,000 shares have been designated as Company Series Seed Preferred Stock, (ii) 25,000,000 shares have been designated Company Series CF Non-Voting Preferred Stock, and (iii) 15,000,000 shares are undesignated. As of the date hereof, (i) 78,353,333 shares of Company Voting Common Stock are issued and outstanding, (ii) 48,375,025 shares of Company Non-Voting Common Stock are issued and outstanding, (iii) 683,333 shares of Company Series Seed Preferred Stock are issued and outstanding, (iv) 18,811,339 shares of Company Series CF Non-Voting Preferred Stock are issued and outstanding, (v) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (vi) 4,813,833 Company RSU Awards are outstanding pursuant to the Company Option Plans, (vii) 72,373,357 shares of Company Common Stock are reserved for future issuance under the Company Option Plans, and (viii) 12,813,310 shares of Company Common Stock are available for future issuance pursuant to the Company Option Plans.

(b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, other than the Company Options, the Company Preferred Stock, and the Company Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Stock or any of the equity interests or other securities of the Company.

(c) Section 4.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, the following information with respect to each Company Option, Company RSU Award and Company Warrant outstanding as of the date hereof, as applicable: (i) the name of the Company Option recipient, Company RSU Award recipient or Company Warrant recipient or the name of the holder of the Company Warrant; (ii) the Company Option Plan, if any, pursuant to which such Company Option or Company RSU Award was granted; (iii) the number of shares of Company Stock subject to such Company Option, Company RSU Award or Company Warrant; (iv) the exercise or purchase price of such Company Option, Company RSU Award or Company Warrant; (v) the date on which such Company Option, Company RSU Award or Company Warrant was granted or issued; and (vi) the date on which such Company Option or Company Warrant expires. The Company has made available to Acquiror and/or its Representatives in the Virtual Data Room accurate and complete copies of (y) the Company Option Plans pursuant to which the Company has granted the Company Options or Company RSU Awards that are currently outstanding and the form of all stock and stock-based award agreements evidencing such Company Option or Company RSU Award and (z) the Company Warrants. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

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(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) Except as set forth in Section 4.3(e) of the Disclsoure Schedules (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company RSU Award as a result of the consummation of the Transactions, and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding Company RSU Awards, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g) The shareholders of the Company collectively own directly, beneficially and of record all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock and Company Preferred Stock). Except for the Company Stock held by the shareholders of the Company, the Company Options, the Company RSU Awards and the Company Warrants, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(h) Immediately prior to the Effective Time, (i) each share of Company Series Seed Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Voting Common Stock at the then-effective conversion rate as calculated pursuant to Section 3.10 of the Company Certificate of Incorporation, and (ii) each share of Company Series CF Non-Voting Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Voting Common Stock at the then-effective conversion rate as calculated pursuant to Section 3.8 of the Company Certificate of Incorporation (the “Preferred Stock Conversion”). After the Preferred Stock Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities. Subject to and upon receipt of the Company Stockholder Approval, the Preferred Stock Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

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4.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror, First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.5(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.5(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

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4.6 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

4.7 Financial Statements.

(a) The Company has made available to Acquiror and/or its Representatives in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022 (the “2022 Balance Sheet”) and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, each audited in accordance with the auditing standards of AICPA (the “Audited Financial Statements”), which are attached as Section 4.7(a) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Except as and to the extent set forth on the 2022 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2022 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(c) Since January 1, 2021, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

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(d)   To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.8 Absence of Certain Changes or Events. Since the date of the 2022 Balance Sheet and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of the covenants set forth in Section 6.1 (other than the covenants set forth in Section 6.1(b)(i)- 6.1(b)(vi)and Section 6.1(b)(x)).

4.9 Absence of Litigation. There is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority or any arbitration proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date hereof, all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any obligation (other than (i) the Company or any Company Subsidiary’s standard form(s) of at-will offer letter or consulting agreement, which forms have been made available to Acquiror and/or its Representatives in the Virtual Data Room, and permit(s) termination of employment: (x) by the Company or a Company Subsidiary with no more than ten (10) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary, or (ii) customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date hereof, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, and under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”).

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(b) With respect to each material Plan, the Company has made available to Acquiror and/or its Representatives in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f) Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

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(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(m) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.

4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part- time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt under the Fair Labor Standards Act and analogous state wage laws; (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

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(b)   No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to the company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c)   There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or independent contractors.

(d)   The Company and the Company Subsidiaries are and have been since January 1, 2020 in compliance in all material respects with all applicable Laws relating to labor and employment, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual for all services performed for, or provided to, the Company and each Company Subsidiary.

4.12           Real Property; Title to Assets.

(a)   The Company does not own any real property.

(b)   Section 4.12(b) of the Company Disclosure Schedule lists, as of the date hereof, the street address of each parcel of Leased Real Property, and sets forth a list, as of the date hereof, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses the Leased Real Property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Acquiror and/or its Representatives in the Virtual Data Room. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any real property, and (ii) all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect.

(c)   There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

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(d)   Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

4.13           Intellectual Property.

(a)   Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP and to which the Company or any Company Subsidiary is party, including for the Software or Business Systems of any other person (other than (x) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and annual license and maintenance fees of less than $100,000 and (y) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $100,000 or less per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted as of the date hereof. To the knowledge of the Company, the Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)   The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing, or, to the Company’s knowledge, pending.

(c)   The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain and protect Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the Company’s knowledge, neither the Company nor any Company Subsidiaries has disclosed any material trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)   (i) There have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

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(e)   All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Acquiror and/or its respective Representatives in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)    Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

(g)   The Company has not embedded, used or distributed any Open Source Software in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service.

(h)   The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any material Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the material source code to any of the Business Systems or Product components at no or minimal charge.

(i)    To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently commercialized by the Company or under development which are not of the type that are capable of being remediated in the ordinary course of business without materially delaying the Company’s commercialization timeline as currently planned.

(j)    To the Company’s knowledge, since January 1, 2021, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted or as contemplated to be conducted as of the date hereof.

(k)   Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and previously have complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company

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Subsidiary is bound or purports to adhere, (iv) PCI DSS and (v) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. The Company’s and the Company Subsidiaries’ employees and contractors receive training on information security issues where appropriate based on the employees’ and contractors’ roles within Company or Company Subsidiaries. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company-Owned IP or Product components. Since January 1, 2021, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information.

(l)    Except as would not be expected to result in a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Acquiror from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(m) All past and current employees and independent contractors of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment.

(n)   Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

4.14           Taxes.

(a)   The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted, or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the Audited Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date of the Audited Financial Statements that have not been paid.

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(b)   Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)   Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d)   Each of the Company and the Company Subsidiaries have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)   Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent).

(f)    Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes).

(g)   Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

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(h)   The Company has made available to Acquiror true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after December 31, 2018, except for the tax year ending December 31, 2022.

(i)    Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(j)    Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)   Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.

(l)    There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)   Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(o)   For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation.

(p)   As the date hereof, the Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any current facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(q)   Each of the Company and the Company Subsidiaries: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing, has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and not relying upon any other party or its Representatives for Tax advice regarding the Transactions; (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions; and (v) prior to Closing, has advised its owners that neither the Company nor any its affiliates (nor any of their Representatives) is providing them any representation, warranty or assurance regarding the Tax consequences of the Transactions or otherwise providing them Tax advice.

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4.15           Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries is in violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not have a Company Material Adverse Effect. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.16           Material Contracts.

(a)   Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)    each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over any 12-month period;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $3,000,000, in the aggregate, over any 12-month period;

(iii)   all management contracts (excluding contracts for employment) and contracts with other consultants;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements (excluding reseller agreements in the ordinary course of business) to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $1,000,000, in the aggregate, over any 12-month period;

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(v)   all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii) all partnership, joint venture or similar agreements;

(viii)          all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x)   all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xiii)          all contracts which involve the license or grant of rights to Company-Owned IP by the Company;

(xiv)          all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xv) all contracts or agreements for the development of material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Acquiror and/or its Representatives in the Virtual Data Room);

(xvi)          all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise); and

(xvii)        all contracts and agreements relating to a Company Interested Party Transaction;

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(xviii)      all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $100,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief; and

(xix)          all material contracts with any Material Customer or Material Supplier.

(b)   (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. The Company has, in all respects, furnished or made available to Acquiror and/or its Representatives in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

4.17           Customers, Vendors and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth as of the date of this Agreement the customers and suppliers the loss of which would which could be expected to result in a Company Material Adverse Effect (a “Material Customer” and “Material Supplier”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

4.18           Insurance.

(a)   Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured (except with respect to policies of subcontractors of the Company or a Company Subsidiary entered into in the ordinary course of business consistent with past practice) or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)   With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.19           Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement and the Mergers and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s shareholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

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4.20           Certain Business Practices.

(a)   Since January 1, 2022, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)   Since January 1, 2022, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)   There are no, and since January 1, 2022, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.21           Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary (including any loan or lending arrangement), other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

4.22           Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.23           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

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4.24           Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Acquiror, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Acquiror, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth (i) in the Acquiror SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Organization), Section 5.3 (Capitalization) and Section 5.4 (Authority Relative to This Agreement)), or (ii) in the Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) Acquiror hereby represents and warrants to the Company as follows:

5.1 Corporate Organization.

(a)   Each of Acquiror, First Merger Sub and Second Merger Sub is a company, limited liability company or corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be an Acquiror Material Adverse Effect.

(b)   First Merger Sub and Second Merger Sub are the only subsidiaries of Acquiror. Except for First Merger Sub and Second Merger Sub, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.2 Organizational Documents. Each of Acquiror, First Merger Sub and Second Merger Sub has heretofore furnished to the Company complete and correct copies of the Acquiror Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents. The Acquiror Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents are in full force and effect. Neither Acquiror, First Merger Sub nor Second Merger Sub is in violation of any of the provisions of the Acquiror Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents.

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5.3 Capitalization.

(a)   The authorized share capital of Acquiror consists of (i) 400,000,000 shares of Acquiror Class A Common Stock, (ii) 40,000,000 shares of Acquiror Class B Common Stock and (iii) 4,000,000 preference shares, par value $0.0001 per share (“Acquiror Preferred Stock”). As of the date of this Agreement (i) 1,301,952 shares of Acquiror Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 2,875,000 shares of Acquiror Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock are held in the treasury of Acquiror, (iv) 17,260,000 Acquiror Warrants are issued and outstanding, and (v) 17,260,000 shares of Acquiror Class A Common Stock are reserved for future issuance pursuant to the Acquiror Warrants. As of the date of this Agreement, there are no shares of Acquiror Preferred Stock issued and outstanding. Each Acquiror Warrant is exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50, subject to the terms of such Acquiror Warrant and the Acquiror Warrant Agreement.

(b)   As of the date of this Agreement, the authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.000001 per share (the “First Merger Sub Common Stock”). As of the date hereof, Acquiror is the sole member and owner of all (100%) of the membership interests of Second Merger Sub. As of the date hereof, 1,000 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and the First Merger Sub Organizational Documents. All membership interests of Second Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Second Merger Sub Organizational Documents.

(c)   All outstanding Acquiror Units, shares of Acquiror Class A Common Stock, shares of Acquiror Class B Common Stock and Acquiror Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(d)   The Per Share Merger Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Domestication Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)   Except for the Acquiror Warrants and the Acquiror Class B Common Stock, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. All shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its subsidiaries. Except with respect to the Redemption Rights and the Acquiror Warrants, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

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5.4 Authority Relative to This Agreement. Each of Acquiror, First Merger Sub and Second Merger Sub have all necessary corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub and the consummation by each of Acquiror, First Merger Sub and Second Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action, and no other corporate or limited liability company, as applicable, proceedings on the part of Acquiror, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Acquiror Proposals (other than the Domestication), (i) the approval and adoption of this Agreement by an ordinary resolution under Cayman Islands law by (x) the holders of a majority of the shares of Acquiror Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote thereon, voting and who vote at a general meeting with respect thereto and (y) the holders of a majority of the outstanding shares of First Merger Sub Common Stock, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and DLLCA and (b) with respect to the Domestication, the approval and adoption of the Domestication (including the adoption and approval of the amendment to the Acquiror Articles of Association, a certificate of corporate domestication and the Domestication Organizational Documents) by special resolution under Cayman Islands law by the holders of at least two-thirds of the shares of Acquiror Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote thereon, voting and who vote at a general meeting with respect thereto) (collectively, the “Acquiror Stockholders’ Approval”). This Agreement has been duly and validly executed and delivered by Acquiror, First Merger Sub and Second Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, First Merger Sub or Second Merger Sub, enforceable against Acquiror, First Merger Sub or Second Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Acquiror Board has approved this Agreement and the Transactions (including the Domestication), and such approvals are sufficient so that the restrictions on business combinations set forth in the Acquiror Articles of Association shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of Acquiror, no other state takeover statute is applicable to the Mergers or the other Transactions.

5.5 No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub will not, (i) conflict with or violate the Acquiror Organizational Documents, the Domestication Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law applicable to each of Acquiror, First Merger Sub or Second Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Acquiror, First Merger Sub or Second Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Acquiror, First Merger Sub or Second Merger Sub is a party or by which each of Acquiror, First Merger Sub or Second Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an Acquiror Material Adverse Effect.

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(b)   The execution and delivery of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL or the DLLCA, (ii) in connection with the Domestication, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror, First Merger Sub or Second Merger Sub from performing its material obligations under this Agreement.

5.6 Compliance. Neither Acquiror, First Merger Sub nor Second Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror, First Merger Sub or Second Merger Sub or by which any property or asset of Acquiror, First Merger Sub or Second Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror, First Merger Sub or Second Merger Sub is a party or by which Acquiror, First Merger Sub or Second Merger Sub or any property or asset of Acquiror, First Merger Sub or Second Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror, First Merger Sub and Second Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror, First Merger Sub or Second Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.7 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)   Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since August 11, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). Acquiror has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Acquiror with the SEC to all agreements, documents and other instruments that previously had been filed with Acquiror with the SEC and are currently in effect. As of their respective dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Acquiror SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Acquiror SEC Report. Each director and executive officer of Acquiror is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.

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(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(c)   Except as and to the extent set forth in the Acquiror SEC Reports, neither Acquiror, First Merger Sub nor Second Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s business. Set forth in Section 5.7(c) of the Acquiror Disclosure Schedule is an estimate of all transaction fees, costs and expenses required to be paid by Acquiror and its affiliates in connection with the Transactions.

(d)   Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(f)    Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Acquiror has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Acquiror to Acquiror’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Acquiror to record, process, summarize and report financial data. Acquiror has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Acquiror. Since September 30, 2020, there have been no material changes in Acquiror’s internal control over financial reporting.

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(g)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror, and Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(i)    As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.8 Absence of Certain Changes or Events. Since August 11, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Acquiror has conducted no business other than the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination (and, in each case, all other activities customarily associated therewith), (b) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (c) Acquiror has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (d) there has not been an Acquiror Material Adverse Effect, and (e) Acquiror has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.2.

5.9 Absence of Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

5.10           Board Approval; Vote Required.

(a)   The Acquiror Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement (including the Domestication) are fair to and in the best interests of Acquiror and its shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement (including the Domestication) and declared their advisability, (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement and the Mergers, and directed that this Agreement and the Mergers be submitted for consideration by the shareholders of Acquiror at the Acquiror Stockholders’ Meeting.

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(b)   The only vote of the holders of any class or series of share capital of Acquiror necessary to approve the Domestication and the Mergers is Acquiror Stockholders’ Approval.

(c)   The First Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the First Merger are fair to and in the best interests of First Merger Sub and its sole stockholder, (ii) approved this Agreement and the First Merger and declared its advisability, (iii) recommended that the sole stockholder of First Merger Sub approve and adopt this Agreement and approve the First Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of First Merger Sub.

(d)   Acquiror, as the sole member of Second Merger Sub, has authorized, approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement pursuant to written resolutions not subsequently rescinded or modified in any way.

(e)   The only vote of the holders of any class or series of capital stock of First Merger Sub and Second Merger Sub that is necessary to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of First Merger Sub Common Stock and the affirmative vote of Acquiror as the sole member of Second Merger Sub.

5.11           No Prior Operations of First Merger Sub and Second Merger Sub. First Merger Sub and Second Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. The Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Acquiror, and no election has been made or will be made, nor has any action been taken or will be taken, to treat the Second Merger Sub as a corporation or a partnership for income Tax purposes.

5.12           Brokers. Except for the deferred underwriting commissions and expenses owed to Maxim Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, First Merger Sub or Second Merger Sub.

5.13           Acquiror Trust Fund. As of the date of this Agreement, Acquiror has no less than $12,878,920 in the trust fund established by Acquiror for the benefit of its public shareholders (the “Trust Fund”) (including an aggregate of approximately $4,025,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 11, 2021, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Acquiror Organizational Documents. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Upon consummation of the First Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Acquiror shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Acquiror as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Acquiror due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of Acquiror who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Acquiror in connection with its efforts to effect the Mergers. Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror at the Effective Time.

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5.14           Employees. None of Acquiror, First Merger Sub or Second Merger Sub has, or has had, any employees. Other than any officers as described in the Acquiror SEC Reports, Acquiror, First Merger Sub and Second Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. Acquiror, First Merger Sub and Second Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to Acquiror (other than fees paid to consultants, advisors, placement agents or underwriters engaged by Acquiror in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of Acquiror.

5.15           Taxes.

(a)   Acquiror, First Merger Sub and Second Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Acquiror for any material Taxes of Acquiror as of the date of such financial statements that have not been paid.

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(b)   None of Acquiror, First Merger Sub or Second Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)   None of Acquiror, First Merger Sub or Second Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing, or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d)   Each of Acquiror, First Merger Sub and Second Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)   None of Acquiror, First Merger Sub or Second Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Acquiror was the common parent).

(f)    None of Acquiror, First Merger Sub or Second Merger Sub has any material liability for the Taxes of any person (other than Acquiror, First Merger Sub and Second Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes).

(g)   None of Acquiror, First Merger Sub or Second Merger Sub has any request for a material ruling in respect of Taxes pending between Acquiror, First Merger Sub or Second Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h)   Neither Acquiror, First Merger Sub nor Second Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

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(i)    None of Acquiror, First Merger Sub or Second Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of Acquiror, First Merger Sub or Second Merger Sub, has threatened to assert against Acquiror, First Merger Sub or Second Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k)   There are no Tax liens upon any assets of Acquiror, First Merger Sub or Second Merger Sub except for Permitted Liens.

(l)    None of Acquiror, First Merger Sub or Second Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Acquiror nor Merger Sub (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) None of Acquiror, First Merger Sub or Second Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which Acquiror, First Merger Sub or Second Merger Sub does not file Tax Returns stating that Acquiror, First Merger Sub or Second Merger Sub is or may be subject to Tax in such jurisdiction.

(n)   For U.S. federal income tax purposes, (i) each of Acquiror and First Merger Sub is, and has been since its formation, classified as a corporation, and (ii) Second Merger Sub is, and has been since its formation, disregarded as separate from Acquiror.

(o)   As the date hereof, none of Acquiror, First Merger Sub or Second Merger Sub has taken any action, nor to the knowledge of Acquiror, First Merger Sub or Second Merger Sub are there any current facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(p)   Each of Acquiror, First Merger Sub and Second Merger Sub: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for Tax advice regarding the Transactions; (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions; and (v) prior to Closing, has advised, except as required by applicable Law, its owners that neither the Acquiror nor any its affiliates (nor any of their Representatives) is providing them any representation, warranty or assurance regarding the Tax consequences of the Transactions or otherwise providing them Tax advice.

5.16           Registration and Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “OXACU.” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “OXAC.” The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “OXACW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the shares of Acquiror Class A Common Stock, or Acquiror Warrants or terminate the listing of Acquiror on the Nasdaq Capital Market. None of Acquiror or any of its affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the shares of Acquiror Class A Common Stock, or the Acquiror Warrants under the Exchange Act.

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5.17           Insurance. Except for directors’ and officers’ liability insurance, Acquiror does not maintain any insurance policies.

5.18           Intellectual Property. Neither Acquiror nor either Merger Sub owns, licenses or otherwise has any material right, title or interest in any Intellectual Property. To the knowledge of Acquiror, neither Acquiror nor either Merger Sub infringes, misappropriates or violates any Intellectual Property of any other Person.

5.19           Agreements, Contracts and Commitments.

(a)   Section 5.19 of the Acquiror Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Acquiror, First Merger Sub or Second Merger Sub is party, including contracts by and among Acquiror, First Merger Sub or Second Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such parties (the “Acquiror Material Contracts”), other than any such Acquiror Material Contract that is listed as an exhibit to any Acquiror SEC Report.

(b)   Neither Acquiror nor, to the knowledge of Acquiror, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Acquiror Material Contract.

5.20           Title to Property. Neither Acquiror nor either Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which Acquiror or either Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

5.21           Investment Company Act. Acquiror is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940, as amended.

5.22           Acquiror’s and Merger Sub’s Investigation and Reliance. Each of Acquiror, First Merger Sub and Second Merger Sub is a sophisticated purchaser and each acknowledges, covenants and agrees, on behalf of themselves and their respective Representatives: (a) that in entering into this Agreement, they have relied solely on their own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Acquiror, First Merger Sub and Second Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose, (b) that they have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions, (c) that neither Acquiror, First Merger Sub nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, (d) that neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to Acquiror, First Merger Sub, Second Merger Sub or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Acquiror, First Merger Sub or Second Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, and (e) that Acquiror, First Merger Sub and Second Merger Sub acknowledge that neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

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Article VI
CONDUCT OF BUSINESS PENDING THE MERGERS

6.1 Conduct of Business by the Company Pending the Mergers.

(a)   The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)    the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) in each case in all material respects, the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided that neither the Company nor any Company Subsidiaries shall be required to amend or otherwise change any Plan for purposes of this Section (ii);

(b)   By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary or (B) any assets of the Company or any Company Subsidiary;

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(iii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or distributions made by a Company Subsidiary to the Company or a Company Subsidiary;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v)   (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, except for acquisitions by the Company or any Company Subsidiary of stock or assets of the Company or any Company Subsidiary; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, except for (i) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company or the Company Subsidiaries not to exceed $100,000 and (ii) any such indebtedness among the Company and the Company Subsidiaries or among the Company Subsidiaries;

(vi) other than in the ordinary course of business, (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director or executive officer, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or executive officer, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or executive officer;

(vii) adopt, materially amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(viii)          materially amend the Company’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by GAAP;

(ix) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(x)   (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practice;

(xi) fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP;

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(xii) other than in the ordinary course of business, enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products that would be owned by the counterparty to such contract, agreement or arrangement;

(xiii)          intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xiv)          waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate;

(xv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xvi)          fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xvii)        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Acquiror to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.1 shall give to Acquiror, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.2 Conduct of Business by Acquiror and Merger Subs Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or in connection with the Domestication, Acquiror agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Acquiror, First Merger Sub and Second Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or in connection with the Domestication, neither Acquiror, First Merger Sub nor Second Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

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(a)   amend or otherwise change the Acquiror Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents or form any subsidiary of Acquiror other than First Merger Sub and Second Merger Sub;

(b)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock or Acquiror Warrants except for redemptions from the Trust Fund and conversions of the Acquiror Class B Common Stock that are required pursuant to the Acquiror Organizational Documents;

(d)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Acquiror, First Merger Sub or Second Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Acquiror, First Merger Sub or Second Merger Sub, except in connection with the conversion of the Acquiror Class B Common Stock pursuant to the Acquiror Organizational Documents;

(e)   (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or make any loan or advance or investment in any third party or initiate the start- up of any new business, non-wholly owned Subsidiary or joint venture;

(f)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acquiror, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a working capital loan from the Sponsor or an affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the transactions contemplated hereby;

(g)   make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)   (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make, change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)    liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror, First Merger Sub or Second Merger Sub;

(j)    enter into, amend, or terminate (other than terminations in accordance with their terms) any Contract with any director, officer or affiliate of Acquiror, First Merger Sub or Second Merger Sub, or waive any material right in connection therewith (other than working capital loans made by Sponsor in accordance with Section 6.2(f);

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(k)   hire any employee or adopt or enter into any Employee Benefit Plan;

(l)    amend the Trust Agreement or any other agreement related to the Trust Account; or

(m) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Acquiror to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.2 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Acquiror prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.3 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or right, title or interest in, or make any claim against, or assert any right, title or interest in, the Trust Fund, regardless of whether such claim, right, title or interest arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Acquiror on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim, right, title or interest arises based on contract, tort, equity or any other theory of legal liability (any and all such claims, rights, titles and interests are collectively referred to in this Section 6.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, First Merger Sub, Second Merger Sub or any other person (a) for legal relief against monies or other assets of Acquiror, First Merger Sub or Second Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages for breach of this Agreement against Acquiror (or any successor entity), First Merger Sub or Second Merger Sub in the event this Agreement is terminated for any reason and Acquiror consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

6.4 Domestication.

(a)   Subject to obtaining the Acquiror Stockholders’ Approval, prior to the Effective Time, Acquiror shall take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the DGCL and the Companies Act, including by (i) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in form agreed-to by the Company and Acquiror, in each case, in accordance with the provisions thereof and applicable Law, (ii) completing and making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under the Companies Act in connection with the Domestication, and (iii) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands.

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(b)   In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror shareholder (collectively, the “Conversion”):

(i)    (A) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock, and (B) the transfer books of Acquiror shall record such conversion; provided, however, that each holder of shares of Acquiror Class A Common Stock that has validly elected to redeem their shares in connection with the Redemption Rights shall be entitled to receive only cash in an amount equal to the redemption price provided for in the Trust Agreement and the Acquiror Articles of Association;

(ii) (A) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock, (B) the transfer books of Acquiror shall record such conversion and (C) all rights in respect of all Acquiror Class B Common Stock shall cease to exist, other than the right to receive the Domesticated Acquiror Common Stock in accordance with this Section 6.4(b)(ii);

(iii)   each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Acquiror Warrant Agreement;

(iv) each then issued and outstanding Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit; and

(v)   each authorized share of Acquiror Preferred Stock shall continue to exist as preferred stock of Acquiror in accordance with the Domestication Certificate of Incorporation.

(c)   For the avoidance of doubt, any reference in this Agreement to shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, collectively, for periods from and after the Domestication will be deemed to include the shares of Domesticated Acquiror Common Stock. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the Domestication will occur immediately prior to the Mergers for Tax and all other purposes.

Article VII
ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a)   From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, or continue any discussions or negotiations with, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of the Company or any of the outstanding capital stock of the Company or any conversion (other than the Preferred Stock Conversion), consolidation, merger, business combination, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Acquiror and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it pursuant to such agreement prior to the date hereof.

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(b)   From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, the Company shall notify Acquiror promptly after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to the Company or any of the Company Subsidiaries, or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case that is related to an inquiry or proposal with respect to an Alternative Transaction.

(c)   If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

(d)   From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, each of Acquiror, First Merger Sub and Second Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Acquiror and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (an “Acquiror Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquiror Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Acquiror Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Acquiror Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Acquiror, First Merger Sub and Second Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquiror Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.1 by Acquiror, First Merger Sub or Second Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.1 by Acquiror, First Merger Sub and Second Merger Sub.

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(e)   From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, Acquiror shall notify the Company promptly after receipt by Acquiror or any of its Representatives of any (i) inquiry or proposal with respect to an Acquiror Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Acquiror Alternative Transaction or (iii) request for non-public information relating to Acquiror, or for access to the business, properties, assets, personnel, books or records of Acquiror by any third party, in each case that is related to an inquiry or proposal with respect to Alternative Transaction.

(f)    If Acquiror or any of its Representatives receives any inquiry or proposal with respect to an Acquiror Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, then Acquiror shall promptly notify such person in writing that Acquiror is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

7.2 Registration Statement; Proxy Statement.

(a)   As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.2, Acquiror (with the assistance and cooperation of the Company as reasonably requested by Acquiror) shall prepare and (subject to Acquiror’s receipt of the PCAOB Financial Statements) file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with providing Acquiror’s shareholders with the opportunity to exercise their Redemption Rights and the registration under the Securities Act of the shares of Domesticated Acquiror Common Stock, Merger Consideration Warrants and Assumed Options to be issued or issuable (i) in the Domestication and (ii) to the security holders of the Company pursuant to this Agreement, including the shares of Domesticated Acquiror Common Stock issuable upon exercise of the Merger Consideration Warrants and Assumed Options in accordance with their terms, which shall include a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the meeting of Acquiror’s shareholders (including any adjournment or postponement thereof, the “Acquiror Stockholders’ Meeting”) to be held to consider: (1) approval and adoption of this Agreement, the Mergers and the Transactions; (2) approval of the Domestication, including the Domestication Organizational Documents; (3) the issuance of the number of shares of Domesticated Acquiror Common Stock to be issued or issuable (i) in the Domestication, and (ii) to the shareholders of the Company pursuant to this Agreement, in each case if required under the rules and regulations of the Nasdaq Capital Market; (4) the adoption and approval of the Advisory Charter Proposals; (5) approval and adoption of the Omnibus Incentive Plan; (6) the election of the individuals set out on Section 2.5(c) of the Disclosure Schedules, and/or such other individuals as are mutually agreed by the parties, to the Acquiror Board; and (7) any other proposals the parties mutually deem necessary or desirable to consummate the Transactions (collectively, the “Acquiror Proposals”). Acquiror shall engage Cayman Islands counsel to review the Registration Statement and confirm the statements made therein as to the Domestication and matters as to Cayman Islands law. Each of the Company and Acquiror shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below). Acquiror and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and Acquiror shall take all actions necessary to cause the Merger Materials to be mailed to their respective shareholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Acquiror shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Acquiror and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the joint prospectus forming a part thereof, the Proxy Statement and any amendments thereto.

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(b)   Acquiror shall comply in all material respects with all applicable Laws, any applicable rules and regulations of the Nasdaq Capital Market, Acquiror Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the holding of the Acquiror Stockholders’ Meeting and with respect to exercise of the Redemption Rights. No filing of, or amendment or supplement to the Merger Materials will be made by Acquiror without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Domesticated Acquiror Common Stock to be issued or issuable to the shareholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. Acquiror will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Acquiror without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)   Acquiror represents that the information supplied by Acquiror for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to their respective shareholders and (iii) the time of the Acquiror Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror, First Merger Sub or Second Merger Sub, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Merger Materials, Acquiror shall promptly inform the Company.

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(d)   The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to their respective shareholders and (iii) the time of the Acquiror Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Acquiror.

7.3 Written Consent; Information Statement; Company Change in Recommendation.

(a)   As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL (the “Written Consent”). In connection therewith, (i) the Company Board shall set a record date for determining the shareholders of the Company entitled to provide such written consent in accordance with the organizational documents of the Company and the Company will prepare (subject to the reasonable approval of Acquiror) and deliver to the shareholders of the Company an information statement (the “Information Statement”), which Information Statement shall, if required, include a description of the appraisal rights of the shareholders of the Company available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. As promptly as practicable following the execution and delivery of the Written Consent by the requisite number of Company Stockholders for the Company Stockholder Approval, the Company shall deliver to Acquiror a copy of such Written Consent.

(b)   The Information Statement and Written Consent shall include the Company Recommendation.

(c)   Notwithstanding (i) the making of any inquiry or proposal with respect to an Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stakeholder with voting rights to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Stockholder Approval in accordance with Section 7.3(a).

7.4 Acquiror Stockholders’ Meeting; First Merger Sub Stockholder’s Approval and Second Merger Sub Member Approval.

(a)   Acquiror shall call and hold the Acquiror Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Acquiror Proposals, and Acquiror shall use its reasonable best efforts to hold the Acquiror Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (after, in each case, taking into account a reasonable period of time as Acquiror deems necessary to solicit proxies); provided, that Acquiror may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the Acquiror Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Acquiror Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Acquiror Proposals or otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.9 of this Agreement. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The Acquiror Board shall recommend to its shareholders that they approve the Acquiror Proposals (the “Acquiror Recommendation”) and shall include the Acquiror Recommendation in the Proxy Statement.

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(b)   Notwithstanding (i) the making of any inquiry or proposal with respect to an Acquiror Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, (A) in no event shall Acquiror, First Merger Sub or Second Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or terminate this Agreement in connection therewith and (B) Acquiror, First Merger Sub and Second Merger Sub shall otherwise remain subject to the terms of this Agreement, including Acquiror’s obligation to use reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting in accordance with Section 7.4(a).

(c)   Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement, as the sole stockholder of First Merger Sub and as the sole member of Second Merger Sub.

7.5 Access to Information; Confidentiality.

(a)   From the date of this Agreement until the Effective Time, the Company and Acquiror shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where (i) the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law or (ii) such information is subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention and to obtain consents or waivers to such confidentiality obligations), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or Acquiror, as applicable.

(b)   Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

7.6 [Reserved]

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7.7 Directors’ and Officers’ Indemnification.

(a)   All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Company and its Subsidiaries, as provided in their respective organizational documents or in any indemnification agreement with the Company or its Subsidiaries binding as of the date hereof and still in effect as of Closing, shall survive the Closing and shall continue in full force and effect for a period of six years. With respect to the current and former directors and officers of the Company and its Subsidiaries (the “D&O Indemnitees”), the certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to exculpation, indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the limited liability company agreements of the Company Subsidiaries relating to exculpation, indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, or the organizational documents of any Company Subsidiary, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)   All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Acquiror, First Merger Sub and Second Merger Sub as provided in their respective organizational documents or in any indemnification agreement with the Acquiror, First Merger Sub and Second Merger Sub binding as of the date hereof, shall survive the Closing and shall continue in full force and effect. With respect to the current and former directors and officers of the Acquiror, First Merger Sub and Second Merger Sub (the “Acquiror D&O Indemnitees”), the certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to exculpation, indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Acquiror in effect at Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Acquiror D&O Indemnitees, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the limited liability company agreement of the Second Merger Sub relating to exculpation, indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Acquiror D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each Acquiror D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquiror, First Merger Sub, or Second Merger Sub, as applicable, would have been permitted under applicable Law, the Acquiror Certificate of Incorporation or the bylaws of the Acquiror as of Closing, or the organizational documents of the Second Merger Sub, in effect on the date of Closing to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

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(c)   For a period of six years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Acquiror and/or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If the Company elects to purchase such a “tail” policy prior to the Effective Time, Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company elects to replace, amend, modify, or supplement its directors’ and officers’ liability insurance policy between the date hereof and the Effective Time, the Company shall provide reasonable advance notice of such election to Acquiror, and the Company shall cooperate in good faith with Acquiror with respect to any efforts to obtain such replacement, amendment, modification, or supplementation of the Company’s directors’ and officers’ liability insurance policy, including with respect to the amount of premium to be spent in connection with such replacement, amendment, modification, or supplementation as well as in connection with the “tail” policy to be purchased for such replacement, amendment, modification, or supplementation.

(d)   For a period of six years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Acquiror’s directors’ and officers’ liability insurance policy (“Acquiror D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, Acquiror may purchase a prepaid “tail” policy with respect to the Acquiror D&O Insurance from an insurance carrier with the same or better credit rating as the Acquiror’s current directors’ and officers’ liability insurance carrier. If the Acquiror elects to purchase such a “tail” policy prior to the Effective Time, Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(e)   The provisions of this Section 7.7: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each Acquiror D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.7; and (ii) are in addition to any rights such D&O Indemnitees or Acquiror D&O Indemnitees may have under the certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity or their respective Subsidiaries, as the case may be, or under any applicable Contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Acquiror, the Surviving Corporation or Surviving Entity or their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.7 is not prior to or in substitution of any such claims under such policies).

(f)    In the event the Surviving Corporation, Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Surviving Entity, as applicable, shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.7(f), all of the obligations set forth in this Section 7.7.

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(g)   On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing. Prior to or in connection with the Closing, the Company may purchase, subject to the Acquiror’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Acquiror. From and after the date of this Agreement, Acquiror and the Company shall cooperate in good faith with respect to any efforts to obtain such “go-forward” directors’ and officers’ insurance, and the Company shall include Acquiror in all communications with an insurance broker mutually selected by Acquiror and the Company and any underwriters regarding the placement of such “go-forward” directors’ and officers’ insurance.

7.8 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

7.9 Further Action; Reasonable Best Efforts.

(a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)   Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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7.10           Public Announcements; Other Filings.

(a)   As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(b)   The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Acquiror or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

(c)   At least three (3) days prior to the Closing, the Company shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed).

(d)   Prior to the Closing, Acquiror and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Acquiror shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Acquiror shall file the Closing Form 8-K with the SEC. In connection with the preparation of the Closing Form 8-K and the Closing Press Release, or any other report or form to be filed with the SEC, each party shall, upon request by the other party, furnish all information concerning it and its Affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.

(e)   From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(f)    Acquiror shall, at all times during the period from the date hereof through the Effective Time: (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act; provided that no action or omission taken by Acquiror pursuant to this Section 7.10(f) shall be deemed to constitute a violation of Section 6.2.

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7.11           Stock Exchange Listing. Acquiror will use its reasonable best efforts to cause the Domesticated Acquiror Common Stock issued in connection with the Transactions (including the shares of Domesticated Acquiror Common Stock to be issued in connection with the Domestication) and the Domesticated Acquiror Warrants to be approved for listing on the Nasdaq Capital Market at the Closing. During the period from the date hereof until the Closing, Acquiror shall use its reasonable best efforts to keep the Acquiror Units, Acquiror Class A Common Stock and Acquiror Warrants listed for trading on the Nasdaq Capital Market.

7.12           Antitrust.

(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)   Acquiror and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c)   No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

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7.13           Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate within a specified time period as contained in the Acquiror Organizational Documents will be terminated and Acquiror shall have no obligation whatsoever to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Mergers or otherwise, and no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account. At least 72 hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Acquiror (to be held as available cash for immediate use on the balance sheet of Acquiror, and to be used (a) to pay the Company’s and Acquiror’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14           Tax Matters.

(a)   This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Acquiror, First Merger Sub, Second Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Domestication (and the conversion of Acquiror Class A Common Stock and Acquiror Class B Common Stock into Domesticated Acquiror Common Stock in connection therewith) to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) cause the Mergers to be viewed as a single integrated transaction for U.S. federal income tax purposes (whether pursuant to Rev. Rul. 2001-46, 2001-2 C.B. 321, or otherwise) and, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (iii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Domestication or the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (b) report each of the Domestication and the integrated Mergers as a reorganization within the meaning of Section 368(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Domestication and the Mergers.

(b)   For the avoidance of doubt, except as otherwise required pursuant to this Agreement, no party (or its respective affiliates and owners) shall be required to satisfy its obligations pursuant to this Section 7.14 by foregoing, reducing, or adversely modifying the amount, rights or nature of any shares, options or other property such party (or its respective affiliates or owners) is entitled to retain or receive pursuant to this Agreement (including indirectly by agreeing to grant, increase, or modify the amount, rights or nature of any shares, options or other property to which another party (or its respective affiliates or owners) is entitled to retain or receive pursuant to this agreement) without reasonable compensation therefor. To the extent the parties reasonably determine the Transactions qualify as a tax-free incorporation pursuant to Section 351 of the Code, either in addition to or in lieu of the “reorganization” treatment discussed above, the parties agree to undertake similar obligations as set forth in this Section 7.14 in respect of such tax-free incorporation treatment.

(c)   Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Transactions may not qualify as a reorganization within the meaning of Section 368(a) of the Code. In the event either Acquiror or the Company seeks a tax opinion from its respective tax advisor regarding the intended tax treatment described in this Section 7.14, or the SEC requests or requires tax opinions, each party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

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7.15           Directors. Acquiror shall take all necessary action so that immediately after the Effective Time, the board of directors of Acquiror is comprised of the individuals designated on Section 2.5(c) of the Disclosure Schedules and/or such other individuals as are mutually agreed by the parties.

7.16           PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financial Statements”) not later than 15 days from the date of this Agreement.

7.17           Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Domesticated Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.18           Domestication Bylaws. On or effective as of the Closing Date, Acquiror shall cause the Domestication Bylaws, in a form agreed-to by the Company and Acquiror, to be adopted.

7.19           Registration Rights Agreement. As soon as practicable following the date hereof, Acquiror shall enter into a Registration Rights Agreement, which shall be in a form reasonably acceptable to Acquiror and the Company (the “Registration Rights Agreement”), with Sponsor and the Key Company Stakeholders party thereto, covering the securities mutually agreed-to by the Company and Acquiror.

7.20           Lock-Up Agreement. As soon as practicable following the date hereof, the Company shall cause the Key Company Stakeholders to enter into and deliver a Lock-Up Agreement, which shall be in a form reasonably acceptable to Acquiror and the Company (the “Lock-Up Agreement”), such Lock-Up Agreements to be effective as of the Closing, pursuant to which the Domesticated Acquiror Common Stock and Merger Consideration Warrants (and shares of Domesticated Acquiror Common Stock issuable upon exercise thereof) issued hereunder shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.21           Omnibus Incentive Plan. Prior to the Effective Date, Acquiror shall adopt a new equity incentive plan in a form and substance reasonably acceptable to Acquiror and the Company, with each such party’s acceptance not to be unreasonably withheld, conditioned or delayed (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan will constitute an amendment, restatement and continuation of the Company Option Plans such that the Omnibus Incentive Plan shall also provide for a number of shares of Domesticated Acquiror Common Stock equal to the greater of (i) (x) the sum of the total number of shares of Domesticated Acquiror Common Stock subject to the Assumed Options and Acquiror RSU Awards plus (y) the total number of shares of Company Common Stock that are reserved for future issuance under the Company Option Plans immediately prior to the Closing multiplied by the Stock Exchange Ratio, and (ii) ten percent (10%) of the Domesticated Acquiror Common Stock to be issued and outstanding immediately after the Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Omnibus Incentive Plan such that the total number of shares available for issuance under the Omnibus Incentive Plan (including the Assumed Options and Acquiror RSU Awards) is equal to ten percent (10%) of the total number of shares of Omnibus Incentive Plan then-issued and outstanding as of the last day of the prior fiscal year or such lesser amount as determined by the compensation committee of Acquiror.

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7.22           Sponsor Agreement. Prior to the Effective Date, the Sponsor shall enter into and deliver a letter agreement with Acquiror (i) agreeing to waive the anti-dilution rights set forth in Article 17.3 of the Acquiror Articles of Association with respect to the shares of Acquiror Class B Common Stock owned by the Sponsor that may be triggered from the Mergers and/or the other transactions contemplated hereunder, and (ii) releasing Acquiror and the Company from any and all claims arising prior to the Closing.

Article VIII
CONDITIONS TO THE MERGERS

8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a)   Written Consent. The Written Consent shall have been delivered to Acquiror.

(b)   Acquiror Stockholders’ Approval. The Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Acquiror in accordance with the Proxy Statement, the DGCL, the Companies Law, the Acquiror Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c)   No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d)   HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e)   Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)    Stock Exchange Listing. The shares of Domesticated Acquiror Common Stock shall be listed on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(g)   Acquiror Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents.

(h)   Appraisal Rights. The period for exercising appraisal rights pursuant to Section 262 of the DGCL shall have lapsed and the holders of not more than one percent (1%) of the issued and outstanding shares of Company Common Stock (including shares of Company Common Stock issuable upon conversion of Company Preferred Stock) shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL.

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8.2 Conditions to the Obligations of Acquiror, First Merger Sub and Second Merger Sub. The obligations of Acquiror, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)   Representations and Warranties. The representations and warranties of the Company contained in (i) Sections 4.1, 4.3 (other than clauses 4.3(a), 4.3(b), 4.3(c) and 4.3(h) thereof, which is subject to clause (iii) below), 4.4 and 4.23 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.8 shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(h) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.1 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Acquiror, First Merger Sub, Second Merger Sub or their affiliates, and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)   Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)   Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(d).

(d)   Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e)   Resignation. Other than those persons identified as continuing directors on Section 2.5(c) of the Disclosure Schedules, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f)    Net Working Capital. The Company has, at the time of Closing, Net Working Capital in an amount consistent with past practice and adequate to conduct its business in the ordinary course.

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(g)   Fairness Opinion. Acquiror shall have received, from an independent investment banking firm or another independent firm that regularly renders fairness opinions on the type of business Acquiror conducts, an opinion that the Mergers are fair to Acquiror from a financial point of view, and such opinion shall not have been retracted prior to the Closing.

8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)   Representations and Warranties. The representations and warranties of Acquiror, First Merger Sub and Second Merger Sub contained in (i) Sections 5.1, 5.3 (other than clauses 5.3(a) and 5.3(e) thereof, which is subject to clause (iii) below), 5.4 and 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.8 shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Sections 5.3(a)and 5.3(e) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.2 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Acquiror, First Merger Sub, Second Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)   Agreements and Covenants. Acquiror, First Merger Sub and Second Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)   Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Acquiror, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(d).

(d)   Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e)   Resignation. Other than those persons identified as continuing directors on Section 2.5(c) of the Disclosure Schedules, all members of the Acquiror Board shall have executed written resignations effective as of the Effective Time.

(f)    Minimum Cash. As of the Closing, after deducting all amounts to be paid pursuant to the exercise of Redemption Rights and all of Acquiror’s and Merger Subs’ transaction fees, costs and expenses paid or required to be paid in connection with the Transactions (including underwriting commissions), taking into account any liabilities that have accrued prior to the Closing but for which payment will be due, or deferred until, after the Closing, Acquiror shall have cash on hand equal to or in excess of $5,000,000.

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(g)   Domestication. The Domestication shall have been completed as provided in Section 6.4.

(h)   Fairness Opinion. The Company shall have received, from an independent investment banking firm or another independent firm that regularly renders fairness opinions on the type of business the Company conducts, an opinion that the Mergers are fair to the Company from a financial point of view, and such opinion shall not have been retracted prior to the Closing.

(i)    Employment Agreements. The Acquiror shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Acquiror, between each of the persons set forth in Section 8.3(h) of the Disclosure Schedules and the Company or the Acquiror, as noted in Section 8.3(h) of the Disclosure Schedules, each such employment agreement duly executed by the parties thereto.

Article IX
TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or Acquiror, as follows:

(a)   by mutual written consent of Acquiror and the Company; or

(b)   by either Acquiror or the Company if the Effective Time shall not have occurred prior to July 1, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.1(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c)   by either Acquiror or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers; or

(d)   by either Acquiror or the Company if any of the Acquiror Proposals shall fail to receive the requisite vote for the Acquiror Stockholders’ Approval at the Acquiror Stockholders’ Meeting; or

(e)   by Acquiror in the event the Company shall fail to receive the Written Consent executed by the requisite number of Company Stockholders to obtain the Company Stockholder Approval on or before the Acquiror Stockholders’ Meeting; or

(f)    by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) and Section 8.2(b) would not be satisfied (“Terminating Company Breach”); provided that Acquiror has not waived such Terminating Company Breach and Acquiror, First Merger Sub and Second Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Acquiror may not terminate this Agreement under this Section 9.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Acquiror to the Company; or

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(g)   by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror, First Merger Sub and Second Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror, First Merger Sub and Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) and 8.3(b) would not be satisfied (“Terminating Acquiror Breach”); provided that the Company has not waived such Terminating Acquiror Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror, First Merger Sub and Second Merger Sub, the Company may not terminate this Agreement under this Section 8.3(g) for so long as Acquiror, First Merger Sub and Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Acquiror.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) the definitions set forth in Article I (Definitions) and the following Sections shall survive any such termination: Section 6.3 (Claims Against Trust Account), Section 7.5(b) (Continued Effect of Confidentiality Agreement), this Section 9.2 (Effect of Termination) and Article X (General Provisions), and (b) nothing herein shall relieve any party from liability for a willful breach of this Agreement or any other Transaction Document by a party hereto or thereto prior to such termination.

9.3 Expenses. Except as set forth in this Section 9.3 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that Acquiror shall pay or cause to be paid any expenses of First Merger Sub and Second Merger Sub incurred in connection with this Agreement and the Transactions; it being understood that any payments to be made (or to cause to be made) by Acquiror under this Section 9.3 shall be paid as soon as reasonably practicable upon consummation of the First Merger and release of proceeds from the Trust Account.

9.4 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.5 Waiver. At any time prior to the Effective Time, (i) Acquiror may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein; and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Acquiror, First Merger Sub or Second Merger Sub, (b) waive any inaccuracy in the representations and warranties of Acquiror, First Merger Sub or Second Merger Sub contained herein or in any document delivered by Acquiror, First Merger Sub and/or Second Merger Sub pursuant hereto and (c) waive compliance with any agreement of Acquiror, First Merger Sub or Second Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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Article X
GENERAL PROVISIONS

10.1           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to Acquiror, First Merger Sub or Second Merger Sub:	Oxbridge Acquisition Corp.
Suite 201, 42 Edward Street
Georgetown, Grand Cayman
P.O. Box 469, KY1-9006
Cayman Islands
Attn: Jay Madhu, Chairman & Chief Executive Officer
Email: jmadhu@oxbridgeaq.com

with a copy to:	Dykema Gossett PLLC
111 E. Kilbourn Avenue, Suite 1050
Milwaukee, Wisconsin 53202
Attn: Kate Bechen, Esq.
Email: kbechen@dykema.com; afrost@dykema.com

if to the Company:	Jet Token, Inc.
10845 Griffith Peak Dr., Suite 200
Las Vegas, NV 89135
Attn: Michael D. Winston, CFA and George Murnane
Email: mike@jettoken.com; george@jettoken.com

with a copy to:	Fox Rothschild LLP
2000 Market St., 20th Floor
Philadelphia, PA 19103-3222
Attn: Loren D. Danzis, Esq.; Stephen M. Cohen, Esq.; Lauren W. Taylor, Esq.
Email: ldanzis@foxrothschild.com; smcohen@foxrothschild.com; lwtaylor@foxrothschild.com

10.2           Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

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10.3           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.4           Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.5(b) all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.5           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.7 and Section 10.11 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.6           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.7           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

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10.8           Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement and electronic, digital or facsimile signatures shall be deemed original signatures. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, or by DocuSign, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.10        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.11        No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Acquiror (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

10.12        Legal Representation. Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Fox Rothschild LLP (or any successor) may represent the holders of Company Stock or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Waiving Party Group”), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, any Transaction Document or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Acquiror and the Company acknowledge that the foregoing provision applies whether or not Fox Rothschild LLP provides legal services to the Company after the Closing Date. Each of Acquiror and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company or any member of the Waiving Party Group and its counsel, including Fox Rothschild LLP, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

[Signature Page Follows.]

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Acquiror, First Merger Sub, Second Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Acquiror:	OXBRIDGE ACQUISITION CORP.
By:
	Name:	Jay Madhu
	Title:	Chief Executive Officer

FIRST MERGER SUB:	OXAC MERGER SUB I, INC.

By:
	Name:	Jay Madhu
	Title:	Chief Executive Officer

SECOND MERGER SUB:	OXAC MERGER SUB II, LLC

	By:	OXBRIDGE ACQUISITION CORP., its manager
By:
	Name:	Jay Madhu
	Title:	Chief Executive Officer

Company:	JET TOKEN, INC.

By:
	Name:	Michael D. Winston, CFA
	Title:	Founder & Executive Chairman

[Signature Page to Business Combination Agreement and Plan of Reorganization]

219

Annex A-I

Amendment No. 1

to

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 1 to BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of May 11, 2023 (the “Amendment Date”) by and among Oxbridge Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), OXAC Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), Summerlin Aviation LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquiror (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), and Jet Token, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, the Acquiror, Merger Subs and the Company entered into that certain Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in accordance with Section 9.4 of the Agreement, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows in accordance with Section 9.4 of the Agreement:

Article 1

1.1 Amendment to Definition of Net Indebtedness. The definition of “Net Indebtedness” (as defined in Section 1.1 of the Agreement) is hereby amended to mean “at any specified time, the Company’s Indebtedness less up to $3,000,000 of the Company’s cash and cash equivalents, which may be a positive or negative amount.”

1.2 Amendment to Definition of Outside Date. The definition of “Outside Date” (as defined in Section 9.1(b) of the Agreement) is hereby amended to mean August 16, 2023.

Article 2

2.1 Original Agreement. For all purposes of the Agreement, each reference in the Agreement to “this Agreement” or “the Agreement” shall mean the Agreement as amended by this Amendment, and as hereafter amended or restated. Except as herein expressly amended, this Amendment shall not alter, modify or amend any of the provisions of the Agreement and the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

2.2 Entire Agreement. The Agreement, as amended by this Amendment (together with the Schedules and Exhibits to the Agreement), constitute the entire agreement among the parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or thereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by the Agreement, as amended by this Amendment, exist between the parties except as expressly set forth or referenced in the Agreement, as amended by this Amendment, or any related ancillary documents.

2.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Amendment or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Amendment, or the subject matter hereof, may not be enforced in or by such courts.

2.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.4.

2.5 Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement and electronic, digital or facsimile signatures shall be deemed original signatures. In making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, or by DocuSign, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page Next]

2

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date hereof.

Acquiror:	OXBRIDGE ACQUISITION CORP.

By:
	Name:	Jay Madhu
	Title:	Chief Executive Officer

FIRST MERGER SUB:	OXAC MERGER SUB I, INC.

By:
	Name:	Jay Madhu
	Title:	Chief Executive Officer

SECOND MERGER SUB:	SUMMERLIN AVIATION LLC

	By:	OXBRIDGE ACQUISITION CORP., its manager

By:
	Name:	Jay Madhu
	Title:	Chief Executive Officer

Company:	JET TOKEN, INC.

By:
	Name:	Michael D. Winston, CFA
	Title:	Founder & Executive Chairman

[Signature Page to Amendment No. 1 to Business Combination Agreement and Plan of Reorganization]

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Annex B

CERTIFICATE OF INCORPORATION OF
Oxbridge Acquisition Corp.

Oxbridge Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Oxbridge Acquisition Corp.”

2.	This Certificate of Incorporation (this “Certificate of Incorporation”), was duly adopted in accordance with Section 228 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3.	This Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4.	Certain capitalized terms used in this Certificate of Incorporation are defined where appropriate herein.

5.	This Certificate of Incorporation is executed in connection with the transaction contemplated by that certain Business Combination Agreement and Plan of Reorganization, dated February 24, 2023 by and among the Corporation, Jet Token, Inc. and the other parties thereto.

Article I

NAME

The name of this corporation is Jet.AI Inc. (the “Corporation”).

Article II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

B-1

Article IV

AUTHORIZED CAPITAL

Section 1. Total Authorized

1.1	The total number of shares of all classes of stock that the Corporation has authority to issue is 59,000,000 shares, consisting of two (2) classes: 55,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”) and 4,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

1.2	The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon.

Section 2. Common Stock

2.1 Subject to the rights of any holders of any series of Preferred Stock, each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders.

Section 3. Preferred Stock

3.1 The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one (1) or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (each a “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

3.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

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Article V

BOARD OF DIRECTORS

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Board shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director.

Section 3. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three (3) classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Effectiveness Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effectiveness Date and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effectiveness Date. At each annual meeting of stockholders following the Effectiveness Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three (3) classes of directors so as to ensure that no class of directors has more than one (1) director more than any other class.

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Section 4. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to ensure that no class of directors has more than one (1) director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

Section 5. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

Section 6. Election of directors need not be by written ballot unless the Bylaws shall so provide.

Article VI

LIMITATION OF DIRECTOR LIABILITY

Section 1.To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

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Article VII

BYLAWS

Section 1.The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the directors then in office; provided, however, the amendment or repeal of Section 2.6 of the Bylaws shall require the approval of at least two-thirds (2/3) of the directors then in office. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds (2/3) of the directors then in office have approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

Article viii

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 1.Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer or the Board acting pursuant to a resolution adopted by a majority of the directors then in office, and may not be called by any other person or persons. Only the business stated in the notice for such meeting shall be considered at the special meeting of stockholders.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

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Article iX

EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to the Corporation or the Corporation’s stockholders, by any current or former director, officer or other employee of the Corporation or any stockholder; (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder in such stockholder’s capacity as such, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article IX shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 3. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Article X

INDEMNIFICATION

Section 1. The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including, without limitation, attorneys’ fees and disbursements and ERISA excise taxes), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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Section 2. The Corporation shall, to the fullest extent permitted by the DGCL, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or is otherwise involved in any Proceeding by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation that is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan, against reasonable and documented out-of-pocket expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any Proceeding as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine.

Section 3. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding, and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.

Article XI

MISCELLANEOUS

Section 1. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 1 and 3.1 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Sections 1.2 and 3.1 of Article IV, or Article V, Article VII, Article VIII, Article IX, Article X or this Section 1 of this Article XI (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the directors then in office have approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on [___________], 2023.

__________________________

Name:

Title:

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Annex C

JET.AI INC.

(a Delaware corporation)

BYLAWS

As Adopted [●], 2023 and

As Effective [●], 2023

C-1

		Annex Page
ARTICLE I—STOCKHOLDERS		3
1.1	Annual Meetings	3
1.2	Special Meetings	3
1.3	Notice of Meetings	3
1.4	Adjournments; Postponements	4
1.5	Quorum	4
1.6	Organization	5
1.7	Voting; Proxies	5
1.8	Fixing Date for Determination of Stockholders of Record	6
1.9	List of Stockholders Entitled to Vote	6
1.10	Inspectors of Elections	7
1.11	Notice of Stockholder Business; Nominations	8

ARTICLE II—BOARD OF DIRECTORS		15
2.1	Number; Qualifications	15
2.2	Election; Resignation; Removal; Vacancies	15
2.3	Regular Meetings	15
2.4	Special Meetings	16
2.5	Remote Meetings Permitted	16
2.6	Quorum; Vote Required for Action	16
2.7	Organization	16
2.8	Unanimous Action by Directors in Lieu of a Meeting	17
2.9	Powers	17
2.10	Compensation of Directors	17
2.11	Confidentiality	17

ARTICLE III—COMMITTEES		17
3.1	Committees	17
3.2	Committee Rules	18

ARTICLE IV—OFFICERS; EXECUTIVE CHAIRMAN; LEAD INDEPENDENT DIRECTOR		18
4.1	Generally	18
4.2	Executive Chairman of the Board	18
4.3	Lead Independent Director	19
4.4	Chief Executive Officer	19
4.5	Vice President	19
4.6	Chief Financial Officer	20
4.7	Treasurer	20
4.8	Secretary	20
4.9	Delegation of Authority	20
4.10	Removal	20

ARTICLE V—STOCK		21
5.1	Certificates; Uncertificated Shares	21
5.2	Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares	21
5.3	Other Regulations	21

ARTICLE VI—INDEMNIFICATION		21
6.1	Indemnification of Officers and Directors; Termination of Proceeding	21
6.2	Indemnification of Officers and Directors; Liability	22
6.3	Non-Exclusivity of Rights	22
6.4	Indemnification Contracts	22
6.5	Insurance	22

ARTICLE VII—NOTICES		23
7.1	Notice	23
7.2	Waiver of Notice	24

ARTICLE VIII—INTERESTED DIRECTORS		24
8.1	Interested Directors	24
8.2	Quorum	24

ARTICLE IX—MISCELLANEOUS		25
9.1	Fiscal Year	25
9.2	Seal	25
9.3	Form of Records	25
9.4	Reliance Upon Books and Records	25
9.5	Certificate of Incorporation Governs	25
9.6	Severability	25
9.7	Time Periods	26

ARTICLE X—AMENDMENT		26

2

JET.AI INC.

(a Delaware corporation)

BYLAWS

As Adopted [●], 2023 and

As Effective [●], 2023

ARTICLE I

STOCKHOLDERS

1.1 Annual Meetings.

An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Jet.AI Inc. (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting. The Corporation may postpone, reschedule, adjourn, recess or cancel any annual meeting of stockholders previously scheduled.

1.2 Special Meetings.

Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting. The Corporation may postpone, reschedule, adjourn, recess or cancel any annual meeting of stockholders previously scheduled.

1.3 Notice of Meetings.

Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

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1.4 Adjournments; Postponements.

The chairperson of the meeting shall have the power to adjourn or postpone the meeting to another time, date and place (if any). Whether or not a quorum is present, any meeting of stockholders, annual or special, may be adjourned from time to time for any reasonable purpose and to any other time or place (if any) at which a meeting of stockholders may be held under these Bylaws, by the chairperson of the meeting or the Board. When a meeting is adjourned to another time or place (if any), (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if (i) the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are (a) announced at the meeting at which the adjournment is taken, (b) displayed during the time scheduled for the meeting on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with these Bylaws; and (ii) the date is not more than thirty (30) days after the date for which the meeting was originally noticed. If the adjournment is more than thirty (30) days after the date for which the meeting was originally noticed, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting in accordance with these Bylaws. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If after the adjournment the Board fixes a new record date, notice of the time, date and place (if any) of the adjourned meeting shall be sent to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.

1.5 Quorum.

Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

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1.6 Organization.

Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Executive Chairman of the Board, or (c) in such person’s absence, the Lead Independent Director, or, (d) in such person’s absence, the Chief Executive Officer of the Corporation, or (e) in such person’s absence, by a Vice President. Such person shall be the chairperson of the meeting and, subject to Section 1.10 of these Bylaws, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as the secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as the secretary of the meeting.

1.7 Voting; Proxies.

Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. A proxy may be executed in writing (or by an electronic transmission permitted by applicable law, including Rule 14a-19 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) by the stockholder, or by such stockholder’s duly authorized attorney in fact. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined the identity of the stockholder granting such authorization, and that the transmission was authorized by the stockholder. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two (2) or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

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1.8 Fixing Date for Determination of Stockholders of Record.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

1.9 List of Stockholders Entitled to Vote.

The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

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1.10 Inspectors of Elections.

1.10.1 Applicability. Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.

1.10.2 Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one (1) or more inspectors to act at the meeting.

1.10.3 Inspector’s Oath. Each inspector of election, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.4 Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.10.5 Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise.

1.10.6 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

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1.11 Notice of Stockholder Business; Nominations.

1.11.1 Annual Meeting of Stockholders.

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act at an annual meeting of stockholders), and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a) of these Bylaws:

(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;

(ii) such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;

(iii) if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.

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To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred and twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, to be timely, the notice by the Record Stockholder must be delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:

(x) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director:

(i) the name, age, business address and residence address of such person;

(ii) the principal occupation or employment of such nominee;

(iii) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));

(iv) the date or dates such shares were acquired and the investment intent of such acquisition;

(v) all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected); and

(vi) whether such person meets the independence requirements of the stock exchange upon which the Corporation’s common stock is primarily traded.

(y) as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and

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(z) as to the Proposing Person giving the notice:

(i) the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii) the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii) whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;

(iv) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(v) any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “Disclosable Interests”). For purposes hereof Disclosable Interests shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

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(vii) such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;

(viii) a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

(ix) as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;

(x) a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi) a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees in accordance with Rule 14a-19 under the Exchange Act (an affirmative statement of such intent being a “Solicitation Notice”); and

(xii) any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.

A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

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(c) Notwithstanding anything in the second sentence of Section 1.11.1(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(d) Notwithstanding anything in Section 1.11 or any other provision of these Bylaws to the contrary, any person who has been determined by a majority vote of the directors then in office to have violated Section 2.11 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall be ineligible to be nominated or serve as a member of the Board, absent a prior waiver for such nomination or service approved by the affirmative vote of two-thirds of the directors then in office.

(e) Notwithstanding anything in Section 1.11 or any other provision of these Bylaws to the contrary, unless otherwise required by law, (i) no stockholder making such a nomination shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such stockholder has complied with Rule 14a-19 under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner unless the information required by Rule 14a-19(b) under the Exchange Act has been provided in a preliminary or definitive proxy statement previously filed by such person and (ii) if any stockholder making such a nomination (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act, and (B) subsequently fails to comply with the requirements of Rule 14a-19 under the Exchange Act or any other rules and regulations thereunder, including the provision to the Corporation of notices required thereunder in a timely manner, then the Corporation shall disregard any proxies or votes solicited for any proposed nominees on the Corporation’s proxy card other than the Corporation’s nominees and such nomination shall be disregarded, notwithstanding that proxies in favor thereof may have been received by the Corporation. In addition, any stockholder that provides notice pursuant to Rule 14a-19(b) under the Exchange Act shall notify the Secretary within two (2) business days of any change in such stockholder’s intent to solicit proxies from the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees. Upon request by the Corporation, if any stockholder making such a nomination provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

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1.11.2 Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

1.11.3 General.

(a) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(b) Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

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(c) For purposes of this Section 1.11 the following definitions shall apply:

(A) a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(B) “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(C) “Proposing Person” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

(D) “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(E) to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative or (z) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as the secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

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ARTICLE II

BOARD OF DIRECTORS

2.1 Number; Qualifications.

The total number of directors constituting the Board shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

2.2 Election; Resignation; Removal; Vacancies.

Election of directors need not be by written ballot. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Executive Chairman of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

2.3 Regular Meetings.

Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

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2.4 Special Meetings.

Special meetings of the Board may be called by the Executive Chairman of the Board, the Chief Executive Officer, the Lead Independent Director or by resolution adopted by a majority of the directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

2.5 Remote Meetings Permitted.

Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other remote communications by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other remote communications shall constitute presence in person at such meeting.

2.6 Quorum; Vote Required for Action.

At all meetings of the Board, two-thirds (2/3) of the directors then in office shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

2.7 Organization.

Meetings of the Board shall be presided over by (a) the Executive Chairman of the Board, or (b) in such person’s absence, the Lead Independent Director, or (c) in such person’s absence, by the Chief Executive Officer, or (d) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as the secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as the secretary of the meeting.

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2.8 Unanimous Action by Directors in Lieu of a Meeting.

Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.9 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

2.10 Compensation of Directors.

Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.

2.11 Confidentiality.

Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this bylaw (a “Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in such case as approved by the Board, providing otherwise with respect to such confidential information.

ARTICLE III

COMMITTEES

3.1 Committees.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

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3.2 Committee Rules.

Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

ARTICLE IV

OFFICERS; EXECUTIVE CHAIRMAN; LEAD INDEPENDENT DIRECTOR

4.1 Generally.

The officers of the Corporation shall consist of an Executive Chairman of the Board, a Chief Executive Officer, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one (1) or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Executive Chairman of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.

4.2 Executive Chairman of the Board.

Subject to the provisions of Section 2.7 of these Bylaws, the Executive Chairman of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.

The Executive Chairman is an executive officer of the Corporation with the authority and power to sign all instruments and to take all actions which an executive officer is authorized to perform by the Board of Directors or these Bylaws, and such other powers and duties as may be prescribed by the Board. In addition to compensation for service as a member of the Board, the Executive Chairman shall receive such compensation as shall be fixed from time to time by the Board or a committee thereof and shall not be prohibited from receiving any compensation by reason of the fact that such Executive Chairman also is a director of the Corporation.

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4.3 Lead Independent Director.

The Board may, in its discretion, elect one of its Independent Directors (as defined below) to the position of lead independent director (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Executive Chairman of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s common stock is primarily traded.

4.4 Chief Executive Officer.

Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) subject to Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;

(c) subject to Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as the Chief Executive Officer shall deem proper;

(d) to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation;

(e) to sign certificates for shares of stock of the Corporation (if any); and

(f) subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The person holding the office of Chief Executive Officer shall be the President of the Corporation.

4.5 Vice President.

Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to such Vice President by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

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4.6 Chief Financial Officer.

The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.

4.7 Treasurer.

The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.

4.8 Secretary.

The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.

4.9 Delegation of Authority.

The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

4.10 Removal.

Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided, that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

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ARTICLE V

STOCK

5.1 Certificates; Uncertificated Shares.

The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate representing the number of shares registered in certificate form and signed by, or in the name of the Corporation, by the Executive Chairman of the Board, the Chief Executive Officer or a Vice President, and by the Treasurer or the Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares.

The Corporation may issue either of a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

5.3 Other Regulations.

Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification of Officers and Directors; Termination of Proceeding.

The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including, without limitation, attorneys’ fees and disbursements and ERISA excise taxes), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be against or opposed to the best interests of the Corporation, and, with respect to any Proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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6.2 Indemnification of Officers and Directors; Liability.

The Corporation shall, to the fullest extent permitted by the DGCL, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation and is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan, against reasonable and documented out-of-pocket expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any Proceeding as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine.

6.3 Non-Exclusivity of Rights.

The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

6.4 Indemnification Contracts.

The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.

6.5 Insurance.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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ARTICLE VII

NOTICES

7.1 Notice.

7.1.1 Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws, by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.

7.1.2 Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

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7.1.3 Affidavit of Giving Notice. An affidavit of the Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII

INTERESTED DIRECTORS

8.1 Interested Directors.

No contract or transaction between the Corporation and one (1) or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one (1) or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

8.2 Quorum.

Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

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ARTICLE IX

MISCELLANEOUS

9.1 Fiscal Year.

The fiscal year of the Corporation shall be determined by resolution of the Board.

9.2 Seal.

The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.

9.3 Form of Records.

Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

9.4 Reliance Upon Books and Records.

A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

9.5 Certificate of Incorporation Governs.

In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

9.6 Severability.

If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

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9.7 Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X

AMENDMENT

The Board shall have the power to adopt, amend or repeal these Bylaws. Any adoption, amendment or repeal of these Bylaws by the Board shall require the approval of a majority of the directors then in office; provided, however, the amendment or repeal of Section 2.6 of these Bylaws shall require the approval of at least two-thirds (2/3) of the directors then in office. The stockholders shall also have power to adopt, amend or repeal these Bylaws; provided, however, that, notwithstanding any other provision of the Certificate of Incorporation (including any certificate of designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any preferred stock issued pursuant to any certificate of designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws; provided, further, that if two-thirds (2/3) of the directors then in office have approved such adoption, amendment or repeal of any provisions of these Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws.

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CERTIFICATION OF BYLAWS

OF

JET.AI INC.

(a Delaware corporation)

I, __________, certify that I am __________ of Jet.AI Inc., a Delaware corporation (the “Corporation”), that I am duly authorized to make and deliver this certification and that the attached Bylaws are a true and complete copy of the Bylaws of the Corporation in effect as of the date of this certificate.

Dated: [●], 2023
Name:
Title:

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Annex D

2023 JET.AI INC. OMNIBUS INCENTIVE PLAN

D-1

1.	Purpose of Plan.	1
2.	Definitions.	1
3.	Plan Administration.	6
4.	Shares Available for Issuance.	8
5.	Participation.	10
6.	Options.	10
7.	Stock Appreciation Rights.	11
8.	Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.	12
9.	Performance Awards.	14
10.	Non-Employee Director Awards.	16
11.	Other Stock-Based Awards.	16
12.	Dividend Equivalents.	17
13.	Effect of Termination of Employment or Other Service.	17
14.	Payment of Withholding Taxes.	20
15.	Change in Control.	21
16.	Rights of Eligible Recipients and Participants; Transferability.	23
17.	Securities Law and Other Restrictions.	24
18.	Deferred Compensation; Compliance with Section 409A.	25
19.	Amendment, Modification and Termination.	25
20.	Substituted Awards.	26
21.	Effective Date and Duration of this Plan.	26
22.	Data Privacy.	26
23.	Miscellaneous.	27

2023 JET.AI INC. OMNIBUS INCENTIVE PLAN

1.	Purpose of Plan.

The purpose of the Jet.AI Inc. 2023 Omnibus Incentive Plan (this “Plan”) is to advance the interests of Jet.AI Inc., a Delaware corporation (the “Company”), and its stockholders by enabling the Company and its Subsidiaries and Affiliates to attract and retain qualified individuals to perform services for the Company and its Affiliates and Subsidiaries, providing incentive compensation for such individuals that is linked to the growth and profitability of the Company and increases in stockholder value and aligning the interests of such individuals with the interests of its stockholders through opportunities for equity participation in the Company.

2.	Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires. Terms defined elsewhere in this Plan will have the same meaning throughout this Plan.

2.1 “Adverse Action” means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary, including: (a) disclosing confidential information of the Company or any Subsidiary or Affiliate to any person not authorized by the Company or any Subsidiary or Affiliate to receive it, (b) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Subsidiary or Affiliate or (c) interfering with the relationships of the Company or any Subsidiary or Affiliate and their respective employees, independent contractors, customers, prospective customers and vendors.

2.2 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” will have the meaning given such term under Rule 405 of the Securities Act.

2.3 “Applicable Law” means any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange, national market system or automated quotation system on which the shares of Common Stock are listed, quoted or traded.

2.4 “Award” means, individually or collectively, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Award, Non-Employee Director Award, or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.5 “Award Agreement” means either: (a) a written or electronic (as provided in Section 23.7) agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic (as provided in Section 23.7) statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of Common Stock to pay all or a portion of the exercise price of the Option or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver shares of Common Stock to be issued upon such exercise directly to such broker or dealer or its nominee.

2.8 “Business Combination Agreement” means that certain Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023, by and among Oxbridge Acquisition Corp., OXAC Merger Sub I, Inc., Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), and Jet Token, Inc.

2.9 “Cause” means, unless otherwise provided in an Award Agreement, (a) “Cause” as defined in any employment, consulting, severance or similar agreement between the Participant and the Company or one of its Subsidiaries (an “Individual Agreement”), or (b) if there is no such Individual Agreement or if it does not define Cause: (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary; (ii) any unlawful or criminal activity of a serious nature; (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties; (iv) any material breach by a Participant of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary; or (v) before a Change in Control, such other events as will be determined by the Committee. The Committee will, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to sub-clauses (i), (ii), (iii), (iv) or (v) above, and its determination will be final.

2.10 “Change in Control” means, unless otherwise provided in an Award Agreement or any Individual Agreement, and except as provided in Section 18, an event described in Section 15.1 of this Plan.

2.11 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.12 “Committee” means the Board or, if the Board so delegates, the Compensation Committee of the Board or a subcommittee thereof, or any other committee delegated authority by the Board to administer this Plan. If the Board determines appropriate, such committee may be comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and (b) “independent directors” within the meaning of the rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Common Stock may be traded or quoted). The members of the Committee will be appointed from time to time by and will serve at the discretion of the Board. Any action duly taken by the Committee will be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein.

2.13 “Common Stock” means the common stock of the Company, par value $0.0001 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.4 of this Plan.

2.14 “Company” means Jet.AI Inc., a Delaware corporation, and any successor thereto as provided in Section 23.5 of this Plan.

2.15 “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or any Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

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2.16 “Deferred Stock Unit” means a right granted to an Eligible Recipient pursuant to Section 8 of this Plan to receive shares of Common Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

2.17 “Director” means a member of the Board.

2.18 “Disability” means, unless otherwise provided in an Award Agreement, with respect to a Participant who is a party to an Individual Agreement, which agreement contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment thereunder by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements; or in all other cases, means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or any Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

2.19 “Dividend Equivalents” has the meaning set forth in Section 3.2(l) of this Plan.

2.20 “Effective Date” means such date as the mergers provided for in that certain Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023, by and among Oxbridge Acquisition Corp., OXAC Merger Sub I, Inc., Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), and Jet Token, Inc., are completed.

2.21 “Eligible Recipients” means all Employees, all Non-Employee Directors and all Consultants.

2.22 “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee will not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or Subsidiary during such period. An individual will not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Statutory Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a section of the Exchange Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Exchange Act.

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2.24 “Fair Market Value” means, with respect to the Common Stock, as of any date the closing sale price of a share of Common Stock as reported on the Nasdaq Stock Market, New York Stock Exchange, or other established stock exchange (or exchanges) at the end of the regular trading session on the applicable date, (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade) or if the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price at the end of the regular trading session on such date, as reported by the OTC Bulletin Board, OTC Markets or other comparable quotation service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.

2.25 “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan and as determined pursuant to Section 5 of this Plan.

2.26 “Incentive Stock Option” means a right to purchase Common Stock granted to an Employee pursuant to Section 6 of this Plan that is designated as and intended to meet the requirements of an “incentive stock option” within the meaning of Section 422 of the Code.

2.27 “Individual Agreement” has the meaning set forth in Section 2.8 of this Plan.

2.28 “Non-Employee Director” means a Director who is not an Employee.

2.29 “Non-Employee Director Award” means any Award granted, whether singly, in combination, or in tandem, to an Eligible Recipient who is a Non-Employee Director, pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan, including any Non-Employee Director Option.

2.30 “Non-Employee Director Option” means a Non-Statutory Stock Option granted to a Non-Employee Director pursuant to Section 10 of this Plan.

2.31 “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of this Plan that is not intended to meet the requirements of or does not qualify as an Incentive Stock Option.

2.32 “Option” means an Incentive Stock Option or a Non-Statutory Stock Option, including a Non-Employee Director Option.

2.33 “Other Stock-Based Award” means an Award, denominated in Shares, not otherwise described by the terms of this Plan, granted pursuant to Section 11 of this Plan.

2.34 “Participant” means an Eligible Recipient who receives one or more Awards under this Plan.

2.35 “Performance Award” means a right granted to an Eligible Recipient pursuant to Section 9 of this Plan to receive an amount of cash, number of shares of Common Stock, or a combination of both, contingent upon and the value of which at the time it is payable is determined as a function of the extent of the achievement of one or more Performance Goals during a specified Performance Period or the achievement of other objectives during a specified period.

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2.36 “Performance Goals” mean with respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved during the specified Performance Period, as set forth in the related Award Agreement.

2.37 “Performance Period” means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.38 “Period of Restriction” means the period when a Restricted Stock Award, Restricted Stock Units, Performance Award, Deferred Stock Units or Other Stock-Based Award are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 8, 9, 10 or 11 of this Plan, as the case may be.

2.39 “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

2.40 “Plan” means the Jet.AI Inc. Omnibus Incentive Plan, as may be amended from time to time.

2.41 “Plan Limit” has the meaning set forth in Section 4.1 of this Plan.

2.42 “Plan Year” means the Company’s fiscal year.

2.43 “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Award, that are to be issued to the Participant upon the grant, exercise, vesting or settlement of such Award.

2.44 “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8.

2.45 “Restricted Stock Unit” means an award denominated in shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan.

2.46 “Retirement,” means, unless otherwise defined in the Award Agreement or in an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function or, if not so defined, means voluntary termination of employment or service by the Participant on or after the date the Participant reaches age six-five (65) with the present intention to leave the Company’s industry or to leave the general workforce.

2.47 “Securities Act” means the Securities Act of 1933, as amended. Any reference to a section of the Securities Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Securities Act.

2.48 “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of this Plan to receive a payment from the Company upon exercise, in the form of shares of Common Stock, cash or a combination of both, equal to the excess of the Fair Market Value of one or more shares of Common Stock on the exercise date and the grant price of such shares under the terms of such Stock Appreciation Right.

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2.49 “Stock-Based Award” means any Award, denominated in Shares, made pursuant to this Plan, including Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards or Other Stock-Based Awards.

2.50 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.51 “Tax Date” means the date any withholding or employment related tax obligation arises under the Code or any Applicable Law for a Participant with respect to an Award.

2.52 “Tax Laws” has the meaning set forth in Section 23.8 of this Plan.

3.	Plan Administration.

3.1 The Committee. The Plan will be administered by the Committee. The Committee will act by majority approval of the members at a meeting or by unanimous written consent, and a majority of the members of the Committee will constitute a quorum. The Committee may exercise its duties, power and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Award granted under this Plan.

3.2 Authority of the Committee. In accordance with and subject to the provisions of this Plan, the Committee will have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan, including the following:

(a) To designate the Eligible Recipients to be selected as Participants;

(b) To determine the nature, extent and terms of the Awards to be made to each Participant, including the amount of cash or number of shares of Common Stock to be subject to each Award, any exercise price or grant price, the manner in which Awards will vest, become exercisable, settled or paid out and whether Awards will be granted in tandem with other Awards, and the form of Award Agreement, if any, evidencing such Award;

(c) To determine the time or times when Awards will be granted;

(d) To determine the duration of each Award;

(e) To determine the terms, restrictions and other conditions to which the grant of an Award or the payment or vesting of Awards may be subject;

(f) To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration and in so doing, to correct any defect, omission, or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it will deem necessary or expedient to make this Plan fully effective;

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(g) To determine Fair Market Value in accordance with Section 2.23 of this Plan;

(h) To amend this Plan or any Award Agreement, as provided in this Plan;

(i) To adopt sub-plans or special provisions applicable to Awards regulated by the laws of a jurisdiction other than, and outside of, the United States, which except as otherwise provided in this Plan, such sub-plans or special provisions may take precedence over other provisions of this Plan;

(j) To authorize any person to execute on behalf of the Company any Award Agreement or any other instrument required to effect the grant of an Award previously granted by the Committee;

(k) To determine whether Awards will be settled in shares of Common Stock, cash or in any combination thereof;

(l) To determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the ordinary cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant, subject to Section 12 of this Plan and any other provision of this Plan, and which Dividend Equivalents may be subject to the same conditions and restrictions as the Awards to which they attach and may be settled in the form of cash, shares of Common Stock, or in any combination of both; and

(m) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock, including restrictions under an insider trading policy, stock ownership guidelines, restrictions as to the use of a specified brokerage firm for such resales or other transfers and other restrictions designed to increase equity ownership by Participants or otherwise align the interests of Participants with the Company’s stockholders.

3.3 Delegation. To the extent permitted by Applicable Law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more directors of the Company or one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Eligible Recipients to be recipients of Awards pursuant to this Plan; and (b) determine the size of any such Awards; provided, however, that (x) the Committee will not delegate such responsibilities to any such director(s) or officer(s) for any Awards granted to an Eligible Recipient: (i) who is a Non-Employee Director or who is subject to the reporting and liability provisions of Section 16 under the Exchange Act, or (ii) to whom authority to grant or amend Awards has been delegated hereunder; provided, further; that any delegation of administrative authority will only be permitted to the extent it is permissible under Applicable Law; (y) the resolution providing such authorization will set forth the type of Awards and total number of each type of Awards such director(s) or officer(s) may grant; and (z) such director(s) or officer(s) will report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. At all times, the delegatee appointed under this Section 3.3 will serve in such capacity at the pleasure of the Committee.

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3.4 No Re-pricing. Notwithstanding any other provision of this Plan other than Section 4.4 of this Plan, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (a) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price or grant price; (b) canceling the underwater Option or Stock Appreciation Right in exchange for (i) cash; (ii) replacement Options or Stock Appreciation Rights having a lower exercise price or grant price; or (iii) other Awards; or (c) repurchasing the underwater Options or Stock Appreciation Rights and granting new Awards under this Plan. For purposes of this Section 3.4, an Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or grant price of the Stock Appreciation Right.

3.5 Participants Based Outside of the United States. In addition to the authority of the Committee under Section 3.2(i) and notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, amend the terms of this Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests or to meet objectives of this Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee will have no authority, however, to take action pursuant to this Section 3.5: (a) to reserve shares of Common Stock or grant Awards in excess of the limitations provided in Section 4.1 of this Plan; (b) to effect any re-pricing in violation of Section 3.4 of this Plan; (c) to grant Options or Stock Appreciation Rights having an exercise price or grant price less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date in violation of Section 6.3 or Section 7.3 of this Plan; or (d) for which stockholder approval would then be required pursuant to Section 19.2 of this Plan.

4.	Shares Available for Issuance.

4.1 Maximum Number of Shares Available. Subject to adjustment as provided in Section 4.4 of this Plan, the maximum number of shares of Common Stock that will be available for issuance under this Plan will be equal to 394,329 shares, with an annual increase on the first day of each calendar year beginning on January 1, 2024 and ending on January 1, 2033 equal to: (A) such amount of shares of Common Stock such that the total number of shares available for issuance under this Plan, plus the total number of shares reserved for issuance under outstanding Jet Token Options and Jet Token RSU Awards (as such terms are defined in the Business Combination Agreement) assumed in connection with the Business Combination, is equal to ten percent (10%) of the total number of shares then issued and outstanding as of the last day of the prior fiscal year; and (B) such smaller number of shares of Common Stock as may be determined by the Board (the “Plan Limit”).

4.2 Limits on Incentive Stock Options and Non-Employee Director Awards. Notwithstanding any other provisions of this Plan to the contrary and subject to adjustment as provided in Section 4.4 of this Plan,

(a) the maximum aggregate number of shares of Common Stock that will be available for issuance pursuant to Incentive Stock Options under this Plan may not exceed the Plan Limit; and

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(b) the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $_______ (increased to $______ with respect to any Non-Employee Director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a Non-Employee Director’s initial service as a Non-Employee Director) (with any compensation that is deferred counting towards this limit for the year in which the compensation is first earned, and not a later year of settlement).

4.3 Accounting for Awards. Shares of Common Stock that are issued under this Plan or that are subject to outstanding Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under this Plan only to the extent they are used; provided, however, that the full number of shares of Common Stock subject to a stock-settled Stock Appreciation Right or other Stock-Based Award will be counted against the shares of Common Stock authorized for issuance under this Plan, regardless of the number of shares of Common Stock actually issued upon settlement of such Stock Appreciation Right or other Stock-Based Award. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on Awards issued under this Plan, any shares of Common Stock withheld to pay the exercise price or grant price of Awards under this Plan and any shares of Common Stock not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.5 or settlement of a Stock Appreciation Right in shares of Common Stock pursuant to Section 7.6 will not be counted against the shares of Common Stock authorized for issuance under this Plan and will be available again for grant under this Plan. Shares of Common Stock subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award will not increase the number of shares of Common Stock available for future grant of Awards. Any shares of Common Stock related to Awards granted under this Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Common Stock, will be available again for grant under this Plan. To the extent permitted by Applicable Law, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a Subsidiary pursuant to Section 20 of this Plan or otherwise will not be counted against shares of Common Stock available for issuance pursuant to this Plan. The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares or treasury shares.

4.4 Adjustments to Shares and Awards.

(a) In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of Common Stock the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment or substitutions (which determination will be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sub-limits set forth in Section 4.2 of this Plan, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards; provided, however, that this Section 4.4 will not limit the authority of the Committee to take action pursuant to Section 15 of this Plan in the event of a Change in Control. The determination of the Committee as to the foregoing adjustments and/or substitutions, if any, will be final, conclusive and binding on Participants under this Plan.

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(b) Notwithstanding anything else herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder, the limits in Section 4.2 of this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 422, 424 and 409A of the Code, as and where applicable.

5.	Participation.

Participants in this Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of the objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Awards, singly or in combination or in tandem with other Awards, as may be determined by the Committee in its sole discretion. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

6.	Options.

6.1 Grant. An Eligible Recipient may be granted one or more Options under this Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Incentive Stock Options may be granted solely to Eligible Recipients who are Employees of the Company or a Subsidiary. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

6.2 Award Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price of the Option, the maximum duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which an Option will become vested and exercisable, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan. The Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Non-Statutory Stock Option.

6.3 Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 will be determined by the Committee in its sole discretion at the time of the Option grant; provided, however, that such price will not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date (one hundred and ten percent (110%) of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

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6.4 Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant, including (a) the achievement of one or more of the Performance Goals; or that (b) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option may be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an Incentive Stock Option that is granted to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 17 of this Plan, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.

6.5 Payment of Exercise Price.

(a) The total purchase price of the shares of Common Stock to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, either by actual delivery or attestation as to ownership, of Previously Acquired Shares; (iii) a “net exercise” of the Option (as further described in paragraph (b), below); (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its sole discretion. Notwithstanding any other provision of this Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any Awards granted under this Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(b) In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 14 of this Plan.

(c) For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date of the Option.

6.6 Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.5 of this Plan.

7.	Stock Appreciation Rights.

7.1 Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under this Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

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7.2 Award Agreement. Each Stock Appreciation Right will be evidenced by an Award Agreement that will specify the grant price of the Stock Appreciation Right, the term of the Stock Appreciation Right, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

7.3 Grant Price. The grant price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the Grant Date; provided, however, that such price may not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date.

7.4 Exercisability and Duration. A Stock Appreciation Right will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its Grant Date. Notwithstanding the foregoing, if the exercise of a Stock Appreciation Right that is exercisable in accordance with its terms is prevented by the provisions of Section 17 of this Plan, the Stock Appreciation Right will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Stock Appreciation Right.

7.5 Manner of Exercise. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6 of this Plan, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

7.6 Settlement. Upon the exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a share of Common Stock on the date of exercise over the per share grant price; by

(b) The number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

7.7 Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.6 of this Plan will be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Common Stock or a combination thereof, as the Committee determines.

8.	Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.

8.1 Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards, Restricted Stock Units or Deferred Stock Units under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Restricted Stock Units will be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Grant Date of the Restricted Stock Units. Restricted Stock Units and Deferred Stock Units will be denominated in shares of Common Stock but paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, will determine, and as provided in the Award Agreement.

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8.2 Award Agreement. Each Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit grant will be evidenced by an Award Agreement that will specify the type of Award, the period(s) of restriction, the number of shares of restricted Common Stock, or the number of Restricted Stock Units or Deferred Stock Units granted, and such other provisions as the Committee will determine that are not inconsistent with the terms of this Plan.

8.3 Conditions and Restrictions. Subject to the terms and conditions of this Plan, the Committee will impose such conditions or restrictions on a Restricted Stock Award, Restricted Stock Units or Deferred Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each share of Common Stock underlying a Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, restrictions under Applicable Laws or holding requirements or sale restrictions placed on the shares of Common Stock by the Company upon vesting of such Restricted Stock Award, Restricted Stock Units or Deferred Stock Units.

8.4 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will be granted the right to exercise full voting rights with respect to the shares of Common Stock underlying such Restricted Stock Award during the Period of Restriction. A Participant will have no voting rights with respect to any Restricted Stock Units or Deferred Stock Units granted hereunder.

8.5 Dividend Rights.

(a) Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will have the same dividend rights as the Company’s other stockholders. Notwithstanding the foregoing any such dividends as to a Restricted Stock Award that is subject to vesting requirements will be subject to forfeiture and termination to the same extent as the Restricted Stock Award to which such dividends relate and the Award Agreement may require that any cash dividends be reinvested in additional shares of Common Stock subject to the Restricted Stock Award and subject to the same conditions and restrictions as the Restricted Stock Award with respect to which the dividends were paid. In no event will dividends with respect to Restricted Stock Awards that are subject to vesting be paid or distributed until the vesting provisions of such Restricted Stock Award lapse.

(b) Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, prior to settlement or forfeiture, any Restricted Stock Units or Deferred Stock Unit awarded under this Plan may, at the Committee’s discretion, carry with it a right to Dividend Equivalents. Such right entitles the Participant to be credited with an amount equal to all cash dividends paid on one share of Common Stock while the Restricted Stock Unit or Deferred Stock Unit is outstanding. Dividend Equivalents may be converted into additional Restricted Stock Units or Deferred Stock Units and may (and will, to the extent required below) be made subject to the same conditions and restrictions as the Restricted Stock Units or Deferred Stock Units to which they attach. Settlement of Dividend Equivalents may be made in the form of cash, in the form of shares of Common Stock, or in a combination of both. Dividend Equivalents as to Restricted Stock Units or Deferred Stock Units will be subject to forfeiture and termination to the same extent as the corresponding Restricted Stock Units or Deferred Stock Units as to which the Dividend Equivalents relate. In no event will Participants holding Restricted Stock Units or Deferred Stock Units be entitled to receive any Dividend Equivalents on such Restricted Stock Units or Deferred Stock Units until the vesting provisions of such Restricted Stock Units or Deferred Stock Units lapse.

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8.6 Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates or book-entry notations representing Restricted Stock Awards referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book entry stock account with the Company’s transfer agent. Alternatively, Restricted Stock Awards may be held in non-certificated form pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent or any third-party administrator designated by the Company to hold Restricted Stock Awards on behalf of Participants.

8.7 Lapse of Restrictions; Settlement. Except as otherwise provided in this Plan, including without limitation this Section 8 and 16.4 of this Plan, shares of Common Stock underlying a Restricted Stock Award will become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). Upon the vesting of a Restricted Stock Unit, the Restricted Stock Unit will be settled, subject to the terms and conditions of the applicable Award Agreement, (a) in cash, based upon the Fair Market Value of the vested underlying shares of Common Stock, (b) in shares of Common Stock or (c) a combination thereof, as provided in the Award Agreement, except to the extent that a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan or arrangement.

8.8 Section 83(b) Election for Restricted Stock Award. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant must file, within thirty (30) days following the Grant Date of the Restricted Stock Award, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the award under Section 83(b) of the Code.

9.	Performance Awards.

9.1 Grant. An Eligible Recipient may be granted one or more Performance Awards under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, including the achievement of one or more Performance Goals.

9.2 Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the amount of cash, shares of Common Stock, other Awards, or combination of both to be received by the Participant upon payout of the Performance Award, any Performance Goals upon which the Performance Award is subject, any Performance Period during which any Performance Goals must be achieved and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

9.3 Vesting. Subject to the terms of this Plan, the Committee may impose such restrictions or conditions, not inconsistent with the provisions of this Plan, to the vesting of such Performance Awards as it deems appropriate, including the achievement of one or more of the Performance Goals.

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9.4 Earning of Performance Award Payment. Subject to the terms of this Plan and the Award Agreement, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payout on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved and such other restrictions or conditions imposed on the vesting and payout of the Performance Awards has been satisfied.

9.5 Form and Timing of Performance Award Payment. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payment on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Payment of earned Performance Awards will be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash, in shares of Common Stock or other Awards (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period. Payment of any Performance Award will be made as soon as practicable after the Committee has determined the extent to which the applicable Performance Goals have been achieved and not later than the fifteenth (15th) day of the third (3rd) month immediately following the later of the end of the Company’s fiscal year in which the Performance Period ends and any additional vesting restrictions are satisfied or the end of the calendar year in which the Performance Period ends and any additional vesting restrictions are satisfied, except to the extent that a Participant has properly elected to defer payment that may be attributable to a Performance Award under a Company deferred compensation plan or arrangement. The determination of the Committee with respect to the form and time of payment of Performance Awards will be set forth in the Award Agreement pertaining to the grant of the Performance Award. Any shares of Common Stock or other Awards issued in payment of earned Performance Awards may be granted subject to any restrictions deemed appropriate by the Committee, including that the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period.

9.6 Evaluation of Performance. The Committee may provide in any such Award Agreement including Performance Goals that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) items related to a change in accounting principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

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9.7 Adjustment of Performance Goals, Performance Periods or other Vesting Criteria. The Committee may amend or modify the vesting criteria (including any Performance Goals or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Sections 9.6 or 4.4(a) of this Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, will be final, conclusive and binding on Participants under this Plan.

9.8 Committee Discretion to Make Adjustments. Subject to the terms of an Individual Agreement, the Committee retains the discretion to adjust Awards either upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

9.9 Dividend Rights. Participants holding Performance Awards granted under this Plan will not receive any cash dividends or Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to such Performance Awards during the period between the date that such Performance Awards are granted and the date such Performance Awards are settled.

10.	Non-Employee Director Awards.

10.1 Automatic and Non-Discretionary Awards to Non-Employee Directors. Subject to such terms and conditions, consistent with the other provisions of this Plan, the Committee at any time and from time to time may approve resolutions providing for the automatic grant to Non-Employee Directors of Non-Employee Director Awards granted under this Plan and may grant to Non-Employee Directors such discretionary Non-Employee Director Awards on such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, and set forth in an applicable Award Agreement.

10.2 Deferral of Award Payment; Election to Receive Award in Lieu of Retainers. The Committee may permit Non-Employee Directors the opportunity to defer the payment of an Award pursuant to such terms and conditions as the Committee may prescribe from time to time. In addition, the Committee may permit Non-Employee Directors to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainers, meeting fees, or other fees in Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Stock-Based Awards as contemplated by this Plan in lieu of cash.

11.	Other Stock-Based Awards.

11.1 Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee will determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants as a bonus or in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.2 Value of Other Stock-Based Awards. Each Other Stock-Based Award will be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish Performance Goals in its discretion for any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

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11.3 Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award will be made in accordance with the terms of the Award, in cash or shares of Common Stock for any Other Stock-Based Award, as the Committee determines, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Other Stock-Based Award under a Company deferred compensation plan or arrangement.

12.	Dividend Equivalents.

Subject to the provisions of this Plan and any Award Agreement, any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to any Award (including any Award that has been deferred), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settles, is paid or expires, as determined by the Committee. Such Dividend Equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or Stock Appreciation Right or unvested Performance Awards; and further, no dividend or Dividend Equivalents will be paid out with respect to any unvested Awards.

13.	Effect of Termination of Employment or Other Service.

13.1 Termination Due to Cause. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 13.4 and 13.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for Cause:

(a) All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination will be immediately terminated and forfeited;

(b) All outstanding but unvested Restricted Stock Awards, Restricted Stock Units, Performance Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; and

(c) All other outstanding Awards to the extent not vested will be immediately terminated and forfeited.

13.2 Termination Due to Death, Disability or Retirement. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or the terms of an Individual Agreement or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 13.4, 13.5 and 15 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a) All outstanding Options (excluding Non-Employee Director Options in the case of Retirement) and Stock Appreciation Rights held by the Participant as of the effective date of such termination or Retirement will, to the extent exercisable as of the date of such termination or Retirement, remain exercisable for a period of one (1) year after the date of such termination or Retirement (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of the date of such termination or Retirement will be terminated and forfeited;

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(b) All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited; and

(c) All outstanding unvested Restricted Stock Units, Performance Awards, and Other Stock-Based Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause shares of Common Stock to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period. The Committee will consider the provisions of Section 13.5 of this Plan and will have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Common Stock or other payment, including whether the Participant again becomes employed.

13.3 Termination for Reasons Other than Death, Disability or Retirement. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 13.4, 13.5 and 15 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than for Cause or death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a) All outstanding Options (including Non-Employee Director Options) and Stock Appreciation Rights held by the Participant as of the effective date of such termination will, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination will be terminated and forfeited. If the Participant dies within the three (3) month period referred to in the preceding sentence, the Option or Stock Appreciation Right may be exercised by those entitled to do so under the Participant’s will or by the laws of descent and distribution within a period of one (1) year following the Participant’s death (but in no event after the expiration date of any such Option or Stock Appreciation Right).

(b) All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination will be terminated and forfeited;

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(c) All outstanding unvested Restricted Stock Units, Performance Awards, and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by the Company without Cause prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period.

13.4 Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 13, and subject to the terms of an Individual Agreement, upon a Participant’s termination of employment or other service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Non-Employee Director Awards, and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date; and (b) any such action by the Committee adversely affecting any outstanding Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 4.4, 13.5, 15 or 19 of this Plan).

13.5 Additional Forfeiture Events.

(a) Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 13.5, and subject to the terms of an Individual Agreement, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant will terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion will have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares of Common Stock subject to any Award). The Company may defer the exercise of any Option or Stock Appreciation Right for a period of up to six (6) months after receipt of the Participant’s written notice of exercise or the issuance of share certificates or book-entry notations upon the vesting of any Award for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action. The Company will be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 13.5(a) will not apply to any Participant following a Change in Control.

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(b) Forfeiture or Clawback of Awards Under Applicable Law and Company Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse the Company for the amount of any Award received by such individual under this Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. The Company also may seek to recover any Award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by Applicable Law or under the requirements of any stock exchange or market upon which the shares of Common Stock are then listed or traded. In addition, all Awards under this Plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the Company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award Agreement.

14.	Payment of Withholding Taxes.

14.1 General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award. When withholding shares of Common Stock for taxes is effected under this Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company.

14.2 Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 14.1 of this Plan by withholding shares of Common Stock underlying an Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.

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15.	Change in Control.

15.1 Definition of Change in Control. Unless otherwise provided in an Award Agreement or Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, a “Change in Control” will mean the occurrence of any of the following:

(a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(b) The consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

(c) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

15.2 Effect of Change in Control. Subject to the terms of the applicable Award Agreement or an Individual Agreement, in the event of a Change in Control, the Committee (as constituted prior to such Change in Control) may, in its discretion:

(a) require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board in accordance with Section 4.4;

(b) provide that (i) some or all outstanding Options shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restrictions or vesting applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Units shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding Awards shall lapse in full or in part, and/or (iv) the Performance Goals applicable to some or all outstanding Awards shall be deemed to be satisfied at the target or any other level; and/or

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(c) require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount determined pursuant to Section 15.3 below; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

15.3 Alternative Treatment of Incentive Awards. In connection with a Change in Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of an Award or at any time after the grant of such an Award, in lieu of providing a substitute award to a Participant pursuant to Section 15.2(a), may determine that any or all outstanding Awards granted under the Plan, whether or not exercisable or vested, as the case may be, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award will receive for each share of Common Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such Change in Control and the purchase price per share, if any, under the Award, multiplied by the number of shares of Common Stock subject to such Award (or in which such Award is denominated); provided, however, that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a Change in Control may be received by holders of shares of Common Stock on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any shares of Common Stock issued pursuant to an Award that immediately prior to the effectiveness of the Change in Control are subject to no further restrictions pursuant to the Plan or an Award Agreement (other than pursuant to the securities laws) will be deemed to be outstanding shares of Common Stock and receive the same consideration as other outstanding shares of Common Stock in connection with the Change in Control.

15.4 Limitation on Change in Control Payments. Notwithstanding anything in this Section 15 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of a Stock-Based Award (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 15.2 or Section 15.3 of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) by first eliminating vesting of Options with an exercise price above the then Fair Market Value of a share of Common Stock that have a positive value for purposes of Section 280G of the Code, followed by reducing or eliminating payments or benefits pro rata among Awards that are deferred compensation subject to Section 409A of the Code, and, if a further reduction is necessary, by reducing or eliminating payments or benefits pro rata among Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 15.4 will not apply and any “payments” to a Participant pursuant to Section 15 of this Plan will be treated as “payments” arising under such separate agreement; provided, however, such separate agreement may not modify the time or form of payment under any Award that constitutes deferred compensation subject to Section 409A of the Code if the modification would cause such Award to become subject to the adverse tax consequences specified in Section 409A of the Code.

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15.5 Exceptions. Notwithstanding anything in this Section 15 to the contrary, individual Award Agreements or Individual Agreements between a Participant and the Company or one of its Subsidiaries or Affiliates may contain provisions with respect to vesting, payment or treatment of Awards upon the occurrence of a Change in Control, and the terms of any such Award Agreement or Individual Agreement will govern to the extent of any inconsistency with the terms of this Section 15. The Committee will not be obligated to treat all Awards subject to this Section 15 in the same manner. The timing of any payment under this Section 15 may be governed by any election to defer receipt of a payment made under a Company deferred compensation plan or arrangement.

16.	Rights of Eligible Recipients and Participants; Transferability.

16.1 Employment. Nothing in this Plan or an Award Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue employment or other service with the Company or any Subsidiary.

16.2 No Rights to Awards. No Participant or Eligible Recipient will have any claim to be granted any Award under this Plan.

16.3 Rights as a Stockholder. Except as otherwise provided in the Award Agreement, a Participant will have no rights as a stockholder with respect to shares of Common Stock covered by any Stock-Based Award unless and until the Participant becomes the holder of record of such shares of Common Stock and then subject to any restrictions or limitations as provided herein or in the Award Agreement.

16.4 Restrictions on Transfer.

(a) Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting, issuance or settlement of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b) A Participant will be entitled to designate a beneficiary to receive an Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 13 of this Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 13 of this Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under this Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.

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(c) Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including execution or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

(d) The Committee may impose such restrictions on any shares of Common Stock acquired by a Participant under this Plan as it may deem advisable, including minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Common Stock is then listed or traded, or under any blue sky or state securities laws applicable to such shares or the Company’s insider trading policy.

16.5 Non-Exclusivity of this Plan. Nothing contained in this Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

17.	Securities Law and Other Restrictions.

17.1 Non-Registered Stock. The Awards and shares of Common Stock to be issued under this Plan have not been, as of the Effective Date, registered under the Securities Act or any applicable state or foreign securities laws and the Company has no obligation to any Participant to register the Common Stock or to assist the Participant in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system.

17.2 Securities Law Restrictions. Notwithstanding any other provision of this Plan or any Award Agreements entered into pursuant to this Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under this Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates or book-entry notations representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

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18.	Deferred Compensation; Compliance with Section 409A.

It is intended that all Awards issued under this Plan be in a form and administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. With respect to an Award that constitutes a deferral of compensation subject to Code Section 409A: (a) if any amount is payable under such Award upon a termination of service, a termination of service will be treated as having occurred only at such time the Participant has experienced a Separation from Service; (b) if any amount is payable under such Award upon a Disability, a Disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Code Section 409A; (c) if any amount is payable under such Award on account of the occurrence of a Change in Control, a Change in Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Code Section 409A, (d) if any amount becomes payable under such Award on account of a Participant’s Separation from Service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment will be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the date of the Participant’s Separation from Service or (ii) the Participant’s death, and (e) no amendment to or payment under such Award will be made except and only to the extent permitted under Code Section 409A.

19.	Amendment, Modification and Termination.

19.1 Generally. Subject to other subsections of this Section 19 and Sections 3.4 and 19.3 of this Plan, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Common Stock or other terms and conditions of an Award, accelerate the vesting of an Award, extend the term of an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however that the amended or modified terms are permitted by this Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

19.2 Stockholder Approval. No amendments to this Plan will be effective without approval of the Company’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Common Stock is then traded, applicable state corporate laws or regulations, applicable federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan; or (b) such amendment would: (i) modify Section 3.4 of this Plan; (ii) increase the aggregate number of shares of Common Stock issued or issuable under this Plan; or (iii) reduce the minimum exercise price or grant price as set forth in Sections 6.3 and 7.3 of this Plan.

19.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 4.4, 9.7, 13, 15, 18 or 19.4 of this Plan.

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19.4 Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 19.4 to any Award granted under this Plan without further consideration or action.

20.	Substituted Awards.

The Committee may grant Awards under this Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

21.	Effective Date and Duration of this Plan.

This Plan is effective as of the Effective Date. This Plan will terminate at midnight on the ten (10) year anniversary of the Effective Date, and may be terminated prior to such time by Board action. No Award will be granted after termination of this Plan, but Awards outstanding upon termination of this Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

22.	Data Privacy.

As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 22 by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares held in the Company or its Subsidiaries and Affiliates; and award details, to implement, manage and administer the Plan and awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 22 in writing, without cost, by contacting the local human resources representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding awards if the Participant refuses or withdraws the consents in this Section 22. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

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23.	Miscellaneous.

23.1 Usage. In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also will include the feminine and non-binary, (b) the plural will include the singular, and the singular will include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

23.2 Relationship to Other Benefits. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards under this Plan will be included as “compensation” for purposes of computing the benefits payable to any Participant under any pension, retirement (qualified or non-qualified), savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Subsidiary unless provided otherwise in such plan.

23.3 Fractional Shares. No fractional shares of Common Stock will be issued or delivered under this Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.

23.4 Governing Law; Mandatory Jurisdiction. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which will be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations and actions relating to this Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise expressly provided in an Award Agreement, the Company and recipients of an Award under this Plan hereby irrevocably submit to the jurisdiction and venue of the Federal or State courts of the State of Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to this Plan or any related Award Agreement. The Company and recipients of an Award under this Plan further agree that any and all such disputes, issues and/or claims arising out of or related to this Plan or any related Award Agreement will be brought and decided in the Federal or State courts of the State of Delaware, with such jurisdiction and venue selected by and at the sole discretion of the Company.

23.5 Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

23.6 Construction. Wherever possible, each provision of this Plan and any Award Agreement will be interpreted so that it is valid under the Applicable Law. If any provision of this Plan or any Award Agreement is to any extent invalid under the Applicable Law, that provision will still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also will continue to be valid, and the entire Plan and Award Agreement will continue to be valid in other jurisdictions.

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23.7 Delivery and Execution of Electronic Documents. To the extent permitted by Applicable Law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to use electronic, internet or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

23.8 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

23.9 No Representations or Warranties Regarding Tax Effect; No Obligation to Minimize or Notify Regarding Taxes. Notwithstanding any provision of this Plan to the contrary, the Company and its Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws and have no duty or obligation to minimize the tax consequences of an Award to the holder of such Award. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.

23.10 Unfunded Plan. Participants will have no right, title or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder will be paid from the general funds of the Company or the Subsidiary, as the case may be, and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in this Plan.

23.11 Indemnification. Subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Section 3.3 of this Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or pursuant to any agreement with the Company, or any power that the Company may have to indemnify them or hold them harmless.

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Annex E

April 13, 2023

Wrendon Timothy

Chief Financial Officer

Oxbridge Acquisition Corp.

42 Edward Street, Suite 201

Georgetown, Grand Cayman, KY1-9006

To the Board of Directors:

Stanton Park Advisors, LLC (“Stanton”, “We”) were engaged by Oxbridge Acquisition Corp. (“Oxbridge”) for the benefit of and to advise the Board of Directors (the “Board”) in connection with the consideration by the Board of a possible business combination with Jet Token Inc. (the “Acquisition” and the “Company,” respectively) in accordance with the terms of the Business Combination Agreement and Plan Of Reorganization (the “BCA”) signed between Oxbridge and the Company and dated February 24, 2023. We have been engaged to perform a fairness opinion as of December 31, 2022 (the “Valuation Date”), from a financial point of view, of the consideration to be paid by Oxbridge for the Company, which is comprised of shares of Common Stock (as defined below) and warrants for Common Stock (the “Merger Consideration Warrants”) to be issued by Oxbridge to the shareholders of the Company (collectively, the “Merger Consideration”). This letter shall serve as our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Merger Consideration to be paid by Oxbridge for the Company.

We are advised, and have relied upon such advice with your approval, that the Acquisition will be consummated as set forth in the BCA. We understand that the Acquisition is expected to close (the “Closing”) late in the second quarter of 2023. We are further advised, and have relied upon such advice with your approval, that the Acquisition consists of a business combination between Oxbridge and the Company and pursuant to which Oxbridge, in effect, will acquire the Company in consideration of the conversion pursuant to the BCA of all of the outstanding equity and equity equivalents, including options, restricted stock units, warrants, and any other convertible securities of the Company into shares of the common stock of Oxbridge (the “Common Stock” and the “Surviving Entity,” respectively). The value of the shares of Common Stock issued at the Closing are valued under the BCA at a per share amount equal to $10.00 (the “Per Share Value”). The Merger Consideration consists of (a) Four Million Five Hundred Thousand (4,500,000) shares of Common Stock (the “Merger Consideration Shares”) and (b) Seven Million Three Hundred Forty-Three Thousand Nine Hundred Forty-One (7,343,941) warrants to purchase Common Stock (the “Merger Consideration Warrants”).

Based on the fact that the Oxbridge is only recently formed, has no operating history, has no assets other than cash, and that its securities are thinly traded, we have assumed, with your approval, that the fair value of each of the shares of Common Stock to be issued in the Acquisition is equivalent to the Per Share Value, which we understand to be the estimated redemption price for the Oxbridge’s common stock, and we have not performed any separate analysis regarding the fair value of the Common Stock. As such, we assume the aggregate value of the Merger Consideration Shares to be Forty-Five Million Dollars ($45,000,000).

We understand that in connection with the Acquisition, certain employees of the Company may enter into employment agreements with the Surviving Entity, and that certain equity of Oxbridge may be reserved for issuance pursuant to incentive plan arrangements. Our Opinion will not address the fairness of such agreements or incentive plan arrangements. We further understand that in connection with the Acquisition, Oxbridge may make commitments with respect to the future financing or funding of the Company. Our Opinion will assign no value to such future financing or funding commitments or obligations.

E-1

The Board of Directors of Oxbridge Acquisition Corp.

April 13, 2023

In addition, we understand that the Acquisition contemplates certain changes in the rights, privileges, and preferences of the holders of Oxbridge’s shares and certain changes in the composition of the Oxbridge’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of Oxbridge’s management and board of directors. We express no opinion as to the fairness of any fees, compensation or consideration paid to any person (other than the fairness from a financial point of view of the Merger Consideration to the Company) or the fairness of any transaction costs or the allocation thereof.

We have been asked to advise the Board to the fairness, from a financial point of view, of the Merger Consideration to be paid by Oxbridge in the Acquisition in the form of issuance of Merger Consideration Shares and Merger Consideration Warrants. We have not been asked to render any opinion with respect to the fairness of the Merger Consideration to any other person or entity besides the Board, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Acquisition or the negotiation or structuring of the BCA; we have not been involved in the raising of any funding for or with respect to, or associated with, Oxbridge, the Company and/or the Acquisition or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Acquisition or any other alternatives that might be available to the Board or Oxbridge. With your consent, in establishing fair value, we have looked solely at the equity value of the Company immediately prior to the Closing and have not considered any impacts (positive or negative) of the Acquisition. With the exception of the methodology of determining the aggregate value of the Merger Consideration Warrants, we have, with your consent, not considered the dilution effects of the issuance of common stock, warrants, options, restricted stock units, and/or any other convertible securities on equity holders of Oxbridge. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary or financial or investment advisor to the Board, Oxbridge, the shareholders of Oxbridge, the shareholders of the Company, or any other person or entity or as a broker/dealer.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

■	Audited financial statements for the Company for fiscal years ended December 31, 2019, to December 31, 2021, as it was available from SEC’s EDGAR;
■	Projections for the Company for fiscal years ending December 31, 2023, to December 31, 2028;
■	The BCA;
■	Investor presentations prepared by the Company;
■	Third-party industry and economic research, including, but not limited to, IBIS World, Duff & Phelp’s Cost of Capital Navigator, Pepperdine Private Capital Markets Project: 2022 Private Capital Markets Report, Business Valuation Resources’ DealStats; and
■	Other information, studies, and analyses as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, Oxbridge and/or the Company or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, and iii) not conducted any independent valuation or appraisal of any specific assets of Oxbridge or the Company or any appraisal or estimate of any specific liabilities of Oxbridge or the Company.

E-2

The Board of Directors of Oxbridge Acquisition Corp.

April 13, 2023

With respect to the projections and/or financial forecasts relating to the Company, we have assumed, with your consent, that such projections and/or financial forecasts have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the company and that the management of the Surviving Entity will be able to execute on the business plan underlying such projections and/or financial forecasts. With your consent, we assume no responsibility for, and express no view as to, such projections and/or financial forecasts or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities for Oxbridge or the Company.

Our opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Acquisition as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Acquisition is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein was furnished for the use and benefit of the Board in connection with its consideration of the Acquisition. We have consented to the inclusion of our Opinion in its entirety and the description hereof in this proxy statement/prospectus and any other filing Oxbridge is required to make with the SEC in connection with the Acquisition if such inclusion is required by the applicable law.

Our Opinion (i) does not constitute a recommendation to the Board or the shareholders of Oxbridge, the shareholders of the Company or any other person or entity as to any action the Board, the shareholders of Oxbridge, the shareholders of the Company or any other person or entity should take in connection with the Acquisition or any aspect thereof; (ii) does not address the merits of the Acquisition or the underlying business decision by the Board or the Board to engage in the Acquisition or the relative merits of any alternatives that may be available to Oxbridge; (iii) does not address or express any view on any potential transaction related to the Acquisition; and (iv) did not indicate that the Merger Consideration is the best possibly attainable by Oxbridge under any circumstances; instead, it merely stated whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Acquisition or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. The Opinion should not be construed as creating any fiduciary duty on the part of Stanton to any party.

Our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund-raising commitments, or any changes in the rights, privileges and preferences of the holders of the Oxbridge’s shares and certain changes in the composition of the Oxbridge’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.

Therefore, subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Oxbridge to the Company in the Acquisition in the form of the issuance of the Merger Consideration Shares and Merger Consideration Warrants to the shareholders of the Company is fair to Oxbridge from a financial point of view.

Sincerely,

/s/ Stanton Park Advisors, LLC
Stanton Park Advisors, LLC

E-3

Annex F

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”), dated as of [●], 2023, is by and between JET.AI INC., a Delaware corporation (the “Company”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as warrant agent (the “Warrant Agent,” and also referred to herein as the “Transfer Agent”).

RECITALS

WHEREAS, Jet.AI Inc., which is (a) prior to giving effect to the Domestication and the Business Combination, Oxbridge Acquisition Corp. (“Oxbridge”), and (b) after giving effect to the domestication of Oxbridge as a Delaware corporation (the “Domestication”) and the contemplated business combination (the “Business Combination”), shall issue approximately 7,353,000 warrants (the “Merger Consideration Warrants”) in accordance with the terms and conditions of the related business combination agreement, and such Merger Consideration Warrants shall be payable to the holders of shares of Jet.AI Common Stock that will be issued in exchange for all outstanding shares of Jet Token Common Stock, par value $0.0001 (the “Common Stock”) in the Business Combination (the “Historical Rollover Shareholders”) immediately following the closing of such business combination, pro rata in accordance with their interests;

WHEREAS, on August 11, 2021, the Company and the Warrant Agent entered into a Warrant Agreement (the “Prior Warrant Agreement”) governing the (i) Public Warrants that were included in the Public Units issued in the Company’s initial public offering that closed on August 16, 2021 (the “IPO Closing”), and (ii) Private Warrants that were included in the Private Units issued in a private placement that closed simultaneously with the IPO Closing (capitalized terms used in this paragraph but not defined have the meanings assigned to them in the Prior Warrant Agreement);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) registration statement on Form S-4 (as amended), File No. 333-270848 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Merger Consideration Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, and exercise of the Merger Consideration Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Merger Consideration Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Merger Consideration Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Merger Consideration Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints Continental Stock Transfer & Trust Company to act as agent for the Company for the Warrants, and Continental Stock Transfer & Trust Company hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

As used herein, the term “Warrant” or “Warrants” shall refer to the “Merger Consideration Warrants” referenced in the Recitals.

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2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”) deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to or upon the order of the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed hereto as Exhibit A, with appropriate insertions, modifications and omissions, as provided above.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 No Fractional Warrants. The Company shall not issue fractional Warrants. The distribution of the approximately 7,353,000 Warrants (subject to rounding, as described in this Section 2.4), prior to the closing of the Business Combination (as defined below) to be paid to the certain holders of record of Common Stock (being the Historical Rollover Shareholders), on a pro rata basis (or on as nearly a pro rata basis as is practicable, subject to the rules of any securities depositary in such a manner, including rounding, as to result in the distribution of whole numbers of Warrants and to avoid any distribution of fractional Warrants). If a holder of Warrants would otherwise be entitled to receive a fractional Warrant, the Company shall round up or down to the nearest whole number of Warrants to be issued to such holder, with a fraction of 0.5 rounded up.

F-2

3. Terms and Exercise of Warrants.

3.1 Exercise Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $15.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. Each whole Warrant is initially exercisable for one (1) fully paid and non-assessable share of Common Stock. The term “Exercise Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised (references to “price per share” shall be understood to reflect the one (1) share of Common Stock underlying each Warrant). The Company in its sole discretion may lower the Exercise Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants. As used herein, the term “Business Day” shall mean a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that the Company completes the transactions contemplated by the Business Combination Agreement (hereinafter, the “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is ten (10) years after the date on which the Company completes the Business Combination, and (y) the liquidation of the Company; provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Exercise Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) by certified check payable to the order of the Warrant Agent or by wire transfer; or

(b) as provided in Section 6.4 hereof.

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3.3.2 Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing and subject to the Company’s obligations in Section 6.4, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current or such Warrant is exercised on a “cashless basis” in accordance with subsection 3.3.1(b) and Section 6.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of Warrants to settle the Warrant on a “cashless basis” pursuant to subsection 3.3.1(b) and Section 6.4. If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such holder and its affiliates, and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K, or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

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4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock), and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

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4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, further, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender or exchange offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding voting interest and more than 50% of the outstanding shares of Class A Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, and/or accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

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4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking, or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate or Definitive Warrant Certificate, each Book-Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository.

5.3 Fractional Warrants. Subject to Section 2.4, the Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Other Provisions Relating to Rights of Holders of Warrants.

6.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

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6.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

6.4.1 Registration of the Common Stock. In connection with the Business Combination, the Company shall have filed and caused to become effective a registration statement on Form S-4 for the registration under the Securities Act of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (which may include one or more post-effective amendments on Form S-1) or file and cause to become effective one or more registrations statements, in each case with respect to the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. Holders of the Warrants shall have the right, during any period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the “Fair Market Value” (as defined below), by (y) the Fair Market Value. Solely for purposes of this subsection 6.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 6.4.1 is not required to be registered under the Securities Act, and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 6.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 6.4.1.

6.4.2 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that, as a result, the Common Stock does not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 6.4.1, and, in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not (pursuant to the preceding sentence) elect at the time of exercise to require a holder of Warrants who exercises Warrants to exercise such Warrants on a “cashless basis,” it agrees to use commercially reasonable efforts to register or qualify for sale the Common Stock issuable upon exercise of the Warrant under the blue sky laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available.

7. Concerning the Warrant Agent and Other Matters.

7.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

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7.2 Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

7.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3 Fees and Expenses of Warrant Agent.

7.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4 Liability of Warrant Agent.

7.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

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7.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

7.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

7.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

7.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest, or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment, or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

8. Miscellaneous Provisions.

8.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Jet.AI Inc.

10845 Griffith Peak Dr.

Suite 200,

Las Vegas, NV

89135

Attn: Michael Winston, Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

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8.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

8.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

8.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity or curing, correcting, or supplementing any defective provision contained herein, or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 65% of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

8.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

F-11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JET.AI INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST
COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement]

F-12

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

Jet.AI Inc.

Incorporated Under the Laws of the State of Delaware

CUSIP [  ]

Warrant Certificate

This Warrant Certificate certifies that , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Jet.AI Inc., a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round up or down to the nearest whole number of shares of Common Stock to be issued to such holder, with a fraction of 0.5 rounded up. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $15.00 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

F-13

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

JET.AI INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST
COMPANY, as Warrant Agent

By:
Name:
Title

F-14

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of , 20[●] (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act, and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

F-15

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Jet.AI Inc. (the “Company”) in the amount of $ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of, whose address is and that such shares of Common Stock be delivered to whose address is. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of, whose address is and that such Warrant Certificate be delivered to, whose address is.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 6.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 6.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of, whose address is and that such Warrant Certificate be delivered to, whose address is.

[Signature Page Follows]

F-16

Date: , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

F-17

ANNEX G

PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION

OXBRIDGE ACQUISITION CORP.

Suite 201, 42 Edward Street

George Town, Grand Cayman

Cayman Islands, KY1-9006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OXBRIDGE ACQUISITION CORP.

The undersigned hereby appoints Jay Madhu and Wrendon Timothy, and each of them, proxies and attorneys-in-fact, each with the power of substitution and revocation, and hereby authorizes each to represent and vote, as designated below, all the ordinary shares of Oxbridge Acquisition Corp. (the “Company”) held of record by the undersigned at the close of business on June 23, 2023 at the Extraordinary General Meeting to be held in person on August 4, 2023, at 3:00 p.m., Local Time, at Suite 201, 42 Edward Street, George Town, Cayman Islands, or at such other date, time and place to which such meeting may be adjourned and authorizes and instructs said proxies to vote in the manner directed below. For purposes of the Amended and Restated Memorandum and Articles of Association of the Company, the physical place of the meeting shall be at Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands, KY1-9006.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, 5, 7 AND 8 AND “FOR” EACH OF THE NOMINEES IN PROPOSAL 6

(Continued, and to be marked, dated and signed, on the other side)

G-1

OXBRIDGE ACQUISITION CORP.

EXTRAORDINARY MEETING OF SHAREHOLDERS

AUGUST 4, 2023

This Company’s Proxy Statement is available at: https://www.cstproxy.com/oxac/2023

Vote Your Proxy by mail: Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Please mark your votes like this	☒

PROXY

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 7 AND 8 AND “FOR” EACH OF THE NOMINEES IN PROPOSAL 6.

1	Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to (a) approve by ordinary resolution and adopt the Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023 (as amended, the “Business Combination Agreement”), by and among Oxbridge, OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token Inc., a Delaware corporation (“Jet Token”), pursuant to which (i) First Merger Sub will merge with and into Jet Token (the “First Merger”), with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI (the time at which the First Merger becomes effective, the “Effective Time”), and (ii) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of Jet.AI, and (b) approve by ordinary resolution the Business Combination, including the issuance and reservation for issuance of shares in connection therewith (such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of each of the Business Combination Agreement and Amendment No. 1 to the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-I, respectively.

☐ For	☐ Against	☐ Abstain

2	Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Oxbridge’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands pursuant to Article 47 of its Amended and Restated Memorandum and Articles of Association and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) pursuant to Part XII of the Cayman Islands Companies Act (As Revised) and Section 388 of the Delaware General Corporation Law (“DGCL”), and, immediately upon being de-registered in the Cayman Islands, that Oxbridge be continued and domesticated as a corporation and, conditional upon, and with effect from, the registration of Oxbridge as a corporation in the State of Delaware, the name of Oxbridge be changed from “Oxbridge Acquisition Corp.” to “Jet.AI Inc.” (such proposal, the “Domestication Proposal”) (Proposal No. 2).

☐ For	☐ Against	☐ Abstain

3	Proposal No. 3 — The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution the replacement of the Amended and Restated Memorandum and Articles of Association of Oxbridge Acquisition Corp. (the “Existing Organizational Documents”) with the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Jet.AI, which, if approved, would take effect at the time of the Domestication (such proposal, the “Organizational Documents Proposal”) (Proposal No. 3). A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

☐ For	☐ Against	☐ Abstain

G-2

4

Proposal No. 4 — The Advisory Organizational Documents Proposals — To consider and vote upon ten separate proposals to approve, on a non-binding advisory basis by ordinary resolution, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with U.S. Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Organizational Documents Proposals”) (Proposal No. 4).

Proposal 4A – Authorized Shares Proposal – To consider and vote upon a proposal to increase the total number of authorized shares of all classes of capital stock to 59,000,000 shares, consisting of: 55,000,000 shares of Jet.AI Common Stock and 4,000,000 shares of Jet.AI Preferred Stock.

☐ For	☐ Against	☐ Abstain

Proposal 4B — The Classified Board Proposal — To consider and vote upon a proposal to approve the Proposed Certificate of Incorporation and the Proposed Bylaws provide that, subject to the rights of any holders of any series of Jet.AI Preferred Stock, the Jet.AI board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

☐ For	☐ Against	☐ Abstain

Proposal 4C — The Quorum Size Proposal — To consider and vote upon a proposal to approve the Proposed Bylaws which provide that, at all meetings of the Jet.AI Board, two-thirds of the directors then in office shall constitute a quorum for the transaction of business.

☐ For	☐ Against	☐ Abstain

Proposal 4D — The Director Removal Proposal — To consider and vote upon a proposal to approve the Proposed Certificate of Incorporation which provides that, subject to the special rights of any Jet.AI Preferred Stock, directors on the Jet.AI Board may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

☐ For	☐ Against	☐ Abstain

Proposal 4E — The Supermajority Vote Requirement Proposal — To consider and vote upon a proposal to approve the Proposed Certificate of Incorporation and the Proposed Bylaws which require the affirmative vote of at least two-thirds of the voting power of the then-outstanding shares of capital stock of Jet.AI entitled to vote thereon, voting together as a single class, to adopt, amend or repeal the Proposed Bylaws. The Proposed Certificate of Incorporation additionally requires the affirmative vote of at least two-thirds of the voting power of the then-outstanding shares of capital stock of Jet.AI entitled to vote thereon, voting together as a single class, to amend or repeal or adopt any provision inconsistent with Sections 1.2 and 3.1 of Article IV, or Article V, Article VII, Article VIII, Article IX, Article X, or Section 1 of Article XI of the Proposed Certificate of Incorporation (provided that if two-thirds of the Jet.AI Board approved such adoption, amendment or repeal of the Proposed Certificate of Incorporation, then only the affirmative vote of the majority of the holders of the outstanding shares will be required). The Jet.AI Board will also have the power to adopt, amend or repeal the Proposed Bylaws by the approval of a majority of the total number of authorized directors.

☐ For	☐ Against	☐ Abstain

G-3

Proposal 4F — The Exclusive Forum Provision Proposal — To consider and vote upon a proposal to approve the Proposed Certificate of Incorporation which provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the Delaware courts will be the exclusive forum for certain stockholder litigation.

☐ For	☐ Against	☐ Abstain

Proposal 4G — The Action by Written Consent of Stockholders Proposal — To consider and vote upon a proposal to approve the Proposed Certificate of Incorporation which provide that subject to the rights of any Jet.AI Preferred Stock then outstanding, any action required or permitted to be taken by Jet.AI’s stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

☐ For	☐ Against	☐ Abstain

Proposal 4H — The Corporate Name Proposal — To consider and vote upon a proposal to change the name of the company from “Oxbridge Acquisition Corp.” to “Jet.AI Inc.”

☐ For	☐ Against	☐ Abstain

Proposal 4I — The Perpetual Existence Proposal — To consider and vote upon a proposal to approve the Proposed Organization Documents which do not contain any provisions relating to Jet.AI’s ongoing existence; the default under the DGCL will make Jet.AI’s existence perpetual.

☐ For	☐ Against	☐ Abstain

Proposal 4J — The Provisions Related to Status as a Blank Check Company Proposal — To consider and vote upon a proposal to approve the Proposed Organization Documents which do not include such provisions related to our status as a blank check company, which will no longer apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

☐ For	☐ Against	☐ Abstain

5	Proposal No. 5 — The Omnibus Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Jet.AI Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and material terms thereunder (the “Omnibus Incentive Plan Proposal”) (Proposal No. 5). A copy of the Omnibus Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex D.

☐ For	☐ Against	☐ Abstain

6

Proposal No. 6 — The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution to elect, effective immediately after the effective time of the Second Merger, two directors to serve until the 2024 annual meeting of stockholders, two directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, as applicable, or until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 6).

	FOR	AGAINST	ABSTAIN
Michael Winston	☐	☐	☐
George Murnane	☐	☐	☐
Ehud Talmor	☐	☐	☐
Wrendon Timothy	☐	☐	☐
William Yankus	☐	☐	☐
Donald Jeffrey Woods	☐	☐	☐
Lt. Col. Ran David	☐	☐	☐

G-4

7	Proposal No. 7 — The Nasdaq Proposal — To consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of Jet.AI Common Stock in connection with the Business Combination and the additional shares of Jet.AI Common Stock that will, upon Closing of the Business Combination, be reserved for issuance pursuant to the Omnibus Incentive Plan and Merger Consideration Warrants (as defined in the Business Combination Agreement), to the extent such issuances would require stockholder approval under Nasdaq Rule 5635 (the “Nasdaq Proposal”) (Proposal No. 7).

☐ For	☐ Against	☐ Abstain

8	Proposal No. 8 — The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal or the Nasdaq Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Omnibus Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal, the “Proposals”) (Proposal No. 8).

☐ For	☐ Against	☐ Abstain

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date __________, 2022

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.

G-5

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provide for indemnification of our officers and directors against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

222

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits:

Exhibit Number	Description
2.1	Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023, by and among Oxbridge, First Merger Sub, Second Merger Sub and Jet Token (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).
2.2	Amendment No. 1 to Business Combination Agreement and Plan of Reorganization, dated May 11, 2023, by and among Oxbridge, First Merger Sub, Second Merger Sub and Jet Token (attached as Annex A-I to the proxy statement/prospectus that forms a part of this registration statement).
3.1	Amended and Restated Memorandum and Articles of Association of Oxbridge Acquisition Corp. (incorporated by reference to Exhibit 3.1 of Oxbridge Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 17, 2021).
3.2	Form of Certificate of Incorporation of Jet.AI (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).
3.3	Form of Bylaws of Jet.AI (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).
4.1	Warrant Agreement, dated August 11, 2021, by and between Oxbridge Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Oxbridge Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 17, 2021).
4.2	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1 filed with the SEC on July 30, 2021).
4.3	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1 filed with the SEC on July 30, 2021).
4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1 filed with the SEC on July 30, 2021).
4.5	Form of Warrant by and between Jet Token Inc. and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 4.5 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
5.1*	Form of Opinion of Dykema Gossett PLLC.
8.1*	Form of Opinion of Dykema Gossett PLLC regarding certain U.S. federal income tax matters.
10.1	2023 Jet.AI Inc. Omnibus Incentive Plan (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).
10.2†	Employment Offer by and between Jet Token Inc. and George Murnane, dated July 24, 2019 (incorporated by reference to Exhibit 10.2 of Oxbridge Acquisition Corp.’s Form S-4/A (File No. 333-270848) filed with the SEC on May 11, 2023).
10.3†	Offer Letter by and between Jet Token Inc. and Patrick McNulty, dated June 1, 2021 (incorporated by reference to Exhibit 10.3 of Oxbridge Acquisition Corp.’s Form S-4/A (File No. 333-270848) filed with the SEC on May 11, 2023).
10.4+	Executive Aircraft Management and Charter Services Agreement by and between Great Western Air, LLC and Jet Token Management Inc., dated November 16, 2020 (incorporated by reference to Exhibit 10.4 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
10.5+	HondaJet Fleet Purchase Agreement by and between Honda Aircraft Company, LLC and Galilee LLC, dated December 4, 2020 (incorporated by reference to Exhibit 10.5 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
10.6	Aircraft Lease (MSN 42000181) by and between Western Finance Company and Galilee 1 SPV LLC, dated November 23, 2021 (incorporated by reference to Exhibit 10.6 of Oxbridge Acquisition Corp.’s Form S-4/A (File No. 333-270848) filed with the SEC on May 11, 2023).
10.7	Share Purchase Agreement by and among Jet Token Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited, dated August 4, 2022 (incorporated by reference to Exhibit 10.7 of Oxbridge Acquisition Corp.’s Form S-4/A (File No. 333-270848) filed with the SEC on May 11, 2023).
10.8	Registration Rights Agreement by and among Jet Token Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited, dated August 4, 2022 (incorporated by reference to Exhibit 10.8 of Oxbridge Acquisition Corp.’s Form S-4/A (File No. 333-270848) filed with the SEC on May 11, 2023).
10.9+	Preferred Charter Agreement by and between Great Western Air, LLC, dba Cirrus Aviation Services, and Jet Token Management Inc., dated August 22, 2022 (incorporated by reference to Exhibit 10.9 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
10.10+	Executive Aircraft Management Agreement by and between Jet Token Management Inc. and Brannata LLC, dated October 27, 2022 (incorporated by reference to Exhibit 10.10 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
10.11+	Amendment No. 1 to Executive Aircraft Management Agreement by and between Jet Token Management Inc. and Brannata LLC, dated May 10, 2023 (incorporated by reference to Exhibit 10.11 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
10.12	Independent Contractor Confidentiality and Ownership of Intellectual Property Agreement by and between Jet Token Inc. and Mihail Gumennii, dated February 22, 2023 (incorporated by reference to Exhibit 10.12 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
10.13+	Independent Contractor Services Agreement by and between Jet Token Inc. and Nicholas Grabar, dated March 13, 2023 (incorporated by reference to Exhibit 10.13 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
10.14	Letter Agreement, dated August 11, 2021, by and among Oxbridge Acquisition Corp., its executive officers, its directors, and OAC Sponsor Ltd. (incorporated by reference to Exhibit 10.1 of Oxbridge Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 17, 2021).
10.15	Investment Management Trust Agreement, dated August 11, 2021, by and between Oxbridge Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 of Oxbridge Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 17, 2021).
10.16	Registration Rights Agreement, dated August 11, 2021, by and among Oxbridge Acquisition Corp., OAC Sponsor Ltd. and Maxim Partners LLC (incorporated by reference to Exhibit 10.3 of Oxbridge Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 17, 2021).
10.17	Private Placement Warrants Purchase Agreement, dated August 11, 2021, by and among Oxbridge Acquisition Corp., OAC Sponsor Ltd. and Maxim Partners LLC (incorporated by reference to Exhibit 10.4 of Oxbridge Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 17, 2021).
10.18	Administrative Services Agreement, dated August 11, 2021, between Oxbridge Acquisition Corp. and OAC Sponsor Ltd. (incorporated by reference to Exhibit 10.5 of Oxbridge Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 17, 2021).
10.19	Indemnity Agreements, each dated as of August 11, 2021, by and between Oxbridge Acquisition Corp. and each of the officers and directors of Oxbridge Acquisition Corp (incorporated by reference to Exhibit 10.6 Oxbridge Acquisition Corp.’s Quarterly Report on Form 10-Q filed with the SEC on September 27, 2021).
10.20	Promissory Note, dated November 14, 2022, issued to OAC Sponsor Ltd. (incorporated by reference to Exhibit 10.1 of Oxbridge Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on November 14, 2022).
10.21	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.17 of Oxbridge Acquisition Corp.’s Form S-4/A (File No. 333-270848) filed with the SEC on May 11, 2023).
10.22	Form of Merger Consideration Warrant Agreement (attached as Annex F to the proxy statement/prospectus that forms a part of this registration statement).
21.1	List of Subsidiaries of Oxbridge Acquisition Corp. (incorporated by reference to Exhibit 21.1 of Oxbridge Acquisition Corp.’s Form S-4/A (File No. 333-270848) filed with the SEC on May 11, 2023).
23.1*	Consent of Hacker Johnson & Smith PA, independent registered public accounting firm for Oxbridge Acquisition Corp.
23.2*	Consent of BF Borgers CPA PC, independent registered public accounting firm for Jet Token Inc.
23.3*	Consent of Dykema Gossett PLLC (included in Exhibit 5.1).
23.4*	Consent of Dykema Gossett PLLC (included in Exhibit 8.1).
24.1	Power of Attorney (reference is made to the signature page to the Registration Statement).
99.1	Opinion of Stanton Park Advisors, LLC (attached as Annex E to the proxy statement/prospectus that forms a part of this registration statement).
99.2*	Form of Proxy Card (attached as Annex G to the proxy statement/prospectus that forms a part of this registration statement).
99.3	Consent of Michael Winston to be named as a director of the Post-Combination Company (incorporated by reference to Exhibit 99.3 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
99.4	Consent of George Murnane to be named as a director of the Post-Combination Company (incorporated by reference to Exhibit 99.4 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
99.5	Consent of Ehud Talmor to be named as a director of the Post-Combination Company (incorporated by reference to Exhibit 99.5 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
99.6	Consent of Wrendon Timothy to be named as a director of the Post-Combination Company (incorporated by reference to Exhibit 99.6 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
99.7	Consent of William Yankus to be named as a director of the Post-Combination Company (incorporated by reference to Exhibit 99.7 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
99.8	Consent of Donald Jeffrey Woods to be named as a director of the Post-Combination Company (incorporated by reference to Exhibit 99.8 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
99.9	Consent of Lt. Col. Ran David to be named as a director of the Post-Combination Company (incorporated by reference to Exhibit 99.9 of Oxbridge Acquisition Corp.’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2023).
107*	Amended and Restated Filing Fee Table.

*	Filed herewith.
†	Management Contracts.
+	As permitted by Regulation S-K, Item 601(b)(10)(iv) of the Securities Exchange Act of 1934, as amended, certain confidential portions of this exhibit have been redacted from the publicly filed document. The Registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

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UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Georgetown, Cayman Islands, on July 18, 2023.

Oxbridge Acquisition Corp.

By:	/s/ Jay Madhu
Name:	Jay Madhu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Jay Madhu and Wrendon Timothy his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 18, 2023.

Signature	Title

/s/ Jay Madhu	Chairman, Chief Executive Officer and President
Jay Madhu	(Principal Executive Officer)

/s/ Wrendon Timothy	Chief Financial Officer, Director, Secretary and Treasurer
Wrendon Timothy	(Principal Financial and Accounting Officer)

/s/ Jason Butcher	Director
Jason Butcher

/s/ Allan Martin	Director
Allan Martin

/s/ William Yankus	Director
William Yankus

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